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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143822

To our shareholders:

        We cordially invite you to attend the annual meeting of shareholders of Universal American Financial Corp. to be held on Thursday, August 23, 2007, at 9:30 a.m., local time, at The Penn Club, 30 West 44th Street, New York, New York 10036.

        As previously announced, on May 7, 2007, we entered into a merger agreement with MemberHealth, Inc., or "MemberHealth", a privately-held pharmacy benefits manager and sponsor of CCRx®, a national Medicare Part D plan, and certain other parties thereto. The merger agreement provides that MH Acquisition I Corp., our wholly-owned subsidiary, will merge with and into MemberHealth, with MemberHealth as the surviving corporation of the merger. Immediately following this first merger, MemberHealth will merge with and into MH Acquisition II LLC, our wholly-owned subsidiary, and the separate corporate existence of MemberHealth will terminate. MH Acquisition II LLC will be the surviving entity of this merger and will be known as MemberHealth LLC. These two mergers are referred to collectively as the "merger".

        Under the terms of the merger agreement, we have agreed, subject to shareholder approval at the annual meeting, to deliver shares of our common stock, par value $.01 per share, and cash as consideration for the merger. Subject to certain potential adjustments described in the enclosed proxy statement/prospectus, the total number of common shares currently anticipated to be issued as consideration for the merger is 14,175,000.

        Simultaneous with our entering into the merger agreement, we entered into a series of private placements. On May 7, 2007, we entered into a securities purchase agreement, which we call the "stage 1 securities purchase agreement", with Lee-Universal Holdings, LLC, or "Lee", Welsh, Carson, Anderson & Stowe X, L.P., or "WCAS X", Union Square Universal Partners, L.P., or "Union Square", Perry Partners, L.P., Perry Partners International, Inc., Perry Commitment Fund, L.P. and Perry Commitment Master Fund, L.P. The afore-named Perry entities are referred to herein collectively as "Perry." Lee, WCAS X, Union Square and Perry are herein referred to each as an "equity investor" and collectively as the "equity investors." Pursuant to the stage 1 securities purchase agreement, on May 15, 2007, we issued and sold to the equity investors, in a private placement, an aggregate of 30,473 shares of Series A Participating Convertible Preferred Stock, which we call the "Series A Preferred Stock", and 19,527 shares of Series B Participating Convertible Preferred Stock, which we call the "Series B Preferred Stock". Also on May 7, 2007, we entered a second securities purchase agreement, which we call the "stage 2 securities purchase agreement", pursuant to which we have agreed to issue and sell to the equity investors and certain of their affiliates or co-investors, and they have agreed to buy, in a private placement, an aggregate of 125,000 shares of Series B Preferred Stock or Series A Preferred Stock. The Series A Preferred Stock is a non-voting security that is convertible into common stock in certain circumstances or exchangeable for Series B Preferred Stock under certain circumstances. The Series B Preferred Stock is a voting security that is convertible into common stock. The stage 2 securities purchase agreement also contemplates the issuance of a new class of non-voting common stock to the equity investors under certain circumstances.

        At the annual meeting, you will be asked to consider and vote on a proposal to approve the issuance of common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement. You will also be asked to approve a proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock, to increase the number of authorized shares of our preferred stock and to approve a class of non-voting common stock. You will be further asked to elect nine persons to our board of directors to serve until the next annual election of directors or until their successors are elected and qualified, to consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the 2007 fiscal year, to approve a proposal to amend and to increase the number of shares issuable under our 1998 Incentive Compensation Plan, to approve an amendment to our certificate of incorporation to change our name to Universal American Corp., and to consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

        The board of directors unanimously recommends that shareholders vote FOR the proposal to approve the issuance of common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement, as well as FOR the approval of the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, to increase the number of authorized shares of our preferred stock and to approve a class of non-voting common stock, FOR the election of the nine directors nominated by us to our board of directors, FOR ratification of our appointment of Ernst & Young LLP as our independent auditors for the 2007 fiscal year, FOR the amendment to and the increase of the number of shares issuable under our 1998 Incentive Compensation Plan, and FOR the approval of an amendment to our certificate of incorporation to change our name to Universal American Corp.

        In connection with the merger agreement, holders representing approximately 50% of the voting power of our voting stock have entered into a voting agreement pursuant to which they have agreed to vote in favor of the stock issuances described above and the amendment to our certificate of incorporation to increase our number of authorized shares of common stock and preferred stock and to create a class of non-voting common stock.

        Your vote is very important, regardless of the number of shares you own. Only shareholders who owned shares of voting stock at the close of business on July 19, 2007 will be entitled to vote at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as describe in the instructions included with your proxy card. If you hold your shares in "street name", you should instruct your broker how to vote in accordance with your voting instruction form.

        This proxy statement/prospectus describes these transactions and provides specific information concerning the annual meeting. You are encouraged to read this entire document carefully. You should carefully consider the matters discussed under the heading "Risk Factors" beginning on page 25 of the accompanying proxy statement/prospectus before voting.

        Our common stock is traded in the over-the-counter market and quoted on the NASDAQ Global Select tier of The NASDAQ Stock Market under the symbol "UHCO."

        On behalf of our board of directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

Richard A. Barasch Chairman of the Board of Directors, President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed on the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        We may amend or supplement this proxy statement/prospectus from time to time by filing amendments or supplements as required.

        This proxy statement/prospectus is dated July 19, 2007, and is first being mailed to Universal American's shareholders on or about July 25, 2007.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, AUGUST 23, 2007

TO THE SHAREHOLDERS:

        You are cordially invited to attend the annual meeting of shareholders of Universal American Financial Corp., or "Universal American", on Thursday, August 23, 2007 at 9:30 a.m., local time, at The Penn Club, 30 West 44th Street, New York, New York 10036, for the following purposes:

  1.
  To approve the issuance of common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement.

  2.
  To approve a proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock, to increase the number of authorized shares of our preferred stock and to approve a class of non-voting common stock.

  3.
  To elect nine persons to our board of directors to serve until the next annual election of directors or until their successors are elected and qualified.

  4.
  To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the 2007 fiscal year.

  5.
  To approve a proposal to amend and to increase the number of shares issuable under our 1998 Incentive Compensation Plan.

  6.
  To approve of an amendment to our certificate of incorporation to change our name to Universal American Corp.

  7.
  To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

        The board of directors unanimously recommends that shareholders vote FOR the proposal to approve the issuance of common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement, as well as FOR the approval of the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, to increase the number of authorized shares of our preferred stock and to approve a class of non-voting common stock, FOR the election of the nine directors nominated by us to our board of directors, FOR ratification of our appointment of Ernst & Young LLP as our independent auditors for the 2007 fiscal year, FOR the amendment to and the increase of the number of shares issuable under our 1998 Incentive Compensation Plan, and FOR the approval of an amendment to our certificate of incorporation to change our name to Universal American Corp.

        Only Universal American's shareholders of record at the close of business on July 19, 2007 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. Please be advised that other business as may properly come before the meeting may be considered and acted upon at the annual meeting or any adjournment or postponement thereof. A complete list of Universal American's shareholders of record entitled to vote at the annual meeting will be available for inspection at the annual meeting.

        Your vote is very important, regardless of the number of shares you own. Please submit your proxy as soon as possible to make sure that your shares are represented at the annual meeting.

        For your shares to be voted, you may complete, sign, date and return the enclosed proxy card or you may submit your proxy by telephone or over the Internet. If you are a holder of record, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

By Order of the Board of Directors,

Robert A. Waegelein Executive Vice President and Chief Financial Officer
July 25, 2007

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this proxy statement/prospectus. The Securities and Exchange Commission, or the "SEC", maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://www.uafc.com. However, the information on our website is not a part of, nor incorporated by reference into, this proxy statement/prospectus. For your convenience, we are mailing, in connection with this proxy statement/prospectus, a copy of our Form 10-K for the fiscal year ended December 31, 2006, and a copy of our Form 10-Q for the fiscal quarter ended March 31, 2007, each as previously filed with the SEC. For a listing of the documents incorporated herein by reference, please see "Incorporation of Certain Documents by Reference."

        You can also obtain those documents incorporated by reference in this proxy statement/prospectus without charge by contacting us at:

Universal American Financial Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573
(914) 934-5200
Attention: Legal Department

        In order to ensure timely delivery of requested documents, any request should be made at least five business days prior to the date on which an investment decision is to be made and, in any event, no later than August 16, 2007, which is five business days prior to the annual meeting.

        Universal American shareholders who have questions about the merger, the annual meeting or any other matter described in this proxy statement/prospectus should contact:

        Universal American Financial Corp.
Six International Drive, Suite 190, Rye Brook, New York 10573
(914) 934-5200
Attention: Robert A. Waegelein

        Universal American shareholders who need assistance in voting their shares or need a copy of this proxy statement/prospectus should contact:

        Universal American Financial Corp.
Six International Drive, Suite 190, Rye Brook, New York 10573
(914) 934-5200
Attention: Robert A. Waegelein

        MemberHealth investors who have questions regarding the merger or any other matter described in this proxy statement/prospectus should contact:

MemberHealth, Inc.
29100 Aurora Road
Solon, OH 44139
(440) 248-8448
Attention: Jane C. Koehl-Colling, Esq.

i

        Unless the context otherwise requires, references in this proxy statement/prospectus to Universal American, our, we or us means Universal American Financial Corp., together with our subsidiaries.

        ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO MEMBERHEALTH HAS BEEN PROVIDED BY MEMBERHEALTH AND ALL INFORMATION WITH RESPECT TO ANY EQUITY INVESTOR HAS BEEN SUPPLIED BY SUCH EQUITY INVESTOR. ALL OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING PRO FORMA INFORMATION, HAS BEEN PROVIDED BY UNIVERSAL AMERICAN.

ii

Questions and Answers About the Annual Meeting and Voting	1
Questions and Answers About the Merger	6
Summary	9
Summary Historical and Unaudited Pro Forma Condensed Consolidated/Combined Financial Data	14
Consolidated Pro Forma Financial Information of Universal American (Unaudited)	18
Risk Factors	25
Special Note Regarding Forward-Looking Statements	62
The Annual Meeting	63
Proposal No. 1. Issuance of Common Stock Pursuant to the Merger Agreement and the Issuance of the Series A Preferred Stock and Series B Preferred Stock Issuable Pursuant to the the Stage 2 Securities Purchase Agreement	63
Proposal No. 2. Amendment to Our Certificate of Incorporation to Increase the Number of Authorized Shares of Our Common Stock, Increase the Authorized Shares of Our Preferred Stock and Approve a Class of Non-Voting Common Stock	66
Proposal No. 3. Election of Board of Directors	73
Director Compensation	82
Executive Compensation	89
Certain Relationships and Related Transactions	110
Proposal No. 4. Ratification of Appointment of Ernst & Young LLP as Our Independent Auditors	113
Proposal No. 5. Amendment of the Universal American Financial Corp. 1998 Incentive Compensation Plan	115
Proposal No. 6. Amendment to Our Certificate of Incorporation to Change Our Name	125
Market Price and Dividend Information	126
Information About the Companies	126
The Merger	138
Certain United States Federal Income Tax Consequences of the Merger	140
Background of the Merger	143
Our Reasons for Approving the Merger	149
Opinion of Our Financial Advisor	152
Regulatory Matters	159
Federal Securities Laws Consequences; Stock Transfer Restrictions	159
The Merger Agreement	160
Other Agreements and Documents	180
Financing	186
Security Ownership of Certain Beneficial Owners, Directors and Executive Officers of Universal American and MemberHealth	190
Legal Matters	194
Experts	194
Future Shareholder Proposals	195
Other Matters	195
Incorporation of Certain Documents by Reference	196
Index to Financial Statements	F-1
Annex A Agreement and Plan of Merger and Reorganization	A-1
Annex B Opinion of Credit Suisse Securities (USA) LLC	B-1
Annex C Resolution to Approve the Amendment of the Universal American Certificate of Incorporation	C-1
Annex D Charter of the Audit Committee of the Board of Directors	D-1

iii

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

General Information

        This proxy statement/prospectus is furnished in connection with the solicitation of proxies by Universal American Financial Corp. on behalf of its board of directors for use at our annual meeting of shareholders to be held on Thursday, August 23, 2007, at 9:30 a.m., local time, at The Penn Club, 30 West 44th Street, New York, New York 10036, and at any postponements or adjournments thereof. The notice of annual meeting, this proxy statement/prospectus and the accompanying proxy card are first being mailed on or about July 25, 2007 to shareholders of record at the close of business on July 19, 2007.

What is the purpose of the annual meeting?

        At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of annual meeting, including the issuance of common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement, as well as the proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock, to increase the number of authorized shares of our preferred stock and to approve a class of non-voting common stock. Other matters to be voted upon at the annual meeting include the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent auditors, the amendment of and the increase in the number of shares issuable under our 1998 Incentive Compensation Plan and the amendment of our certificate of incorporation to change our name to Universal American Corp. In addition, our management will report on our performance during fiscal year 2006.

Who may attend the annual meeting?

        All shareholders are invited to attend the annual meeting. However, only shareholders of record at the close of business on July 19, 2007, or their duly appointed proxies, may vote at the annual meeting. If you hold your shares in "street name" (that is, through a brokerage firm, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. In all cases, you must bring a form of personal identification.

Who is entitled to vote?

        Only shareholders who were record holders of our common stock or Series B Preferred Stock at the close of business on the record date, July 19, 2007, are entitled to vote at the annual meeting or any postponements or adjournments thereof. Each record holder of our common stock on the record date of the annual meeting is entitled to one vote for each share of common stock owned by such person at such time. Each record holder of our Series B Preferred Stock on the record date of the annual meeting is entitled to a number of votes equal to that which the shares of common stock issuable upon conversion of such person's shares of Series B Preferred Stock would have been entitled if such shares of common stock had been outstanding at such time. Our common stock and Series B Preferred Stock vote together as a single class. As of the record date, each share of Series B Preferred Stock was entitled to 100 votes per share.

        Although we encourage you to complete and return the proxy card or to vote by telephone or via the Internet to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person.

What constitutes a quorum?

        The presence at the annual meeting of shares representing a majority of our outstanding voting stock, represented either in person or by proxy, will constitute a quorum for the transaction of business. As of the record date, we had 59,710,963 shares of common stock outstanding and 19,527 shares of Series B Preferred Stock outstanding (each of which was entitled to 100 votes per share). Abstentions and broker non-votes will each be counted as present for purposes of determining whether a quorum exists at the annual meeting.

What vote is required to approve each item?

        Proposal No. 1—Issuance of Common Stock Pursuant to the Merger Agreement and the Issuance of the Series A Preferred Stock and Series B Preferred Stock Issuable Pursuant to the Stage 2 Securities Purchase Agreement.    The affirmative vote "FOR" by a majority of the votes cast at the annual meeting, either in person or by proxy, by the holders of our common stock and Series B Preferred Stock, voting together as a single class, is required to approve this proposal.

        Proposal No. 2—Amendment to Our Certificate of Incorporation to Increase the Number of Authorized Shares of Our Common Stock, Increase the Authorized Shares of Our Preferred Stock and Approve a Class of Non-Voting Common Stock.    The affirmative vote "FOR" by the holders of shares of common stock and Series B Preferred Stock having a majority of the votes entitled to be cast by all holders of our common stock and Series B Preferred Stock at the annual meeting, either in person or by proxy, is required to approve this proposal.

        Proposal No. 3—Election of Nine Directors.    The nine nominees who receive the greatest number of votes cast at the annual meeting, by the holders of our common stock and Series B Preferred Stock, voting together as a single class, whether in person or by proxy (called a "plurality"), will be elected as directors.

        Proposal No. 4—Ratification of Appointment of Ernst & Young LLP as Our Independent Auditors.    The affirmative vote "FOR" by a majority of the votes cast at the annual meeting, either in person or by proxy, by the holders of our common stock and Series B Preferred Stock, voting together as a single class, is required to approve this proposal.

        Proposal No. 5—Amendment of the Universal American Financial Corp. 1998 Incentive Compensation Plan.    The affirmative vote "FOR" by the holders of shares of common stock and Series B Preferred Stock having a majority of the votes entitled to be cast by all holders of our common stock and Series B Preferred Stock at the annual meeting, either in person or by proxy, is required to approve this proposal.

        Proposal No. 6—Amendment to Our Certificate of Incorporation to Change Our Name.    The affirmative vote "FOR" by the holders of shares of common stock and Series B Preferred Stock having a majority of the votes entitled to be cast by all holders of our common stock and Series B Preferred Stock at the annual meeting, either in person or by proxy, is required to approve this proposal.

        Abstentions and Broker Non-Votes.    Abstentions and broker non-votes will not be counted for purposes of calculating a plurality, and will have no effect on the outcome of Proposals 1, 3 or 4. Abstentions and broker non-votes are the equivalent of a vote against Proposals 2, 5 and 6.

What rights do I have to dissent from any proposal set forth in this proxy statement/prospectus?

        Under New York law, shareholders will not have appraisal or similar rights in connection with any proposal set forth in this proxy statement/prospectus.

How do I vote?

        You may vote in the following ways:

        (a)   In person:    We will distribute written ballots to anyone who wants to vote in person at the annual meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the annual meeting. Holding shares in "street name" means that you hold them through a brokerage firm, bank, or other nominee and, therefore, the shares are not held in your individual name in the records maintained by our transfer agent, American Stock Transfer & Trust Company, but instead are held in the name of your brokerage firm, bank, or other nominee.

        (b)   By mail:    Please complete and sign your proxy card and return it to us by mail in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the annual meeting that is not on the proxy card, your shares will be voted in the best judgment of our authorized proxies, Richard A. Barasch and Robert A. Waegelein.

        If you do not mark your voting instructions on the proxy card, your shares will be voted as follows:

  •
  FOR the issuance of common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement;

  •
  FOR the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, increase the authorized shares of our preferred stock and approve a class of non-voting common stock;

  •
  FOR the election of the nine nominated directors;

  •
  FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2007 fiscal year;

  •
  FOR the amendment of the Universal American Financial Corp. 1998 Incentive Compensation Plan; and

  •
  FOR the amendment of our certificate of incorporation to change our name to Universal American Corp.

        (c)   By telephone:    Call the toll-free telephone number on your proxy card to vote by telephone. You must have a touch-tone telephone to use this option. You will need to follow the instructions on your proxy card and the voice prompts.

        (d)   Via the Internet:    Go to the website listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and on the website.

        Telephone and Internet voting options are available 24 hours a day, seven days a week. When prompted, you will need to enter the control number shown on your proxy card. You will then be able to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone or via the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. The telephone and Internet voting procedures, including the use of control numbers found on the proxy cards, are designed to authenticate shareholders' identities, to allow shareholders to vote their shares of common stock and to confirm that their instructions have been properly recorded. If you vote by telephone or via the Internet, you do not need to return your proxy card. If you hold your shares in street name, you may vote by telephone or via the Internet if your broker or nominee makes these methods available, in which case the broker or nominee will enclose the instructions with this proxy statement/prospectus.

What if I am a beneficial owner rather than a holder of record?

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee as to how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the annual meeting, but you must obtain a legal proxy from the holder of record of your shares in order to vote in person at the annual meeting.

If I hold my shares in a brokerage account and do not return voting instructions, will my shares be voted?

        If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is "routine". Under the rules that govern brokers who have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the election of directors and ratification of the appointment of independent auditors, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on "non-routine" matters without such voting instructions. A "broker non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

How do I vote if I am a participant in your company stock plan?

        Shares of our common stock held by our employees who participate in the Universal American Financial Corp. 401(k) Savings Plan are held of record and are voted by the trustees of the Plan. As a participant in our 401(k) Savings Plan, you may instruct the plan trustees as how to vote the shares allocated to your account by voting by proxy. The trustees of our 401(k) Savings Plan will vote shares as to which they have not received direction in accordance with the terms of the Plan.

Can I change my vote after I return my proxy?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing a notice of revocation or an executed proxy card bearing a later date with our Secretary at our principal executive offices at Six International Drive, Suite 190, Rye Brook, New York 10573. You may also change or revoke your proxy by telephone or via the Internet at any time before the annual meeting in accordance with the instructions on the enclosed proxy card. The proxy also can be revoked if you attend the annual meeting in person and give notice of your intention to vote at the annual meeting. Attendance at the annual meeting will not by itself revoke a previously granted proxy.

Who pays for this proxy solicitation?

        We do. We do not intend to solicit proxies other than by use of the mail, but certain of our employees may contact you by telephone, mail, or otherwise to obtain proxies. None of these employees will receive any extra compensation for doing this.

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

        We have adopted a procedure approved by the SEC called "householding", which will reduce our printing and mailing costs. Under this procedure, we will deliver a single annual report, proxy statement/prospectus, proxy statement/prospectus combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family.

        We encourage your participation in the householding program. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. As an alternative to householding, you may wish to receive documents electronically. Instructions for consenting to electronic delivery are described below.

What do I need to do to participate in householding?

        You do not need to do anything. If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement/prospectus for our annual meeting of shareholders, proxy statement/prospectus we file and deliver in connection with any other meeting of shareholders, proxy statement/prospectus combined with a prospectus or information statement.

Will I still receive my own proxy card?

        Yes. We will include with the householded materials for our annual meetings, or any other shareholders' meeting, a separate proxy card and notice of shareholders' meeting for each registered shareholder who shares your last name and lives at your home address.

What do I need to do if I want to continue to receive my own set of proxy materials?

        If you object to the householding procedures and want to continue to receive your own separate set of documents, or if you participate in householding but wish in the future to receive individual copies of these documents for any reason, we will deliver a separate copy of these documents to you promptly upon your written or oral request. Such requests should be directed to our Secretary, Universal American Financial Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, telephone (800) 332-3377. If you wish to request householding if members of your household are receiving multiple copies of these documents, you should write or call our Secretary at the same address or phone number listed above.

What if I don't object to the householding procedures now, but change my mind later?

        You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement/prospectus for the prior year's annual meeting of shareholders. If you would like to opt out of householding for any other shareholders' meeting that might be scheduled during a given calendar year, we will issue a press release notifying shareholders of the actual deadline for opting out of householding prior to those meetings. If we do not hear from you by the deadlines described above, you will be deemed to have consented to the delivery of only one set of these documents to your household for future meetings.

        We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice. If you consent to electronic delivery, we will not be householding your documents, so you need not contact us to object to householding.

What happens when a member of my household changes his or her address?

        When there is an address change for one of the members of the household, any proxy materials will be sent directly to that shareholder at his or her new address.

Do the householding procedures apply if I hold my shares through a broker, bank or other nominee?

        We have been notified that some brokers and banks will household proxy materials. If your shares are held in "street name" by a broker, bank or other nominee, you may request information about householding from your bank, broker or other holder of record.

How can I receive my proxy statement/prospectus electronically?

        As an alternative to receiving printed copies of proxy materials in future years, we offer shareholders the opportunity to receive proxy mailings electronically. By consenting to electronic delivery of future annual reports and proxy statement[s]/prospectus[es], you will help us reduce printing and postage costs.

        To be eligible for electronic delivery, you must have access to a computer and the Internet and expect to have access in the future. To take advantage of electronic delivery, please indicate your consent by following the instructions provided as you vote by Internet, or go to the website www.proxyvote.com and follow the prompts. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement/prospectus unless you request one. However, you will continue to receive your printed proxy card each year, which will contain information regarding the Internet website where you can view the annual report and proxy statement/prospectus. If you consent to electronic delivery, you will be responsible for your usual telephone and Internet access charges in connection with the electronic delivery of the proxy materials and annual report. Your consent to electronic delivery will be effective until you revoke it. You may cancel your consent to electronic delivery at no cost to you at any time at the Internet site www.investordelivery.com or by writing to our Secretary, Universal American Financial Corp., Six International Drive, Suite 190, Rye Brook, New York 10573.

QUESTIONS AND ANSWERS ABOUT THE MERGER

What will happen in the merger?

        Upon the terms and subject to the conditions set forth in the merger agreement, MH Acquisition I Corp., our wholly-owned subsidiary, will merge with and into MemberHealth, with MemberHealth as the surviving corporation of the merger. Immediately following this first merger, MemberHealth will merge with and into MH Acquisition II LLC, another of our wholly-owned subsidiaries, and the separate corporate existence of MemberHealth will terminate. MH Acquisition II LLC will be the surviving entity of this merger and will be known as MemberHealth LLC. As used herein, unless otherwise indicated, the term "merger" shall refer to the first merger and the second merger, collectively.

Will I receive anything in the merger?

        Our current shareholders will not receive any additional common stock, or any other payment solely by virtue of their status as such. The merger consideration to be delivered by us in connection with the merger will consist of cash and shares of our common stock.

Why is our board of directors recommending that I vote "FOR" the proposal to approve the issuance of the common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement, as well as "FOR" the approval of the proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock, to increase the number of authorized shares of our preferred stock and to approve a class of non-voting common stock?

        We cannot complete the merger unless such issuances are approved by our shareholders. Our board of directors believes that the merger will provide substantial strategic and financial benefits to our shareholders, employees and customers. We expect the combination of the two companies to create significant strategic benefits, including the opportunity for us to build upon MemberHealth's successful pharmacy-centric business model through its ongoing alliance with the National Community Pharmacists Association and to introduce additional value-oriented health products and services. We also expect the acquisition to result in enhanced distribution opportunities for our extensive agent field force.

        For a more detailed discussion of our board of directors' reasons for the merger, please see "Our Reasons for Approving the Merger", beginning on page 149.

Are there any important risks related to the merger or MemberHealth's business of which I should be aware?

        Yes, there are important risks involved in the merger. We and MemberHealth may not achieve the expected benefits of the merger because of the risks and uncertainties discussed in the section entitled "Risk Factors" and the section titled "Special Note Regarding Forward-Looking Statements." Before making any decision on whether and how to vote, we urge you to read carefully and in their entirety those sections, beginning on page 25.

When do we, MemberHealth, MH Acquisition I Corp. and MH Acquisition II LLC expect to complete the merger?

        Assuming the issuance of common stock pursuant to the merger agreement, the issuance of the Series A Preferred Stock and Series B Preferred Stock to be issued pursuant to the stage 2 securities purchase agreement and the amendment to our certificate of incorporation to increase the number of authorized shares of common stock, to increase the number of authorized shares of preferred stock and to approve a class of non-voting common stock are adopted by our shareholders and all conditions to the completion of the merger agreement are satisfied, the merger is expected to be completed immediately after the meeting of the shareholders, or if later upon the satisfaction of such conditions.

Have any of our shareholders already agreed to vote for any of the proposals?

        Yes. In connection with the execution of the merger agreement, holders our of common stock and Series B Preferred Stock representing approximately 50% of the total number of votes entitled to be cast at the meeting have entered into a voting agreement pursuant to which they have agreed to vote in favor of the issuance of the common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement and an amendment to our charter, as discussed further herein. See "Other Agreements and Documents: Voting Agreement" beginning on page 180.

Do we have to pay anything to MemberHealth if the merger is not approved by our shareholders or if the merger agreement is otherwise terminated?

        No. We are not liable for a termination fee if our shareholders do not approve the merger, or if the merger agreement is terminated.

How much do we expect to spend in connection with the merger prior to the closing of the merger?

        Prior to the closing of the merger, we expect to spend approximately $2.7 to $3.3 million on professional fees and expenses in connection with the merger.

Who can help answer my questions?

        If you have any questions about the meeting or the merger agreement or the merger, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you may contact:

Universal American Financial Corp.
Six International Drive
Rye Brook, NY 10573-1068
(914) 934-0700
Attn: Corporate Secretary

SUMMARY

        This summary is qualified in its entirety by the more detailed information included elsewhere in this proxy statement/prospectus. Because this is a summary, it may not contain all of the information that is material or important to you. You should read this entire proxy statement/prospectus carefully, including the section entitled "Risk Factors", our Form 10-K for the fiscal year ended December 31, 2006 and our Form 10-Q for the fiscal quarter ended March 31, 2007, both of which are being mailed together with this proxy statement/prospectus, as well as our other reports filed with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act", before making a decision. See "Where You Can Find Additional Information" and "Incorporation of Certain Documents by Reference."

Information About the Companies (Page 126)

  UNIVERSAL AMERICAN FINANCIAL CORP.
  Six International Drive, Suite 190
  Rye Brook, New York 10573
  Telephone Number: (914) 934-5200

        We are a health and life insurance holding company, with an emphasis on providing health insurance and managed care products and services to the growing senior population. Our principal health insurance products for the senior market are Medicare Advantage (including private fee-for-service plans, or "PFFS"), prescription drug benefit plans pursuant to Medicare Part D, and Medicare supplement. We also provide administrative services for senior market insurance and non-insurance programs to both affiliated and unaffiliated insurance companies.

        We operate Medicare Advantage coordinated care plans, which we refer to as "HMO plans", in Texas, Florida, Wisconsin and Oklahoma; PFFS in 35 states; and Medicare Part D prescription drug plans in 32 of the 34 regions designated by the Centers for Medicare & Medicaid Services. Collectively, our insurance subsidiaries are licensed to sell health insurance, life insurance and annuities in all 50 states, the District of Columbia, and Puerto Rico.

  MEMBERHEALTH, INC.
  29100 Aurora Road
  Solon, Ohio 44139
  Telephone number: (440) 248-8448

        Established in 1998, MemberHealth is a pharmacy benefit management company with headquarters in Solon, Ohio. As a pharmacy benefit manager, MemberHealth administers prescription drug benefits for commercial and government organizations. MemberHealth is a national Medicare Part D sponsor, offering Medicare prescription drug plans under the Community CCRx brand in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, and under the Community Pharmacists Care Rx brand in Oklahoma.

  MH ACQUISITION I CORP.
  Six International Drive, Suite 190
  Rye Brook, New York 10573
  Telephone Number: (914) 934-5200

        MH Acquisition I Corp. was formed in May 2007 as a Delaware corporation and is our wholly-owned subsidiary. To date, MH Acquisition I Corp. has not conducted any activities other than those related to its formation and the consummation of the merger.

  MEMBERHEALTH (MH ACQUISITION II LLC)
  Six International Drive, Suite 190

  Rye Brook, New York 10573
  Telephone Number: (914) 934-5200

        MH Acquisition II LLC was formed in May 2007 as a Delaware limited liability company and is our wholly-owned subsidiary. To date, MH Acquisition II LLC has not conducted any activities other than those related to its formation and the consummation of the merger. Upon the consummation of the merger, MH Acquisition II LLC's name will be changed to "MemberHealth LLC".

The Merger (Page 138)

        On May 7, 2007, we entered into a merger agreement with MemberHealth, MHRx LLC, which is the record holder of MemberHealth's common stock through which MemberHealth's investors have made their investment in MemberHealth, and which is referred to herein as "MHRx", MH Acquisition I Corp., MH Acquisition II LLC and Welsh, Carson, Anderson & Stowe IX, L.P., as shareholder representative. If the merger is completed, MH Acquisition I Corp., our newly-formed wholly-owned subsidiary, will merge with and into MemberHealth. MemberHealth will be the surviving entity in this merger, and as a result, will become our wholly-owned subsidiary. Upon the completion of this first merger, each outstanding share of MemberHealth common stock will be cancelled and converted into the right to receive the per share merger consideration to be paid by us in connection with our acquisition of MemberHealth. Immediately following the merger described above, MemberHealth will be merged with and into MH Acquisition II LLC, another of our newly-formed wholly-owned subsidiaries, and the separate corporate existence of MemberHealth will terminate. MH Acquisition II LLC will be the surviving entity of this merger and will be known as MemberHealth LLC.

The Merger Agreement (Page 160)

        The merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement carefully.

        The merger agreement, in general, governs our acquisition of all of the outstanding common stock of MemberHealth. As consideration for the merger, we will (i) make a payment of $346,500,000 in cash and (ii) issue 14,175,000 shares of our common stock to the MemberHealth investors. We may also be required to issue additional shares or to make additional cash payments as a result of:

  •
  A post-closing purchase price adjustment related to the net amount of certain payments by and to MemberHealth in respect of its 2006 plan year.

  •
  A three-year performance based earnout tied to the future business of MemberHealth. The maximum additional amount payable under such earnout provision is limited to $50 million for each of the three years.

  •
  The indemnification provisions of the merger agreement.

  •
  Certain provisions of the merger agreement that are intended to adjust the relative mix of cash and stock under certain circumstances to preserve the tax treatment of the merger.

  •
  Our failure to obtain equity financing. If we are unsuccessful in obtaining the contemplated equity financing, MemberHealth may require us to substitute all or part of the cash portion of the merger consideration for additional shares of our common stock.

        The consummation of the merger will occur upon the satisfaction or waiver of the conditions in the merger agreement.

The Securities Purchase Agreements (Page 170)

        Concurrently with the execution of the merger agreement, we entered into a securities purchase agreement with the equity investors, which we refer to as the "stage 1 securities purchase agreement." Under this agreement, on May 15, 2007, we sold to the equity investors, in a private placement, at a purchase price of $2,000 per share, an aggregate of 30,473 shares of Series A Preferred Stock and 19,527 shares of Series B Preferred Stock. We have used, and will continue to use, the proceeds from such sale for general corporate purposes.

        Concurrently with the execution of the merger agreement and the stage 1 securities purchase agreement, we entered into a second securities purchase agreement with the equity investors, which we refer to as the "stage 2 securities purchase agreement." Under this agreement, we have agreed to issue, and the equity investors have agreed to purchase, in a private placement, an aggregate of 125,000 shares of Series B Preferred Stock at a purchase price of $2,000 per share. Prior to the closing date of the stage 2 securities purchase agreement, any equity investor may request that all or a portion of the shares of Series B Preferred Stock to be issued to and purchased by such equity investor may instead be issued and purchased in the form of Series A Preferred Stock.

        Subject to the satisfaction or waiver of the conditions in the stage 2 securities purchase agreement, the closing of the transactions contemplated by the stage 2 securities purchase agreement shall occur contemporaneously with the consummation of the merger.

        As consideration for the issuance of shares under the stage 2 securities purchase agreement, the equity investors will pay to us, contemporaneously with the consummation of the merger, an aggregate cash payment of $250 million. We intend to apply a portion of the proceeds from the sale of the shares under the stage 2 securities purchase agreement to payment of the cash portion of the merger consideration and payment of fees and expenses we incur in connection with the consummation of the transactions contemplated by the merger agreement, the stage 2 securities purchase agreement, and other ancillary agreements, and will use the balance of such amount for general corporate purposes.

Our Reasons for Approving the Merger (Page 149)

        Our board of directors believes that the merger will provide substantial strategic and financial benefits to our shareholders, employees and customers.

Recommendation of our Board of Directors

        The board of directors unanimously recommends that shareholders vote FOR the proposal to approve the issuance of common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement, as well as FOR the approval of the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, to increase the number of authorized shares of our preferred stock and to approve a class of non-voting common stock, FOR the election of the nine directors nominated by us to our board of directors, FOR ratification of our appointment of Ernst & Young LLP as our independent auditors for the 2007 fiscal year, FOR the amendment to and the increase of the number of shares issuable under our 1998 Incentive Compensation Plan, and FOR the approval of an amendment to our certificate of incorporation to change our name to Universal American Corp.

Opinion of Our Financial Advisor (Page 152)

        In connection with the merger, Credit Suisse Securities (USA) LLC, our financial advisor, which we refer to herein as Credit Suisse, delivered a written opinion to our board of directors, dated May 7, 2007, to the effect that, as of the date of that opinion and based on and subject to the factors, assumptions and limitations described in that opinion, the merger consideration was fair to us from a financial point of view. The full text of Credit Suisse's written opinion dated May 7, 2007, is attached to this proxy statement as Annex B. We encourage you to read that opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Credit Suisse. Credit Suisse's opinion addresses only the fairness to us from a financial point of view of the merger consideration and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise (including any financing arrangements entered into by us). Credit Suisse's opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger, including the issuance of shares of our common stock to MemberHealth's investors in the merger.

Regulatory Matters (Page 159)

        In order to complete the merger and the issuances under the stage 2 securities purchase agreement, we, MemberHealth and the equity investors must submit filings with, and obtain certain orders or approvals from, a number of United States federal and state regulatory authorities, including filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the "HSR Act", with the U.S. Department of Justice and the Federal Trade Commission and the expiration or termination of the waiting period specified under the HSR Act. We and the equity investors have made filings under the HSR Act and the waiting periods for these filings have all expired or been terminated.

        In addition, the Centers for Medicare and Medicaid Services must approve our acquisition of control of MemberHealth. Certain of the equity investors have or expect to file disclaimers of affiliation or applications for the acquisition of control of our insurance and health maintenance organization subsidiaries as required by law, in the states of Kansas, Texas, Florida, Oklahoma, Pennsylvania and New York. A disclaimer of affiliation or application for the acquisition of control must be filed by any equity investor that will, after giving effect to our issuances of Series B Preferred Stock under the stage 2 securities purchase agreement, hold 10% (5% in the case of Florida) or more of our voting securities. For more information about regulatory approvals that we, MemberHealth and the equity investors must obtain in order to complete the merger, see the section entitled "Regulatory Matters" beginning on page 159 of this proxy statement/prospectus.

        While we, MemberHealth and the equity investors expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger. Such conditions or changes could result in the conditions to the merger not being satisfied.

        We have agreed to take all reasonable steps to obtain all necessary consents and approvals and avoiding impediments under any laws that may be asserted by any governmental authority. However, we are not obligated to take any such action if in our reasonable judgment doing so would be materially detrimental to the business conducted by us and MemberHealth as a whole.

Federal Securities Laws Consequences; Stock Transfer Restrictions (Page 159)

        All shares of our common stock received in the merger and not otherwise subject to the stockholders' agreement (or any other agreement entered into with us restricting the transfer of such shares) will be freely transferable following the consummation of the merger, except that shares of common stock received by persons who are deemed to be MemberHealth's affiliates under the Securities Act of 1933, as amended, or the "Securities Act", at the time of the approval of the merger agreement may be resold by them only in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act.

Certain Relationships and Related Transactions (Page 110)

        Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., which we refer to collectively as "Capital Z", are the owners of approximately 23.5% of our voting stock in the aggregate, as of July 2, 2007, and have designated three directors to our board as the result of a shareholders agreement entered into by Capital Z, Richard Barasch (our Chairman and Chief Executive Officer) and several of our other shareholders on July 30, 1999. Union Square, an affiliate of Capital Z, is one of the equity investors and is a party to the stage 1 and stage 2 securities purchase agreements. Simultaneous with the closing of the stage 1 securities purchase agreement, in a separate agreement, which we refer to as the "secondary stock purchase agreement", Capital Z sold 6,250,000 shares of our common stock to certain of the equity investors, including 2,083,000 shares to Union Square. As of July 2, 2007, Union Square owned approximately 4.9% of our voting stock (assuming that requisite clearances, approvals or waivers are obtained that would permit the exchange of the shares of Series A Preferred Stock for shares of Series B Preferred Stock).

        In connection with the stage 1 and stage 2 securities purchase agreements, Union Square will receive a fee of approximately $3,945,000, plus the reimbursement of certain of its expenses incurred in connection with the transactions. $752,180 of this fee was paid upon the closing of the stage 1 securities purchase agreement and $3,192,820 is payable upon the closing of the stage 2 securities purchase agreement. Following the closing of the merger and the stage 1 and stage 2 securities purchase agreements, Capital Z and Union Square will collectively own approximately 26.0% of our voting stock (assuming that the merger and transactions contemplated by the stage 2 securities purchase agreement are consummated and that requisite clearances, approvals or waivers are obtained that would permit the exercise of shares of Series A Preferred Stock for shares of Series B Preferred Stock and the conversion of the shares of Series B Preferred Stock into shares of our common stock).

        Concurrently with the closing of the stage 2 securities purchase agreement, and as a condition to the closing under the merger, we will enter into a new stockholders' agreement with the equity investors, Richard Barasch and certain parties receiving consideration under the merger agreement, including Welsh, Carson, Anderson & Stowe IX, L.P., or "WCAS IX", the majority investor in MHRx and an affiliate of WCAS X. Upon the execution of the stockholders' agreement, our board of directors will increase its size to thirteen directors comprised of two directors designated by Capital Z and Union Square collectively, two directors designated by WCAS IX and WCAS X collectively, one director designated by Lee, one director designated by Perry, one director who shall be our then current Chief Executive Officer, and six additional directors who shall each satisfy the criteria for "independent director" under the rules of the principal stock exchange on which our common stock is listed. Please see the section entitled "Election of Board of Directors" for more information.

        In connection with the merger agreement, holders of our common stock and Series B Preferred Stock representing approximately 50% of the total voting power of our voting stock (including the equity investors, Capital Z, Mr. Barasch, Gary Bryant (our Chief Operating Officer), Robert Waegelein (our Chief Financial Officer), and directors Robert Spass and Bradley Cooper) have entered into a voting agreement pursuant to which they have agreed to vote in favor of the issuance of the common stock, the Series A and Series B Preferred Stock and an amendment to our certificate of incorporation to increase our number of authorized shares of common stock and preferred stock and to create a class of non-voting common stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED/COMBINED FINANCIAL DATA

Introduction

Summary Historical and Unaudited Pro Forma Financial Information

        We are providing the following historical and unaudited pro forma financial information to aid you in your analysis of the financial aspects of our merger with MemberHealth and the related financing transactions. This information is only a summary and you should read it in conjunction with the historical financial statements and other financial information contained in our most recent annual and quarterly reports filed with the SEC, the historical financial information and more detailed financial information for MemberHealth provided elsewhere in this proxy statement/prospectus, and the historical financial information in the other documents to which we refer. See "Incorporation of Certain Documents by Reference" on page 196.

Universal American's Financial Data

        The table below provides selected financial data and other operating information as of and for the five fiscal years ended December 31, 2006, for the three months ended March 31, 2006 and 2007 and as of March 31, 2007. We derived the selected financial data presented below for the five fiscal years ended December 31, 2006 from our audited financial statements, which were audited by Ernst & Young LLP, our independent registered public accountants. We derived the selected financial data for the three month periods ended March 31, 2006 and 2007 and as of March 31, 2007 from our unaudited financial statements. We prepared our unaudited financial statements on the same basis as our audited financial statements and included all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial data. We have prepared the following data, other than statutory data, in conformity with accounting principles generally accepted in the United States, or "GAAP". Results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the full fiscal year. You should read this selected financial data together with our financial statements and the notes to those financial statements as well as our management's discussion and analysis of our consolidated financial condition and results of operations as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2007, each as filed with the SEC, which are incorporated by reference herein.

	Year Ended December 31,					Three Months Ended March 31 (unaudited)
	2002(3)	2003(1)(3)	2004(2)(3)	2005(3)	2006	2006	2007(4)
	(In thousands, except per share data)
Income Statement Data:
Direct premium and policyholder fees	$537,385	$644,259	$793,749	$1,088,857	$1,883,579	$467,750	$795,631
Reinsurance premium assumed	5,075	27,042	35,682	32,108	32,187	8,317	8,628
Reinsurance premium ceded	(324,313)	(279,371)	(243,590)	(349,003)	(718,624)	(183,993)	(216,361)

Net premium and other policyholder fees	218,147	391,930	585,841	771,962	1,197,142	292,074	587,898
Net investment income	49,069	51,372	55,564	61,448	75,459	17,347	22,362
Fee and other income	12,139	12,405	14,436	18,294	27,645	6,240	6,255
Net realized gains (losses) on investments	(7,848)	1,701	5,616	5,044	4,818	(1)	1,904

Total revenues	271,507	457,408	661,457	856,748	1,305,064	315,660	618,419
Total benefits, claims and other deductions	242,733	405,811	583,999	786,385	1,257,495	317,706	625,821

Income (loss) from continuing operations before equity in earnings of unconsolidated subsidiary	28,774	51,597	77,458	70,363	47,569	(2,046)	(7,402)
Equity in earnings (loss) of unconsolidated subsidiary	—	—	—	(3,980)	46,187	9,807	13,203

Income from continuing operations before taxes	28,774	51,597	77,458	66,383	93,756	7,761	5,801
Provision for income taxes	7,801	17,474	25,639	22,626	32,610	2,829	1,440

Income from continuing operations	20,973	34,123	51,819	43,757	61,146	4,932	4,361

Discontinued Operations:
Income from discontinued operations, net of taxes	9,154	8,929	12,052	10,119	9,788	2,089	—
Gain on Sale of discontinued operations, net of taxes	—	—	—	—	48,372	—	—

Income from discontinued operations	9,154	8,929	12,052	10,119	58,160	2,089	—

Net income	$30,127	$43,052	$63,871	$53,876	$119,306	$7,021	$4,361

Earnings per common share:
Basic:
Income from continuing operations	$0.40	$0.64	$0.95	$0.76	$1.04	$0.08	$0.07
Income from discontinued operations	0.17	0.16	0.22	0.18	0.99	0.04	—

Net income	$0.57	$0.80	$1.17	$0.94	$2.03	$0.12	$0.07

Diluted:
Income from continuing operations	$0.39	$0.62	$0.92	$0.74	$1.02	$0.08	$0.07
Income from discontinued operations	0.17	0.16	0.21	0.17	0.97	0.04	—

Net income	$0.56	$0.78	$1.13	$0.91	$1.99	$0.12	$0.07

(1)
Includes the results of Pyramid Life since its acquisition on March 31, 2003.

(2)
Includes the results of Heritage Health Systems, Inc. since its acquisition on May 28, 2004.

(3)
Prior period amounts have been adjusted to reflect the operations of our Canadian subsidiary as discontinued operations.

(4)
Includes the results of Harmony Health, Inc. and GlobalHealth, Inc. since their acquisition on March 1, 2007.

						As of March 31,
	As of December 31,
						2007(4) (unaudited)
	2002(3)	2003(1)(3)	2004(2)(3)	2005(3)	2006
	(in thousands, except per share data)
Balance Sheet Data:
Total cash and investments	$849,218	$1,086,579	$1,187,775	$1,272,343	$1,677,973	$2,106,053
Total assets	1,401,668	1,773,440	2,011,016	2,224,344	2,585,042	3,144,008
Policyholder related liabilities	860,837	1,079,997	1,141,439	1,202,922	1,300,398	1,524,159
Outstanding bank debt	50,775	38,172	101,063	95,813	90,563	139,250
Trust preferred securities	15,000	75,000	75,000	75,000	75,000	125,000
Shareholders' equity	286,769	345,738	419,421	531,884	623,910	633,441
Book value per share:
Basic	$5.42	$6.41	$7.60	$9.13	$10.54	$10.66
Data Reported to Regulators:
Statutory capital and surplus	$105,653	$115,571	$135,380	$180,448	$282,453	$369,431
Asset valuation reserve	858	1,542	2,423	3,182	4,445	4,696

Adjusted capital and surplus	$106,511	$117,113	$137,803	$183,630	$286,898	$374,127

(1)
Includes the results of Pyramid Life since its acquisition on March 31, 2003.

(2)
Includes the results of Heritage Health Systems, Inc. since its acquisition on May 28, 2004.

(3)
Prior period amounts have been adjusted to reflect the operations of our Canadian subsidiary as discontinued operations.

(4)
Includes the results of Harmony Health, Inc. and GlobalHealth, Inc. since their acquisition on March 1, 2007.

MemberHealth's Financial Data

        The table below provides selected financial data and other operating information as of and for the five fiscal years ended December 31, 2006, for the three months ended March 31, 2006 and 2007 and as of March 31, 2007. The selected financial data presented below was derived for the four fiscal years ended December 31, 2003, 2004, 2005 and 2006 from MemberHealth's audited financial statements, which were audited by MemberHealth's independent auditors, Ernst & Young, LLP, as of and for the years ended December 31, 2005 and 2006 and Grant Thornton, LLP as of and for the years ended December 31, 2003 and 2004. MemberHealth derived the selected financial data for the year ended December 31, 2002, the three month periods ended March 31, 2006 and 2007 and as of March 31, 2007 from their unaudited financial statements. MemberHealth prepared their unaudited financial statements on the same basis as their audited financial statements and included all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial data. The following data, other than statutory data, has been prepared in conformity with GAAP. Results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the full fiscal year. You should read this selected financial data together with MemberHealth's financial statements and the notes to those financial statements and management's discussion and analysis of the consolidated financial condition and results of operations as of such dates and for such periods and contained elsewhere in this prospectus/proxy statement.

	Year Ended December 31,					Three Months Ended March 31,
	2002 Unaudited	2003	2004	2005	2006	2006 Unaudited	2007 Unaudited
	(In Thousands)
Income Statement Data:
Revenues	$7,300	$6,130	$64,847	$216,497	$1,240,061	$281,033	$495,887
Claims Expense	5,818	3,692	60,400	208,541	969,523	259,310	456,722

Gross Profit	1,482	2,438	4,447	7,956	270,538	21,723	39,165
Operating expenses:
General and administrative expenses	1,218	1,779	2,247	8,588	156,911	23,163	34,584
Selling expenses	—	1,716	668	4,169	49,465	6,305	5,377

Total operating expenses	1,218	3,495	2,915	12,757	206,376	29,468	39,961

Operating income (loss)	264	(1,057)	1,532	(4,801)	64,162	(7,745)	(796)
Other expense (income):
Interest expense	6	12	34	331	2,935	515	725
Other income	—	(40)	—	—	(13)	—	—

Total other expense (income)	6	(28)	34	331	2,922	515	725

Income (loss) before income tax provision	258	(1,029)	1,498	(5,132)	61,240	(8,260)	(1,521)
Income tax provision (1)	—	—	—	10	21,690	(2,924)	(600)

Net income (loss)	$258	$(1,029)	$1,498	$(5,142)	$39,550	$(5,336)	$(921)

(1)
The company was an S Corporation until June 30, 2005 and was not subject to corporate income taxes.

	As of December 31,					As of March 31,
	2002 Unaudited	2003	2004	2005	2006	2007 Unaudited
	(In Thousands)
Balance Sheet Data:
Total cash and investments	$261	$117	$4,279	$22,633	$180,805	$315,870
Total assets	1,828	1,515	26,680	77,148	519,026	746,257
Claims payable	877	867	12,721	17,288	276,943	313,937
Shareholders' equity (deficit)	(1,166)	(2,095)	(597)	15,910	55,460	54,539

CONSOLIDATED PRO FORMA FINANCIAL INFORMATION OF UNIVERSAL AMERICAN (UNAUDITED)

        The Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2007 and the year ended December 31, 2006 present results for Universal American as if the acquisition and the financing of the acquisition had been consummated as of January 1, 2006. The Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2007 gives effect to the merger with MemberHealth and the related financing transactions as if they had occurred on the balance sheet date, March 31, 2007. The unaudited pro forma financial information has been derived from and should be read in conjunction with the Notes to Unaudited Pro Forma Financial Information that follow on page 21, as well as the historical Consolidated Financial Statements and Notes of Universal American as of and for the year ended December 31, 2006, as incorporated by reference herein (see "Incorporation of Certain Documents by Reference" at page 196) and the historical Consolidated Financial Statements and Notes of MemberHealth as of and for the year ended December 31, 2006 set forth elsewhere in this proxy statement/prospectus. See "Universal American Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations", as incorporated by reference herein (see "Incorporation of Certain Documents by Reference" on page 196) and "Information About the Companies: MemberHealth: Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 129.

        The unaudited consolidated pro forma combined financial information reflects management's best estimate based upon currently available information. The pro forma adjustments and combined amounts are provided for informational purposes only, and if the merger with MemberHealth is consummated, Universal American's consolidated financial statements will reflect the effects of the acquisition only from the date the transaction occurs. The pro forma adjustments are applied to the historical financial statements of Universal American and MemberHealth to account for the merger with MemberHealth under the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations". Under this method of accounting, the total purchase cost will be allocated to MemberHealth, Inc.'s assets and liabilities based on their relative fair values. These allocations are subject to valuations as of the date of the acquisition based upon appraisals and other information available at that time. Management has provided its best estimate of the likely fair values of assets and liabilities for the purpose of these pro forma financial statements; management cannot predict the potential adjustments resulting from actual final purchase assumptions which could result in differences from these pro forma estimates. Such assumptions cannot be determined with certainty until the merger with MemberHealth has been consummated. SFAS No. 141 allows a period of one year to complete the purchase accounting allocations for business combinations. Management believes it will complete this accounting within this time, with the exception of possible performance-based purchase price adjustments that are tied to operating results for each of the three years ended December 31, 2008, 2009 and 2010.

        The unaudited consolidated pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of Universal American's future results of operations.

Universal American Financial Corp.
Pro-Forma Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2007
(in thousands, per share amounts in dollars)

	Historical Financial Statements		Pro Forma Adjustments Relating to the Acquisition of MemberHealth, Inc. and the Related Financing
	Universal American	Member Health			Pro forma consolidated
Revenues:
Net premium and policyholder fees earned	$587,898	$492,457	$—		$1,080,355
Net investment income	22,362	2,879	—		25,241
Fee and other income	6,255	551	—		6,806
Net realized gains on investments	1,904	—	—		1,904

Total revenues	618,419	495,887	—		1,114,306

Benefits, claims and expenses:
Policyholder benefits	505,695	456,722	—		962,417
Change in deferred acquisition costs	10,334	—	—		10,334
Amortization of present value of future profits	2,109	594	(495)	(1),(2)	2,208
Reinsurance commissions and expense allowances	(18,190)	1,798	(1,798)	(3)	(18,190)
Interest expense	3,439	725	2,787	(4),(5)	6,951
Other operating costs and expenses	122,434	37,569	1,513	(6)	161,516

Total benefits, claims and other deductions	625,821	497,408	2,007		1,125,236

Income from continuing operations, before equity in earnings of unconsolidated subsidiary	(7,402)	(1,521)	(2,007)		(10,930)
Equity in earnings of unconsolidated subsidiary	13,203	—	—		13,203

Income from continuing operations before taxes	5,801	(1,521)	(2,007)		2,273
Provision for income taxes	1,440	(600)	(641)	(7)	199

Income from continuing operations	$4,361	$(921)	$(1,366)		$2,074

Earnings per common share
Basic:
Income from continuing operations	$0.07				$0.03

Diluted:
Income from continuing operations	$0.07				$0.03

Weighted average shares outstanding:
Weighted average shares outstanding	59,968		22,038		82,006
Less weighted average treasury shares	(667)		—		(667)

Basic weighted shares outstanding	59,301		22,038		81,339
Effect of dilutive securities	1,328		—		1,328

Diluted weighted shares outstanding	60,629		22,038	(8),(9)	82,667

Universal American Financial Corp.
Pro-Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2006
(in thousands, per share amounts in dollars)

	Historical Financial Statements		Pro Forma Adjustments Relating to the Acquisition of MemberHealth, Inc. and the Related Financing
	Universal American	Member Health			Pro forma consolidated
Revenues:
Net premium and policyholder fees earned	$1,197,142	$1,211,545	$—		$2,408,687
Net investment income	75,459	9,426	—		84,885
Fee and other income	27,645	19,103	—		46,748
Net realized gains on investments	4,818	—	—		4,818

Total revenues	1,305,064	1,240,074	—		2,545,138

Benefits, claims and expenses:
Policyholder benefits	937,127	969,523	—		1,906,650
Change in deferred acquisition costs	(16,684)	—	—		(16,684)
Amortization of present value of future profits	8,067	—	16,133	(2)	24,200
Reinsurance commissions and expense allowances	(74,247)	43,079	(43,079)	(3)	(74,247)
Interest expense	12,821	2,935	11,415	(4),(5)	27,171
Other operating costs and expenses	390,411	163,297	2,268	(6)	555,976

Total benefits, claims and other deductions	1,257,495	1,178,834	(13,263)		2,423,067

Income from continuing operations, before equity in earnings of unconsolidated subsidiary	47,569	61,240	13,263		122,072
Equity in earnings of unconsolidated subsidiary	46,187	—	—		46,187

Income from continuing operations before taxes	93,756	61,240	13,263		168,259
Provision for income taxes	32,610	21,690	5,446	(7)	59,746

Income from continuing operations	$61,146	$39,550	$7,817		$108,513

Earnings per common share
Basic:
Income from continuing operations	$1.04				$1.35

Diluted:
Income from continuing operations	$1.02				$1.32

Weighted average shares outstanding:
Weighted average shares outstanding	59,256		22,038		81,294
Less weighted average treasury shares	(717)		—		(717)

Basic weighted shares outstanding	58,539		22,038		80,577
Effect of dilutive securities	1,447		—		1,447

Diluted weighted shares outstanding	59,986		22,038	(8),(9)	82,024

Universal American Financial Corp.
Pro-Forma Condensed Consolidated Balance Sheet
As of March 31, 2007
(in thousands)

	Universal American	Financing- Related Adjustments (10)	Member Health	Purchase Accounting Adjustment (11)	Eliminations (12)	Pro Forma Consolidated
ASSETS
Total investments	$1,180,139	$639,500	$—	$—	$(639,500)	$1,180,139
Cash and cash equivalents	925,914	—	315,870	63,762	—	1,305,546
Deferred policy acquisition costs	251,377	—	—	—	—	251,377
Amounts due from reinsurers	312,105	—	—	—	—	312,105
Present value of future profits and other amortizing intangible assets	62,007	—	8,906	152,094	—	223,007
Goodwill and other indefinite lived intangible assets	79,648	—	—	448,602	—	528,250
Other Part D receivables	78,259	—	249,496	—	—	327,755
Other assets	254,559	3,045	55,091	—	—	312,695

Total assts	$3,144,008	$642,545	$629,363	$664,458	$(639,500)	$4,440,874

LIABILITIES AND STOCKHOLDERS' EQUITY
Policyholder related liabilities	$1,524,159	$—	$313,937	$—	$—	$1,838,097
Premiums received in advance	210,804	—	238,708	—	—	449,512
Loan payable	139,250	210,750	—	—	—	350,000
Other long term debt	125,000	—	—	—	—	125,000
Deferred income tax liability	17,223	(505)	(7,566)	44,496	—	53,648
CMS contract deposit liabilities	209,188	—	(114,794)	—	—	94,394
Other Part D liabilities	107,417	—	57,657	—	—	165,074
Other liabilities	177,526	—	86,883	35,000	—	299,409

Total Liabilities	2,510,567	210,245	574,825	79,496	—	3,375,133

Preferred Stock—Class A	—	—	—	—	—	—

Preferred Stock—Class B	—	79	—	—	—	79

Common Stock	601	142	1	—	(1)	743

Total stockholders' equity	633,441	432,300	54,538	584,962	(639,500)	1,065,741

Total liabilities and stockholders' equity	$3,144,008	$642,545	$629,363	$664,458	$(639,500)	$4,440,874

Notes to Unaudited Pro Forma Financial Information

        Universal American has entered into a merger agreement with MHRx LLC and MemberHealth, Inc. The merger agreement requires Universal American to pay initial consideration of $346,500 in cash and issue 14.175 million shares of common stock. For a description of the transaction and the company to be acquired, see "The Merger Agreement" on page 160 of this document. The purchase price may be adjusted to reflect certain performance-based consideration and certain other adjustments. See the section titled "The Merger Agreement—Merger Consideration" beginning on page 160 for further information. The purchase price was determined based upon many factors, including:

  •
  The capital base of MemberHealth, Inc.;

  •
  The historical and estimated future GAAP earnings of MemberHealth, Inc.;

  •
  The status of the customer base and provider network at the time of negotiating the transaction; and

  •
  The anticipated rate of return on the investment.

        Adjustments to the unaudited pro forma condensed consolidated statements of operations to give effect to the merger with MemberHealth, Inc. as of January 1, 2006 are summarized below:

(1)
The amortization of acquisition costs related to MemberHealth's acquisition of a customer list from QCC/AmeriHealth effective January 1, 2007 ($594) was eliminated.

(2)
The amortization of purchased intangible assets is amortized straight line over the weighted average life of the assets acquired (9 years for trademarks, 10 years for customer contracts and 15 years for licenses). Total pro-forma amortization was $16,133 for the year ended December 31, 2006 and $99 for the quarter ended March 31, 2007.

(3)
Amounts retained by the reinsurer in connection with MemberHealth's treaty with a multi-national reinsurer were eliminated, as management intends to cancel this contract. This amounts to $43,079 for the year ended December 31, 2006 and $1,798 for the quarter ended March 31, 2007.

(4)
Interest expense was recorded to reflect the incremental additional interest incurred in connection with the refinancing of Universal American's existing Loan Payable ($139,250) with a new term loan ($350,000) at a lower interest rate (LIBOR plus 62.5 bps). The incremental additional interest expense was $13,959 for the year ended December 31, 2006 and $3,353 for the quarter ended March 31, 2007.

(5)
The letter of credit fees paid by MemberHealth in connection with a reinsurance contract (see note (6)) were eliminated, as management intends to cancel this contract. This amounts to $2,544 for the year ended December 31, 2006 and $566 for the quarter ended March 31, 2007.

(6)
Debt financing costs were adjusted to reflect the cancellation of the existing Loan Payable and replacement with a new term loan as follows:

	2006	March 31, 2007
Write-off of remaining unamortized financing costs as of beginning of period	$2,373	$1,539
Reversal of current period amortization on retired loan	(834)	(209)
Amortization on new loan	729	183

	$2,268	$1,513

(7)
Income taxes were adjusted at a rate of 38% for MemberHealth transactions and 35.5% for Universal American transactions to reflect the effect on taxes of notes (1) through (6).

(8)
Basic and diluted weighted average numbers of common shares outstanding at March 31, 2007 were adjusted to reflect the issuance of 14,175,000 shares of Common Stock, as if they were issued on January 1, 2006 and outstanding for the entire year. Basic and diluted weighted average number of common shares outstanding at March 31, 2007 were also adjusted to reflect the issuance of 78,631 shares of Series B Preferred Stock (7,863,081 common stock equivalent shares) in connection with this merger, as if they were issued on January 1, 2006 and outstanding for the entire year. Note that a total of 125,000 shares of Series B Preferred Stock (12,500,000 common stock equivalent shares) will be issued at closing, however, of the $250,000 raised from the sale of the 125,000 shares, $92,738 (i.e., the amount of funds raised from the issuance of 46,379 of such 125,000 shares) will be used for operating capital for Universal American, and such additional operating capital will be required regardless of the proposed merger. As a result, the effects of the issuance of 46,369 of the 125,000 shares to be issued are excluded from the pro forma financial statements. Had this activity been included, there would have been no effect on either basic or diluted earnings per share for the quarter ended March 31, 2007, and both basic and diluted earnings per share would have been reduced by $0.07 for the year ended December 31, 2006.

(9)
On May 15, 2007, Universal American issued 30,473 shares of Series A Preferred Stock and 19,527 shares of Series B Preferred Stock (5,000,000 common stock equivalent shares, in aggregate), raising $100,000. Net proceeds, after expenses were $95,373. This transaction was conducted to raise operating capital for Universal American and the capital raised in this transaction was needed regardless of the proposed merger. As a result, this transaction is excluded from the pro forma financial statements. Had this activity been included, there would have been no effect on either basic or diluted earnings per share for the quarter ended March 31, 2007, and both basic and diluted earnings per share would have been reduced by $0.08 for the year ended December 31, 2006.

        Adjustments to the unaudited pro forma condensed consolidated balance sheet to give effect to the merger with MemberHealth, Inc. as of March 31, 2007 are summarized below:

(10)
The financing of this merger consists of the following:

Issuance of Series B Preferred Stock	$157,262
Issuance of common stock	283,500
Term loan	350,000

Total sources of financing	$790,762

Acquisition of MemberHealth—cash	$346,500
Acquisition of MemberHealth—common stock	283,500

Total purchase proceeds	630,000
Retirement of Universal American's outstanding loan	139,250
Expenses—issuance of equity	7,637
Expenses—debt financing	4,375
Merger transaction fees	9,500

Total uses of financing	$790,762

        In addition to the financing described above, on May 15, 2007, Universal American raised $100,000 to fund operating capital needs through the issuance of 30,473 shares of Series A Preferred Stock and 19,527 Shares of Series B Preferred Stock, as further described in note (9). Also, at the same time as the closing of the merger, Universal American plans to raise an additional $92,738 through the issuance of 46,369 shares of Series B Preferred Stock, as further described in note (8).

        A pro forma adjustment was recorded to capitalize the $4,375 of debt financing costs, which will be amortized over the term of the loan, 72 months. An additional pro forma adjustment was made to write off the remaining balance of unamortized debt issuance costs from the retired loan, in the amount of $1,330, net of deferred taxes of $505.

        The components of the pro forma adjustment to total stockholders' equity are as follows:

Issuance of common stock in connection with merger	$283,500
Issuance of Series B Preferred Stock	157,262
Series B Preferred Stock issuance costs	(7,637)

Net proceeds from the issuance of preferred stock	149,625
Write off of unamortized financing costs on retired loan	(825)

Total adjustment to stockholders' equity	$432,300

(11)
The following table reflects the adjustments made to the acquired business equity of MemberHealth, Inc. as of March 31, 2007:

Net Asset Value Acquired	$54,538

Increase /(Decrease) in net asset value to reflect estimated fair value:
Elimination of historical amortizing intangible asset (Note 11a)	(8,906)
Record estimated liability to cancel treaty with reinsurer (Note 11b)	(25,000)
Record estimated liability to extend certain contracts (Note 11c)	(10,000)
Rollforward of earnings (Note 11d)	63,762
Record acquired identified amortizing intangible assets	161,000
Deferred tax effects of adjustments	(44,496)

Total fair value adjustments	136,360

Estimated fair value of net assets acquired	190,898
Purchase Price	639,500

Excess of purchase price over estimated fair value of net assets acquired (goodwill) (see Note (13))	$448,602

  (a)
  Unamortized acquisition costs related to MemberHealth's acquisition of a customer list from QCC/AmeriHealth were eliminated.

  (b)
  Estimated costs to terminate MemberHealth's treaty with a multi-national reinsurer, as management intends to cancel this contract.

  (c)
  Estimated costs to extend certain MemberHealth contracts through 2015.

  (d)
  Adjustment to reflect expected earnings of MemberHealth from the date of the pro forma balance sheet (March 31, 2007) to the estimated closing date (September 30, 2007).

(12)
Entry to eliminate the investment in MemberHealth in consolidated results.

(13)
The pro forma information presents a preliminary allocation of the purchase price that will be finalized when the purchase accounting work is completed. It is not possible to fully estimate claims and other experience. Such assumptions cannot be determined with certainty until the merger with MemberHealth has been consummated. SFAS No. 141 allows a period of one year to complete the purchase accounting allocations for business combinations. Management believes it will complete this accounting within this time, with the exception of possible performance-based purchase price adjustments that are tied to operating results for each of the three years ended December 31, 2008, 2009 and 2010.

        Management has provided its best estimate of the likely fair value of assets and liabilities for the purpose of these pro forma financial statements; management cannot predict the potential adjustments resulting from actual final purchase assumptions which could result in differences from these pro forma estimates.

RISK FACTORS

        You should carefully consider each of the following risks and all of the other information set forth elsewhere in this proxy statement/prospectus and the annexes hereto. These risks and other factors may affect forward-looking statements, including those contained in this proxy statement/prospectus or made by us elsewhere, such as in investor calls or conference presentations. The risks and uncertainties described below are not the only ones facing us and MemberHealth. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Please also read the section entitled "Special Note Regarding Forward Looking Statements" on page 62.

        If any of the following risks or uncertainties develops into actual events, this could significantly and adversely affect our and MemberHealth's business, prospects, financial condition and operating results. In that case, the trading price of our common stock could decline materially.

Risks Related to the Transactions

The integration of MemberHealth with our current business may not be successful.

        Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of MemberHealth's business with our current business. This may decrease the time they will have to service existing customers, attract new customers and develop new services or strategies. The integration of our and MemberHealth's businesses may present significant systems and operational integration risks. We may be unable to integrate the MemberHealth business into our operations in an efficient, timely and effective manner, which could have a material adverse effect on the combined company's business, financial condition and results of operations.

The combined company may not realize the anticipated synergies, cost savings and growth opportunities we anticipate from the merger and will increase our exposure to regulatory risks.

        The success of the merger will depend, in part, on our and MemberHealth's ability to realize synergies, cost savings and growth opportunities that we anticipate from integrating our current businesses with those of MemberHealth. The combined company's success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of MemberHealth's and our businesses and operations. Even if the combined company is able to integrate our current business and MemberHealth's business and operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings and growth opportunities that we would expect from this integration or that these benefits will be achieved within the time frame we anticipate. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, the benefits from the merger may be offset by costs incurred or delays in integrating the businesses and regulatory authorities could impose conditions on the combined company's business in connection with granting approval for the merger.

        The growth of our and MemberHealth's Medicare and Part D business is an important part of our business strategy. Any failure to achieve this growth may have a material adverse effect on our financial position, results of operations or cash flows. In addition, the expansion of our Medicare business in relation to our other businesses may intensify the risks to us, including regulatory risks, inherent in the Medicare business, which are described elsewhere in this document. These expansion efforts may result in less diversification of our revenue stream.

        There can be no assurance that we will be able to successfully implement our operational and strategic initiatives that are intended to position us for future growth or that the products we design will be accepted or adopted in the time periods assumed. We also make no assurance that investments in these initiatives will recoup their costs and/or be profitable in the future. Failure to implement this strategy may result in a material adverse effect on our financial position, results of operations and cash flows.

Whether or not the merger is completed, the announcement and pendency of the merger could impact or cause disruptions in our and MemberHealth's businesses, which could have an adverse effect on our and their results of operations and financial condition.

        Specifically:

  •
  our and MemberHealth's employees may experience uncertainty about their future roles with the combined company, which might adversely affect our and MemberHealth's ability to retain and hire key managers and other employees;

  •
  if the merger is completed, the potential availability of certain "change in control" benefits could result in increased costs for us and difficulties in retaining our and MemberHealth's officers and employees;

  •
  the attention of our and MemberHealth's management may be directed toward the completion of the merger and transaction-related considerations and may be diverted from the day-to-day business operations of their respective companies; and

  •
  pharmaceutical manufacturers, retail pharmacies, pharmacy benefit management, or "PBM", companies or other vendors or suppliers may seek to modify or terminate their business relationships with us or MemberHealth.

The acquisition of MemberHealth with our current business may adversely impact our business relationship with PharmaCare Management Services, Inc., which could, regardless of the merger, be terminated after 2008.

        On March 21, 2005, we entered into a strategic alliance in the ordinary course of business with PharmaCare Management Services, Inc., or "PharmaCare", a pharmacy benefits manager that is a wholly-owned subsidiary of CVS Caremark Corporation, or "CVS Caremark", pursuant to which PharmaCare performs PBM services for our Medicare Part D Plans. Under the strategic alliance, we share equally with PharmaCare in the results of the Medicare Part D business, including through (i) a 50% coinsurance funds withheld reinsurance agreement with PharmaCare's wholly-owned subsidiary, PharmaCare Captive Re, Ltd., and (ii) Part D Management Services, L.L.C., or "PDMS", the joint venture owned equally by us and PharmaCare, which principally performs Medicare Part D marketing and risk management services for which it receives fees and other remuneration from our Medicare Part D plans and PharmaCare Re.

        The strategic alliance continues in effect through December 2007, and, thereafter, automatically renews annually for successive Medicare Part D coverage years beginning in January 2008, unless either we or PharmaCare deliver to the other party a notice of offer to purchase all of such other party's interest in one or more of the regions approved by the Centers for Medicare and Medicaid Services, or "CMS", in which we sell our Medicare Part D plans. The receiving party of the offer notice may elect to (a) sell its interest to the initiating party for the price stated in the offer notice or (b) buy the interest of the initiating party for the price stated in the offer notice. To be effective, the offer notice must be delivered at least 11 months prior to the beginning of the Medicare Part D coverage year to which the offering applies. No such notice was delivered by either party for the 2008 coverage year.

        Our strategic alliance with PharmaCare will continue to be effective through 2008, but we cannot make assurances that it will continue to be effective beyond 2008. We are uncertain of the impact of the merger on PharmaCare's willingness to deliver such a notice, since MemberHealth potentially competes with PharmaCare.

Following the merger, we may not be able to continue for an indefinite period all of the Prescription Drug Plans that we and MemberHealth currently operate.

        Current CMS rules will allow us to operate both our and MemberHealth's Part D Plans for the following three years for which contract bids may be submitted to CMS to operate Part D Plans. After that we will only be allowed to offer up to two basic benefit plans in each region. We may be allowed to offer up to four plans in a given region if such four plans include two plans with gap coverage and at least one plan that offers coverage of all generics and all preferred brands through the entire gap period.

After the closing of the merger and stage 2 securities purchase agreement, sales of our common stock and the ownership of common stock by the shareholders of MemberHealth and the equity investors may negatively affect the market price of our common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after the completion of the merger or upon the sale of shares by the equity investors following the completion of the issuances contemplated by the stage 1 and stage 2 securities purchase agreements or the perception that these sales could occur. All shares of our common stock received by MemberHealth's investors in the merger and not otherwise subject to the shareholders agreement (or another agreement entered into with us) will be freely transferable following the consummation of the merger. All shares of our Series A Preferred Stock and Series B Preferred Stock received by the equity investors pursuant to the securities purchase agreements will be transferable after a period of one year following the acquisition of such Series A Preferred Stock and Series B Preferred Stock by the equity investors (and common shares issuable upon the direct or indirect conversion thereof). These sales, or the possibility that these sales may occur, may also make it more difficult for us to obtain additional capital by selling equity securities in the future at a time and at a price that we deem appropriate.

        Following the merger and the completion of the transactions contemplated by the stage 1 and stage 2 securities purchase agreements, the fact that the former investors in MemberHealth and the equity investors will own a significant block of our voting shares and will have the ability to appoint six of our thirteen directors may negatively affect the market price of our common stock. In addition, in the event we are unable to arrange satisfactory equity financing and MHRx elects to increase the number of shares of common stock to be issued as consideration for the merger, as much as 25% of our common stock could be held by certain affiliated holders (assuming that the merger is consummated and that requisite clearances, approvals or waivers are obtained that would permit the exercise of shares of Series A Preferred Stock for shares of Series B Preferred Stock and the conversion of the shares of Series B Preferred Stock into shares of our common stock). As the result of the provisions of the merger agreement that may require the issuance of additional shares of our common stock, we could be required to issue up to our entire remaining unissued authorized common stock as merger consideration. See "The Merger Agreement—Merger Consideration" beginning on page 160 of this proxy statement/prospectus.

The merger may not be accretive and may cause dilution to our earnings per share, which may harm the market price of our common stock.

        We currently anticipate that the merger will be accretive to earnings per share during the first full calendar year after the merger. This expectation is based on preliminary estimates and assumptions which may materially change after the completion of the merger.

        The combined businesses could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to our earnings per share or decrease the expected accretive effect of the merger and cause a decrease in the price of our common stock.

If the conditions to the merger are not met, the merger may not occur.

        Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. For a more complete discussion of the conditions to the merger, please see the section entitled "The Merger Agreement—Conditions" beginning on page 163 of this proxy statement/prospectus. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, we will have incurred substantial fees and expenses in connection with the merger and we may lose some or all of the intended benefits of the merger. See the section titled "The Merger Agreement—The Merger" beginning on page 160 for further information.

We must obtain governmental and regulatory consents to complete the merger, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the completion of the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the merger.

        Completion of the merger is conditioned on the receipt of certain governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods under the HSR Act and any required approvals of applicable insurance regulatory agencies and CMS in connection with the merger and the equity investments. The surviving MemberHealth entity will require CMS approval to continue the current MemberHealth Medicare Part D plan sponsor contract. As part of that process, the surviving entity will need to demonstrate to CMS' satisfaction that it qualifies in each State in which it offers a prescription drug plan as either a State-licensed risk bearing entity or as an entity eligible for a waiver of the licensure requirement under the Part D regulations. We intend to pursue all required approvals in accordance with the merger agreement. If we do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the merger agreement, we will not be obligated to complete the merger.

        The governmental agencies from which we and MemberHealth will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, agencies may impose requirements, limitations or costs, or require divestitures or place restrictions on the conduct of the combined company's business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the merger and may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions to the completion of the merger are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If we agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to complete the merger, these requirements, limitations, additional costs or restrictions could adversely affect the two companies' ability to integrate their operations or reduce the anticipated benefits of the merger. This could result in a failure to complete the merger or have a material adverse effect on the business and results of operations of the combined company. See the discussion beginning on page 163 for a discussion of the conditions to the completion of the merger and the discussion beginning on page 159 for a description of the regulatory approvals necessary in connection with the merger.

The stage 2 securities purchase agreement contains conditions that may not be satisfied, in which case we may need to arrange for alternative sources of financing.

        Specified conditions set forth in the stage 2 securities purchase agreement must be satisfied or waived to complete the issuance of shares as contemplated therein. For a more complete discussion of the conditions to the stage 2 securities purchase agreement, please see the section entitled "The Merger Agreement—Stage 2 Securities Purchase Agreement" beginning on page 171 of this proxy statement/prospectus. If the conditions are not satisfied or waived, the issuance of shares contemplated by the stage 2 securities purchase agreement will not occur or will be delayed, we will have incurred professional fees and other expenses and we may lose some or all of the intended benefits of such issuance of shares. See the section titled "The Merger Agreement—Stage 2 Securities Purchase Agreement beginning on page 171 for further information.

Our loan commitments contain conditions that may not be satisfied, in which case we may need to arrange for alternative sources of financing.

        The following conditions, in addition to other customary closing conditions, must be satisfied or waived if we are to obtain funds pursuant to our loan commitment with Bank of America and Banc of America Securities:

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  no material adverse effect shall have occurred on us since December 31, 2006;

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  we shall have used commercially reasonable efforts to obtain a corporate rating by Standard & Poor's Ratings Group on the closing date of the facilities;

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  the proceeds from the stage 2 securities purchase agreement shall be available, and, together with the proceeds from the borrowings made on the closing date of the facilities, shall be sufficient to consummate the merger, and to pay related fees, commissions and expenses;

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  the transactions contemplated by the merger agreement shall have been consummated;

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  there shall not exist any default or event of default under any of our material indebtedness;

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  a refinancing shall have been consummated with respect to our current credit facilities, all commitments relating thereto shall have been terminated, and all liens or security interests (other than those allowed under the facilities) shall have been terminated or released;

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  at least 20 business days prior to the closing date of the facilities, we shall have provided to Banc of America Securities our audited financial statements and those of MemberHealth for each of the three fiscal years immediately preceding the merger. Banc of America Securities shall have also received any of our appropriate unaudited financial statements and those of MemberHealth for any interim period, or periods, ended at least 45 days prior to the closing date of the facilities, as well as pro forma financial statements that give effect to the merger and the reorganization;

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  at the time of the initial funding, and after giving effect to such funding and the merger, our consolidated leverage ratio shall not be greater then 3.25:1.00; and

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  we shall have demonstrated that after giving effect to the merger we have not less than $140 million unused availability under our revolving credit facility.

Failure to complete the merger could adversely impact the market price of our common stock as well as our business, financial condition and results of operations.

        If the merger is not completed for any reason, the price of our common stock may decline to the extent that the market price of our common stock reflects positive market assumptions that the merger will be completed and the related benefits will be realized.

Certain of our directors and executive officers have interests that are different from, or in addition to, the interests our shareholders generally.

        Some of our directors who recommend that our shareholders vote in favor of adopting the merger agreement, and our and MemberHealth's executive officers who provided information to our board of directors relating to the merger, have significant equity ownership in us or MemberHealth, employment, indemnification and severance benefit arrangements, potential rights to certain other benefits on a change in control of us or MemberHealth and rights to ongoing indemnification and insurance that provide them with interests in the merger that may differ from the interests of our shareholders generally. The receipt of compensation or other benefits by our executive officers in connection with the merger may make it more difficult for the combined company to retain their services after the merger, or require the combined company to expend additional sums to continue to retain their services. In addition, consistent with our compensation philosophy of senior executives being awarded approximately 5% of our aggregate equity ownership, certain of our executives are likely to receive additional equity grants as a result of the increase in our outstanding shares due to the merger and the investment by the equity investors. Our shareholders should be aware of these interests when considering our board of directors' recommendation that they vote in favor of adopting the merger agreement and approving the merger. See "Certain Relationships and Related Transactions" beginning on page 110.

Risks related to the combination of our business and MemberHealth's business

We and MemberHealth may be unable to continue to provide the Medicare Advantage plans or Medicare Part D benefits profitably.

        Beginning in 2006, organizations that offer Medicare Advantage plans of the type we and MemberHealth currently offer were required to offer a prescription drug benefit, as defined by Medicare, and Medicare Advantage enrollees were required to obtain their drug benefit from their Medicare Advantage plan. Such combined managed care plans offering drug benefits are, under the new law, called MA-PDs. Current enrollees may prefer a stand-alone drug plan and may disenroll from the Medicare Advantage plan altogether in order to participate in another drug plan. Accordingly, the new prescription drug benefit could reduce our profitability and membership enrollment.

        Some enrollees may have chosen our Medicare Advantage plan in the past rather than another Medicare fee-for-service program because of the added drug benefit that we offer with our Medicare Advantage plans. Effective January 1, 2006, Medicare beneficiaries began having the opportunity to obtain a drug benefit without joining a managed care plan. Additionally, Medicare beneficiaries that participate in a Medicare Advantage plan that enroll in a stand-alone Prescription Drug Plan, or "PDP", will be automatically disenrolled from their Medicare Advantage plan. Accordingly, the existence of PDPs in our service areas could result in our members intentionally or inadvertently disenrolling from our plans and reduce our membership and profitability.

        We began marketing our MA-PDs and PDPs in October 2005 and began enrolling members on November 15, 2005, effective as of January 1, 2006, as did MemberHealth. Our ability to profitably operate our MA-PDs and our and MemberHealth's PDPs will depend on a number of factors, including our ability to attract members, to continue to develop the necessary core systems and processes and to manage our medical expense related to these plans. Because there has only been one year of experience with the new Medicare Part D program, there remains uncertainty as to the ultimate market size, consumer demand, and related medical loss ratio. Accordingly, we do not know whether we will be able to operate our MA-PDs or our and MemberHealth's PDPs profitably or competitively in the future, and our failure to do so could have a material adverse effect on our results of operations and financial condition.

        The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or "MMA", provides for "risk corridors" that are expected to limit to some extent the losses MA-PDs or PDPs would incur if their costs turned out to be higher than those in the per member per month bids submitted to CMS in excess of certain specified ranges. For example, for 2006 and 2007 drug plans will bear all gains and losses up to 2.5% of their expected costs, but will be reimbursed for 75% of the losses between 2.5% and 5%, and 80% of losses in excess of 5%. It is anticipated that the initial risk corridors in 2006 and 2007 will provide more protection against excess losses than will be available beginning in 2008 and future years as the thresholds increase and the reimbursement percentages decrease. In addition, we expect there will be a delay in obtaining reimbursement from CMS for reimbursable losses pursuant to the risk corridors. In that event, we expect there would be a negative impact on our cash flows and financial condition as a result of being required to finance excess losses until we are reimbursed. In addition, as the risk corridors are designed to be symmetrical, a plan whose actual costs fall below their expected costs would be required to reimburse CMS based on a similar methodology as set forth above. Furthermore, reconciliation payments for estimated upfront Federal reinsurance payments, or, in some cases, the entire amount of the reinsurance payments, for Medicare beneficiaries who reach the drug benefit's catastrophic threshold, are made retroactively on an annual basis, which could expose plans to upfront costs in providing the benefit. Accordingly, it may be difficult to accurately predict or report the operating results associated with our drug benefits. We anticipate settling with CMS on amounts related to the risk corridor adjustment and subsidies in 2007 as part of final settlement of Medicare Part D payments for the 2006 plan year.

CMS's risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations.

        All of the Medicare Advantage programs we offer are offered through Medicare. As a result, our profitability is dependent, in large part, on continued funding for government healthcare programs at or above current levels. The premium rates paid to health plans like ours by the Federal government are established by contract, although the rates differ depending on a combination of factors such as a member's health status, age, gender, county or region, benefit mix, member eligibility categories, and the plans' risk scores.

        CMS has implemented a risk adjustment model which apportions premiums paid to Medicare health plans according to health severity. A risk adjustment model pays more for enrollees with predictably higher costs. By 2007, CMS has completely phased-in this payment methodology with a risk adjustment model that bases a portion of the total CMS reimbursement payments on various clinical and demographic factors including hospital inpatient diagnoses, diagnosis data from ambulatory treatment settings, including hospital outpatient facilities and physician visits, gender, age, and Medicaid eligibility.

        Under the risk adjustment methodology, all Medicare health plans must capture, collect and submit the necessary diagnosis code information from inpatient and ambulatory treatment settings to CMS within prescribed deadlines. The CMS risk adjustment model uses this diagnosis data to calculate the risk adjusted premium payment to Medicare health plans. As a result of this process, it is difficult to predict with certainty our future revenue or profitability. In addition, our own risk scores for any period may result in favorable or unfavorable adjustments to the payments we receive from CMS and our Medicare premium revenue. There can be no assurance that our contracting physicians and hospitals will be successful in improving the accuracy of recording diagnosis code information and thereby enhancing our risk scores.

        Commensurate with phase-in of the risk-adjustment methodology, payments to Medicare Advantage plans are also adjusted by a "budget neutrality" factor. The budget neutrality factor was implemented to prevent overall health plan payments from being reduced during the transition to the risk-adjustment payment model. The payment adjustments for budget neutrality were first developed in 2002 and began to be used with the 2003 payments. The budget neutrality adjustment will begin phasing out in 2007 and will be fully eliminated by 2011. The risk adjustment methodology and phase-out of the budget neutrality factor will reduce our plans' premiums unless our risk scores increase. We cannot assure you that our risk scores will increase in the future or, if they do, that they will be large enough to offset the elimination of this adjustment. As a result of the CMS payment methodology described previously, the amount and timing of our and MemberHealth's CMS monthly premium payments per member may change materially, either favorably or unfavorably.

MemberHealth's ability to market its Part D plans is substantially dependent on two of its strategic relationships with third parties.

        MemberHealth's ability to market its Part D plans is substantially dependent on its strategic alliance with the National Community Pharmacists Association, or "NCPA", which provides outreach and communications for MemberHealth's Part D plans to NCPA's independent pharmacy membership. NCPA member pharmacies make up over one-third of MemberHealth's pharmacy network and, in 2006, accounted for approximately 60% of the prescriptions filled under MemberHealth's Part D plans. Additionally, MemberHealth is substantially dependent on its strategic relationship with Community Care Outreach Services LLC, or "CCOS", an insurance marketing operation that provides MemberHealth its primary "outsourced" sales force. If either of these strategic relationships are terminated, or do not provide MemberHealth with the services and benefits we anticipate, our ability to market MemberHealth's Part D plans could be materially and adversely affected. Further, to the extent that CMS or other regulatory authorities determine that any provisions of MemberHealth's agreements with NCPA or CCOS conflict with any applicable law, regulation, or policy, MemberHealth may not be able to realize fully the benefits it and we anticipate from the strategic alliance, and it and we could potentially incur regulatory liability.

There are significant risks associated with our and MemberHealth's participation in the Medicare Part D program.

        Effective January 1, 2006, we and MemberHealth began offering Medicare approved PDPs to Medicare eligible individuals. MemberHealth's business is primarily that of a Medicare Part D provider. Our and MemberHealth's actual results may differ from our assumptions regarding the Medicare Part D program. Our and MemberHealth's participation in the Medicare Part D program involves a number of risks, including the following:

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  CMS continues to release regulations on Medicare Part D, including important requirements related to the implementation and marketing of the Medicare Part D prescription drug benefit plan. This may create challenges for planning, implementing, and operating the Medicare Part D program, and we can provide no assurance that Congress or CMS will not alter the program in a manner that will be detrimental to us and MemberHealth.

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  CMS has released call letters on Medicare Part D that impact the revenue that can be earned by our joint venture, PDMS. We anticipate that the level of earnings of PDMS will be significantly reduced, beginning in 2009 resulting from CMS's indication in its recent call letter that amounts paid by the PDP sponsor's PBM to the retail pharmacy, rather than the amounts paid by the PDP sponsor to its PBM, be reported as part of the risk corridor calculation. We presently report only our share of this difference in our risk corridor calculation but not the PharmaCare share. This expected change in risk corridor reporting methodology is likely to reduce our revenues in 2009 and beyond.

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  Our agreements with CMS, as well as applicable Medicare Part D regulations and Federal and state laws, require us to, among other obligations: (i) comply with certain disclosure, filing, record-keeping and marketing rules; (ii) operate quality assurance, drug utilization management and medication therapy management programs; (iii) support e-prescribing initiatives; (iv) implement grievance, appeals and formulary exception processes; (v) comply with payment protocols, which include the return of overpayments to CMS and, in certain circumstances, coordination with state pharmacy assistance programs; (vi) use approved networks and formularies, and provide access to such networks to any willing pharmacy; (vii) provide emergency out-of-network coverage; and (viii) adopt a comprehensive Medicare and fraud, waste and abuse compliance program. Any contractual or regulatory non-compliance on our part could entail significant sanctions and monetary penalties.

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  We cannot be certain that other regulatory changes, such as restructuring of the Medicare Part D program, will not affect our and MemberHealth's ability to operate under the Part D program or increase our costs or reduce our reimbursement.

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  We cannot be certain that our or MemberHealth's products will be competitive with the products offered by other PDPs. We cannot be certain that our or MemberHealth's future bids will be competitive with those bids submitted by other PDPs. We cannot be certain that our or MemberHealth's future bids will be under the benchmark bids calculated by CMS.

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  We and MemberHealth are making actuarial assumptions about the utilization of benefits in our PDPs. Because Medicare Part D is a relatively new program, there is little historical basis for these assumptions, and we cannot be assured that these assumptions will prove to be correct and that premiums will be sufficient to cover benefits.

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  We and MemberHealth may experience higher benefit expenses as a result of an increase in the cost of pharmaceuticals, possible changes in our and MemberHealth's pharmacy rebate program with drug manufacturers, higher than expected utilization and new mandated benefits or other regulatory changes that increase our and MemberHealth's costs.

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  As of December 31, 2006, CMS had automatically assigned dual eligibles to our and MemberHealth's PDPs in regions where our price is under the regional benchmarks. We cannot guarantee that all of these dual eligibles assigned to us and MemberHealth will continue to participate in our and MemberHealth's PDPs in the future. In addition, because dual eligible beneficiaries can change their PDP each month, we cannot give any assurance that the dual eligible beneficiaries who are automatically assigned to our and MemberHealth's PDPs will remain in them.

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  Medicare Part D is a relatively new program and the competitive landscape is uncertain. We expect to encounter competition from other PDP sponsors, some of whom may have significantly greater resources and brand recognition than we do. Our marketing arrangement with CVS Caremark is non-exclusive, and CVS Caremark has entered into marketing arrangements with our competitors. We cannot predict whether we will be able to effectively compete in this new market.

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  If our current providers, including our pharmacy benefits manager, terminate their contracts, we will have to contract with other providers to take their place.

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  CMS and other service providers may not be able to deliver or process information relating to our and MemberHealth's PDP, which could negatively impact our and MemberHealth's operations.

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  There is uncertainty as to whether the dual eligibles auto-assigned to us and MemberHealth for 2007 will be re-assigned to our PDPs in 2008 and beyond if our bids are not below the benchmark bids calculated by CMS.

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  There is uncertainty as to whether marketing practices will be further restricted, which could negatively impact our ability to market and sell our product.

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  There may be other unforeseen occurrences that could negatively impact our and MemberHealth's PDP operations.

Our inability to collect receivables owed to us by other Medicare Part D PDPs may disrupt or adversely affect our PDPs.

        During 2006, we and MemberHealth incurred Medicare Part D medical expenses on behalf of Medicare beneficiaries who were not members of our PDPs. Likewise, we received notice of claims from other plans that paid claims on behalf of our members. CMS established a plan-to-plan, or "P2P", reconciliation process to address this condition and provide a means of settlement between plans. Additionally, CMS recently published its state-to-plan, or "S2P", reconciliation process whereby health plans will settle with state Medicaid programs that paid claims on behalf of Medicare beneficiaries. We and MemberHealth have recorded our estimated liabilities under P2P and S2P as of December 31, 2006. Ultimate resolution of the P2P and S2P reconciliation processes could result in adjustments, up or down, to the amounts currently estimated and recoverable.

        Upon the direction of CMS, we have paid prescription drug benefits for Medicare beneficiaries who were, in fact, members of PDPs, other than our Prescription PathwaySM plans. As of March 31, 2007, we have a receivable of $36.5 million for these payments. In addition, as of March 31, 2007 we have a liability of approximately $1.4 million to other PDPs for our Prescription Pathway members whose drug costs have been borne by other plans and we have a liability of $30.4 million for our estimate of claims paid by state Medicaid programs on behalf of members of our PDPs. Similarly, at March 31, 2007, MemberHealth has a receivable of $66.2 million for prescription drug benefits that it has paid for Medicare beneficiaries who were members of other PDPs, and a payable of $7.1 million to other PDPs for MemberHealth members whose drug costs have been borne by other plans as well as a liability of $17.5 million for its estimate of claims paid by state Medicaid programs on behalf of members of MemberHealth PDPs. Although CMS has initiated a process for reconciling these errors in membership and drug costs, there can be no assurance that we or MemberHealth will be fully reimbursed for these costs by CMS or another PDP sponsor. Although we and MemberHealth intend to actively pursue amounts due us in the CMS reconciliation process, neither we nor MemberHealth can assure you that we will receive reimbursements from any other plan. Any amounts not collectible will be reported as additional claim costs and are subject to both reinsurance and the risk corridor adjustment.

        The merger agreement specifically provides that we are to adjust the merger consideration payable to MHRx to account for the CMS reconciliation process with respect to MemberHealth for the year ended December 31, 2006.

Our liabilities related to the CMS policy regarding the special transition period for retroactive enrollment may result in an unknown amount of liability, which could adversely affect our PDPs.

        On May 25, 2007, CMS issued a memorandum to clarify Medicare Part D sponsors' obligations under Prescription Drug Benefit Manual on Coordination of Benefits, Chapter 14, Section 50.1, entitled "Special Transition for Retroactive Enrollment Situations." Under Section 50.10, Part D plans must provide a special transition period in 2007 to accommodate certain claims incurred by, or on behalf of, beneficiaries whom CMS has retroactively enrolled in a Part D plan. Part D plans must accommodate claims incurred by or on behalf of such beneficiaries during a no greater than seven-month retroactive eligibility period, which may extend into 2006.

        In the May 25, 2007 memorandum CMS emphasized that Part D sponsors may not use the March 31, 2007 coverage year deadline, which is the cut-off date for the submission of claims associated with payment reconciliation, to deny requests for reimbursement of claims incurred during retroactive enrollment periods. Indeed, CMS noted that Part D plans are liable for claims received after March 31st even if retroactive enrollment is not an issue, subject to contractual provisions regarding timely claims filing for network pharmacies. To ensure that third party payors have the opportunity to request reimbursement for claims incurred during a retroactive enrollment period on behalf of dual eligibles, CMS stated that Part D sponsors must use the date of Medicaid notification to establish a new timely claims filing period. CMS also provided an attachment describing how the special transition period policy applied in various retroactive enrollment scenarios. We could face an unknown amount of liability as a result of complying with this special transition policy on retroactive enrollment, which could negatively affect our business.

Financial accounting for the Medicare Part D benefits is complex.

        The accounting and regulatory guidance regarding the proper method of accounting for Medicare Part D, particularly as it relates to the timing of revenue and expense recognition and calculation of the risk corridor, taken together with the complexity of the Medicare Part D product and recent challenges in reconciling CMS Medicare Part D membership data with our records, may lead to variability in our reporting of quarter-to-quarter earnings and to uncertainty among investors and research analysts following us as to the impacts of our Medicare PDPs on our full year results.

We and MemberHealth rely on the accuracy of information provided by CMS regarding the eligibility of a person to participate in our Medicare Part D plans, and any inaccuracies in those lists could cause CMS to recoup premium payments from us with respect to members who turn out not to be ours, which could reduce our revenue and profitability.

        Premium payments that we and MemberHealth receive from CMS are based upon eligibility lists produced by federal and local governments. From time to time, CMS requires us to reimburse them for premiums that we received from CMS based on eligibility and dual-eligibility lists that CMS later discovers contained individuals who were not in fact residing in our service areas or eligible for any government-sponsored program or were eligible for a different premium category or a different program. We may have already provided services to these individuals and reimbursement of amounts paid on behalf of services provided to such individuals may be unrecoverable. In addition to recoupment of premiums previously paid, we also face the risk that CMS could fail to pay us for members for whom we are entitled to payment. Our and MemberHealth's profitability would be reduced as a result of such failure to receive payment from CMS if we had made related payments to providers and were unable to recoup such payments from them.

The mail-order pharmacy and pharmacy benefit management components of MemberHealth's and our business are subject to significant additional regulation.

        The mail order pharmacy business is subject to extensive Federal, state and local regulation, including the application of state laws related to operation of internet and mail-service pharmacies. In addition, the combined company's PBM operations will be subject to a variety of Federal and state laws. These laws include Medicare Part D regulations regarding treatment of related entities, such as anti-kickback issues and compliance requirements under Federal employee benefits laws. Indeed, CMS has indicated that it will apply greater scrutiny to arrangements between PDPs and related parties, especially to rebate retention arrangements. Federal and state legislative proposals regarding PBMs are frequently introduced, and such proposals, if adopted, could affect a variety of industry practices, such as the receipt of rebates and administrative fees from pharmaceutical manufacturers.

        In addition, changes in existing Federal or state laws or regulations or in their interpretation by courts and agencies, or the adoption of new laws or regulations relating to patent term extensions, purchase discount, administrative fee and rebate arrangements with pharmaceutical manufacturers, as well as some of the formulary and other services provided to pharmaceutical manufacturers, could reduce the discounts, rebates or other fees received by PBMs and could adversely impact the combined company's business, financial condition, liquidity and operating results.

If we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets.

        We contract with physicians, hospitals and other providers to deliver health care to our members. Our Medicare Advantage products encourage or require our customers to use these contracted providers. These providers may share medical cost risk with us or have financial incentives to deliver quality medical services in a cost-effective manner. Our operations and profitability are significantly dependent upon our ability to enter into appropriate cost-effective contracts with hospitals, physicians and other healthcare providers that have convenient locations for our members in our geographic markets.

        In the long term, our ability to contract successfully with a sufficiently large number of providers in a particular geographic market will affect the relative attractiveness of our Medicare Advantage and managed care products in that market and could preclude us from renewing our Medicare contracts in those markets or from entering into new markets. We will be required to establish acceptable provider networks prior to entering new markets. We may be unable to maintain our relationships with our network providers or enter into agreements with providers in new markets on a timely basis or under favorable terms. In any particular market, providers could refuse to contract with us, demand to contract with us, demand higher payments, or take other actions that could result in higher health care costs for us, less desirable products for customers and members, disruption of benefits to our members, or difficulty meeting regulatory or accreditation requirements. In some markets, certain providers, particularly hospitals, physician specialty groups, physician/hospital organizations or multi-specialty physician groups, may have significant market positions and negotiating power. In addition, physician or practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, may compete directly with us. It is our understanding that one of our significant provider groups recently has formed an HMO in the southeastern Texas market. If these providers refuse to contract with us, use their market position to negotiate favorable contracts or otherwise place us at a competitive disadvantage, our ability to market products or to be profitable in those areas could be adversely affected.

        In some situations, we have contracts with individual or groups of primary care physicians for an actuarially determined, fixed, per-member-per-month fee under which physicians are paid an amount to provide all required medical services to our members. This type of contract is referred to as a "capitation" contract. The inability of providers to properly manage costs under these capitation arrangements can result in the financial instability of these providers and the termination of their relationship with us. In addition, payment or other disputes between a primary care provider and specialists with whom the primary care provider contracts can result in a disruption in the provision of services to our members or a reduction in the services available to our members. The financial instability or failure of a primary care provider to pay other providers for services rendered could lead those other providers to demand payment from us even though we have made our regular fixed payments to the primary provider. There can be no assurance that providers with whom we contract will properly manage the costs of services, maintain financial solvency or avoid disputes with other providers. Any of these events could have an adverse effect on the provision of services to our members and our operations, including loss of membership or higher healthcare costs.

Corporate practice of medicine and fee-splitting laws may govern our business operations, and violation of such laws could result in penalties and adversely affect our arrangements with contractors and our profitability.

        Several states have laws relating to what is known as the "corporate practice of medicine" that prohibit a business corporation from practicing medicine, employing physicians to practice medicine, or exercising control over medical treatment decisions by physicians. In these states, typically only medical professionals or a professional corporation in which the shares are held by licensed physicians or other medical professionals may provide medical care to patients. Many states also have some form of fee-splitting law, prohibiting certain business arrangements that involve the splitting or sharing of medical professional fees earned by a physician or another medical professional for the delivery of healthcare services.

        We perform only non-medical administrative and business services for physicians and physician groups. We do not represent that we offer medical services, and we do not exercise control over the practice of medical care by providers with whom we contract. We do, however, monitor medical services to ensure they are provided and reimbursed within the appropriate scope of licensure. In addition, we have developed close relationships with our network providers that include our review and monitoring of the coding of medical services provided by those providers. We also have compensation arrangements with providers that may be based on a percentage of certain provider fees and in certain cases our network providers have agreed to exclusivity arrangements.

        Regulatory authorities may assert that we are engaged in the corporate practice of medicine or that our contractual arrangements with providers constitute unlawful fee-splitting. Moreover, we cannot predict whether changes will be made to existing laws or if new ones will be enacted, which could cause us to be out of compliance with these requirements. If our arrangements are found to violate corporate practice of medicine or fee-splitting laws, our provider or independent physician association management contracts could be found legally invalid and unenforceable, which could adversely affect our operations and profitability, and we could be subject to civil or, in some cases, criminal, penalties.

We and MemberHealth may not have adequate intellectual property rights in our and MemberHealth's brand names for our and MemberHealth's health plans, and we and MemberHealth may be unable to adequately enforce such rights.

        Our success depends, in part, upon our ability to market our health plans under our brand names, including, but not limited to, our Today's Options®, Prescription PathwaySM, Senior Solutions®, and Texan Plus® family of products, and MemberHealth's Community Care Rx®, Community Pharmacists Care RxSM, MemberHealth™, MHRx™, and Community CCRx® family of products. As part of a 2007 settlement in a litigation matter in Federal court in the State of Oklahoma, MemberHealth agreed to cease using, effective at the end of the 2007 Medicare Part D coverage year, the brand name Community Care Rx® in all 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands where it markets its PDP under that brand name, and to cease using the brand name Community Pharmacists Care Rx® in the State of Oklahoma where it markets its PDP under that brand name. MemberHealth will market its PDP offering for 2008 under the Community CCRx® brand name. We may not have taken enforcement action to prevent infringement of our marks and may not have secured registrations of the other brand names that we use in our business. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of such intellectual property rights. Other businesses may have prior rights in our brand names or in similar names, which could cause market confusion or limit or prevent our ability to use these marks, or prevent others from using similar marks. If we are unable to prevent others from using our brand names, or if others prohibit us from using them, our revenues could be adversely affected. Even if we are able to protect our intellectual property rights in such brands, we could incur significant costs in doing so.

Competition in the insurance, healthcare, PBM and pharmacy industries is intense, and if we and MemberHealth do not design and price our products properly and competitively, our and MemberHealth's membership and profitability could decline.

        We and MemberHealth operate in a highly competitive industry. Some of our competitors are more established in the insurance, health care and PBM industries in terms of a larger market share and have greater financial resources than we do in some markets. In addition, other companies may enter our markets in the future. We believe that barriers to entry in many markets are not substantial, so the addition of new competitors can occur relatively easily, and customers enjoy significant flexibility in moving between competitors. Contracts for the sale of commercial products are generally bid upon or renewed annually. We compete for members in our health plans and PBM on the basis of many factors, including the size, location, quality and depth of provider networks, benefits provided, quality of service and reputation. We also expect that price will continue to be a significant basis of competition.

        In addition to the challenge of controlling PBM and health care costs, we face intense competitive pressure to contain premium prices. Factors such as business consolidations, strategic alliances, legislative reform and marketing practices create pressure to contain premium price increases, despite being faced with increasing medical costs. Premium increases, introduction of new product designs, and our relationship with our providers in various markets, among other issues, could also affect our membership levels. Other actions that could affect membership levels include our possible exit from or entrance into additional markets.

        We compete based on innovation and service, as well as on price. To attract new clients and retain existing clients, we must continually develop new products and services to assist clients in managing their pharmacy benefit programs. We may not be able to develop innovative products and services, including new Medicare Part D offerings, which are attractive to clients. Moreover, although we need to continue to expend significant resources to develop or acquire new products and services in the future, we may not be able to do so. We cannot be sure that we will continue to remain competitive, nor can we be sure that we will be able to market our products and services, including PBM services, to clients successfully at current levels of profitability.

        Consolidation within the PBM industry, as well as the acquisition of any of our competitors by larger companies, may lead to increased competition. In March 2007, CVS Corporation and Caremark Rx, Inc. announced that they had consummated the merger of the two companies which merged the pharmacy chains with the Caremark PBM. This and other strategic combinations could have an adverse effect on our business or results of operations.

        If we do not compete effectively in our markets, if we set rates too high or too low in highly competitive markets to maintain or increase our market share, if membership and customers do not increase as we expect, if membership declines, or if we lose accounts with favorable medical cost experience while retaining or increasing membership in accounts with unfavorable medical cost experience, our business and results of operations could be materially adversely affected.

If the PBM that supports our business or MemberHealth does not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline.

        We have contractual relationships with pharmaceutical manufacturers that provide us with purchase discounts on drugs dispensed from our mail-order pharmacies and rebates on brand-name prescription drugs dispensed through mail order and retail. These discounts and rebates are generally passed on to clients in the form of steeper price discounts and rebate pass-backs. Manufacturer rebates often depend on our ability to meet contractual market share or other requirements. Pharmaceutical manufacturers have also increasingly made rebate payments dependent upon our agreement to include a broad array of their products in our formularies.

        Competitive pressures in the PBM industry have also caused us and many other PBMs to share with clients a larger portion of the rebates received from pharmaceutical manufacturers and to increase the discounts offered to clients.

        Changes in existing federal or state laws or regulations or in their interpretation by courts and agencies or the adoption of new laws or regulations relating to patent term extensions, purchase discount, administrative fee and rebate arrangements with pharmaceutical manufacturers, as well as some of the formulary and other services we provide to pharmaceutical manufacturers, could also reduce the discounts or rebates we receive and adversely impact our business, financial condition, liquidity and operating results.

Changes in industry pricing benchmarks could adversely affect our and MemberHealth's financial performance.

        Contracts in the prescription drug industry generally use certain published benchmarks to establish pricing for prescription drugs. These benchmarks include average wholesale price, which is referred to as "AWP", average selling price, which is referred to as "ASP", and wholesale acquisition cost, which is referred to as "WAC," and average manufacturer price, which is referred to as "AMP."

        Recent events have raised uncertainties as to whether payors, pharmacy providers, PBMs and others in the prescription drug industry will continue to utilize AWP as it has previously been calculated, or whether other pricing benchmarks will be adopted for establishing prices within the industry. Specifically, in the proposed settlement in the case of New England Carpenters Health Benefits Fund, et al. v. First DataBank, et al., a civil class action case brought against McKesson Corporation and First DataBank, or "FDB", which is one of several companies that report data on prescription drug prices, FDB has agreed to reduce the reported AWP of certain drugs by 4% at a future time as contemplated by the settlement. At this time, the proposed settlement has not received final court approval. We cannot precisely predict the long-term effect of the proposed settlement or the timing of any impact it may have on our PBM business.

Demands by MemberHealth's clients for enhanced service levels or possible loss or unfavorable modification of contracts with our clients could negatively affect MemberHealth's profitability.

        As MemberHealth's clients face the continued rapid growth in prescription drug costs, they may demand additional services and enhanced service levels to help mitigate the increase in spending. MemberHealth operates in a very competitive PBM environment, and as a result, MemberHealth may not be able to increase their fees to compensate for these increased services which could negatively affect their profitability.

Due to the term of MemberHealth's contracts with clients, if they are unable to extend those contracts or replace any lost clients, their future business and results of operation would be adversely affected.

        MemberHealth's contracts with PBM clients generally do not have terms longer than three years and, in some cases, are terminable by the client on relatively short notice. Their larger clients generally seek bids from other PBM providers in advance of the expiration of the contracts. In addition, MemberHealth believes the managed care industry is undergoing substantial consolidation, and another party that is not our client could acquire some of their managed care clients. In such cases, the likelihood that such client would renew its PBM contract with MemberHealth could be reduced. If several of these large clients elect not to extend their relationship with MemberHealth and MemberHealth is not successful in generating sales to replace the lost business, their future business and results of operations would be adversely affected.

MemberHealth's results of operations could suffer if it loses its pharmacy network affiliations.

        MemberHealth's PBM operations are dependent to a significant extent on its ability to obtain discounts on prescription purchases from retail pharmacies that can be utilized by its clients and participants. MemberHealth's contracts with retail pharmacies, which are non-exclusive, are generally terminable by either party on short notice. If one or more of its top pharmacy chains elects to terminate its relationship with MemberHealth or if MemberHealth is only able to continue its relationship on terms less favorable to it, access to retail pharmacies by MemberHealth's clients and their health plan participants, and MemberHealth's business, results of operations and financial condition could suffer. In addition, some large retail pharmacy chains either own or have strategic alliances with PBMs or could attempt to acquire or enter into these kinds of relationships in the future. Ownership of, or alliances with, PBMs by retail pharmacy chains, particularly large pharmacy chains which control a significant amount of retail pharmacy business, could have material adverse effects on MemberHealth's relationships with those retail pharmacy chains, particularly the discounts they are willing to make available, and on MemberHealth's business, results of operations and financial condition.

The launch of generic pharmaceuticals into the marketplace may impact our and MemberHealth's financial results.

        A great deal of our and MemberHealth's earned rebates on drugs comes from drugs whose patents will expire over the next several years. When these patents expire, generic products will be introduced and may substantially reduce the market share of brand-name drugs and the rebates manufacturers provide to us and MemberHealth for their brand-name drugs that are included on the formularies we and MemberHealth manage. We and MemberHealth may also be unable to negotiate rebates for new brand-name drugs comparable to the rebates that are received from brand-name drugs with expiring patents. Even though we and MemberHealth generally incur lower costs on generic drugs than what is spent on brand-name drugs, manufacturers of newly-introduced generic drugs sometimes benefit from an exclusive marketing period, generally six months, during which time our costs for such drugs may be higher than typical for generic drugs. Therefore, the typically lower costs we and MemberHealth incur on generic drugs and rebates from newly-approved, brand-name drugs may not offset any decline in rebates for brand-name drugs with expired patents. In addition, if one or more generic manufacturers ceases producing a particular product, we and MemberHealth may incur increased costs for the surviving generically-available equivalent products.

PBMs, including MemberHealth, could be subject to claims under ERISA if they are found to be fiduciaries of health benefit plans governed by ERISA.

        PBMs typically provide services to corporations and other sponsors of health benefit plans. These plans are subject to the Employee Retirement Income Security Act of 1974, as amended, or "ERISA", which regulates employee pension benefit plans and employee welfare benefit plans, including health and medical plans. The U.S. Department of Labor, which is the agency that enforces ERISA, could assert that the fiduciary obligations imposed by the statute apply to some or all of the services provided by a PBM. MemberHealth is party to several lawsuits that claim it is a fiduciary under ERISA. If a court were to determine, in litigation brought by a private party or in a proceeding arising out of a position taken by the Department of Labor, that MemberHealth was a fiduciary in connection with services it provides, MemberHealth could potentially be subject to claims for breaching fiduciary duties and/or entering into certain "prohibited transactions" under ERISA. In addition, claims also might be made against MemberHealth's PBM under common law and state fiduciary obligation theories.

We and MemberHealth are subject to extensive government regulation; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us and MemberHealth could reduce our and its revenues and profitability and otherwise adversely affect our and its operating results.

        There is substantial Federal and state governmental regulation of our business. Several laws and regulations adopted by the Federal government including the Sarbanes-Oxley Act of 2002, the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act, or "HIPAA", MMA, the USA PATRIOT Act, and "Do Not Call" regulations, have created additional administrative and compliance requirements for us and MemberHealth. The requirements of these laws and regulations are still evolving, and the cost of compliance may have an adverse effect on our and MemberHealth's profitability. If we or MemberHealth fail to comply with existing or future applicable laws and regulations, we and it could suffer civil, criminal or administrative penalties. Different interpretations and enforcement policies of these laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make significant changes to our operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our and MemberHealth's business or assure you that we or it will be able to obtain or maintain the regulatory approvals required to operate our business.

        Laws in each of the states in which we operate our health plans and insurance companies also regulate our sales practices, operations, including the scope of benefits, rate formulas, delivery systems, utilization review procedures, quality assurance, complaint systems, enrollment requirements, claim payments, marketing, and advertising. These state regulations generally require, among other things, prior approval and/or notice of new products, premium rates, benefit changes, and certain material transactions, including dividend payments, purchases or sales of assets, inter-company agreements, and the filing of various financial and operational reports.

        We and MemberHealth are also subject to various governmental reviews, audits and investigations to verify our compliance with our contracts and applicable laws and regulations. Our health plans and insurance companies are audited by state departments of insurance for financial and contractual compliance. Our health plans are audited for compliance with health services by state departments of health. Audits and investigations are also conducted by state attorneys general, CMS, the Office of the Inspector General of Health and Human Services, the Office of Personnel Management, the Department of Justice, the Department of Labor, and state departments of insurance and departments of health. Several state attorneys general, state departments of insurance and Congressional committees are currently investigating the practices of insurance brokers, including some of those used by certain companies in the health care industry.

        Any adverse review, audit or investigation could result in:

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  repayment of amounts we have been paid pursuant to our government contracts;

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  imposition of civil or criminal penalties, fines or other sanctions on us;

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  loss of licensure or the right to participate in government-sponsored programs, including Medicare;

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  damage to our reputation in various markets; and

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  increased difficulty in marketing our products and services.

        Any of these events could make it more difficult for us to sell our products and services, reduce our revenues and profitability and otherwise adversely affect our operating results. See the section captioned "Regulation" in Part I, Item 1 of our Form 10-K for the year ended December 31, 2006.

We and MemberHealth are required to comply with laws governing the transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.

        Regulations under HIPAA require us and the combined company to comply with standards regarding the exchange of health information within our company and with third parties, including healthcare providers, business associates and our members. These regulations include standards for common healthcare transactions, including claims information, plan eligibility, and payment information; unique identifiers for providers and employers; security; privacy; and enforcement. HIPAA also provides that to the extent that state laws impose stricter privacy standards than HIPAA privacy regulations, such state standards and laws are not preempted by HIPAA.

        Given the complexity of the HIPAA regulations, the possibility that the regulations may change, and the fact that the regulations are subject to changing and, at times, conflicting interpretation, our ability to comply with the HIPAA requirements is uncertain. Furthermore, a state's ability to promulgate stricter laws, and uncertainty regarding many aspects of such state requirements, make compliance more difficult. To the extent that we submit electronic healthcare claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA, payments to us may be delayed or denied. Additionally, the costs of complying with any changes to the HIPAA regulations may have a negative impact on our operations. Sanctions for failing to comply with the HIPAA health information provisions include criminal penalties and civil sanctions, including significant monetary penalties. In addition, our failure to comply with state health information laws that may be more restrictive than the regulations issued under HIPAA could result in additional penalties.

        Compliance with HIPAA regulations requires significant systems enhancements, training and administrative effort. HIPAA could also expose us and the combined company to additional liability for violations by our business associates. A business associate is a person or entity, other than a member of the work force, who on behalf of a covered entity performs or assists in the performance of a function or activity involving the use or disclosure of individually identifiable health information, or provides legal, accounting, consulting, data aggregation, management, administrative, accreditation, or financial services.

Changes in governmental regulation or legislative reform could increase our and MemberHealth's costs of doing business and adversely affect our and MemberHealth's profitability.

        Our health plans and insurance companies and MemberHealth's business are extensively regulated by the Federal government and the states in which we operate. The laws and regulations governing our operations are generally intended to benefit and protect policyholders, health plan members and providers rather than shareholders. From time to time, Congress has considered various forms of "Patients' Bill of Rights" legislation, which, if adopted, could alter the treatment of coverage decisions under applicable federal employee benefits laws. There have also been legislative attempts at the state level to limit the preemptive effect of Federal employee benefits laws on state laws. If adopted, such limitations could increase the combined company's liability exposure and could permit greater state regulation of our operations. The government agencies administering these laws and regulations have broad latitude to enforce them. These laws and regulations, along with the terms of our government contracts, regulate how we do business, what services we offer, and how we interact with our policyholders, members, providers and the public. Healthcare laws and regulations are subject to frequent change and differing interpretations. Changes in the political climate or in existing laws or regulations, or their interpretations, or the enactment of new laws or the issuance of new regulations could adversely affect our business by, among other things:

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  imposing additional license, registration, or capital reserve requirements;

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  increasing our administrative and other costs;

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  forcing us to undergo a corporate restructuring;

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  increasing mandated benefits without corresponding premium increases;

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  limiting our ability to engage in inter-company transactions with our affiliates and subsidiaries;

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  effecting our ability to operate under the Medicare program and to continue to serve our members and attract new members;

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  forcing us to alter or restructure our relationships with providers and agents;

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  restricting our ability to market our products;

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  increasing governmental regulation of healthcare and PBM services, including potential regulation of the PBM industry by the U.S. Food and Drug Administration, or direct regulation of pharmacies by regulatory and quasi-regulatory bodies;

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  requiring that health plan members have greater access to non-formulary drugs;

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  expanding the ability of health plan members to sue their plans;

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  requiring us to implement additional or different programs and systems;

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  increasing antitrust lawsuits challenging PBM pricing practices;

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  instituting state legislation regulating PBMs or imposing fiduciary status on PBMs; and

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  instituting drug pricing legislation, including "most favored nation" pricing and "unitary pricing" legislation.

        While it is not possible to predict when and whether fundamental policy changes would occur, these could include policy changes on the local, state and federal level that could fundamentally change the dynamics of our industry, such as policy changes mandating a much larger role of the government in the health care arena. Changes in public policy could materially affect our profitability, our ability to retain or grow business, or our financial condition. State and federal governmental authorities are continually considering changes to laws and regulations applicable to us and are currently considering regulations relating to:

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  health insurance access and affordability;

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  disclosure of provider quality information;

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  electronic access to pharmacy and medical records;

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  formation of regional or national association health plans for small employers;

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  universal health coverage; and

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  disclosure of provider fee schedules and other data about payments to providers, sometimes called transparency.

All of these proposals could apply to us and could result in new regulations that increase the cost of our operations. Healthcare organizations also may reduce or delay the purchase of PBM services, and manufacturers may reduce administrative fees and rebates or reduce supplies of certain products. There can be no assurance that legislative or regulatory change will not affect our ability to negotiate rebate and administrative fee arrangements with manufacturers and will not have a material adverse effect on our business.

        In addition, both Congress and state legislatures are expected to consider legislation to increase governmental regulation of managed care plans. Some of these initiatives would, among other things, require that health plan members have greater access to drugs not included on a plan's formulary and give health plan members the right to sue their health plans for malpractice when they have been denied care. The scope of the managed care reform proposals under consideration by Congress and state legislatures and enacted by states to date vary greatly, and we cannot predict the extent of future legislation. However, these initiatives could limit our business practices and impair our ability to serve our clients.

Our and MemberHealth's reliance upon third party administrators may disrupt or adversely affect our and its operations.

        We depend on independent third parties for significant portions of our systems-related support, equipment, facilities, and certain data, including data center operations, data network, voice communication services and pharmacy data processing. This dependence makes our operations vulnerable to such third parties' failure to perform adequately under the contract, due to internal or external factors.

        We have outsourced the operation of our data center, call centers and new business processing services to independent third parties and may from time to time obtain additional services or facilities from other independent third parties. Dependence on third parties for these services and facilities may make our operations vulnerable to their failure to perform as agreed. We also rely upon data from our joint venture partner PharmaCare and CMS for information relating to Medicare Part D and Medicare Advantage membership and claims administration. MemberHealth relies upon Computer Sciences Corporation, or "CSC", and CMS for information relating to Medicare Part D membership and claims administration. Incorrect information from these entities could generate inaccurate or incomplete membership and payment reports concerning our Medicare eligibility and enrollment. This could cause us to incur additional expense to utilize additional resources to validate, reconcile and correct the information. We have not been able to independently test and verify certain of these third party systems and data. There can be no assurance that future third party data will not disrupt or adversely affect our plans' relationships with our members or our results of operations. Additionally, as of November 2006, we ceased to utilize a third party administrator, TMG Health, to manage our private fee-for-service claims, and brought this function in house. This has put new administrative burdens on

us. A change in service providers could result in a decline in service quality and effectiveness or less favorable contract terms which could adversely affect our operating results. Some of our outsourced services are being performed overseas. For 2008, CMS will require approval of the performance of services overseas. Failing to obtain this approval could have a material adverse effect on our results of operations and financial condition.

Reductions in funding for Medicare programs could materially reduce our profitability.

        Approximately 54% of our total revenue for the fiscal year ended December 31, 2006 (76% of our total revenue on a pro forma basis assuming the merger had been consummated on January 1, 2006) was generated by the operation of our Medicare Advantage HMO plans, Medicare Advantage private fee-for-service plans and Medicare Part D PDPs. As a result, our revenue and profitability are dependent on government funding levels for these programs. The rates paid to Medicare Advantage health plans like ours are established by contract, although the rates differ depending on a combination of factors, including upper payment limits established by CMS, a member's health profile and status, age, gender, county or region, benefit mix, member eligibility categories, and the plan's risk scores. Future Medicare rate levels may be affected by continuing government efforts to contain medical expense, including prescription drug costs, and other federal budgetary constraints. Medicare Advantage health plans like ours are currently being examined by the government in comparison to Medicare fee-for-service payments, and such examination could result in a reduction in payments to Medicare Advantage health plans. Changes in the Medicare program, including with respect to funding, may affect our ability to operate under the Medicare program and/or lead to reductions in the amount of reimbursement, elimination of coverage for certain benefits, or reductions in the number of persons enrolled in or eligible for Medicare.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 made changes to the Medicare program that will materially impact our operations and could reduce our profitability and increase competition for existing and prospective members.

        The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or "MMA", substantially changed the Medicare program and caused us to modify how we operate our business. Although many of these changes are designed to benefit Medicare Advantage plans generally, certain provisions of the MMA may increase competition, create challenges for us with respect to educating our existing and potential members about the changes, and create other risks and substantial and potentially adverse uncertainties, including the following:

Increased competition could adversely affect our enrollment and results of operations:

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  The MMA increased reimbursement rates for Medicare Advantage plans. Higher reimbursement rates may increase the number of plans that participate in the Medicare program, creating new competition that could adversely affect our profitability and cause increased lapsation in our Medicare Supplement in force as policyholders choose to enroll in a competitors plan.

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  As of 2006, a new regional Medicare Preferred Provider Organization, or Medicare PPO, program and private fee-for-service plans were implemented pursuant to the MMA. Medicare PPOs and private fee-for-service plans allow their members more flexibility to select physicians than the current plans, which are HMOs that require members to coordinate with a primary care physician. The regional Medicare PPO program and private fee-for-service plans compete with local Medicare Advantage programs and have affected, and may continue to affect, our Medicare Advantage business.

The new competitive bidding process may adversely affect our profitability:

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  As of January 1, 2006, the payments for the local Medicare Advantage HMO and regional Medicare Advantage PPO programs are based on a competitive bidding process that may decrease the amount of premiums paid to us or cause us to increase the benefits we offer.

The new limited annual enrollment process may adversely affect our growth and ability to market our products:

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  Beginning in 2006, Medicare beneficiaries generally have a more limited annual enrollment period during which they can choose to participate in a Medicare Advantage plan or receive benefits under the traditional fee-for-service Medicare program. After the annual enrollment period, most Medicare beneficiaries will not be permitted to change their Medicare benefits until the next enrollment period. The new annual enrollment process and subsequent "lock-in" provisions of the MMA may adversely affect our growth as it will limit our ability to enter new service areas and market to or enroll new members in our established service areas outside of the annual enrollment period.

The limited annual enrollment period may make it difficult to retain an adequate sales force:

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  As a result of the limited annual enrollment period and the subsequent "lock-in" provisions of the MMA, our sales force, including our independent sales brokers and agents, may be limited in their ability to market certain of our products year-round. Our agents rely substantially on sales commissions for their income. Given the limited annual sales window, it may become more difficult to find agents to market and promote our products.

We may be responsible for the actions of our independent and career agents and MemberHealth for the actions of its marketing subagents, and restrictions on our ability to market would adversely affect our revenue.

        In litigation against our subsidiaries, claims are sometimes made that agents failed to comply with applicable laws, regulations and rules, or acted improperly in other ways and that we are responsible for such failure. We may be held liable for contractual or extra-contractual damages on such claims. We cannot assure you that any future claim will not result in material liability in the future. Federal and state regulators increasingly are scrutinizing the marketing practices of insurers, including Medicare Advantage (including private fee-for-service plans), MA-PDs, and PDPs and their marketing agents, and there is no guarantee that such scrutiny will not be turned on the practices of our Medicare Advantage plans, PDPs and our marketing agents, and will not expose us to liability.

        MemberHealth relies substantially on its strategic relationship with CCOS, an independent insurance marketing organization that provides education, outreach and enrollment services through independent licensed agents for MemberHealth's Medicare Part D plans, and may be subject to similar claims regarding CCOS' representatives.

        We rely on our marketing and sales efforts for a significant portion of our premium revenue growth. The Federal government and state governments in the states in which we currently operate permit marketing but impose strict requirements and limitations as to the types of marketing activities that are permitted. If our marketing efforts were to be prohibited or curtailed, our ability to increase or sustain membership would be significantly harmed, which would adversely affect our revenue.

        Similarly, Federal and state governments and regulatory agencies have recently placed an increased focus on the sales and marketing of private fee-for-service plans. Concerns over the growing number of market conduct complaints regarding improprieties in the sales of private fee-for-service planes have spawned stricter marketing standards by CMS relating to such plans. This heightened focus on market conduct and stricter standards in the marketing and sales of private fee-for-service plans could require us to modify our systems, increase our costs and change our agent training requirements, which could result in a material adverse effect on our results of operations and financial condition.

        In 2005, the Wisconsin Office of the Commissioner of Insurance, or "WI OCI", initiated an investigation into the sales practices of the Pennsylvania Life sales agents in the state. Our management has met with WI OCI on several occasions to discuss WI OCI's concerns and to propose action by us. The discussions will continue in an effort to reach a satisfactory agreement.

If our or MemberHealth's government contracts are not renewed or are terminated, our and MemberHealth's business could be substantially impaired.

        We and MemberHealth provide our Medicare and other services through a limited number of contracts with Federal government agencies. These contracts generally have terms of one or two years and are subject to non-renewal by the applicable agency. All of our government contracts are terminable for cause if we breach a material provision of the contract or violate relevant laws or regulations. In addition, our right to add new members may be suspended by a government agency if it finds deficiencies in our provider network or operations. If we are unable to renew, or to successfully re-bid or compete for any of our government contracts, or if any of our contracts are terminated, our business could be substantially impaired. If any of those circumstances were to occur, we would likely pursue one or more alternatives, including seeking to enter into contracts in other geographic markets, seeking to enter into contracts for other services in our existing markets, or seeking to acquire other businesses with existing government contracts. If we were unable to do so, we could be forced to cease conducting business. In any such event, our revenues and profits would decrease materially.

Other risks of our business

We have a significant amount of debt outstanding that contains restrictive covenants, and we may be unable to service and repay our debt obligations if our subsidiaries cannot pay sufficient dividends or make other cash payments to us.

        As of March 31, 2007, we had $89 million of debt outstanding under our amended credit agreement. As of March 13, 2007, we also had $50 million of debt outstanding under our new short-term revolving credit facility, which becomes due on September 30, 2007. We have available borrowing capacity under our senior secured revolving credit facility of $15 million. In March 2007, we signed a letter of intent to issue up to an additional $100 million in trust preferred securities through a subsidiary trust and issued $50 million of the trust preferred securities bringing our total trust preferred securities to $125 million at March 31, 2007. As discussed in this prospectus/proxy statement, we intend to refinance our bank debt upon the consummation of the merger. Substantially all of the capital stock of our operating subsidiaries is pledged to our bank lenders. Because our principal outstanding indebtedness has been incurred by our parent company, our ability to make interest and principal payments on our outstanding debt is dependent upon the ability of our subsidiaries to pay cash dividends or make other cash payments to our parent company. Our subsidiaries will be able to pay dividends to our parent company only if they earn sufficient profits and, in the case of our insurance company and health plan subsidiaries, they satisfy the requirements of the state insurance laws relating to dividend payments and the maintenance of required surplus.

        Our debt service obligations will require us to use a portion of our operating cash flow to pay interest and principal on indebtedness instead of for other corporate purposes, including funding future expansion of our business and ongoing capital expenditures. If our operating cash flow and capital resources are insufficient to service our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations. We may also incur additional indebtedness in the future. Our indebtedness could have additional adverse consequences, including:

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  increasing our vulnerability to adverse economic, regulatory and industry conditions, and placing us at a disadvantage compared to our competitors that are less leveraged;

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  limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  limiting our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate or other purposes; and

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  exposing us to greater interest rate risk since the interest rate on borrowings under our senior credit facilities is variable.

Capital constraints could restrict our ability to support our premium growth.

        Our continued growth is dependent upon our ability to support premium revenue growth through the expansion of our markets and our network of agents while at the same time maintaining sufficient levels of capital and surplus to support that growth. Our new business growth typically results in reduced income caused by costs related to new market expansion and, on certain insurance products, net losses during the early years of a policy (statutory surplus strain). The resulting reduction in capital and surplus can limit our ability to generate new business due to statutory restrictions on premium to surplus ratios and other required statutory surplus parameters. In addition, some states, such as Florida and Texas, limit an insurer's ability to write certain lines of business if gross and/or net premiums written would exceed a specified percentage of capital and surplus. Likewise, we are required to maintain adequate risk based capital ratios as prescribed by each state. Moreover, substantially more capital than the statutory minimums are needed to support our level of premium growth and to finance acquisitions. If we cannot generate sufficient capital and statutory surplus to maintain minimum statutory requirements and to support our growth, we could be restricted in our ability to generate new premium revenue.

If we are required to maintain higher statutory capital levels for our existing operations or if we are subject to additional capital reserve requirements as we pursue new business opportunities, our ability to obtain funds from our subsidiaries may be restricted and our cash flows and liquidity may be adversely affected.

        Because Universal American operates as a holding company, it is dependent upon dividends and administrative expense reimbursements from its subsidiaries to fund its obligations, including payment of principal and interest on our debt obligations. These subsidiaries generally are regulated by state Departments of Insurance. Our health plan and insurance company subsidiaries are subject to laws and regulations that limit the amount of dividends and distributions they can pay for purposes other than to pay income taxes related to their earnings. These laws and regulations also limit the amount of management fees our subsidiaries may pay to their affiliates, including our management subsidiaries, without prior notification to, or in some cases approval of, state regulators.

        We are also required by law to maintain specific prescribed minimum amounts of capital in these subsidiaries. The levels of capitalization required depend primarily upon the volume of premium generated. A significant increase in premium volume will require additional capitalization from our parent company. In most states, we are required to seek prior approval by these state regulatory authorities before we transfer money or pay dividends that exceed certain amounts from these subsidiaries, or, in some states, any amount. The pre-approval and notice requirements vary from state to state, and the discretion of the state regulators, if any, in approving or disapproving a dividend is not always clearly defined. Subsidiaries that declare non-extraordinary dividends must usually provide notice to the regulators in advance of the intended distribution date. If the regulators were to deny or significantly restrict our subsidiaries' requests to pay dividends to us or to pay management and other fees to affiliates, the funds available to us would be limited, which could impair our ability to implement our business and growth strategy and satisfy our debt obligations, or we could be required to incur additional indebtedness to fund these strategies.

        In addition, one or more of these states could increase the statutory capital level from time to time. States have also adopted risk-based capital requirements based on guidelines adopted by the National Association of Insurance Commissioners, which tend to be, although are not necessarily, higher than existing statutory capital requirements. Regardless of whether the states in which we operate, maintain or adopt risk-based capital requirements, the state Departments of Insurance can require our subsidiaries to maintain minimum levels of statutory capital in excess of amounts required under the applicable state laws if they determine that maintaining additional statutory capital is in the best interests of our members. Any increases in these requirements could materially increase our reserve requirements. In addition, as we continue to expand our plan offerings in new states or pursue new business opportunities, including our recent offerings of PDPs, and expansion of private fee for service products and health plans in new markets, we may be required to maintain additional statutory capital reserves. In either case, our available funds could be materially reduced, which could harm our ability to implement our business strategy.

        In the event that we are unable to provide sufficient capital to fund the debt obligations of Universal American, our operations or financial position may be adversely affected.

Downgrades in our debt ratings, should they occur, may adversely affect our business, financial condition and results of operations.

        Increased public and regulatory concerns regarding the financial stability of insurance companies and health plans have resulted in consumers placing greater emphasis upon financial strength ratings. Claims paying ability, financial strength, and debt ratings by recognized rating organizations are increasingly important factors in establishing the competitive position of insurance companies and health plans. Ratings information is broadly disseminated and generally used throughout the industry. Our ability to expand and to attract new business is affected by the financial strength ratings assigned to our subsidiaries by independent industry rating agencies, such as A.M. Best Company, Inc. Some distributors such as financial institutions, unions, associations and affinity groups may not sell our products to these groups unless the rating of our subsidiary writing the business improves to at least an "A-" from its "B++." The lack of higher A.M. Best ratings for our subsidiaries could adversely affect sales of our products. Our debt ratings impact both the cost and availability of future borrowings. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. Our ratings reflect each rating agency's opinion of our financial strength, operating performance, and ability to meet our debt obligations or obligations to policyholders, but are not evaluations directed toward the protection of investors in our common stock and should not be relied upon as such. Following announcement of the proposed merger, Standard & Poor's indicated that it will maintain its BBB- investment grade rating on our debt, and A.M. Best indicated that it will maintain its B++ rating on our core insurance subsidiaries. There is no assurance, however, that these ratings will be maintained in the future. Any future downgrade in our ratings may cause our policyholders and members to lapse, and may cause some of our agents to sell less of our products or to cease selling our products altogether. Increased lapse rates would reduce our premium revenue and net income. Thus, downgrades in our ratings, should they occur, may adversely affect our business, financial condition and results of operations.

If we fail to properly maintain the integrity of our data and information systems, our business could be materially adversely affected.

        Our business depends significantly on efficient, effective and secure information systems and the integrity and timeliness of the data we use to run our business. We have various information systems which support our operating segments. The information gathered and processed by our management information systems assists us in, among other things, marketing and sales tracking, underwriting, billing, claims processing, medical management, medical care cost and utilization trending, financial and management accounting, reporting, planning and analysis and e-commerce. These systems also support on-line customer service functions, provider and member administrative functions and support tracking and extensive analyses of medical expenses and outcome data.

        Our information systems and applications require an ongoing commitment of significant resources to maintain, protect and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. If the information we rely upon to run our businesses was found to be inaccurate or unreliable, if we fail to properly maintain our information systems and data integrity, or if we fail to successfully update or expand processing capability or develop new capabilities to meet our business needs in a timely manner, we could have operational disruptions, have problems in determining medical cost estimates and establishing appropriate pricing, have customer and physician and other health care provider disputes, lose our ability to produce timely and accurate reports, have regulatory or other legal problems, have increases in operating and administrative expenses, lose existing customers, have difficulty in attracting new customers or in implementing our growth strategies, or suffer other adverse consequences.

        To the extent we fail to maintain effective information systems, we may need to contract for these services with third-party management companies, which may be on less favorable terms to us and significantly disrupt our operations and information flow. In addition, we have outsourced the operation of our data center to independent third parties and may from time to time obtain additional services or facilities from other independent third parties. Dependence on third parties for these services and facilities may make our operations vulnerable to their failure to perform as agreed.

        Furthermore, our business requires the secure transmission of confidential information over public networks. Because of the confidential health information we store and transmit, security breaches could expose us to a risk of regulatory action, litigation, possible liability and loss. Our security measures may be inadequate to prevent security breaches, and our business operations and profitability would be adversely affected by cancellation of contracts, loss of members and potential criminal and civil sanctions if they are not prevented.

        There can be no assurance that our process of improving existing systems, developing new systems to support our expanding operations, integrating new systems, protecting our proprietary information, and improving service levels will not be delayed or that additional systems issues will not arise in the future. Failure to adequately protect and maintain the integrity of our information systems and data may result in a material adverse effect on our financial positions, results of operations and cash flows.

Any failure by us to manage our growing operations or to successfully integrate acquisitions and other significant transactions could harm our financial results, business and prospects.

        As part of our business strategy, we frequently engage in discussions with third parties regarding possible investments, acquisitions, strategic alliances, joint ventures, and outsourcing transactions and often enter into agreements relating to such transactions that are designed to enhance our business objectives. In order to pursue this strategy successfully, we must identify suitable candidates for, and successfully complete, transactions as well as effectively integrate any such acquired companies into our operations. If we fail to identify and successfully complete transactions that further our strategic objectives, we may be required to expend resources to develop products and technology internally, we may be unable to sustain our historical growth rates, we may be put at a competitive disadvantage or we may be adversely affected by negative market perceptions, any of which may have a material adverse effect on our results of operations, financial position or cash flows.

Acquisition risk

        The rapid growth in the size and complexity of our operations has placed, and will continue to place, significant demands on our management, operations systems, accounting systems, internal controls systems and financial resources. As part of our strategy, we have experienced, and expect to continue to experience, considerable growth through acquisitions.

        Acquisitions involve numerous additional risks, some of which we have experienced in the past, including:

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  difficulties in the integration of operations, technologies, products, systems and personnel of the acquired company;

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  diversion of financial and management resources from existing operations;

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  potential increases in policy lapses;

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  potential losses from unanticipated litigation or levels of claims;

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  inability to generate sufficient revenue to offset acquisition costs;

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  loss of key customer accounts: and

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  loss of key provider contracts or renegotiation of existing contracts on less favorable terms.

        In addition, we generally are required to obtain regulatory approval from one or more governmental agencies when making acquisitions, which may require a public hearing, regardless of whether we already operate a plan in the state in which the business to be acquired is located. We may be unable to comply with these regulatory requirements for an acquisition in a timely manner, or at all. Moreover, some sellers may insist on selling assets that we may not want, including commercial lines of business, or transferring their liabilities to us as part of the sale of their companies or assets. Even if we identify suitable acquisition targets, we may be unable to complete acquisitions or obtain the necessary financing for these acquisitions on terms favorable to us, or at all.

        To the extent we complete an acquisition, we may be unable to realize the anticipated benefits from it because of operational factors or difficulties in integrating the acquisitions with our existing businesses. This may include the integration of: (1) additional employees who are not familiar with our operations; (2) new provider networks, which may operate on terms different from our existing networks; (3) additional members, who may decide to transfer to other healthcare providers or health plans; (4) disparate information technology, claims processing, and record keeping systems; and (5) accounting policies, including those that require a high degree of judgment or complex estimation processes, including estimates of reserves, IBNR claims, valuation and accounting for goodwill and intangible assets, stock-based compensation, and income tax matters.

        For all of the above reasons, we may not be able to successfully implement our acquisition strategy. Furthermore, in the event of an acquisition or investment, you should be aware that we may issue stock that would dilute stock ownership, incur debt that would restrict our cash flow, assume liabilities, incur large and immediate write-offs, incur unanticipated costs, divert management's attention from our existing business, experience risks associated with entering markets in which we have no or limited prior experience, or lose key employees from the acquired entities.

Internal growth and expansion risk

        Additionally, we are likely to incur additional costs if we develop new product offerings or enter new service areas or states where we do not currently operate, which may limit our ability to expand to, or further expand in, those areas. Our rate of expansion into new geographic areas may also be limited by:

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  our inability to raise sufficient capital;

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  the time and costs associated with designing and filing new product forms and recruiting related sales forces to offer in the new area;

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  the time and costs associated with obtaining regulatory approval to operate in the new area or expanding our licensed service area, as the case may be;

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  our inability to develop a network of physicians, hospitals, and other healthcare providers that meets our requirements and those of the applicable regulators;

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  competition, which could increase the costs of recruiting members, reduce the pool of available members, or increase the cost of attracting and maintaining our providers;

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  the cost of providing healthcare services in those areas;

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  the cost of implementation and on-going administration of newly developed programs and services,

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  our inability to achieve sufficient scale of operations to cover the administration and marketing costs associated with entering new markets, and

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  demographics and population density.

        Our ability to manage our growth and compete effectively will depend, in part, on our success in addressing these demands and risks. Any failure by us to effectively manage our growth could have a material adverse effect on our business, financial condition or results of operations.

Any failure to manage sales and administrative costs could impair profitability.

        The level of our sales and administrative expenses impacts our profitability. While we proactively attempt to effectively manage such expenses, increases in the cost of sales and marketing, staff-related expenses, investment in new products, including our opportunities in the Medicare programs, greater emphasis on small group and individual health insurance products, acquisitions, and implementation of regulatory requirements, among others, may occur from time to time.

        There can be no assurance that we will be able to successfully contain our sales expenses in line with our actual levels of production and our administrative expenses in line with our membership base. This may result in a material adverse effect on our financial position, results of operations and cash flows.

Most of our assets are invested in fixed income securities and are subject to market fluctuations.

        Our investment portfolio consists almost entirely of fixed income securities. The fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. The fair market value of our investments in fixed income securities generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk (such as mortgage-backed and other asset-backed securities) may differ from those anticipated at the time of investment as a result of interest rate fluctuations. Because substantially all of our fixed income securities are classified as available for sale, changes in the market value of our securities are reflected in our balance sheet. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our results of operations and financial condition.

Legal and regulatory investigations and actions are increasingly common in the insurance and managed care business and may result in financial losses and harm our reputation.

        We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Due to the nature of our businesses, we are subject to a variety of legal and regulatory actions relating to our business operations, including the design, management and offering of products and services. These include and could include in the future:

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  claims relating to sales or underwriting practices;

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  claims relating to the methodologies for calculating premiums;

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  claims relating to the denial or delay of health care benefit payments;

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  claims relating to claims payments and procedures;

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  additional premium charges for premiums paid on a periodic basis;

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  claims relating to the denial, delay or rescission of insurance coverage;

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  challenges to the use of some software products used in administering claims;

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  claims relating to our administration of our and MemberHealth's Medicare Part D and our other healthcare and insurance offerings and MemberHealth's PBM;

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  claims by government agencies relating to compliance with laws and regulations;

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  medical malpractice or negligence actions based on our medical necessity decisions or brought against us on the theory that we are liable for our providers' alleged malpractice or negligence;

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  claims relating to product design;

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  allegations of anti-competitive and unfair business activities;

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  provider disputes over compensation and termination of provider contracts;

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  allegations of discrimination;

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  claims related to the failure to disclose some business practices;

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  allegations of breaches of fiduciary or other duties to customers;

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  claims relating to inadequate disclosure in our public filings;

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  allegations of agent misconduct;

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  claims relating to customer audits and contract performance; and

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  claims relating to dispensing of drugs associated with our in-house mail order pharmacy.

        Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. We are also subject to various regulatory inquiries, such as information requests, subpoenas and books and record examinations, from state, Federal and international regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition and results of operations.

        A description of material legal actions in which we are currently involved is included under "Item 3—Legal Proceedings" and "Commitments and Contingencies" in Note 15 to the consolidated financial statements included in Item 8.—Financial Statements and Supplementary Data of our Form 10-K for the year ended December 31, 2006. On May 21, 2007, counsel for plaintiffs in the Consolidated Action (as defined in the Form 10-K for the year ended December 31, 2006) notified us and other defendants of their intention to file a consolidated amended complaint challenging the terms of the equity investors' proposed investment with us in connection with our proposed acquisition of MemberHealth. In particular, plaintiffs state that they intend to allege that the directors failed to fulfill their fiduciary duties to Universal American and its shareholders to maximize shareholder value and preserve the public shareholders' right to a control premium. On May 25, 2007, at a court conference held at New York Supreme Court, Westchester County, the court indicated that plaintiffs would be permitted to file an amended complaint within two to three weeks following the filing of our preliminary proxy statement and in advance of the next court status conference, scheduled for July 13, 2007. In the conference with the court conducted on July 13, 2007, the plaintiffs requested a further extension of the time to file an amended consolidated complaint. Defendants opposed that request and asked that the consolidated actions be dismissed. The court denied plaintiffs' request and stated on the record that it would enter an order of dismissal after certain procedural issues relating to the consolidation of the cases were resolved. We cannot predict the outcome of these suits with certainty, and we are incurring expenses in the defense of these matters. We also may be subject to additional litigation in the future. Litigation could materially adversely affect our business or results of operations because of the costs of defending these cases, the costs of settlement or judgments against us, or the changes in our operations that could result from litigation. The defense of any such actions may be time-consuming and costly, and may distract our management's attention. In addition, we could suffer significant harm to our reputation, which could have an adverse effect on our business, financial condition and results of operations. As a result, we may incur significant expenses and may be unable to effectively operate our business.

        Potential liabilities may not be covered by insurance or indemnity, insurers or indemnifying parties may dispute coverage or may be unable to meet their obligations or the amount of our insurance or indemnification coverage may be inadequate. In addition, some types of damages, like punitive damages, may not be covered by insurance. The cost of business insurance coverage has increased significantly. Insurance coverage for all or some forms of liability may become unavailable or prohibitively expensive in the future. We cannot assure you that we will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost-effective basis, if at all.

        The health care industry continues to receive significant negative publicity reflecting the public's perception of it. This publicity and public perception have been accompanied by increased litigation, including some large jury awards, legislative activity, regulation and governmental review of industry practices. These factors, as well as any negative publicity about us in particular, could adversely affect our ability to market our products or services and to attract and retain members, may require us to change our products or services, may increase the regulatory burdens under which we operate and may require us to pay large judgments or fines. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

The occurrence of natural or man-made disasters could adversely affect our financial condition and results of operation.

        We are exposed to various risks arising out of natural disasters, including earthquakes, hurricanes, floods and tornadoes, and pandemic health events such as avian influenza, as well as man-made disasters, including acts of terrorism and military actions. For example, a natural or man-made disaster could lead to unexpected changes in persistency rates as policyholders and contractholders who are affected by the disaster may be unable to meet their contractual obligations, such as payment of premiums on our insurance policies. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business and increased claims from those areas. Disasters also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our normal business operations.

        A natural or man-made disaster also could disrupt the operations of our counterparties or result in increased prices for the products and services they provide to us. In addition, a disaster could adversely affect the value of the assets in our investment portfolio if it affects companies' ability to pay principal or interest on their securities.

Our business may suffer if we are not able to hire and retain sufficient qualified personnel or if we lose our key personnel.

        Our future success depends partly on the continued contribution of our senior management and other key employees. While we currently have employment agreements with certain key executives, these do not guarantee that the services of these executives will continue to be available to us. The loss of the services of any of our senior management, or other key employees, could harm our business. In addition, recruiting and retaining the personnel we require to effectively compete in our markets may be difficult. If we fail to hire and retain qualified employees, we may not be able to maintain and expand our business.

If we fail to effectively execute our operational and strategic initiatives, including our Medicare initiatives, our business could be materially adversely affected.

        Our future performance depends in large part upon our management team's ability to execute our strategy to position us for the future. This strategy includes opportunities created by the MMA. The MMA offers new opportunities in our Medicare programs, including our HMO and private fee-for-service Medicare Advantage products, as well as Medicare Part D PDPs. We have made substantial additional investments in our Medicare programs to enhance our ability to participate in these programs. Over the past few years we have increased the size of our Medicare geographic reach since the enactment of the MMA through expanded Medicare product offerings. We offer both stand-alone Medicare Part D PDPs and Medicare Advantage plans with prescription drug coverage in addition to our other product offerings. For 2007, we offer Medicare Part D PDPs in 38 states as well as the District of Columbia. We offer private fee-for-service plans in 35 states, up from 15 states in 2006. The growth in our Medicare membership and revenues impacts the pattern of our quarterly earnings, including the timing of membership enrollment and the speed with which the individual members meet their deductibles and cost-sharing obligations.

        Our agreement with CMS, as well as applicable Medicare Part D regulations and federal and state laws, requires us to, among other obligations: (i) comply with certain disclosure, filing, record-keeping and marketing rules; (ii) operate quality assurance, drug utilization management and medication therapy management programs; (iii) support e-prescribing initiatives; (iv) implement grievance, appeals and formulary exception processes; (v) comply with payment protocols, which include the return of overpayments to CMS and, in certain circumstances, coordination with state pharmacy assistance programs; (vi) use approved networks and formularies, and provide access to such networks to any willing pharmacy; (vii) provide emergency out-of-network coverage; and (viii) adopt a comprehensive Medicare and Fraud, Waste and Abuse compliance program. Any contractual or regulatory non-compliance on our part could entail significant sanctions and monetary penalties.

        On June 15, 2007, CMS announced the voluntary participation by us and certain other sponsors of Medicare Advantage PFFS plans to temporarily suspend marketing activities of non-group, individual PFFS plans effective June 22, 2007 until CMS provides us with its approval that our systems and management controls meet all of the conditions specified in CMS's 2008 Call Letter and May 25, 2007 guidance, which we call collectively, the "Conditions". While in the process of enhancing our systems and management controls to satisfy the Conditions, Congress passed legislation for the expiration of the continuous enrollment period for PFFS on July 31, 2007, which effectively ends the 2007 PFFS selling season, except for individuals who turn 65 thereafter, and could result in a material adverse effect to our projections based upon a longer selling season. That notwithstanding, we have requested CMS's review and approval of our enhanced systems and management controls that we satisfy the Conditions and will be ready to market non-group, individual PFFS for the 2008 selling season. Until we receive CMS's approval thereof, we may not market our non-group, individual PFFS plans, which could result in a material adverse effect on our business and results of operations.

        In addition, CMS announced that the 2008 PFFS selling season will run from November 15, 2007 through March 31, 2008, which is shorter than the 2007 selling season, which was extended by CMS beyond March 31, 2007. The shorter than anticipated 2008 selling season could have a material adverse effect on our business and results of operations.

Because our Medicare Advantage premiums, which generate most of our Medicare Advantage revenues, are fixed by contract, we are unable to increase our Medicare Advantage premiums during the contract term if our corresponding medical benefits expense exceeds our estimates.

        Most of our Medicare Advantage revenues are generated by premiums consisting of fixed monthly payments per member. We use a significant portion of our revenues to pay the costs of health care services delivered to our members. These costs include claims payments, capitation payments, and various other costs incurred to provide health insurance coverage to our members. Generally, premiums in the health care business are fixed on an annual basis by contract, and we are obligated during the contract period to provide or arrange of the provision of healthcare services as established by the Federal government.

        If our medical expenses exceed our estimates, except in very limited circumstances or as a result of risk score adjustments for member acuity, we will be unable to increase the premiums we receive under these contracts during the then-current terms. Accordingly, costs we incur in excess of our medical cost projections generally are not recovered in the contract year through higher premiums. As a result, our profitability depends, to a significant degree, on our ability to adequately predict and effectively manage our medical expenses related to the provision of healthcare services. Accordingly, the failure to adequately predict and control medical expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported, or IBNR, claims, may have a material adverse effect on our financial condition, results of operations, or cash flows. If our estimates of reserves are inaccurate, our ability to take timely correction actions or to otherwise establish appropriate premium pricing could be adversely affected. Failure to adequately price our products or to estimate sufficient medical claim reserves may result in a material adverse effect on our financial position, results of operations and cash flows. In addition, to the extent that CMS or Congress takes action to reduce the levels of payments to Medicare Advantage providers, our revenues would be adversely affected.

        We estimate the costs of our future medical claims and other expenses using actuarial methods and assumptions based upon claim payment patterns, cost trends, product mix, seasonality, medical inflation, historical developments, including claim inventory levels and claim receipt patterns, and other relevant factors. We continually review estimates of future payments relating to medical claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves. However, historically, our medical expenses as a percentage of premium revenue have fluctuated. Factors that may cause medical expenses to exceed our estimates include:

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  increased utilization of medical facilities and services, including prescription drugs;

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  increased cost of such services;

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  our membership mix;

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  variances in actual versus estimated levels of cost associated with new products, benefits or lines of business, product changes or benefit level changes;

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  periodic renegotiation of hospital, physician and other provider contracts, or the consolidation of such entities;

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  membership in markets lacking adequate provider networks;

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  changes in the demographics of our members and medical trends affecting them;

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  termination of capitation arrangements resulting in the transfer of membership to fee-for-service arrangements;

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  possible changes in our pharmacy rebate program with drug manufacturers;

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  the occurrence of catastrophes, including acts of terrorism, public health epidemics, or severe weather events;

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  the introduction of new or costly treatments, including new technologies;

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  medical cost inflation;

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  government mandated benefits or other regulatory changes; and

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  contractual disputes with hospitals, physicians and other providers.

        Because of the relatively high average age of the Medicare population, medical expenses for our Medicare Advantage plans may be particularly difficult to control. We may not be able to continue to manage these expenses effectively in the future. If our medical expenses increase, our profits could be reduced or we may not remain profitable.

We derive a substantial portion of our Medicare Advantage health plan revenues and profits from Medicare Advantage health plan operations in Texas, and legislative actions, economic conditions or other factors that adversely affect those operations could materially reduce our revenues and profits.

        We derive a substantial portion of our Medicare Advantage health plan revenues and profits from Medicare Advantage health plan operations in Texas. If we are unable to continue to operate in Texas, or if our current operations in any portion of Texas are significantly curtailed, our revenues will decrease materially. Our reliance on our operations in Texas could cause our revenues and profitability to change suddenly and unexpectedly, depending on legislative actions, economic conditions and similar factors. In addition, our market share in Texas may make it more difficult for us to expand our membership in existing markets in Texas. Our inability to continue to operate in Texas, or a decrease in the revenues or profitability of our Texas operations, would harm our overall operating results.

Our net income may decline if our insurance premium rates are not adequate.

        We set the premium rates on our insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the severity and duration of the claim, the mortality rate of our policyholder base, the persistency or renewal rate of our policies in force, our commission and policy administration expenses, and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics and other factors. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our net income may decrease. We generally cannot raise our premiums in any state unless we first obtain the approval of the insurance regulator in that state. We review the adequacy of our accident and health premium rates regularly and file rate increases on our products when we believe permitted premium rates are too low. When determining whether to approve or disapprove our rate increase filings, the various state insurance departments take into consideration our actual claims experience compared to expected claims experience, policy persistency (which means the percentage of policies that are in-force at certain intervals from the issue date compared to the total amount originally issued), investment income and medical cost inflation. If the regulators do not believe these factors warrant a rate increase, it is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for rate increases in one or more states, our net income may decrease. If we are successful in obtaining regulatory approval to raise premium rates, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to let their policies lapse. This would reduce our premium income in future periods. Increased lapse rates also could require us to expense all or a portion of the deferred policy costs relating to lapsed policies in the period in which those policies lapse, reducing our net income in that period.

We hold reserves for expected claims, which are estimated, and these estimates involve an extensive degree of judgment; if actual claims exceed reserve estimates, our results could be materially adversely affected.

        Our benefits incurred expense includes estimates of claims incurred but not reported, or "IBNR". We, together with our internal and consulting actuaries, estimate our claim liabilities using actuarial methods based on historical data adjusted for payment patterns, cost trends, product mix, seasonality, utilization of healthcare services and other relevant factors. Actual conditions, however, could differ from those assumed in the estimation process, and those differences could be material. Due to the uncertainties associated with the factors used in these assumptions, the actual amount of benefit expense that we incur may be materially more or less than the amount of IBNR originally estimated, and materially different amounts could be reported in our financial statements for a particular period under different conditions or using different assumptions. Adjustments, if necessary, are made to benefits incurred expense when the criteria used to determine IBNR change and when actual claim costs are ultimately determined. If our estimates of IBNR are inadequate in the future, our reported results of operations will be negatively impacted. Further, our inability to estimate IBNR accurately may also affect our ability to take timely corrective actions or otherwise establish appropriate premium pricing, further exacerbating the extent of any adverse effect on our results.

Our reserves for future insurance policy benefits and claims may prove to be inadequate, requiring us to increase liabilities and resulting in reduced net income and shareholders' equity.

        We calculate and maintain reserves for the estimated future payment of claims to our insurance policyholders using the same actuarial assumptions that we use to set our premiums. For our accident and health insurance business, we establish active life reserves for expected future policy benefits, plus a liability for due and unpaid claims, claims in the course of settlement, and incurred but not reported claims. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and medical costs, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on extensive estimates, assumptions and prior years' statistics. When we acquire other insurance companies or blocks of insurance, our assessment of the adequacy of acquired policy liabilities is subject to similar estimates and assumptions. Establishing reserves involves inherent uncertainties, and it is possible that actual claims could materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our net income depends significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in setting our reserves and pricing our policies. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities resulting in reduced net income, statutory surplus and shareholders' equity.

The availability of reinsurance on acceptable terms and the financial stability of our reinsurers could impact our ability to manage risk and increase the volume of insurance that we sell.

        We utilize reinsurance agreements with larger, financially sound reinsurers to mitigate insurance risks that we underwrite. We enter into reinsurance arrangements with unaffiliated reinsurance companies to limit our exposure on individual claims and to limit or eliminate risk on our non-core or under-performing blocks of business. As of March 31, 2007, we ceded to reinsurers approximately 15% of our gross annualized insurance premium in force, excluding the State of Connecticut employee business, which is 100% ceded to PharmaCare Re. Reinsurance arrangements leave us exposed to two risks: credit risk and replacement risk. Credit risk exists because reinsurance does not relieve us of our liability to our insureds for the portion of the risks ceded to reinsurers. We are exposed to the risk of a reinsurer's failure to pay in full and in a timely manner the claims we make against them in accordance with the terms of our reinsurance agreements, which could expose our insurance company subsidiaries to liabilities in excess of their reserves and surplus and could expose them to insolvency proceedings. The failure of a reinsurer to make claims payments to us could materially and adversely affect our results of operations and financial condition and our ability to make payments to our policyholders. Replacement risk exists because a reinsurer may cancel its participation on new business issued on advance notice. As a result, we would need to find reinsurance from another source to support our level of new business. The amount and cost of reinsurance available to us is subject, in large part, to prevailing market conditions beyond our control. Because our current reinsurance agreements are non-cancelable for business in force, non-renewal or cancellation of a reinsurance arrangement affects only new business and the reinsurer remains liable on business reinsured prior to non-renewal or cancellation. In the event that current reinsurers cancel their participation on new business, we would seek to replace them, possibly at higher rates. If we are not able to reinsure our life insurance products on acceptable terms, we would consider limiting the amount of such new business issued. A failure to obtain reinsurance on acceptable terms would allow us to underwrite new business only to the extent that we are willing and able to bear the exposure to the new business on our own.

We may experience future lapsation in our Medicare Supplement business.

        We experienced higher than expected lapsation in our Medicare Supplement business beginning in the third quarter of 2005, which continued through the first quarter of 2007. We believe that there are a number of factors contributing to the lapsation, including competitive pressure from other Medicare Supplement companies and Medicare Advantage products, as well as the departure of certain of our sales managers. This excess lapsation required us to accelerate the amortization of the deferred acquisition cost and present value of future profits assets associated with the business that lapsed. We cannot give assurances that lapsation of our Medicare Supplement business will decline from the levels experienced from 2005 to 2007, requiring faster amortization of the deferred costs.

We may experience higher than expected loss ratios in our Medicare Supplement business.

        We may experience higher than expected loss ratios on our Medicare Supplement business. In the past, as a result of higher than anticipated Part B costs (outpatient doctor costs) and skilled nursing facility incidence, we did not see our historical pattern of seasonal reduction in loss ratios in the latter part of the year. We actively seek to obtain appropriate rate action in an effort to reverse the trend in these numbers, however, we can make no assurances that future rate increases will be obtained, or if obtained, will be sufficient. We also cannot give assurance that our Medicare Supplement loss ratio will not continue to increase beyond what we currently anticipate.

We may not be able to compete successfully if we cannot recruit and retain insurance agents.

        We distribute our products principally through career agents and independent agents who we recruit and train to market and sell our products. We also engage managing general agents from time to time to recruit agents and develop networks of agents in various states. We compete with other insurance companies for productive agents, primarily on the basis of our financial position, support services, compensation and product features. It can be difficult to successfully compete for productive agents with larger insurance companies that have higher financial strength ratings than we do. Our business and ability to compete will suffer if we are unable to recruit and retain insurance agents or if we lose the services provided by our managing general agents.

We may be required to refund or reduce premiums if our premium rates are determined to be too high.

        Insurance regulators require that we maintain minimum statutory loss ratios on some of the insurance products that we sell. We must therefore pay out, on average, a specified minimum percentage of premiums as benefits to policyholders. State regulations also mandate the manner in which insurance companies may compute loss ratios and the manner in which compliance is measured and enforced. If our insurance products are not in compliance with state mandated minimum loss ratios, state regulators may require us to refund or reduce premiums.

We have stopped selling annuities and long term care insurance and the premiums that we charge for the long term care policies that remain in force may not be adequate to cover the claims expenses that we incur.

        We have concluded that the sale of long term care insurance and annuities does not fit within our strategic or financial goals. We began to curtail the sale of new long-term care business in 2003, and stopped all new sales at the end of 2004. As of March 31, 2007, approximately, $36.8 million of annualized premium remains in force, of which we retain approximately $24.4 million. The overall block of business continues to generate losses; a portion of the losses we have incurred relate to a specific block of Florida home health care business that we stopped selling in 1999. We stopped selling new annuity business in 2006. There can be no assurance that current premiums we charge will be adequate to cover the claims expenses that we will incur in the future. There is also no assurance that rate increases that we may seek will be approved by the applicable state regulators or, if approved, will be adequate to fully mitigate adverse loss experience.

A reduction in the number of members in our health plans could adversely affect our results of operations.

        A reduction in the number of members in our health plans could adversely affect our results of operations. Factors that could contribute to the loss of membership include:

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  competition in premium or plan benefits from other health care benefit companies;

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  reductions in the number of employers offering health care coverage;

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  competition from physicians or other provider groups who may elect to form their own health plans;

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  reductions in work force by existing customers;

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  our increases in premiums or benefit changes;

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  our exit from a market or the termination of a health plan;

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  negative publicity and news coverage relating to our company or the managed health care industry generally; and

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  catastrophic events, including natural disasters and man-made catastrophes, and other unforeseen occurrences.

We have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results.

        For the 2007 selling season, we expanded the markets in which we offer our Medicare Advantage products, including expansion of our private fee-for-service plans from 15 to 35 states and expansion of our HMO plans to new markets in Florida, North Texas and Wisconsin. In connection with this expansion, we have incurred expenses to upgrade and improve our infrastructure, technology, and systems to manage these products, and will in the future incur additional expenses. In particular, our expenses incurred in connection with the implementation and expansion of our Medicare Advantage program included the following:

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  hiring and training of personnel to establish and manage systems, operations, regulatory relationships, and materials;

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  systems development and upgrade costs, including hardware, software and development resources;

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  marketing and sales;

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  enrolling new members;

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  developing and distributing member materials such as ID cards and member handbooks; and

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  handling sales inquiry and customer service calls.

        There can be no assurance that such expenditures will be recouped or will result in profitable operations, currently, or in the future.

Our stock price and trading volume may be volatile.

        From time to time, the price and trading volume of our common stock may experience periods of significant volatility. Company-specific issues and developments generally in the health care and insurance industries (including the regulatory environment) and the capital markets may cause this volatility. Our stock price and trading volume may fluctuate in response to a number of events and factors, including:

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  variations in our operating results;

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  changes in the market's expectations about our future operating results;

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  changes in financial estimates and recommendations by securities analysts concerning our company or the health care or insurance industries generally;

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  operating and stock price performance of other companies that investors may deem comparable;

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  news reports relating to trends in our markets;

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  changes in the laws and regulations affecting our business;

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  acquisitions and financings by us or others in our industry; and

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  sales of substantial amounts of our common stock by our directors and executive officers or principal shareholders, or the perception that such sales could occur.

If we are unable to maintain effective internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the price of our common stock.

        Because of our status as a public company, we are required to enhance and test our financial, internal, and management control systems to meet obligations imposed by the Sarbanes-Oxley Act of 2002, including control systems relating to our corporate governance, corporate control, internal audit, disclosure controls and procedures, and financial reporting and accounting systems. If we are unable to timely identify, implement, and conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to conclude that our internal controls over financial reporting are effective, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock. Our assessment of our internal controls over financial reporting may also uncover weaknesses or other issues with these controls that could also result in adverse investor reaction. These results may also subject us to adverse regulatory consequences.

State insurance laws and anti-takeover provisions in our organizational documents could make an acquisition of us more difficult and may prevent attempts by our shareholders to replace or remove our current management.

        Provisions of state insurance laws and in our certificate of incorporation and bylaws, as well as the percentage of our common stock owned by our management, directors and private equity investors, including the equity investors, may delay or prevent an acquisition of us or a change in our management or similar change in control transaction, including transactions in which shareholders might otherwise receive a premium for their shares over then current prices or that shareholders may deem to be in their best interests. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our shareholders to replace current members of our management team.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus includes or incorporates by reference statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements." The forward-looking statements are made within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements in this proxy statement/prospectus or made by us elsewhere to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events, trends, uncertainties, and other factors that could cause, among other statements, the actual results and financial position of us and MemberHealth and the effects and consequences of the merger to differ materially from those contemplated by the statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including, among other things, the information discussed below. If any of the following risks or uncertainties develops into actual events, this could significantly and adversely affect our business, prospects, financial condition or operating results. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect our business. In making these statements, we are not undertaking to address or update each factor in future filings or communications regarding our business or results. Our business is highly complicated, regulated and competitive with many different factors affecting results.

        Forward-looking statements may relate to, among other things:

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  our future performance generally, and the future performance of MemberHealth in particular;

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  anticipated cost savings and synergies from the merger;

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  anticipated business development activities and future capital expenditures;

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  financing sources and availability, and future interest expense;

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  the effects of regulation and competition on the markets currently served by us and MemberHealth;

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  changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and

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  the granting by federal and state regulators of consents needed to complete the merger.

        Any or all of the forward-looking statements may turn out to be wrong, and actual results may differ materially from those expressed or implied by such forward-looking statements. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control, including those set forth in "Risk Factors." The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement/prospectus by us or anyone acting for it. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE ANNUAL MEETING

PROPOSAL NO. 1. ISSUANCE OF COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE ISSUANCE OF THE SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK ISSUABLE PURSUANT TO THE STAGE 2 SECURITIES PURCHASE AGREEMENT

        You are being asked to consider and vote on a proposal to approve the issuance of our common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock issuable pursuant to the stage 2 securities purchase agreement.

        Rule 4350(i)(C) of the NASDAQ Marketplace Rules requires companies listed on NASDAQ exchanges to obtain shareholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company:

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  where, due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash:

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  the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or

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  the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares or common stock outstanding before the issuance of the stock or securities.

        Rule 4350(i)(D) of the NASDAQ Marketplace Rules requires companies listed on NASDAQ exchanges to obtain shareholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving:

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  the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the listed company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or

  •
  the sale, issuance or potential issuance by the listed company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock of 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock.

        Pursuant to these rules, we are required to obtain the approval of a majority of the votes cast at the annual meeting by the holders of our common stock and Series B Preferred Stock, voting together as a single class, either in person or by proxy, in order to proceed with the issuance of common stock pursuant to the merger agreement and the issuance of the Series A Preferred Stock and Series B Preferred Stock pursuant to the stage 2 securities purchase agreement.

  The Issuance of Common Stock Pursuant to the Merger Agreement

        In connection with the merger, we will issue, in the aggregate, 14,175,000 shares of our common stock as the non-cash portion of the initial merger consideration. In addition, we may be required to issue additional shares under the merger agreement as set forth below:

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  We may be required to issue additional shares of common stock in connection with the reconciliation of MemberHealth receipts from the Centers for Medicare & Medicaid Services, other plans and certain states;

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  We may be required to issue additional shares of common stock pursuant to a three-year performance-based earnout provision, which is tied to the future business of MemberHealth. The maximum number of shares of common stock issuable under this provision is based upon the fair market value of our common stock as further described in the merger agreement;

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  In the event that we do not receive the proceeds from the closing of the stage 2 securities purchase agreement, and are therefore unable to finance the payments required to close the merger, we may be required to issue up to 17,325,000 additional shares of common stock in lieu of all, or a portion, of the merger consideration payable;

  •
  The indemnification provisions of the merger agreement; and

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  Certain provisions of the merger agreement that are intended to adjust the relative mix of cash and stock under certain circumstances to preserve the tax treatment of the merger.

        Our board of directors has resolved to reserve sufficient shares of common stock in connection with the payment of the merger consideration, the CMS reconciliation adjustment, the earnout, the indemnification provisions, and cure provisions of the merger agreement. As a result of these transactions, we could be required to issue up to our entire remaining unissued authorized capital stock as merger consideration.

        The Issuance of the Series A Preferred Stock and Series B Preferred Stock as Contemplated by the Stage 2 Securities Purchase Agreement

        Concurrently with the closing of the merger, and pursuant to the stage 2 securities purchase agreement, we will issue, in a private placement, an aggregate of 125,000 shares of Series B Preferred Stock to the equity investors. At the option of any equity investor, all or a portion of the shares of Series B Preferred Stock to be issued to and purchased by such equity investor under the stage 2 securities purchase agreement may instead be issued and purchased in the form of Series A Preferred Stock. Both Series A Preferred Stock and Series B Preferred Stock possess certain rights whereby shares of such Preferred Stock may, in certain circumstances, be converted directly or indirectly into shares of common stock.

        If at any time a share of Series A Preferred Stock ceases to be owned by an equity investor or an affiliate of an equity investor, such share of Series A Preferred Stock shall automatically convert into fully paid and non-assessable shares of common stock. The number of shares of common stock into which one share of Series A Preferred Stock is convertible is determined by dividing $2,000 by the conversion price in effect at the time of conversion. The initial conversion price for a share of Series A Preferred Stock is $20 (subject to customary anti-dilution adjustments).

        Under the securities purchase agreements, we have agreed that, at an equity investor's request, we will exchange all or any shares of Series A Preferred Stock held by such equity investor at such time for a like number of shares of Series B Preferred Stock; provided that, prior to the consummation of any such exchange, such equity investor shall have obtained a clearance, approval or waiver, under certain laws governing insurance companies or the HSR Act or shall have represented to us that such clearance, approval or waiver is not required in connection with such an exchange.

        A holder of Series B Preferred Stock has the right, at any time and from time to time, to convert any or all of such holder's shares of Series B Preferred Stock, in whole or in part, into fully paid and non-assessable shares of common stock. The number of shares of common stock into which one share of Series B Preferred Stock is convertible is determined by dividing $2,000 by the conversion price in effect at the time of conversion. The initial conversion price for a share of Series B Preferred Stock is $20. After the first anniversary date of the date of the original issuance of a share of Series B Preferred Stock, we will have the right to require the holder of such Series B Preferred Stock to convert such shares into shares of common stock in the manner set forth above.

        In addition, holders of our Series B Preferred Stock may vote with holders of our common stock (together as one class) on all matters submitted for a vote of holders of our common stock. Holders of our Series B Preferred Stock are entitled to a number of votes equal to the number of votes to which the shares of our common stock issuable upon conversion of such shares of Series B Preferred Stock would have been entitled if such shares of common stock had been outstanding at the time of the record date.

        The merger and the transactions contemplated by the stage 2 securities purchase agreement will not be consummated unless our shareholders approve the issuance of common stock proposed in this Item 1.

Vote Required

        The affirmative vote "FOR" by a majority of the votes cast at the annual meeting by the holders of our common stock and Series B Preferred Stock, voting together as a single class, either in person or by proxy, is required to approve this proposal.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

PROPOSAL NO. 2. AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK, INCREASE THE AUTHORIZED SHARES OF OUR PREFERRED STOCK AND APPROVE A CLASS OF NON-VOTING COMMON STOCK

Introduction

        Our board of directors has approved and recommends that our shareholders approve a proposal to amend our certificate of incorporation to: (a) increase the number of authorized shares of our common stock, $0.01 par value per share, to 200,000,000, (b) increase the number of authorized shares of our preferred stock, $1.00 par value per share, to 3,000,000 and (c) authorize the establishment of a new class of non-voting common stock, par value $0.01 per share, consisting of up to 30,000,000 shares. The text of the proposed amendment is set forth in Annex C hereto.

Current Capitalization

        We are currently authorized to issue:

  •
  102,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, and 2,000,000 shares of Preferred Stock, of which 300,000 shares were designated by our board of directors as Series A Preferred Stock and 300,000 shares as Series B Preferred Stock.

        Non-voting common stock is not currently authorized under our charter.

        As of the close of business on July 2, 2007 the following shares of our capital stock were outstanding:

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  59,690,672 shares of common stock;

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  30,473 shares of Series A Preferred Stock; and

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  19,527 shares of Series B Preferred Stock.

        As of the close of business on July 2, 2007, the following shares of our capital stock were reserved for issuance:

  •
  5,044,197 shares of common stock were reserved for issuance upon exercise of outstanding awards under our stock options plans;

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  119,985 shares of common stock were reserved for issuance upon exercise of future awards under our stock options plans;

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  14,452,700 shares of common stock were reserved for issuance upon conversion or transfer of the Series B Preferred Stock issued under the stage 1 securities purchase agreement or to be issued under the stage 2 securities purchase agreement;

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  3,047,300 shares of common stock were reserved for issuance upon conversion or transfer of the Series A Preferred Stock issued under the stage 1 securities purchase agreement or to be issued under the stage 2 securities purchase agreement;

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  14,175,000 shares of common stock were reserved for issuance under the purchase price provision of the merger agreement;

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  200,000 shares of common stock were reserved for issuance in a proposed private placement to one of our suppliers; and

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  125,000 shares of preferred stock were reserved for issuance of Series B Preferred Stock under the stage 2 securities purchase agreement.

        As of the close of business on July 2, 2007, the following shares of our capital stock were available for issuance (neither outstanding nor reserved for issuance):

  •
  3,270,146 shares of common stock

  •
  1,825,000 shares of Preferred Stock including

  •
  269,527 shares of Series A Preferred Stock

  •
  155,473 shares of Series B Preferred Stock

We have no current plans to issue shares in connection with anything other than the items described above.

        In connection with the consummation of the merger, we will issue 14,175,000 shares of our common stock in the aggregate to investors in MemberHealth as the non-cash portion of the initial merger consideration. In addition, we may be required to issue additional shares under the merger agreement as set forth below:

  •
  We may be required to issue additional shares of common stock in connection with the reconciliation of MemberHealth receipts from the Centers for Medicare & Medicaid Services, other plans and certain states. We estimate that we will be required to issue up to 432,276 shares of common stock in connection with this reconciliation (assuming a share price of $20.82 per share);

  •
  We may be required to issue additional shares of common stock pursuant to a three-year performance-based earnout provision, which is tied to the future business of MemberHealth. The maximum number of shares of common stock issuable under this provision is based upon the fair market value of our common stock as further described in the merger agreement. We estimate that we will be required to issue up to 3,242,075 shares of common stock in connection with this adjustment (assuming a share price of $20.82 per share);

  •
  In the event that we do not receive the proceeds from the closing of the stage 2 securities purchase agreement, and are therefore unable to finance the payments required to close the merger, we may be required to issue up to 17,325,000 additional shares of common stock in lieu of all, or a portion, of the merger consideration;

  •
  The indemnification provisions of the merger agreement may require us to issue additional shares of common stock. At this time, we do not anticipate being required to make indemnification payments in stock or otherwise. We are unable to estimate how many shares of common stock we would need to issue in the event any claims arise; and

  •
  Certain provisions of the merger agreement that are intended to adjust the relative mix of cash and stock under certain circumstances to preserve the tax treatment of the merger may require us to issue additional shares of common stock. Because such adjustments are subject to a number of conditions (including fluctuations in our share price) we are unable to estimate how many shares of common stock we would need to issue in the event of such adjustments.

        Our board of directors has resolved to reserve sufficient shares of common stock in connection with the payment of the merger consideration, the CMS reconciliation adjustment, the earnout, the indemnification provisions and cure provisions of the merger agreement. As a result of these transactions, we could be required to issue up to our entire remaining unissued authorized capital stock as merger consideration.

        To fund the cash portion of the merger consideration and to provide us with the capital we need to support our organic growth, the equity investors will acquire our securities valued at $20 per share. The total amount to be invested by the equity investors will be approximately $350 million, of which

$100 million was funded on May 15, 2007 with the balance to be funded contemporaneously with the consummation of the merger.

        On May 7, 2007, we entered into the merger agreement and the stage 1 and stage 2 securities purchase agreements. We also agreed to use our commercially reasonable efforts to obtain the affirmative vote of the holders of shares of common stock and Series B Preferred Stock having a majority of the votes entitled to be cast by all holders of our common stock and Series B Preferred Stock at the annual meeting, voting together as a single class, either in person or by proxy, on a proposal to amend our certificate of incorporation to authorize a new class of non-voting common stock and increase the number of authorized shares of our capital stock at the earliest practicable date.

        In connection with the execution of the stage 1 and stage 2 securities purchase agreements, the board of directors authorized and approved, and created and provided for the issuance of, the Series A Preferred Stock and the Series B Preferred Stock. In addition, our board of directors has determined that it is fair and in our best interests to increase the number of authorized shares of capital stock and has approved the issuance of a new class of non-voting common stock.

Reasons for the Proposal

        Our board of directors has concluded that our current authorized and unissued capital stock, after giving effect to the issuance of the capital stock required by the merger agreement, the securities purchase agreements and other items described above, will not be sufficient to operate our business going forward or react in a timely manner to future growth opportunities. Therefore, our board of directors believes that an increase in the number of authorized shares of capital stock will allow us to honor the contractual obligations described above and provide flexibility for actions we might wish to take, such as paying for acquisitions with our stock, making equity offerings to raise capital, distributing stock splits or stock dividends and granting new awards under employee benefit plans. We have no current plans to issue shares in connection with anything other than the items described above. The foregoing are our estimates of the amount of shares we may be required to issue in connection with the merger agreement. While we believe these estimates to be reasonable, we are contractually obligated to issue additional shares of common stock to the extent required by the merger agreement and could be required to issue up to our entire remaining unissued authorized capital stock as merger consideration. In addition, certain state regulatory requirements applicable to insurance companies require prior approval of investors whose ownership of voting shares will exceed certain thresholds. In order to ensure compliance with such regulations, and pursuant to the terms of the stage 2 securities purchase agreement, any equity investor may request to receive shares of our non-voting common stock in connection with a conversion of the shares issued pursuant to the stage 1 or 2 securities purchase agreements in lieu of the shares of our common stock they would otherwise be entitled to receive. As such, our board of directors believes that authorizing a class of non-voting common stock will further facilitate our ability to raise capital.

Description of Securities

(a) Common Stock

        Our certificate of incorporation currently authorizes the issuance of 100,000,000 shares of common stock, $0.01 par value per share. All holders of common stock are entitled to one vote in person or by proxy for each share of common stock held by such shareholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Shareholders do not have preemptive or subscription rights, and the shares are not subject to redemption. All of the presently outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

        Holders of our common stock are entitled to receive such dividends as may be declared by the board of directors from time to time from funds legally available therefor (subject to certain covenants contained in debt instruments to which we are a party) and, in the event of liquidation, to share pro rata in any distribution after the payment in full of all creditors.

        The transfer agent and registrar for the shares of our common stock is American Stock Transfer & Trust Co.

(b) Preferred Stock

        The following description of our preferred stock does not purport to be complete and is qualified in its entirety by reference to the proposed amendment to our certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C.

        Our preferred stock may be issued in series, and the number, designations, relative rights (including voting rights), preferences and limitations of shares of each such series is fixed by our board of directors. To date, our board of directors has duly authorized and approved, and created and provided for the issuance of, two series of Preferred Stock, in the amount and with the designation, preferences, voting powers, and relative, participating, optional and other special rights, as set forth below.

  Series A Participating Convertible Preferred Stock

        The board of directors has designated 300,000 shares of preferred stock as Series A Preferred Stock. Subject to the exceptions described below, each share of Series A Preferred Stock ranks equally in all respects and has the same rights, powers and preferences, and the same qualifications, and limitations, as our Series B Preferred Stock:

        Rank.    The Series A Preferred Stock ranks (i) senior and prior to our common stock and each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks junior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of our affairs, or otherwise) (ii) on a parity with each other class or series of our equity securities, whether currently issued or issued in the future, that do not by their terms expressly provide that they rank senior to or junior to the Series A Preferred Stock whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of our affairs, or otherwise (all of such equity securities are collectively referred to herein as the "Parity Securities"), and (iii) junior to each other class or series of our equity securities, whether currently issued or issued in the future, that by their terms rank senior to the Series A Preferred Stock.

        Dividends.    Holders of shares of Series A Preferred Stock are entitled to participate equally and ratably with the holders of shares of common stock in all dividends and distributions paid on the shares of common stock as if, immediately prior to each record date for payment of such dividend or distribution on the common stock, the shares of Series A Preferred Stock then outstanding were converted into shares of common stock.

        Liquidation Preference.    In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of shares of Series A Preferred Stock are, with respect to each such share of Series A Preferred Stock, entitled to receive the greater of (i) (A) prior to the first anniversary of the original issuance in respect of such share of Series A Preferred Stock, $2,000 per share and (B) on or after the first anniversary of the original issuance in respect of such share of Series A Preferred Stock, $1.00 per such share of Series A Preferred Stock, in each case plus an amount equal to any dividends or distributions payable thereon and remaining unpaid thereon and (ii) at any time, the payment such holders would have received had such holders, immediately prior to our liquidation, dissolution or winding up, converted such share of Series A Preferred Stock into shares of common stock, in each case before any payment or distribution is made on any shares of common stock. Neither a consolidation or merger nor a sale or transfer of all or any part of our assets for cash, securities or other property, is considered a liquidation, dissolution or winding up.

        Voting Rights.    Holders of shares of Series A Preferred Stock are not entitled to vote on any matter submitted to a vote of our shareholders, but are entitled to prior written notice of, and are entitled to attend and observe, all special and annual meetings of our shareholders. Notwithstanding the foregoing and so long as any shares of Series A Preferred Stock are outstanding, we will not, without the written consent or affirmative vote by holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a single and separate class: (i) amend, alter or repeal any provision of our certificate of incorporation (by any means, including by merger, consolidation, reclassification, or otherwise) so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock; or (ii) increase the authorized or issued number of shares of Series A Preferred Stock.

        Merger or Consolidation.    Unless approved by holders of the shares of Series A Preferred Stock, we will not merge or consolidate into, or sell, transfer or lease all or substantially all of our property to any other entity, unless the successor, transferee or lessee entity (i) expressly assumes the due and punctual performance and observance of each and every covenant and condition described above to be performed and observed by us and (ii) expressly agrees to exchange, at the holder's option, shares of Series A Preferred Stock for shares of the surviving entity's capital stock on terms substantially similar to the terms described above.

        Conversion upon Transfer.    Any share of Series A Preferred Stock owned by any equity investor or any affiliate of an equity investor shall not be convertible into common stock so long as such share of Series A Preferred Stock is owned by such equity investor or such affiliate of an equity investor. At any time when a share of Series A Preferred Stock is not or ceases to be owned by an equity investor or an affiliate of an equity investor, such share of Series A Preferred Stock, without any further action or deed on our part or any other individual, entity or group, shall automatically convert into the number of fully paid and non-assessable shares of common stock determined by dividing (A) $2,000 by (B) the conversion price in effect at the time of conversion. The initial conversion price is $20.

  Series B Participating Convertible Preferred Stock

        The board of directors has designated 300,000 shares of preferred stock as Series B Preferred Stock. Subject to the exceptions described below, each share of our Series B Preferred Stock ranks equally in all respects and has the same rights (including with respect to dividends), powers and preferences (including liquidation preference), and the same qualifications, limitations and restrictions as our Series A Preferred Stock.

        Voting Rights.    In addition to the voting rights described above, holders of our Series B Preferred Stock may vote with holders of our common stock (together as one class) on all matters submitted for a vote of holders of our common stock. Holders of our Series B Preferred Stock are entitled to a number of votes equal to the number of votes to which the shares of our common stock issuable upon conversion of such shares of Series B Preferred Stock would have been entitled if such shares of common stock had been outstanding at the time of the applicable record date.

        Right to Convert. A holder of our Series B Preferred Stock has the right, at any time and from time to time, to convert any or all of such holder's shares of Series B Preferred Stock into the number of fully paid and non-assessable shares of common stock determined by dividing (A) $2,000 by (B) the conversion price in effect at the time of conversion. The initial conversion price is $20.

        We have the right to require the holder of each share of our Series B Preferred Stock, from and after the first anniversary of the date of original issuance of such share, from time to time, at our option, to convert such share of Series B Preferred Stock into fully paid and non-assessable shares of our common stock at the applicable conversion price. The number of shares of common stock into which one share of the Series B Preferred Stock shall be convertible shall be determined by dividing (A) the preferred share price by (B) the conversion price in effect at the time of conversion.

(c) Non-Voting Common Stock

        Subject to the exceptions described below, each share of our non-voting common stock ranks equally in all respects and has the same rights, powers and preferences, and the same qualifications, limitations and restrictions as our common stock.

        Dividends.    Holders of our non-voting common stock shall be entitled to receive dividends and distributions on parity in all respects with holders of our common stock; provided, however, that if holders of shares of our common stock become entitled to receive a distribution or dividend of shares of our common stock, holders of our non-voting common stock shall be entitled to receive, in lieu of shares of common stock, shares of non-voting common stock.

        Voting Rights.    Except as set forth below, holders of shares of our non-voting common stock shall not be entitled to vote on any matter submitted to a vote of our shareholders, but shall be entitled to prior written notice of, and entitled to attend and observe, all special and annual meetings of our shareholders. So long as any shares of non-voting common stock are outstanding, we shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of our non-voting common stock, voting as a single and separate class:

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  amend, alter or repeal any provision of our certificate of incorporation so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of our non-voting common stock; or

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  increase the authorized or issued number of shares of our non-voting common stock.

        Merger or Consolidation.    We will not merge or consolidate into, or sell, transfer or lease all or substantially all of our property to, any other entity, unless the successor, transferee or lessee entity, as the case may be (if not us), (i) expressly assumes the due and punctual performance and observance of each and every covenant and condition to be performed and observed by us and (ii) expressly agrees to exchange, at the holder's option, shares of our non-voting common stock for shares of the surviving entity's capital stock on terms substantially similar to the terms described herein.

        Conversions upon Transfer.    At any time when a share of our non-voting common stock is not or ceases to be owned by an initial holder or an affiliate of an initial holder, such share of non-voting common stock, shall without the requirement of any further action on our part or any other person, automatically convert into one fully paid and non-assessable share of our common stock.

Certain Effects of the Proposal

        If our shareholders approve the proposed amendment, the board of directors may issue additional shares of capital stock and shares of a new class of non-voting common stock without further shareholder action except as required by law, regulation, or applicable NASDAQ Stock Market requirements. The holders of our capital stock do not have preemptive rights to subscribe for additional shares of capital stock.

        Furthermore, in certain instances, the issuance of additional shares of capital stock may have a dilutive effect on our earnings per share and on the equity and voting power of existing security holders of our capital stock. It may also adversely affect the market price of our capital stock.

Possible Anti-Takeover Effects and Other Provisions

        Although the board has no present intention of issuing any additional shares of capital stock as an anti-takeover step, the issuance of additional shares of capital stock could be used to create impediments to or otherwise discourage persons attempting to gain control of our company. For example, the issuance of additional shares could be used in a manner that would dilute the voting power of shares then outstanding. Shares of capital stock could also be issued to persons or entities that would support the board in opposing a takeover bid which the board determines to be not in our best interests, nor in the best interests of our shareholders and our employees.

Effective Date

        If approved by our shareholders, the amendment to our certificate of incorporation would become effective upon the filing with the Secretary of State of New York of a certificate of amendment, which we expect to file shortly after the shareholders approve the amendment.

Vote Required

        The affirmative "FOR" vote by the holders of shares of common stock and Series B Preferred Stock having a majority of the votes entitled to be cast by all holders of our common stock and Series B Preferred Stock at the annual meeting, voting together as a single class, either in person or by proxy, is required to approve this amendment to our certificate of incorporation.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

PROPOSAL NO. 3. ELECTION OF BOARD OF DIRECTORS

        Our board of directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has nominated the following nine nominees for election as directors at the annual meeting: Mr. Barry Averill, Mr. Richard A. Barasch, Mr. Bradley E. Cooper, Mr. Mark M. Harmeling, Ms. Linda H. Lamel, Mr. Eric W. Leathers, Mr. Patrick J. McLaughlin, Mr. Robert A. Spass, and Mr. Robert F. Wright. All director nominees currently serve on our board of directors. The directors will hold office from election until the next annual meeting of shareholders, or until their successors are elected and qualified.

        Proxies cannot be voted for a greater number of persons than the nominees named. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present board of directors or the proxy holders to fill such vacancy or for the balance of those nominees named without nomination of a substitute.

        Pursuant to the terms of a shareholders' agreement, Capital Z currently has the right to nominate three directors and each of Mr. Barasch and we currently have the right to nominate two directors. Capital Z has nominated Mr. Cooper, Mr. Leathers and Mr. Spass for election at the annual meeting. Mr. Barasch has nominated himself for election at the annual meeting. Please see "Certain Relationships and Related Transactions—Relationship with Capital Z" for additional information regarding the shareholders' agreement.

        Concurrently with the closing of the stage 2 securities purchase agreement, and as a condition to the closing under the merger, we will enter into a new stockholders' agreement with the equity investors, Capital Z, Richard Barasch and certain parties receiving consideration under the merger agreement, including WCAS IX. Upon the execution of the stockholders' agreement, our board of directors will increase its size to thirteen directors comprised of two directors designated by Capital Z and Union Square collectively, two directors designated by WCAS IX and WCAS X collectively, one director designated by Lee, one director designated by Perry, one director who shall be the then current Chief Executive Officer of Universal American, and six additional directors who shall each satisfy the criteria for "independent director" under the rules of the principal stock exchange on which our common stock is listed. Capital Z and WCAS IX have notified us that they intend to appoint the following persons to the board: Charles E. Hallberg, Eric W. Leathers, Robert A. Spass and Sean M. Traynor. If the equity investors make such appointments, the following persons will be the "independent directors": Barry Averill, Mark M. Harmeling, Linda H. Lamel, Patrick J. McLaughlin and Robert F. Wright.                        .

Nominees for Director

Name	Age	Current Position with Company	Director of Company Since
Richard A. Barasch	53	Chairman of the Board, CEO and President	1988
Barry Averill	68	Director	2006
Bradley E. Cooper	40	Director	1999
Mark M. Harmeling	54	Director	1990
Linda H. Lamel	63	Director	2003
Eric W. Leathers	33	Director	2004
Patrick J. McLaughlin	49	Director	1995
Robert A. Spass	51	Director	1999
Robert F. Wright	81	Director	1998

        Biographical information concerning the director nominees is set forth below.

        Richard A. Barasch has served as our Director since July 1988, as Chairman of the Board since December 1997, as Chief Executive Officer since June 1995 and as President since April 1991. He has served as a director and the President of American Progressive Life and Health Insurance Company of New York since 1991, and he is Chairman of the Board of all of our subsidiaries. Mr. Barasch has held positions with our subsidiaries since their acquisition or organization.

        Barry Averill has served as our Director since March 2006. Since 2003, Mr. Averill has served as the President of Averill Management Enterprises, Inc., a consulting firm specializing in the managed healthcare industry. From 2000 to 2003, Mr. Averill served as President of Health Net of the Northeast, Inc. Prior to that, Mr. Averill worked at Humana, Inc. (from 1991 to 2000), serving as its Regional Vice President beginning in 1998. Mr. Averill also was the President and CEO of Michael Reese Health Plan, Inc. (from 1984 to 1991). Mr. Averill has served as the President and as a member of the boards of directors of many professional organizations within the managed care industry, including the Illinois HMO Association, Group Health Association of America, American College Health Association, and the Accreditation Association for Ambulatory Health Care. Mr. Averill serves on the board of directors of Socios Mayores en Salud.

        Bradley E. Cooper has served as our Director since July 1999. Mr. Cooper is a Senior Vice President, Director, Partner and co-founder of Capital Z, which owns 23.5% of our voting stock, and a Partner, Senior Vice President and co-founder of Union Square Partners Management, LLC, the successor firm of Capital Z Management, LLC. Union Square, an affiliate of Capital Z's successor fund, is the owner of approximately 4.9% of our voting stock (assuming that requisite clearances, approvals or waivers are obtained that would permit the exchange of the shares of Series A Preferred Stock for shares of Series B Preferred Stock). Prior to founding Capital Z in 1998, Mr. Cooper served in similar roles at Insurance Partners, L.P. (from 1994 to 1998) and International Insurance Advisors, L.P. (from 1990 to 1994). Prior to that, Mr. Cooper was an investment banker in the Financial Institutions Group at Salomon Brothers, Inc. (from 1988 to 1990). Mr. Cooper currently serves on the boards of directors of Newstar Financial, Inc.

        Mark M. Harmeling has served as our Director since July 1990. He also served as a Director of American Progressive from 1992 to 1999. Mr. Harmeling is a Senior Managing Director at Colony Realty Partners, LLC. He was previously a Partner of TA Associates Realty, a pension fund advisory firm, from 2001 to 2004. Prior to joining TA Associates, Mr. Harmeling worked for several real estate companies, the longest tenure of which was as President of Bay State Realty Advisors.

        Linda H. Lamel has served as our Director since June 2003. She also serves as a director and member of the Audit Committee of American Progressive Life and Health Insurance Company of New York, our wholly-owned subsidiary, since 2005. Ms. Lamel is an attorney and arbitrator in private practice and a professor at Brooklyn Law School. She was CEO of Claims online, a technology company specializing in insurance claims processing, from 2000 to 2002. Previous to that, Ms. Lamel was Executive Director of the Risk and Insurance Management Society, an association of corporate insurance buyers (from 1997 to 2000), Vice-President of TIAA-CREF regarding their group insurance operation (from 1988 to 1996), President of The College of Insurance (from 1983 to 1988), and Deputy Superintendent of the Insurance Department of New York (from 1977 to 1983). Ms. Lamel serves on the board of directors of AmCOMP Incorporated and the Boy Scouts of America, Greater New York Council.

        Eric W. Leathers has served as our Director since February 2004. He is a Partner of Capital Z, which owns 23.5% of our outstanding voting stock, and a Partner and Vice President of Union Square Partners Management, LLC, the successor firm of Capital Z Management, LLC. Union Square, an affiliate of Capital Z's successor fund, is the owner of approximately 4.9% of our voting stock (assuming that requisite clearances, approvals or waivers are obtained that would permit the exchange of the shares of Series A Preferred Stock for shares of Series B Preferred Stock). Prior to joining Capital Z in August 1998, Mr. Leathers was an investment banker with Donaldson, Lufkin & Jenrette, where he specialized in merger and acquisitions, corporate financings, and private equity transactions within the insurance industry. Mr. Leathers serves on the board of directors of SBJ Group, Ltd.

        Patrick J. McLaughlin has served as our Director since January 1995. Mr. McLaughlin has been a Managing Director of Emerald Capital Group, Ltd., an asset management and consulting firm specializing in the insurance industry, since April 1993. Prior to that, he was an Executive Vice President and Chief Investment Officer of Life Partners Group, Inc., Managing Director of Conning & Company and Senior Vice President and Chief Investment Officer of ICH Corporation.

        Robert A. Spass has served as our Director since July 1999. Mr. Spass is the Chairman of the Board, Chief Executive Officer, a Partner and co-founder of Capital Z, which owns 23.5% of our voting stock, and Chairman of the Board, Chief Executive Officer, a Partner and co-founder of Union Square Partners Management, LLC, the successor firm of Capital Z Management, LLC. Union Square, an affiliate of Capital Z's successor fund, is the owner of approximately 4.9% of our voting stock (assuming that requisite clearances, approvals or waivers are obtained that would permit the exchange of the shares of Series A Preferred Stock for shares of Series B Preferred Stock). Prior to founding Capital Z in 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners, L.P. (from 1994 to 1998). Prior to the formation of Insurance Partners, L.P., Mr. Spass was President and CEO of International Insurance Advisors L.P. (from 1990 to 1994). Prior to that, Mr. Spass was a Director of Investment Banking at Salomon Brothers (from 1984 to 1990) and a Senior Manager for Peat Marwick Main & Co. (from 1978 to 1984). Mr. Spass serves on the board of directors of Endurance Specialty Holdings, Ltd., and Lancashire Holdings Limited.

        Robert F. Wright has served as our Director since June 1998. Mr. Wright has been President of Robert F. Wright Associates, Inc. since 1988. Prior to that, Mr. Wright was a senior partner of the public accounting firm of Arthur Andersen LLP. Mr. Wright is a director of Delphi Financial Group Inc., Reliance Standard Life Insurance Company (and its affiliates), GVA Williams and The Navigators Group, Inc.

Vote Required

        The nine nominees who receive the greatest number of votes cast at the annual meeting by the holders of our common stock and Series B Preferred Stock, voting together as a single class, either in person or by proxy, will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF
THE NOMINEES FOR DIRECTOR NAMED ABOVE

CORPORATE GOVERNANCE

Board of Directors

        Our business and affairs are overseen by our board of directors pursuant to the New York Business Corporation Law, our charter and our by-laws. Members of the board of directors are kept informed of our business through discussions with the Chairman and Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in board and committee meetings. Members of the board of directors are elected annually.

        Regular attendance at board meetings is expected of each director. Our board held 11 meetings during 2006. No director attended fewer than 75% of the aggregate of the total number of meetings of the board (held during the period for which he or she served as a director) and the total number of meetings held by all committees of the board on which he or she served (during the period that he or she served). Our board holds regularly scheduled executive sessions consisting only of independent directors. These executive sessions typically occur immediately following each regularly scheduled meeting of the board, or at any other time and place as the independent directors may determine. The non-management directors met in executive session at all in-person board meetings in 2006.

Director Independence

        The board of directors has determined that to be considered independent, a director may not have any direct or indirect material relationships with us. In making a determination of whether a material relationship exists, the board considers all relevant facts and circumstances, including but not limited to the director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The board also reviewed the independence of our directors in accordance with the Corporate Governance Listing Standards of the applicable rules for companies traded on the NASDAQ Global Select Market.

        Consistent with these considerations, the board has reviewed all relationships between us and the members of the board, and has affirmatively determined that eight of our nine Directors are independent within the meaning of the rules of NASDAQ, based on the application of our independence standards. These independent directors include Ms. Lamel and Messrs. Averill, Cooper, Harmeling, Leathers, McLaughlin, Spass and Wright. In addition, upon the consummation of the stage 2 securities purchase agreement, certain of the directors designated by the equity investors will be independent.

        The board has determined that Mr. Barasch, our Chief Executive Officer, is not an independent director.

        The board also has determined that each of the directors serving on the Audit Committee (Messrs. McLaughlin and Wright and Ms. Lamel) satisfies the independence standards set forth in our Audit Committee Charter and is "independent" within the meaning of the applicable rules of NASDAQ and the SEC.

        The board has further determined that each of the directors serving on the Compensation Committee (Ms. Lamel and Messrs. Averill and Cooper) satisfies the independence standards set forth in our Compensation Committee Charter and is "independent" within the meaning of the applicable rules of NASDAQ and the SEC.

        The board has further determined that each of the directors serving on the Nominating and Corporate Governance Committee (Messrs. Harmeling, Spass and Wright) satisfies the independence standards set forth in our Nominating and Corporate Governance Committee Charter and are "independent" within the meaning of the applicable rules of NASDAQ and the SEC.

Attendance at the Annual Meeting

        We encourage the members of the board to attend our annual meetings. All directors attended the 2006 annual meeting of shareholders.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, employees, and all subsidiaries and entities controlled by us. We also have adopted a Code of Ethics for Principal Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and other principal financial officers designated by us, and approved by the board. A copy of each of these codes is posted on our corporate website at www.uafc.com under Corporate Governance in the "Investors" section, and they are available in print to any shareholder who requests a copy. We intend to disclose any substantive amendment or waivers to the codes.

Shareholder Communications with the Board of Directors

        We make every effort to ensure that the views of shareholders are heard by the board or individual directors, as applicable. Shareholders may communicate with the board, any of its constituent committees or any member thereof by means of a letter addressed to the board, its constituent committees or individual directors.

        All shareholder communications must (1) be sent to the chairperson of the Nominating and Governance Committee of our board of directors at our address, (2) be in writing, (3) be signed by the shareholder sending the communication, (4) indicate whether the communication is intended for the entire board of directors, the Nominating and Corporate Governance Committee, any other committee of the board of directors or an individual director, (5) if the communication relates to a shareholder proposal or director nominee, identify the number of shares held by the shareholder, the length of time such shares have been held, and the shareholder's intention to hold or dispose of such shares, provided, however, that the board of directors and the Nominating and Corporate Governance Committee will not entertain shareholder proposals or shareholder nominations from shareholders who do not meet the eligibility and procedural criteria for submission of shareholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act, and (6) if the communication relates to a director nominee being recommended by the shareholder, must include the appropriate consent and biographical information of the candidate. Please see "Future Shareholder Proposals" for further information.

        Upon receipt of a shareholder communication that is compliant with the requirements identified above, the chairperson of the Nominating and Governance Committee of the board of directors will promptly deliver such communication to the appropriate board or committee member(s) identified by the shareholder as the intended recipient of such communication.

        The chairperson of the Nominating and Governance Committee of the board of directors may, in his or her sole discretion and acting in good faith, provide copies of any such shareholder communication to any one or more of our directors and executive officers, except that in processing any shareholder communication addressed to the independent directors, the chairperson of the Nominating and Governance Committee of the board of directors may not copy any member of management in forwarding such communication to such directors.

Committees of the Board of Directors

        The board of directors had six standing committees in 2006: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, the Investment Committee, the Executive Committee and the Special Committee. The table below indicates the membership of each board committee:

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Investment Committee	Executive Committee	Special Committe
Barry W. Averill			X			X
Richard A. Barasch				X	X
Bradley E. Cooper			X		X
Mark M. Harmeling		X
Bertram Harnett				X	X
Linda H. Lamel	X		Chair			X
Eric W. Leathers				X
Patrick J. McLaughlin	X			Chair	X	Chair
Robert A. Spass		X			Chair
Robert F. Wright	Chair	Chair				X

        Upon consummation of the stage 2 securities purchase agreement, the equity investors will each have the right to designate one person to each of our committees (subject to applicable laws and regulations).

        The Audit Committee.    The Audit Committee held 14 meetings during 2006. The Audit Committee's primary responsibilities are to oversee: (a) the quality and integrity of our financial statements, (b) the independence and qualifications of our independent auditors, including the retention, evaluation and termination of such independent auditors, (c) the performance of our internal audit function and independent auditors, (d) the effectiveness of our disclosure controls and procedures and internal controls, and (e) our compliance with legal and regulatory requirements. The report of the Audit Committee is set forth on page 86 of this proxy statement/prospectus.

        The Audit Committee was established in accordance with subparagraph 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates pursuant to a charter approved by the Audit Committee and the board. The Audit Committee Charter is attached to this proxy statement/prospectus as Exhibit D, is posted on our website at www.uafc.com, and is also available in print to any shareholder who requests a copy.

        The board of directors has determined that Robert F. Wright, chairman of our Audit Committee, satisfies the criteria adopted by the SEC to serve as an "audit committee financial expert." In addition, the board has determined that Robert F. Wright (chairperson), Linda H. Lamel and Patrick J. McLaughlin, all members of our Audit Committee, are independent directors and are financially literate, pursuant to the requirements under the Securities Exchange Act of 1934 and NASDAQ Listing Standards.

        None of our directors serves on the audit committee of more than three public companies.

        The information contained in this proxy statement/prospectus with respect to the Audit Committee charter and the independence of the members of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

        The Compensation Committee.    The Compensation Committee held eight meetings during 2006. The Compensation Committee: (a) oversees our policies relating to compensation of our executives and makes recommendations to the board regarding the compensation of our executive officers, and (b) produces a report on executive compensation for inclusion in our Proxy Statement. The Compensation Committee Report is set forth on page 99 of this proxy statement/prospectus.

        The Compensation Committee is composed entirely of independent directors who are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code", and "non-employee directors" for purposes of Section 16 of the Securities Exchange Act of 1934. The Compensation Committee Charter is available on our website at www.uafc.com, and is also available in print to any shareholder who requests a copy.

        The Compensation Committee oversees the design and administration of our compensation programs and evaluates these compensation programs against competitive practices, legal and regulatory developments and corporate governance trends. The Compensation Committee makes recommendations to the board of directors regarding total compensation for each executive officer, which is then reviewed and approved by the full board of directors. As part of its processes and procedures for determining executive compensation, the Compensation Committee annually:

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  reviews and establishes the peer group companies used as a reference to benchmark our performance and executive officer compensation;

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  reviews executive officer compensation to ensure that a significant portion is performance-based to create incentives for above-target performance and consequences for below-target performance;

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  reviews total compensation and benefits summaries (referred to as "tally sheets") for each executive officer to ensure the Committee understands all aspects of each executive officer's total compensation;

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  approves specific performance targets, which are linked to our performance, and the officer's position and scope of responsibility with us;

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  consults with the Committee's independent outside advisor to ensure that total compensation paid to each executive officer is appropriate; and

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  approves base salary adjustments and annual and long-term incentive award payouts for each year based on performance achieved in the prior year relative to the pre-established performance targets.

        The Compensation Committee engages Susan F. Cabrera as an independent outside advisor to evaluate all components of compensation and benefits provided to the executive officers (see "Role of the Compensation Consultant" in the Compensation Discussion and Analysis on page 90 of this proxy statement/prospectus). The Compensation Committee also solicits significant input from our Chairman and Chief Executive Officer in determining compensation for other executive officers in order to gain his perspective on individual performance and contributions. Director compensation also is determined by the board upon recommendation of the Compensation Committee.

        The Executive Committee.    The Executive Committee did not meet during 2006. The Executive Committee has the authority to act between board meetings on behalf of the board, on all matters allowed by law.

        The Investment Committee.    The Investment Committee held 12 meetings during 2006. The Investment Committee reviews our investment policy and guidelines and portfolio performance.

        The Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee held two meetings during 2006. The Nominating and Corporate Governance Committee: (a) identifies and recommends to the board for election and/or appointment qualified candidates for membership on the board and the Committees of the board; (b) develops and recommends to the board corporate governance principles applicable to us and monitors compliance with such principles and policies; (c) makes recommendations to the board concerning the composition, size, structure and activities of the board and its Committees; and (d) leads the board in its annual review of the performance and effectiveness of our Chief Executive Officer and the board and its Committees, and assesses and reports to the board thereon.

        In performing its responsibilities, the Nominating and Corporate Governance Committee will endeavor to maintain free and open means of communication between the members of the Committee, other members of the board, and our management. The Nominating and Corporate Governance Committee operates under a charter approved by the board, which is available on our website at www.uafc.com, and is also available in print to any shareholder who requests a copy. The Nominating and Corporate Governance Committee is comprised entirely of directors who meet the independence requirements of NASDAQ and applicable securities laws.

  Director Nomination Process

        The Nominating and Governance Committee seeks to create a board that is strong in its collective judgment, skill, diversity, experience and business judgment. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at individuals who have displayed high ethical standards, integrity and sound business judgment, taking into account the candidate's qualifications in light of our needs and those needs of the board at that time given the then current mix of director attributes, and the extent to which the candidate otherwise would be a desirable addition to the board and any committees of the board. The composition of the board should balance the following goals:

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  The size of the board should facilitate substantive discussions of the whole board in which each director can participate meaningfully;

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  The composition of the board should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to our business; and

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  A majority of the board shall consist of directors who are neither our officers nor employees, nor those of our subsidiaries, nor have a relationship which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise independent under NASDAQ requirements and applicable securities laws.

        In evaluating current directors for re-nomination to the board, the Nominating and Corporate Governance Committee assesses the performance of each such director, as well as our challenges and needs.

        The Nominating and Governance Committee will review a summary of the nominee's qualifications, including materials provided by outside search firms or other parties. The Nominating and Governance Committee evaluates prospective nominees against the standards and qualifications set out in the Nominating and Governance Committee Charter, including:

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  experience in corporate governance, such as an officer or former officer of a publicly held company;

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  experience in our industry;

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  experience as a board member of another publicly held company; and

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  academic expertise in an area of our operations.

        The Nominating and Governance Committee also considers other relevant factors as it deems appropriate, including the current composition of the board; the balance of management and independent directors; senior leadership experience and the need for financial and accounting expertise; the ability and willingness to commit adequate time to board and committee matters; the fit of the individual's skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and a diversity of viewpoints, background, experience and other factors.

        The Nominating and Governance Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

        The Nominating and Corporate Governance Committee will ensure that a majority of the directors on the board are independent in accordance with NASDAQ listing criteria. It also will ensure that the members of the board maintain the requisite qualifications under NASDAQ listing standards and SEC rules for membership on the Audit, Compensation, and Nominating and Corporate Governance Committees.

        The Nominating and Corporate Governance Committee will consider potential nominations for board membership suggested by its members and other board members, as well as by members of management and our shareholders. The Nominating and Corporate Governance Committee considers nominations for director made by our shareholders in accordance with the procedures for submission of proposals as described under "Corporate Governance—Shareholder Communications with the Board of Directors" and "Future Shareholder Proposals" in this proxy statement/prospectus; provided, however, that a shareholder may nominate a person for election as a director at a meeting only if written notice of such shareholder's intent to make such nomination has been provided to our Secretary as described under "Further Shareholder Proposals" in this proxy statement/prospectus. The Nominating and Governance Committee will review and evaluate such shareholder nominations in the same manner as it evaluates all other nominees. In addition, we may, at the request of the Nominating and Corporate Governance Committee, retain outside search firms to identify prospective board nominees.

        Pursuant to the terms of the shareholders' agreement, Capital Z currently has the right to nominate three directors, and Mr. Barasch currently has the right to nominate two directors. Capital Z and Mr. Barasch each are required to vote for the director(s) nominated by the other. Capital Z has nominated Mr. Bradley E. Cooper, Mr. Eric W. Leathers and Mr. Robert A. Spass for election at the annual meeting. Mr. Barasch has nominated himself for election at the annual meeting. The Nominating and Corporate Governance Committee has approved these nominees for director. Please see "Certain Relationships and Related Transactions—Relationship with Capital Z" for additional information regarding the shareholders' agreement.

        Concurrently with the closing of the merger, we will enter into a new stockholders' agreement with the equity investors, Capital Z, Richard Barasch and certain parties receiving consideration under the merger agreement, including WCAS IX. Upon the execution of the stockholders' agreement, our board of directors will be set as follows: (i) two directors will be designated by Capital Z and Union Square Universal Partners, L.P., (collectively, "Capital Z/Union Square"); (ii) one director will be designated by WCAS IX; (iii) one director will be designated by WCAS X; (iv) one director will be designated by Lee; (v) one director will be designated by Perry; (vi) one director who shall be the then current Chief Executive Officer of Universal American; and (vii) six additional directors who shall each satisfy the criteria for "independent director" under the rules of the principal stock exchange on which our common stock is listed. Please see "Other Agreements and Documents—Stockholders' Agreement" for additional information regarding the stockholders' agreement.

        The Special Committee.    The Special Committee held 20 meetings during 2006. The Special Committee was formed to review and evaluate the acquisition proposal received from members of management and private equity investors on October 24, 2006. On May 7, 2007, we announced that we had been notified by the investor group led by Mr. Barasch of the withdrawal of the group's offer to acquire all outstanding shares of our common stock. Accordingly, the Special Committee has been dissolved.

Compensation Committee Interlocks and Insider Participation

        During 2006, the following directors served on the Compensation Committee: Bradley E. Cooper, Mark M. Harmeling and Linda H. Lamel. No member of our Compensation Committee was engaged in a related party transaction with, or was an officer or employee of, us or our subsidiaries. There are no interlocking relationships involving our Compensation Committee and the board of directors or compensation committee of any other company which would require disclosure under the executive compensation rules of the SEC.

DIRECTOR COMPENSATION

        The general policy of the board is that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay management directors for board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The board reviews the Compensation Committee's recommendations and determines the amount of director compensation.

        During 2006, the directors were compensated pursuant to the following schedule:

Annual Retainer	$25,000
(Increased to $30,000 for 2007 annual meeting)
Committee Chairman fee per year
Audit Committee Chair	$20,000
Investment Committee Chair	$20,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000
Special Committee	$30,000
Audit Committee Member fee per year	$10,000
Special Committee Member fee per year	$20,000
Common Stock per year	5,000 options
(Granted at annual meeting)
(Increased to 10,000 stock options for 2007 annual meeting)
Board Meeting Fees
In-person meeting	$ 1,500 per meeting
Telephonic Meeting	$ 500 per meeting
Committee Meeting Fees
In-person meeting	$ 1,000 per meeting
Telephonic Meeting	$ 500 per meeting

        The following table shows the total compensation paid to our non-employee directors in 2006.

Director Summary Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Barry W. Averill	69,250	—	13,613		—	—	—	82,863
Bradley E. Cooper	46,500	—	31,070		—	—	—	77,570
Mark M. Harmeling	46,000	—	31,070		—	—	—	77,070
Bertram Harnett(*)	44,000	—	31,070		—	—	—	75,070
Linda H. Lamel	112,000	—	33,039	(3)	—	—	—	145,039	(3)
Eric W. Leathers	44,000	—	31,070		—	—	—	75,070
Patrick J. McLaughlin	121,000	—	31,070		—	—	—	152,070
Robert A. Spass	40,500	—	31,070		—	—	—	71,570
Robert F. Wright	109,000	—	31,070		—	—	—	140,070

(1)
The amounts reported as Option Awards represent stock option grants for which, in each case, we recorded 2006 compensation expense. Under the required FAS 123(R) methodology, the compensation expense reflected is for grants made in 2006 and grants made in prior years (2003 through 2005) which continued to be expensed in 2006. These options vest ratably over three years at each anniversary of the grant. The grants were awarded under our 1998 Incentive Compensation Plan, as amended, which is described in Note 7—"Stock-Based Compensation" of the Notes to Consolidated Financial Statements included under Item 8—"Financial Statements and Supplementary Data" in Universal American Financial Corp.'s 2006 Annual Report on Form 10-K. The amounts reported in this column were determined as of the option's grant date using a Black-Scholes stock option valuation model using the weighted average assumptions set forth in the table below. A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury Note with a term equal to the expected life of the option granted. Expected life is determined by reference to our historical experience.

(*)
Mr. Harnett has announced that he is retiring from the board and is thus not standing for re-election at the annual meeting.

	2003	2004	2005	2006
Dividend yield	—%	—%	—%	—%
Volatility	40.00%	40.00%	42.60%	44.40%
Risk-free interest rate	3.34%	4.66%	4.20%	4.90%
Expected life (years)	9.0	9.0	5.9	3.5
Grant Date Fair value/share	$3.32	$6.00	$8.86	$5.69

(2)
Our independent directors receive annual grants of non-qualified options pursuant to our 1998 Incentive Compensation Plan at our annual meeting. Additionally, new directors are granted non-qualified options upon election or appointment to the board. The options vest ratably at the first, second and third anniversaries and expire after the fifth year. Unvested options are forfeited upon any termination, including retirement. The exercise price for the options granted to independent directors is based on the closing market price of a share of our common stock on the grant date. A summary of the option award for 2006 performance is presented below:

	Grant Date	Number of securities underlying Options	Exercise price for Option Awards	Closing Price on Grant Date	Grant Date Fair Value
Regular
Barry W. Averill	5/25/2006	5,000	$13.75	$13.75	$26,250
Bradley E. Cooper	5/25/2006	5,000	$13.75	$13.75	$26,250
Mark M. Harmeling	5/25/2006	5,000	$13.75	$13.75	$26,250
Bertram Harnett(*)	5/25/2006	5,000	$13.75	$13.75	$26,250
Linda H. Lamel	5/25/2006	5,000	$13.75	$13.75	$26,250
Eric W. Leathers	5/25/2006	5,000	$13.75	$13.75	$26,250
Patrick J. McLaughlin	5/25/2006	5,000	$13.75	$13.75	$26,250
Robert A. Spass	5/25/2006	5,000	$13.75	$13.75	$26,250
Robert F. Wright	5/25/2006	5,000	$13.75	$13.75	$26,250
Supplemental
Barry W. Averill	3/30/2006	5,000	$15.06	$15.06	$28,200

The grant date fair value reflects the SFAS No. 123(R) value of the award. For the purposes of determining the fair value of stock option awards, we use the Black-Scholes option pricing model and the weighted average assumptions set forth in the table below. A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury Note with a term equal to the expected life of the option granted. Expected life is determined by reference to our historical experience.

	Regular	Turbo
Dividend yield	—%	—%
Volatility	44.40%	44.43%
Risk-free interest rate	4.97%	4.39%
Expected life (years)	3.5	3.5
Grant Date Fair value/share	$5.25	$5.64

(3)
Includes expense for option awards for service on the Board of American Progressive Life and Health Insurance Company of New York, our wholly-owned subsidiary.

(*)
Mr. Harnett has announced that he is retiring from the board and is thus not standing for re-election at the annual meeting.

Directors' Cash Compensation

        Directors receive cash fees in quarterly installments pursuant to the schedule set forth above. In addition, each non-employee director also was reimbursed for his travel and related expenses incurred in connection with his or her board and board committee activities. We do not pay director fees to our employee directors (currently, only Richard A. Barasch).

        The following table provides a breakdown of director fees earned in 2006.

Name	Annual Retainers ($)		Committee Chair Retainer ($)		Audit and/or Special Committee Member Retainer ($)		Board Meeting Fees ($)	Committee Meeting Fees ($)		Total ($)
Barry W. Averill	18,750	(2)			15,000	(1)	11,000	24,500		69,250
Bradley E. Cooper	25,000						13,000	8,500		46,500
Mark M. Harmeling	25,000						11,500	9,500		46,000
Bertram Harnett(*)	25,000						13,000	6,000		44,000
Linda H. Lamel	25,000		10,000		25,000	(1)	13,500	38,500	(3)	112,000
Eric W. Leathers	25,000						13,000	6,000		44,000
Patrick J. McLaughlin	25,000		42,500	(1)	10,000		13,500	30,000		121,000
Robert A. Spass	25,000						13,500	2,000		40,500
Robert F. Wright	25,000		30,000		15,000	(1)	13,000	26,000		109,000

(1)
Special Committee retainers pro-rated for three quarters of 2006.

(2)
Mr. Averill joined the board on March 31, 2006. The annual retainer was pro-rated for three quarters of 2006.

(3)
Includes $6,000 in fees for service on the boards of directors of American Progressive Life and Health Insurance Company of New York, our wholly-owned subsidiaries.

(*)
Mr. Harnett has announced that he is retiring from the board and is thus not standing for re-election at the annual meeting.

Directors' Equity Compensation

        On May 25, 2006, each of our non-employee directors received an annual grant of options to purchase 5,000 shares of our common stock under our 1998 Incentive Compensation Plan in consideration for each director's annual service on the board at an exercise price of $13.75 per share, which was equal to the fair market value of our common stock on the date of grant, as then determined as the intra-day trading average on the date of grant. These annual options vest annually over three years, subject to the individual's continued service on the board on the scheduled date of vesting, and will terminate on May 24, 2011. From time to time, our non-employee directors may be granted additional options in consideration for providing services on the board.

        The following table provides information on the stock options held by non-employee directors as of December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Barry W. Averill		5,000		$15.06	03/30/2011
		5,000		$13.75	05/25/2011
Bradley E. Cooper	—	—	—
Mark M. Harmeling	1,000			$1.88	06/13/2007
	4,500			$2.62	05/28/2008
	3,000			$2.25	12/17/2008
	4,500			$4.00	11/01/2009
	4,500			$4.06	06/08/2010
	4,500			$5.75	05/25/2011
	4,500			$7.26	05/29/2012
	4,500			$6.23	06/03/2013
	3,000	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		5,000		$13.75	05/25/2011
Bertram Harnett(*)	1,000			$1.88	06/13/2007
	4,500			$2.62	05/28/2008
	3,000			$2.25	12/17/2008
	4,500			$4.00	11/01/2009
	4,500			$4.06	06/08/2010
	4,500			$5.75	05/25/2011
	4,500			$7.26	05/29/2012
	4,500			$6.23	06/03/2013
	3,000	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		5,000		$13.75	05/25/2011
Linda H. Lamel	1,500			$6.23	06/03/2013
	1,500	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		6,500		$13.75	05/25/2011
Eric W. Leathers	—	—	—

Patrick J. McLaughlin	1,000			$1.88	06/13/2007
	4,500			$2.62	05/28/2008
	3,000			$2.25	12/17/2008
	4,500			$4.00	11/01/2009
	4,500			$4.06	06/08/2010
	4,500			$5.75	05/25/2011
	4,500			$7.26	05/29/2012
	4,500			$6.23	06/03/2013
	3,000	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		5,000		$13.75	05/25/2011
Robert A. Spass	—	—	—
Robert W. Wright	4,500			$2.62	05/28/2008
	3,000			$2.25	12/17/2008
	4,500			$4.00	11/01/2009
	4,500			$4.06	06/08/2010
	4,500			$5.75	05/25/2011
	4,500			$7.26	05/29/2012
	4,500			$6.23	06/03/2013
	3,000	1,500		$10.65	05/27/2014
	1,500	3,000		$18.78	05/27/2015
	111	222		$22.67	10/01/2010
		5,000		$13.75	05/25/2011

(*)
Mr. Harnett has announced that he is retiring from the board and is thus not standing for re-election at the annual meeting.

Report of the Audit Committee of the Board of Directors

  Membership and Role of the Audit Committee

        The Audit Committee of our board of directors serves as an independent and objective party to monitor and provide general oversight of our financial accounting and reporting process, selection of critical accounting policies, system of internal control, audit process for monitoring compliance with laws and regulations, and our standards of business conduct. The Audit Committee operates under a written amended charter originally adopted by the board of directors on June 7, 2000, which is attached hereto as Annex D. Among other matters, the Audit Committee, in its oversight role, reviews and reassesses the adequacy of the charter and the performance of the Audit Committee thereunder at least annually.

        The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of NASDAQ and applicable securities laws. During 2006, the members of the Audit Committee were Robert F. Wright (chairperson), Linda H. Lamel and Patrick J. McLaughlin. The board of directors has determined that Robert F. Wright is an "audit committee financial expert", as defined by SEC rules and regulations.

  Review of Our Financial Statements

        Our management has responsibility for preparing our financial statements, and our independent auditor Ernst & Young LLP ("Ernst & Young"), is responsible for auditing those financial statements. In this context, as part of its oversight of our financial statements, the Audit Committee has met with management and Ernst & Young to review and discuss all of our annual and quarterly financial statements prior to their issuance. This process includes an assessment of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements. During fiscal 2006, our management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee discussed with Ernst & Young the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as currently in effect, and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask Ernst & Young questions relating to such matters. With and without management present, the Audit Committee also reviewed and discussed the results of Ernst & Young's examination of the annual financial statements. The Audit Committee also discussed with our management the process for certifications by our Chief Executive Officer and Chief Financial Officer, which is required by the SEC and the Sarbanes-Oxley Act of 2002 for certain of our filings with the SEC.

        The Audit Committee reviewed and discussed with Ernst & Young, Ernst & Young's independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to Ernst & Young's independence pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect. These written disclosures included a formal written statement from Ernst & Young to the Audit Committee describing all relationships between it and Universal American that might bear on the auditors' independence from us and our management. The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors. For additional information about the fess paid to Ernst & Young for services in fiscal years 2006 and 2005, see "Proposal No. 4—Ratification of Appointment of Independent Auditors." The Audit Committee considered whether Ernst & Young's provision of audit and non-audit services to us was compatible with its independence. The Audit Committee also discussed with management and Ernst & Young any relationships that might have impacted or may impact the auditors' objectivity and independence. The Audit Committee concluded that Ernst & Young is independent from us and our management.

        The Audit Committee reviewed with our internal and independent auditors the overall scope and plans for their respective audits for 2006. During 2006, the Audit Committee also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program and the steps taken to implement recommended improvements in internal controls and procedures. The Audit Committee also received regular updates from our internal auditor on internal control and business risks and compliance. The Audit Committee's meetings include, whenever appropriate, executive sessions with Ernst & Young and with our internal auditor, in each case without the presence of our management, to raise and discuss any issues or concerns that they may have had about the adequacy and proper, timely functioning of our control, reporting, disclosure and compliance systems and procedures.

        In performing all of these functions, the Audit Committee acted and continues to act only in an oversight capacity on behalf of the board of directors. In its oversight role, the Audit Committee necessarily relies on the procedures, work and assurances of our management, which has the primary responsibility for financial statements and reports, and of Ernst & Young, who, in its report, expresses an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC. The Audit Committee also has retained Ernst & Young as our independent auditors for the fiscal year 2007, and the Audit Committee and the Board have recommended that shareholders ratify the appointment of Ernst & Young as our independent auditors for the fiscal year 2007.

Submitted by The Audit Committee of Universal American Financial Corp. Robert F. Wright, Chairperson Linda H. Lamel Patrick J. McLaughlin

        The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any of our prior or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

        Biographical information concerning Richard A. Barasch, our Chief Executive Officer, who also serves as a director, is set forth above under the caption "Proposal No. 3—Election of Board of Directors." Biographical information concerning our remaining executive officers is set forth below.

        Gary W. Bryant, 57, has served as our Executive Vice President since June 1995 and our Chief Operating Officer since June 2000. He has also been a Director, President and Chief Executive Officer of American Pioneer since April 1983, Vice Chairman of American Progressive and Pennsylvania Life since 2001 and a Director, President and Chief Executive Officer of American Exchange since December 1997. In addition, Mr. Bryant has served as a Director and President of Constitution Life, Marquette, Peninsular Life and Union Bankers since March 2000.

        Theodore M. Carpenter, Jr., 59, has served as Chief Executive Officer of our subsidiary Heritage Health Systems, Inc. since May 2005, and was its Executive Vice President and Chief Operating Officer from 1999 to 2005. Prior to joining Heritage, Mr. Carpenter worked for Kaiser Permanente for over 20 years; his last five years as President of Kaiser Foundation Health Plan of North Carolina.

        Jason J. Israel, C.P.A., 54, has served as our Senior Vice President, Administration since March 2004 and as Chief Operating Officer and a Director of CHCS Services, Inc. since July 2002. Previously, Mr. Israel was President and Director of Bankers Insurance Group's Property and Casualty Companies from January to June, 2002. From January 2000 to January 2002, Mr. Israel was President and Director of JASCO Consulting Corp. From 1986 to 2000, he was employed by American Bankers Insurance Group serving as Executive Vice President of Administration. From 1978 to 1986, Mr. Israel was employed by Price Waterhouse as a Senior Audit Manager. From 1974 to 1978, he was employed by SD Leidesdent & Co. as an Audit Senior.

        Gary Jacobs, 56, has served as our Senior Vice President, Corporate Development since 2002. He also has served as President of CHCS Services, Inc. since 1995, a Director and Senior Vice President of American Pioneer Health Plans, Inc., Senior Vice President, Managed Care of American Pioneer Life Insurance Company and American Progressive, a Director and President of Ameri-Plus Preferred Care, Inc. and CHCS, Inc., a Director of Eagle Life, and President of WorldNet Services Corp. Prior to joining us, Mr. Jacobs served as a Franchisee and Executive Director of Staff Builders Home Health Care of Broward County and as President of HMI a Public HMO Management and Consulting Company.

        Robert A. Waegelein, C.P.A., 46, has served as our Executive Vice President and Chief Financial Officer since October 1990 and has been Chief Financial Officer and a Director of each of our subsidiaries since they were acquired or organized. Prior to that, Mr. Waegelein, a certified public accountant, was employed by KPMG Peat Marwick LLP, our then independent public accountants, in positions of increasing responsibility, finally serving as Senior Manager.

Compensation Discussion and Analysis

  Our Compensation Philosophy

        Our compensation philosophy is designed to provide a total compensation package that will enable us to:

  •
  Attract, motivate and retain outstanding executives;

  •
  Align the financial interests of our executive officers with the interests of our shareholders;

  •
  Reward our executives for attaining desired levels of profitability and shareholder value; and

  •
  Encourage each executive officer's stake in our long-term performance and success.

        Our Compensation Committee monitors our compensation philosophy. In consultation with management and its independent compensation consultant, the Committee has developed a comprehensive compensation and benefits strategy that rewards corporate and individual performance in a manner that we believe will drive our long-term success. From time to time, as necessary, the Committee may modify our compensation philosophy.

  What Our Compensation Program is Designed to Reward

        Our compensation program is designed (1) to promote a performance-based culture that focuses on the creation of shareholder value by rewarding executives for our corporate and their individual performance in the interim and long-term, and (2) to provide competitive levels of compensation in order to attract and retain the executive talent necessary to attain our corporate objectives.

        To accomplish the first goal, we structure our compensation program to reward initiative and achievements which result in continued growth in shareholder value. A significant portion (typically between 60% and 80% of total compensation), of total executive compensation is comprised of a combination of annual cash bonuses, which reward annual corporate performance and individual accountability, and equity compensation, which is designed to reward long-term Company performance. We believe that by weighting total compensation in favor of the bonus and long-term incentive components of our compensation program, we appropriately reward individual achievement while at the same time providing incentives to promote Company performance.

        To accomplish the second goal, we set cash compensation, including base salaries and bonus opportunities, at levels that are competitive as measured against selected peer group companies and the life and health insurance and managed care industries in general. We balance this objective with more subjective considerations, such as internal pay equity (whether individual executives are fairly compensated relative to their colleagues), individual roles and responsibilities, and historic compensation of executives within Universal American, with the goal of ensuring that individual compensation levels are perceived as fair and appropriate.

  Role of the Compensation Consultant

        The Compensation Committee has the authority to employ outside advisors, experts and professionals to assist it. In 2006, the Compensation Committee retained Susan F. Cabrera as its independent compensation consultant to advise the Compensation Committee on matters related to senior executive and director compensation and general compensation programs. Ms. Cabrera performed reviews of the competitiveness of the total cash and equity-based compensation paid to our executive officers, and provided comparative market data on compensation practices and programs bases on an analysis of peer competitors. Ms. Cabrera also provides guidance on industry best practices. With respect to executive compensation, Ms. Cabrera advised the Compensation Committee in (1) evaluating and selecting our peer group, (2) determining base salaries for our executive officers and (3) designing and determining individual grant levels for the equity component of compensation.

  Setting Executive Compensation

      Benchmarking

        Although our Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, we recognize that our compensation practices must be competitive in the marketplace of our peer competitors. The Compensation Committee annually determines the appropriate combination of cash and equity-based compensation for our officers, and weighs the competitiveness of our overall compensation payments to our executive officers in relation to selected comparable companies, or our "peer group."

        We are a health and life insurance holding company, with an emphasis on providing a broad array of health insurance and managed care products and services to the growing senior population. As such, our two core businesses are healthcare and insurance. Thus, in establishing our peer group for fiscal 2006, with the assistance of Ms. Cabrera, we first considered the broad universe of all publicly traded health and life insurance companies and managed care companies with market capitalizations of $100 million to $10 billion. From this group, we then selected those companies that are most comparable to us based upon factors such as their lines of business, size (based on both revenues and market capitalization), financial performance and ownership structure. This resulted in a peer group consisting of eleven publicly-traded, managed care and/or life/health insurance-related companies. The peer group is used to benchmark our executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with us for executive talent. The Compensation Committee reviewed a compilation of compensation and other data prepared by Ms. Cabrera based upon her review of the peer group to ensure that our total executive compensation program is competitive.

        In order to compare the levels of compensation of our executive officers with our peer group, compensation tally sheets for each of our executive officers and each of the executives in comparable positions at the peer group companies were prepared and reviewed by the Compensation Committee for 2006. These tally sheets affixed dollar amounts to all components of our executive officers' 2006 compensation, including current pay (salary and bonus), equity awards, benefits, and perquisites. With such information, the Compensation Committee reviewed and analyzed compensation for each senior executive and made adjustments as appropriate. The Compensation Committee expects to review tally sheets at least annually.

        Our Compensation Committee intends that the general pay objective for our executives is that total compensation, consisting of base salary, target bonus levels and equity awards, should fall between the median and the 75th percentile of the total compensation paid to executives holding equivalent positions in our peer group. It is possible that total compensation levels for specific individuals may fall outside of the competitive benchmark based on a number of factors. In addition to compensation determinations being based on the benchmark comparisons to our peer group, the Compensation Committee also evaluates corporate performance, each senior executive's level of responsibility and experience and success in achieving our business results, promoting our shared values and demonstrating leadership. Our shared values are integrity, customer focus, accountability, change and teamwork.

        The Compensation Committee intends to re-evaluate the composition of its peer group on an annual basis to ensure that the peer group accurately reflects our competitor companies, taking into account our growth in size, revenue and lines of business. Based on this evaluation, the peer group may be modified in future years. However, the Compensation Committee also will continue to consider the subjective factors mentioned above, so that even if the peer group is modified, subjective factors may indicate that target compensation levels should not be changed for a given individual executive based upon his or her specific circumstances.

  Process for Setting Total Compensation

        The Compensation Committee reviews actual base salaries, cash bonuses, and equity-based awards for our executive officers as compared to the peer group described above, as modified by other company-specific factors that it deems appropriate. The Compensation Committee also considers each executive officer's annual review, awards previously granted to the executive officer, and progress toward or attainment of previously set personal and corporate goals and objectives, including our financial performance, shareholder return and such other factors as the Compensation Committee deems appropriate and in our best interests and the best interests of our shareholders. These goals and objectives are discussed more fully below under the heading "Cash Bonuses and Non-Equity Incentive Plan Compensation."

        The Compensation Committee also reviews and considers recommendations from our Chief Executive Officer regarding total compensation for our executive officers other than himself. Our Chief Executive Officer annually presents the Compensation Committee with historical breakdowns of the components of compensation for each other executive officer, and makes recommendations for the overall compensation package for the following fiscal year with respect to such other executive officers. The Compensation Committee also considers the results of the board's annual review of the performance of our Chief Executive Officer when determining his compensation. The Compensation Committee does not rely totally upon predetermined formulas or a limited set of criteria when it evaluates the performance of the Chief Executive Officer and our other executive officers. The Compensation Committee may accord different weight at different times to different factors for each executive officer.

  Elements of Compensation

        The total annual compensation package for our executive officers consists of the following elements, each described in greater depth below:

  •
  Base salaries;

  •
  Cash bonuses;

  •
  Equity-incentive compensation in the form of stock options and restricted stock; and

  •
  Perquisites and other benefits.

        As noted above, a significant portion of executive compensation is determined based on the Compensation Committee's evaluation of individual executive officer performance, as well as corporate annual and long term performance. We strive to set base salary at levels commensurate with the companies in our selected peer group because we believe that these are the companies with which we compete for executive talent. We provide few personal benefits to our executive officers, and what personal benefits are provided are generally considered related to each executive's performance of his/her duties with us.

        Finally, our executive officers participate in our 401(k) Savings Plan, health and benefit plans, and are entitled to vacation based on our general vacation policies.

  Base Salaries

        Competitive salaries are essential to recruiting and retaining qualified employees and are set based on the executive officer's experience and performance with previous employers, pay levels for similar positions in our peer group (described above), pay levels of Company colleagues and negotiations with individual executive officers. The Compensation Committee reviews base salaries each year. Our Chief Executive Officer makes recommendations to the Compensation Committee for subsequent year base salary levels for executive officers, other than himself, considering Company and operating subsidiary performance in the previous year as well as the performance of individual executives. The Committee considers each executive officer's experience, length of service, demonstration of leadership, changes in responsibilities, and cost of living adjustments. The Compensation Committee also receives and reviews market data on base salary levels at peer companies from its consultant and the level of base pay compared to other of our executive positions. The weight given such factors by the Compensation Committee may vary from one executive officer to another.

        Based on this data, at a meeting held in the first quarter of each year, the Compensation Committee considers and fixes subsequent year salary levels (through the next first quarter) for executive officers, including our Chief Executive Officer. At its March 30, 2006 meeting, the Compensation Committee established 2006 salaries for our executive officers. At its February 12, 2007 meeting, the Compensation Committee fixed the 2007 salaries for our executive officers. The board of directors has ratified all compensation recommendations made by the Compensation Committee.

        Salary increases for our officers normally take effect on April 1st of each year. The Compensation Committee reviews the base salaries of similar executives within our peer group, as well as cost of living adjustments, in determining annual base salary increases. In April 2006, the effective date of the 2006 annual increases, the salaries for all our executive officers increased by approximately 3% over their April 2005 salaries. In April 2007, the effective date of the 2007 annual increases, the salary for our Chief Executive Officer increased by approximately 3% over his 2006 base salary, as our compensation consultant determined that our Chief Executive Officer's base salary has been and remains competitive. Our compensation consultant also determined that the base salaries for our other executive officers have been well below market for several years, and fail to compensate them for their increased responsibility in managing a larger and more complex company than in the past. After considering the information described above and the consultant's recommendations, the Compensation Committee determined to increase the base salaries of our other executive officers above the 3% cost of living adjustment over their April 2006 salaries, as set forth below:

2007 Base Salaries

Name	2007 Base Salary	% Increase over 2006 Base Salary
Richard Barasch	$811,492	3.0%
Gary Bryant	$450,000	12.0%
Robert Waegelein	$400,000	14.2%
Theodore Carpenter	$350,000	10.0%
Jason Israel	$330,000	6.8%

  Cash Bonuses and Non-Equity Incentive Plan Compensation

        In line with our strategy of rewarding performance, a significant part of our executive compensation philosophy is the payment of cash bonuses to our executive officers based on an annual evaluation of individual and Company performance. The Compensation Committee considers annual discretionary bonuses based upon review and deliberation of the Chief Executive Officer's recommendations for officers other than himself and comparative information obtained from its compensation consultant.

        In each calendar year, the Compensation Committee establishes the size of the bonus pool for the subsequent year. The Committee also makes recommendations for subsequent year target bonuses (the amount each Executive may receive if performance goals and objectives are met) to the board who must ratify the recommendations. The target bonuses are intended to create an incentive for our executive officers to achieve the objectives established by the Compensation Committee. At the end of the fiscal year, the Compensation Committee determines in its discretion whether and how much cash bonus to pay each executive officer based on its review of our corporate and their individual performance. Depending on the Compensation Committee's assessment, bonuses may be equal to, more or less than the previously established target amounts.

        Each executive officer has a target cash bonus amount that is deemed commensurate with his position with us and competitive within our peer group, ranging from 75% to 150% of his base salary. The Compensation Committee consulted with its compensation consultant regarding benchmarks and percentile rankings for performance-based compensation within its peer group. Prorated changes to an executive's annual target bonus level can occur during the year if there are changes in the executive's salary grade level that warrant a target change.

        For 2006, each executive officer's actual cash bonus was determined based upon a year-end review of his individual and corporate performance. In evaluating performance, the Committee considered both financial and strategic objectives. Specifically, a target cash bonus pool of $4.75 million was established in the first quarter of 2006, based upon our achievement of a variety of performance metrics, including a target for operating income established by management and accepted by the board during the budget process in December 2005. Operating income was defined as pre-tax income excluding realized investment gains and losses and certain non-recurring events. Whether an income or expense qualifies as a non-recurring item for this purpose is determined by the Compensation Committee. If we do not achieve our targets, the bonus pool is reduced by 1.5% for each 1% reduction in operating income. If we do not achieve 70% of planned operating income, no bonus is payable to our executive officers, but the Compensation Committee may grant bonuses to other Company officers. Conversely, if earnings exceed the target, the bonus pool is increased by 1.5% for each 1% of excess over planned operating income. Aggregate bonus amounts for 2006 generally were below target, as performance during this period did not meet the targets established by the Compensation Committee.

        In addition to the objective Company-performance criteria, each executive officer's individual performance was considered in determining the amount of his bonus. For 2006, these considerations increased and decreased individual cash bonus amounts, but, in the aggregate, did not quantifiably impact the amount of the bonus computed based solely on Company performance. For 2006, upon advice from its compensation consultant, the Compensation Committee also determined that total compensation for our executive officers has been well below market for several years and has not kept pace with our growth. In light of this, an additional cash bonus was paid to each of our executive officers in an amount equal to 35% of the value of his restricted stock grants, discussed below. Finally, each executive officer's bonus is conditioned upon being employed at the time bonus payment is made, and may be prorated by the Committee, in its discretion.

        Target and actual cash bonuses for 2006 performance paid to each of our executive officers in March 2007, are shown in the table below, in dollars and as a percentage of salary. The actual bonus amounts also are included in the "Non-Equity Incentive Plan Compensation" and "Bonus" columns of the Summary Compensation Table.

2006 Annual Non-Equity Bonuses

Name	Target Cash Bonus (as a % of Base Salary)	Target Cash Bonus (Dollar Value)	Actual Cash Bonus (as a % of Base Salary)(1)	Actual Cash Bonus (Dollar Value)
Richard Barasch	150%	$1,181,784	160%	$1,256,786
Gary Bryant	75%	$301,275	97%	$389,705
Robert Waegelein	75%	$262,650	101%	$353,204
Theodore Carpenter	75%	$238,703	98%	$295,574
Jason Israel	75%	$231,750	94%	$289,004

(1)
Includes the proportionate amount of target incentive cash bonus, as adjusted for individual performance, plus a cash bonus equivalent of 35% of 2006 restricted stock value grants.

  Equity Compensation

        We grant equity-based compensation to our executive officers because it provides a vital link between the long-term results achieved for our shareholders and the rewards provided to our executive officers, thereby ensuring that such officers have a continuing stake in our long-term success. The principal vehicle that we use to distribute long-term incentive compensation to our officers is stock options, and we also award restricted stock to our executive officers. While we consider the level of past grants in making current equity award decisions, we do not consider any subsequent increases in value of past awards in making such decisions, because we believe that such increases in value are the proper reward to the executive for his or her contributions to our Company performance, and this reward should not be minimized by limiting future grants.

        The stock options and restricted stock awarded in 2006 for 2005 performance were granted under the Universal American Financial Corp. 1998 Incentive Compensation Plan. The stated purposes of our 1998 Incentive Compensation Plan are to assist us in attracting, retaining, motivating, and rewarding high-quality executives and employees enabling such persons to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value.

        To implement that purpose, as the administrator of our 1998 Incentive Compensation Plan, the Compensation Committee selected the officers who received stock option grants and the executive officers who were awarded restricted stock in 2006 for 2005 performance, based upon management recommendations and peer group comparables. All stock options are granted with exercise prices equal to the fair market value of our common stock, which the Compensation Committee had defined under the 1998 Incentive Compensation Plan as the intra-day trading price of our common stock on the grant date, as reported by NASDAQ. As of December 18, 2006, the Compensation Committee amended the definition of fair market value of our common stock under our 1998 Incentive Compensation Plan to equal the closing price of our common stock on the grant date, as reported by NASDAQ. The 2006 grant date for the award of annual stock options and restricted stock awards relating to 2005 performance was April 3, 2006, as set forth in the 2006 Summary Compensation and Grant of Plan Based Awards tables included in the "Executive Compensation" section of this proxy statement/prospectus. The 2007 grant date for the award of annual stock options and restricted stock awards relating to 2006 performance was February 12, 2007.

        Since our executive officers are paid salaries and bonuses commensurate with the higher level of their responsibilities, they typically are awarded a larger amount of equity-based compensation, in the form of stock options and/or restricted stock, than persons with lesser levels of compensation. Decisions regarding equity grants are made annually based, in part, upon our Chief Executive Officer's recommendations to the Compensation Committee. The actual size of equity grant to any individual may be increased or decreased based upon individual performance, peer group analysis or other criteria determined by the Compensation Committee.

        In 2006, the Compensation Committee also commissioned a study from its compensation consultant to determine how our compensation plan compared to our peers. The compensation consultant considered our historic equity grants as compared to those of our peers, and concluded that we were significantly below the median of our peer group with respect to the grant of equity to our senior officers. Executive equity awards also have not kept pace with the recent growth of Universal American. The Compensation Committee has set a goal to rectify this shortfall over the next several years. To increase equity compensation to an appropriate level, the Compensation Committee established a goal to award up to 5% of the aggregate equity ownership of Universal American to the senior executives. To achieve this goal, the Compensation Committee is considering the development of a grant program that would award this 5% stake on a rolling basis over a period of three to five years.

Further, in recent years, Universal American has awarded only restricted stock grants to our executive officers. However, based on the findings of the compensation consultant that recent equity grants were significantly lower than the peer group, and that the practice of the peer group is generally to grant either only options or a combination of restricted stock and options, the Compensation Committee elected to increase the total equity grant by continuing to grant restricted stock and to additionally make grants of stock options. In each instance, the total equity grant, including restricted shares and options, was targeted so that total compensation would approach 75% of the peer group for each of our executive officers. If the merger and investments by the equity investors are completed, consistent with our compensation philosophy of senior executives being awarded approximately 5% of our aggregate equity ownership, certain of our executives are likely to receive additional equity grants as a result of the increase in our outstanding shares due to the merger and the investment by the equity investors. Consistent with this policy, on June 14, 2007, the board approved the grant to certain of our officers of 192,500 options, exercisable at $21.15 per share, and 48,000 restricted shares.

        On February 12, 2007, the Compensation Committee and the board approved the grant of restricted stock awards to each of our executive officers under our 1998 Incentive Compensation Plan based on 2006 performance as set forth below. All restricted share grants vest ratably over a four year period, one-fourth on each anniversary of the date of grant.

2007 Restricted Stock Grants
For 2006 Performance

Name	Restricted Stock Grant (Number of Shares)	Restricted Stock Grant (Dollar Value)
Richard Barasch	21,656	$400,000
Gary Bryant	16,242	$300,000
Robert Waegelein	16,242	$300,000
Theodore Carpenter	10,828	$200,000
Jason Israel	10,828	$200,000

        Also on February 12, 2007, the Compensation Committee and the board approved the grant of stock option awards to each of our executive officers under our 1998 Incentive Compensation Plan based on 2006 performance. Two types of awards were granted to our executive officers, "regular" and "turbo", as set forth below.

2007 Stock Option Grants
For 2006 Performance

Name	Total Stock Option Grant (Number of Options)	Total Turbo Stock Option Grant (Number of Options)
Richard Barasch	120,000	62,500
Gary Bryant	60,000	31,250
Robert Waegelein	60,000	31,250
Theodore Carpenter	36,000	18,750
Jason Israel	36,000	18,750

        Both types of options granted for 2006 performance vest 25% upon grant and 25% on each of the next three anniversaries of the grant date. The exercise price for both types of options is the closing price of our common stock on the date of grant, or $18.47. However, the exercise price for turbo options increases thereafter by 10% each year. The purpose of the turbo option feature is to provide additional motivation to executives to increase shareholder value over the previous year for each year during the option term.

        We do not have a program, plan or practice to time option grants in coordination with the release of material, non-public information, nor do we plan to time, nor have timed, our release of material, non-public information for the purpose of affecting the value of executive compensation.

  Stock Ownership/Retention Guidelines

        We do not have stock ownership guidelines for our officers and non-employee directors. However, both groups generally have equity-based interests in us through participation in our 401(k) Savings Plan and direct or indirect ownership of our common stock, restricted stock and/or stock options.

  Severance and Change-in-Control Benefits

        We provide severance benefits to our executive officers because we believe that such benefits are essential to recruiting and retaining qualified executive officers. We believe the right to severance benefits provides our executive officers the assurance of security if their employment is terminated for reasons beyond their control. In addition, when a change in control is contemplated, executive officers may face an uncertain future with Universal American after the change in control. We believe that these benefits alleviate the anxiety created by this uncertainty and allow our executive officers to provide the most effective management during a period when a change in control is contemplated without being distracted by these attendant anxieties.

        All of our executive officers are entitled to severance benefits in the event of termination of employment under specified circumstances pursuant to their employment contracts. The material terms of Universal American's severance benefits are described in the narrative section under the caption "Executive Compensation -Potential Payments upon Termination or Change-in-Control" in this proxy statement/prospectus.

  Perquisites

        Historically, we have not offered our executive officers a significant number of perquisites and personal benefits. In 2006, we provided certain personal-benefit perquisites to our executive officers as summarized below. The aggregate incremental cost to us of the perquisites received by each of our executive officers in 2006 is included in the Summary Compensation Table in this proxy statement/prospectus and described in the accompanying footnotes. We generally provide these benefits to assist our executive officers in the performance of their duties with us and any personal benefit to the executives is considered to be incidental. We also consider certain perquisites to be necessary in order to attract and retain superior executive talent.

        Company Cars.     A car and driver was available to our Chief Executive Officer for business purposes in 2006. Car allowances were also provided for all executive officers other than Mr. Carpenter.

        Housing Benefits.    Because Mr. Israel's employment responsibilities require him to frequently travel for extended periods between our offices, we have provided him with a housing allowance, which amounted to approximately $24,000 in 2006.

  Other Benefits

        The following are standard benefits offered to all of our eligible employees, including our executive officers.

        Retirement Benefits.    We maintain a tax-qualified 401(k) savings plan for all of our eligible employees, including our executive officers, known as the Universal American Financial Corp. 401(k) Savings Plan. The 401(k) Savings Plan is a voluntary contributory plan under which employees may elect to defer compensation for federal income tax purposes under subparagraph C(a)401(k) of the Code. Employees who have attained age 21 and completed 90 days of service with us are eligible to participate in the 401(k) Savings Plan by contributing through payroll deductions up to 100% of their base salary on a pre-tax basis up to the annual aggregate contribution limits imposed by law or regulation. The participating employee is not taxed on these contributions until they are distributed.

        We elect each year whether to make Company matching contributions to the 401(k) Savings Plan on behalf of eligible participants. Currently, we match employee contributions with our common stock in amounts equal to 100% of the employee's first 1% of contributions and 50% of the employee's next 4% of contributions to a maximum matching contribution of 3% of the employee's eligible compensation. Our matching contributions generally are invested solely in our common stock. However, participants may diversify 100% of their matching contributions at their option. Participants are always 100% vested in their pre-tax contributions and will begin vesting in any matching contributions made on their behalf after three years of service with us at a rate of 50% in year three, and 25% per year thereafter.

        We limit the amount of our stock allowed to be held in any employee's 401(k) Savings Plan account. Under the guidelines established by the Committee effective October 1, 2005, employees are prohibited from investing more than 50% of the value of their 401(k) Savings Plan accounts in our common stock.

        In 2006, we made discretionary matching contributions of $6,600 in our common stock to each of our executive officers. Matching contributions allocated to our executive officers under the 401(k) Savings Plan are shown in the "All Other Compensation" column of the Summary Compensation Table.

        Medical, Dental, Life Insurance and Disability Coverage.    Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available on a Company-wide basis to all eligible employees.

        Other Paid Time-Off Benefits.    We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at other companies.

  Tax and Accounting Implications of Compensation

        Section 162(m) of the Code imposes a $1.0 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for "performance-based" compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to us and to the executives. However, tax consequences, including but not limited to tax deductibility by us, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond our control. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, which preserve deductibility.

        Beginning on January 1, 2006, we began accounting for stock-based payments including stock option grants and restricted stock awards, in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our reviews and discussion with management, the Compensation Committee recommended to the board of directors, and the board has approved, that the Compensation Discussion and Analysis be included in this proxy statement/prospectus. The foregoing Compensation Discussion and Analysis does not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any of our prior or future filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this Compensation Discussion and Analysis by reference therein.

Submitted by The Compensation Committee of Universal American Financial Corp. Linda H. Lamel, Chairperson Barry Averill Bradley Cooper

Performance Graph

        The following graph compares cumulative total shareholder returns on our common stock from December 31, 2001 through December 31, 2006 to The NASDAQ Stock Market (U.S. Companies) Total Return Index and The NASDAQ Insurance Stocks Total Return Index. The NASDAQ Stock Market (U.S. Companies) Total Return Index comprises all domestic common shares traded on the NASDAQ National Market and the NASDAQ SmallCap Market. The NASDAQ Insurance Stocks Total Return Index represents NASDAQ listed companies classified according to the FTSE™ Global Classification System as Insurance or Life Assurance. They include insurance brokers, non-life insurance, re-insurance, other insurance, and life assurance.

        The graph assumes that the value of the investment in our common stock and in the above-referenced indices was $100 at December 31, 2001 and that all dividends were reinvested. The price of our common stock on December 31, 2001 (on which the graph is based) was $6.79. The shareholder return shown on the following graph is not necessarily indicative of future performance.

Comparison of Cumulative Total Return Among
Universal American Financial Corp.'s Common Stock,
NASDAQ Stock Market (U.S. Companies) Total Return Index and
NASDAQ Insurance Stocks Total Return Index

Summary Compensation

        The following Summary Compensation Table sets forth the cash and non-cash compensation awarded to, earned by, or paid to our Chief Executive Officer and the Named Executive Officers for the fiscal year ended December 31, 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard A. Barasch Chairman and Chief Executive Officer	2006	782,119	140,000	122,502	7,044	1,116,786	—	13,843	2,182,294
Robert A. Waegelein Executive Vice President and Chief Financial Officer	2006	347,650	105,000	122,502	13,125	248,204	—	13,225	849,706
Gary W. Bryant Executive Vice President and Chief Operating Officer	2006	398,775	105,000	122,502	13,125	284,705	—	14,393	938,499
Theodore M. Carpenter, Jr. Chief Executive Officer of Heritage Health Systems, Inc.	2006	313,394	70,000	71,250	90,450	225,574	—	6,600	777,268
Jason J. Israel Chief Operating Officer of CHCS Services, Inc.	2006	306,577	70,000	108,751	3,938	219,004	—	36,600	744,869

(1)
Compensation is reviewed in the first quarter of each fiscal year and salary increases, if any, are effective upon the board's approval of the Compensation Committee's recommendation. Salary amounts in this table reflect the actual base salary payments made in 2006. Bonus amounts reflect the bonus for 2006 performance that was paid in 2007.

(2)
Stock Awards represent restricted stock grants for which we recorded 2006 compensation expense. The compensation expense is calculated in accordance with Financial Accounting Standards Board Statement No. 123(R), "Share-based Payment" ("SFAS 123(R)"), and includes expense for grants made in 2006 and grants made in prior years which continued to be expensed in 2006. These amounts were determined by multiplying the number of restricted shares granted by the closing market price of a share of our common stock on the date of grant, and allocating the result over the vesting period of the award.

(3)
Option Awards represent stock option grants for which we recorded 2006 compensation expense. The compensation expense is calculated in accordance with SFAS 123(R) and includes expense for grants made in 2006 and grants made in prior years which continued to be expensed in 2006. There were no stock options granted to any of the Named Executive Officers in 2005 or 2006. The expense in this column relates to stock options granted in 2003 and 2004. In 2003, stock options were granted to Messrs. Barasch, Bryant, Waegelein and Israel. These options vest ratably over four years. In 2004, stock options were granted to Mr. Carpenter in connection with our acquisition of Heritage Health Systems, Inc. These options also vest over four years. Both grants were awarded under our 1998 Incentive Compensation Plan, as amended, which is described in Note 7, entitled "Stock-Based Compensation" of the Notes to Consolidated Financial Statements included under Item 8, "Financial Statements and Supplementary Data" in Universal American Financial Corp's 2006 annual Report on SEC Form 10-K. The amounts reported in this column were determined as of the option's grant date using a Black-Scholes stock option valuation model using the following assumptions: expected volatility of 40%, dividend yield of 0%, a risk-free interest rate ranging between 3.1% for the 2003 grant and 4.6% for the 2004 grant and an expected option life of four and one-half years for the 2003 grant and nine years for the 2004 grant.

(4)
Amounts reported include, as applicable, car allowance, relocation benefits and our matching contribution into the Universal American Financial Corp. 401(k) Savings Plan.

(a)
For Mr. Barasch, the amount reported includes $7,243 car allowance and $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

(b)
For Mr. Waegelein, the amount reported includes $6,625 car allowance and $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

(c)
For Mr. Bryant, the amount reported includes $7,793 car allowance and $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

(d)
For Mr. Carpenter, the amount reported includes $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

(e)
For Mr. Israel, the amount reported includes $6,000 car allowance, $24,000 housing allowance and $6,600 Company matching contributions into the Universal American Financial Corp. 401(k) Savings Plan.

Grants of Plan-Based Awards

        The following table sets forth the awards granted pursuant to our equity and non-equity incentive plans in fiscal year 2006.

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(5)			Estimated Future Payouts Under Equity Incentive Plan Awards(6)				All Other Option Awards: Number of Securities Underlying Options (#)(4)		Grant Date Fair Value of Stock and Awards ($)(2)
									All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			Closing Market Price on Grant Date ($/Sh)
Richard A. Barasch	3/30/2006	4/3/2006	—	—	—	—	—	—	9,772	—	15.35	150,000
	3/30/2006	4/3/2006	709,070	1,181,784	1,551,801	12,150	20,250	26,590
Gary W. Bryant	3/30/2006	4/3/2006							9,772	—	15.35	150,000
	3/30/2006	4/3/2006	180,765	301,275	395,604	9,113	15,188	19,943
Robert A. Waegelein	3/30/2006	4/3/2006							9,772	—	15.35	150,000
	3/30/2006	4/3/2006	157,590	262,650	344,886	9,113	15,188	19,943
Theodore M. Carpenter, Jr.	3/30/2006	4/3/2006							8,143	—	15.35	124,995
	3/30/2006	4/3/2006	143,222	238,703	313,441	6,075	10,125	13,295
Jason J. Israel	3/30/2006	4/3/2006							8,143	—	15.35	124,995
	3/30/2006	4/3/2006	139,050	231,750	304,311	6,075	10,125	13,295

(1)
Reflects awards of restricted stock in 2006 for 2005 performance (the "2005 Award") under our 1998 Incentive Compensation Plan. The restricted stock vests ratably over a four year period, one-fourth on each anniversary date. Any termination, including retirement prior to vesting, results in forfeiture of the unvested portion of the award. A participant granted restricted stock has all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon.

(2)
We determined the aggregate grant date fair value of stock awards by multiplying the number of restricted shares granted by the per share intra-day average market price (as reported by NASDAQ) of our common stock on the grant date. The share price for purposes of the 2005 Award was $15.35 per share.

(3)
The award of restricted stock for 2006 performance (the "2006 Award") under our 1998 Incentive Compensation Plan was granted on February 12, 2007. The 2006 Award is not included in the table above, but has the same vesting terms as the 2005 Award. A summary of the 2006 Award is as follows:

	Grant Date	Shares	Closing Price on Grant Date	Grant Date Fair Value
Richard A. Barasch	2/12/2007	21,656	$18.47	$400,000
Gary W. Bryant	2/12/2007	16,242	$18.47	$300,000
Robert A. Waegelein	2/12/2007	16,242	$18.47	$300,000
Theodore M. Carpenter, Jr.	2/12/2007	10,828	$18.47	$200,000
Jason J. Israel	2/12/2007	10,828	$18.47	$200,000
(4)
No stock options were awarded to our named executive officers in 2006, for 2005 performance. On February 12, 2007, executive officers were also awarded non-qualified options pursuant to our 1998 Incentive Compensation plan for 2006 performance. The grant date reflects the date of the board of directors meeting at which the board ratified the Compensation Committee's recommendation for annual equity compensation grants. Two types of options were awarded, regular and "Turbo". Both types of options vest 25% upon grant and 25% at each of the next three anniversaries and expire after seven years. The exercise price for both types of options granted is based on the closing market price of a share of Universal American Financial Corp. common stock on the grant date. However, for the Turbo options, the exercise price for the portion vesting increases by 10% over the prior year. A summary of the 2007 option grants for 2006 performance is presented below:

		Regular				Turbo
Name	Grant Date	Number of securities underlying Options	Exercise price for Option Awards	Closing Price on Grant Date	Grant Date Fair Value	Number of securities underlying Options	Base price for Option Awards	Closing Price on Grant Date	Grant Date Fair Value
Richard A. Barasch	2/12/2007	120,000	$18.47	$18.47	850,800	62,500	$18.47	$18.47	391,250
Gary W. Bryant	2/12/2007	60,000	$18.47	$18.47	425,400	31,250	$18.47	$18.47	195,625
Robert A. Waegelein	2/12/2007	60,000	$18.47	$18.47	425,400	31,250	$18.47	$18.47	195,625
Theodore M. Carpenter, Jr.	2/12/2007	36,000	$18.47	$18.47	255,240	18,750	$18.47	$18.47	117,375
Jason J. Israel	2/12/2007	36,000	$18.47	$18.47	255,240	18,750	$18.47	$18.47	117,375

  The grant date fair value reflects the SFAS No. 123(R) value of the award. For the purposes of determining the fair value of stock option awards, we use the Black-Scholes option pricing model and the weighted average assumptions set forth in the table below. A historical daily measurement of volatility is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury Note with a term equal to the expected life of the option granted. Expected life is determined by reference to our historical experience.

	Regular	Turbo
Dividend yield	—%	—%
Volatility	39.06%	39.60%
Risk-free interest rate	4.80%	4.80%
Expected life (years)	4.25	4.25
Grant Date Fair value/share	$7.09	$6.26
(5)
The actual payment of incentive compensation is set forth in the Summary Compensation Table. The bonus pool is based on achieving a variety of performance metrics, including a target level of pre-tax income excluding investment gains and losses and certain non-recurring events. The target level of pre-tax income was established by management and approved by the board. Please see the "Compensation Discussion and Analysis" section of this proxy statement/prospectus for a discussion of incentive compensation for our named executive officers.

(6)
In addition to the non-equity incentive plan discussed in (5) above, an equity incentive plan is also available to our Named Executive Officers. The bonus pool for the non-equity incentive plan is $1.2 million (approximately 81,000 shares based on the stock price at the date of the approval of the plan). The non-equity incentive bonus is tied to the non-equity incentive plan with respect to the target level of pre-tax income, thresholds and maximums.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth the outstanding equity awards pursuant to our equity and non-equity incentive plans that were outstanding at the end of fiscal year 2006.

		Option Awards
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard A. Barasch	25,000	—	—	$3.03	12/09/07	—	—
	143,000	—	—	$2.62	05/28/08	—	—
	400,000	—	—	$3.15	8/1/2009	—	—
	200,000	—	—	$3.15	8/1/2009	—	—
	25,000	—	—	$4.09	4/1/2010	—	—
	12,500	—	—	$4.09	4/1/2010	—	—
	25,000	—	—	$3.88	2/28/2011	—	—
	12,500	—	—	$3.88	2/28/2011	—	—
	25,000	—	—	$6.45	3/28/2012	—	—
	10,734	2,683	—	$5.57	4/1/2008	—	—
	—	—	—	—	—	2,693	50,198
	—	—	—	—	—	7,418	138,272
	—	—	—	—	—	8,974	167,275
	—	—	—	—	—	9,772	182,150
Gary W. Bryant	80,000	—	—	$2.62	05/28/08	—	—
	35,000	—	—	$2.25	12/8/2008	—	—
	175,000	—	—	$3.15	8/1/2009	—	—
	87,500	—	—	$3.15	8/1/2009	—	—
	30,000	—	—	$4.09	4/1/2010	—	—
	15,000	—	—	$4.09	4/1/2010	—	—
	25,000	—	—	$3.88	2/28/2011	—	—
	12,500	—	—	$3.88	2/28/2011	—	—
	45,000	—	—	$6.45	3/28/2012	—	—
	20,000	5,000	—	$5.57	4/1/2008	—	—
	—	—	—	—	—	2,693	50,198
	—	—	—	—	—	7,418	138,272
	—	—	—	—	—	8,974	67,272
	—	—	—	—	—	9,772	182,150

Robert A. Waegelein	15,000	—	—	$2.75	12/9/07
	50,000	—	—	$2.62	5/28/08	—	—
	20,000	—	—	$2.25	12/8/2008	—	—
	150,000	—	—	$3.15	8/1/2009	—	—
	75,000	—	—	$3.15	8/1/2009	—	—
	25,000	—	—	$4.09	4/1/2010	—	—
	12,500	—	—	$4.09	4/1/2010	—	—
	25,000	—	—	$2.88	2/28/2011	—	—
	12,500	—	—	$3.88	2/28/2011	—	—
	45,000	—	—	$6.45	3/28/2012	—	—
	20,000	5,000	—	$5.57	4/1/2008	—	—
	—	—	—	—	2,693	50,198
	—	—	—	—	7,418	138,272
	—	—	—	—	8,974	167,271
	—	—	—	—	9,772	182,150
Theodore M. Carpenter, Jr.	36,000	24,000	—	$10.70	5/28/2014
	—	—	—	—	—	7,557	140,862
	—	—	—	—	—	8,143	151,786
Jason J. Israel	60,000	—	—	$6.86	7/8/2012	—	—
	6,000	1,500	—	$5.57	4/1/2008	—	—
	—	—	—	—	—	898	16,739
	—	—	—	—	—	7,418	138,272
	—	—	—	—	7,557	140,862
	—	—	—	—	8,143	151,786

Option Exercises and Stock Vested

        The following table sets forth the number and value received upon option exercises during fiscal year 2006 and the value of other stock awards that vested during fiscal year 2006.

Option Exercises and Stock Vesting Table

	Option Awards		Stock Awards(3)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard A. Barasch	40,000	$663,200	9,393	$143,200
Gary W. Bryant	0	$—	9,393	$143,200
Robert A. Waegelein	30,000	$503,400	9,393	$143,200
Theodore M. Carpenter, Jr.	0	$—	2,519	$38,440
Jason J. Israel	0	$—	7,126	$108,512

(1)
The Value Realized on Exercise is based on the difference between the closing market price of a share of our common stock and the exercise price of the options on the date of exercise. Options exercised may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(2)
The Value Realized on Vesting is based on the closing market price of a share of Universal American Financial Corp. common stock on the date of vesting. Vested shares may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(3)
Stock awards represent restricted stock grants that vested during 2006.

Potential Payments upon Termination or Change-in-Control

        We have entered into employment agreements with each of our Named Executive Officers. These employment agreements provide certain severance benefits in the event of termination of employment. Regardless of the manner in which a Named Executive Officer's employment terminates, he is entitled to receive amounts earned, but not yet then paid, during his term of employment, including the following: (a) base salary and (b) amounts accrued and vested through our 401(k) Savings Plan. In addition, except as provided in the tables below, each Named Executive Officer is eligible to receive vested equity awards upon a termination of employment for any reason. Each Named Executive Officer other than Mr. Israel is subject to a non-competition covenant under his employment agreement.

        The following tables provide information on potential benefits that could be received under the employment agreements by each Named Executive Officer under various termination scenarios, calculated as if any such termination occurred on December 31, 2006. The actual amounts paid to any Named Executive Officer can only be determined at the time of the executive's separation from us.

Richard A. Barasch, Chairman and Chief Executive Officer

Benefits and Payments Upon Termination Severance:	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(20)
Base Salary	—	(4)	—	(4)	—	(4)	—	(4)	1,575,712	(4)(6)	1,575,712	(4)(6)	3,151,424	(4)(10)
Cash Bonus	—		—		1,256,786	(5)	1,256,786	(5)	2,044,642	(5)(7)	2,044,642	(5)(7)	2,044,642	(5)(7)
Accelerated Vesting:
Stock Options	—		—		—		—		35,072	(2)(8)	35,072	(2)(8)	810,719	(2)(8)
Restricted Stock	—		—		—		—		537,894	(8)	537,894	(8)	537,894	(8)
Health, life and other benefits	—		—		—		—		26,908	(9)	26,908	(9)	40,362	(11)
Tax Gross-Up	—		—		—		—		—		—		224,630	(12)
Subtotal Termination Related Payments	—		—		—		—		4,220,228		4,220,228		6,809,672
Fair value of Currently Vested Stock Options	13,519,398	(1)(8)	13,519,398	(1)(8)	13,519,398	(3)(8)	13,519,398	(3)(8)	13,519,398	(2)(8)	13,519,398	(2)(8)	13,519,398	(2)(8)
Total	13,519,398		13,519,398		14,776,184		14,776,184		17,739,626		17,739,626		20,329,070

Robert A. Waegelein, Executive Vice President and Chief Financial Officer

Benefits and Payments Upon Termination Severance:	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(20)
Base Salary	—	(4)	—	(4)	—	(4)	—	(4)	350,200	(4)(13)	350,200	(4)(13)	350,200	(4)(13)
Cash Bonus	—		—		353,204	(5)	353,204	(5)	353,204	(5)	353,204	(5)	528,304	(5)(15)
Accelerated Vesting:
Stock Options	—		—		—		—		—		—		465,750	(2)(8)
Restricted Stock	—		—		—		—		—		—		537,894	(8)
Health, life and other benefits	—		—		—		—		20,181	(14)	20,181	(14)	26,908	(9)
Subtotal Termination Related Payments	—		—		—		—		370,381		370,381		1,555,853
Fair value of Currently Vested Stock Options	6,761,375	(1)(8)	6,761,375	(1)(8)	6,761,375	(2)(8)	6,761,375	(2)(8)	6,761,375	(2)(8)	6,761,375	(2)(8)	6,761,375	(2)(8)
Total(19)	6,761,375		6,761,375		7,114,579		7,114,579		7,484,960		7,484,960		8,670,432

Gary W. Bryant, Executive Vice President and Chief Operating Officer

Benefits and Payments Upon Termination Severance:	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(20)
Base Salary	—	(4)	—	(4)	—	(4)	—	(4)	401,700	(4)(13)	401,700	(4)(13)	401,700	(4)(13)
Cash Bonus	—		—		389,705	(5)	389,705	(5)	389,705	(5)	389,705	(5)	590,555	(5)(15)
Accelerated Vesting:
Stock Options	—		—		—		—		—		—		531,750	(2)(8)
Restricted Stock	—		—		—		—		—		—		537,890	(8)
Health, life and other benefits	—		—		—		—		12,837	(14)	12,837	(14)	17,116	(9)
Subtotal Termination Related Payments	—		—		—		—		414,537		414,537		2,079,011
Fair value of Currently Vested Stock Options	7,939,415	(1)(8)	7,939,415	(1)(8)	7,939,415	(2)(8)	7,939,415	(2)(8)	7,939,415	(2)(8)	7,939,415	(2)(8)	7,939,415	(2)(8)
Total(19)	7,939,415		7,939,415		8,329,120		8,329,120		8,743,657		8,743,657		10,018,426

Theodore M. Carpenter, Jr., Chief Executive Officer of Heritage Health Systems, Inc.

Benefits and Payments Upon Termination Severance:	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(20)
Base Salary	—	(4)	—	(4)	—	(4)	—	(4)	636,540	(4)(6)	636,540	(4)(6)	—	(4)(16)
Cash Bonus	—		—		313,074	(5)	313,074	(5)	313,074	(5)	313,074	(5)	313,074	(5)
Accelerated Vesting:
Stock Options	—		—		—		—		—		—		243,360	(2)(8)
Restricted Stock	—		—		—		—		—		—		292,648	(8)
Health, life and other benefits	—		—		—		—		4,805	(17)	4,805	(17)	—	(16)
Subtotal Termination Related Payments	—		—		—		—		641,345		641,345		536,008
Fair value of Currently Vested Stock Options	285,840	(1)(8)	285,840	(1)(8)	285,840	(3)(8)	285,840	(3)(8)	285,840	(2)(8)	285,840	(2)(8)	285,840	(2)(8)
Total(19)	285,840		285,840		598,914		598,914		1,240,259		1,240,259		1,134,922

Jason J. Israel, Chief Operating Officer of CHCS Services, Inc.

Benefits and Payments Upon Termination Severance:	Termination For Cause		Termination by NEO Not for Good Reason		Termination Upon Death or Disability		Termination Upon Retirement		Termination Without Cause		Termination by NEO for Good Reason		Termination Upon Change In Control(20)
Base Salary	—	(4)	—	(4)	—	(4)(16)	—	(4)(16)	—	(16)	—	(4)(16)	309,000	(4)(18)
Cash Bonus	—		—		289,004	(16)	289,004	(16)	289,004	(16)	289,004	(16)	289,004	(16)
Accelerated Vesting:
Stock Options	—		—		—		—		—		—		79,005	(2)(8)
Restricted Stock	—		—		—		—		—		—		447,658	(8)
Health, life and other benefits	—		—		—		—		—	(16)	—	(16)	—	(16)
Subtotal Termination Related Payments	—		—		289,004		289,004		289,004		289,004		1,124,667
Fair value of Currently Vested Stock Options	785,220	(1)(8)	785,220	(1)(8)	785,220	(3)(8)	785,220	(3)(8)	785,220	(2)(8)	785,220	(2)(8)	785,220	(2)(8)
Total	785,220		785,220		1,074,224		1,074,224		1,074,224		1,074,224		1,909,887

(1)
The Named Executive Officer has 90 days following termination for cause or resignation without good reason to exercise vested stock options, but in no event shall such period exceed the expiration date of such option.

(2)
The Named Executive Officer has one year following termination by death or disability to exercise vested stock options, but in no event shall such period exceed the expiration date of such option.

(3)
The Named Executive Officer has four years following termination for retirement to exercise vested stock options, but in no event shall such period exceed the expiration date of such option.

(4)
Executive entitled to earned but unpaid base salary through date of termination. All earned base salary would have been paid on December 31, 2006.

(5)
Executive is entitled to receive a pro rata portion of any bonus that the executive would have been entitled to receive in such year based upon the percentage of the calendar year that shall have elapsed through the date of executive's termination of employment, payable when such bonus would have otherwise been payable had the executive's employment not terminated.

(6)
Executive entitled to a lump sum payment equal to 200% of Base Salary.

(7)
Executive entitled to a lump sum payment equal to lesser of bonus for fiscal year prior to termination or Base Salary.

(8)
Executive entitled to accelerated vesting of all equity awards:

Named Executive Officer	Value of Vested Options at December 31, 2006	Value of Unvested Options at December 31, 2006	Incremental Value due to Change in Control(a)	Value of Accelerated Vesting due to Change in Control
Richard A. Barasch	13,519,398	35,072	775,647	810,719
Gary W. Bryant	7,939,415	65,350	466,400	531,750
Robert A. Waegelein	6,761,375	65,350	400,400	465,750
Theodore M. Carpenter, Jr.	285,840	190,560	52,800	243,360
Jason J. Israel	785,220	19,605	59,400	79,005
	29,291,248	375,937	1,754,647	2,130,584

(a)
In the event of a change in control, as defined by the 1998 Incentive Compensation Plan, any award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the change in control.

        Any optionee who holds an Option shall be entitled to elect, during the 60-day period immediately following a Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive, and we will be obligated to pay as soon as practicable (including initially determinable payments and thereafter any supplemental payments then due), in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option.

        The "Change in Control Price" means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all of our assets, or (ii) the highest Fair Market Value per share at any time during the 60 day period preceding and 60 day period following the Change in Control. The highest price of our common stock in the 60 day period preceding or following December 31, 2006 was $19.52.

        The value of unvested restricted stock is based on a closing price of our common stock of $18.64 as of December 29, 2006.

Named Executive Officer	Shares Unvested at December 31, 2006		Value of Unvested Restricted Stock at December 31, 2006
Richard A. Barasch	28,857	$18.64	537,894
Gary W. Bryant	28,857	$18.64	537,890
Robert A. Waegelein	28,857	$18.64	537,894
Theodore M. Carpenter, Jr.	15,700	$18.64	292,648
Jason J. Israel	24,016	$18.64	447,658
	126,287		2,353,985
(9)
Executive entitled to 24 months coverage under senior executive welfare benefit plans, including Health, Life and other benefits. The table reflects the value of the premium for the period of coverage. The Table excludes any amount payable under death benefits for the policies.

(10)
Executive entitled to a lump sum payment equal to 400% of Base Salary.

(11)
Executive entitled to 36 months coverage under senior executive welfare benefit plans, including Health, Life and other benefits. The table reflects the value of the premium for the period of coverage. The Table excludes any amount payable under death benefits for the policies.

(12)
The employment agreement for this executive provides that in the event it is determined that (i) any payment, benefit or distribution, or any acceleration of vesting (or combination thereof) by us for the benefit of such Executive would be subject to the excise tax imposed by Section 4999 of the Code (which relates to payments that are contingent on a change in ownership or effective control of, or the ownership of a substantial portion of the assets of, a corporation) or (ii) any interest or penalties are incurred by Executive with respect to such excise tax, Executive shall be entitled to receive an additional gross-up payment in an amount equal to the sum of (x) the excise tax on any payment ("First Round Excise Tax") plus (y) any income taxes on the portion of the First Round Excise Tax relating solely to the acceleration of Executive's stock options plus (z) any excise tax imposed on the portion of the First Round Excise Tax relating solely to the acceleration of Executive's stock options.

(13)
Executive entitled to a lump sum payment equal to 100% of Base Salary.

(14)
Executive entitled to 18 months coverage under senior executive welfare benefit plans, including Health, Life and other benefits. The table reflects the value of the premium for the period of coverage. The Table excludes any amount payable under death benefits for the policies.

(15)
Executive entitled to a lump sum payment equal to 50% of Base Salary.

(16)
No entitlement to applicable payment.

(17)
Executive entitled to 12 months coverage under senior executive welfare benefit plans, including Health, Life and other benefits. The table reflects the value of the premium for the period of coverage. The Table excludes any amount payable under death benefits for the policies.

(18)
Executive entitled to one year of severance.

(19)
The employment agreement for this executive provides that in the event it is determined that any payment, benefit or distribution, or any acceleration of vesting (or combination thereof) by us for the benefit of such Executive would be subject to the excise tax imposed by Section 4999 of the Code (which relates to payments that are contingent on a change in ownership or effective control of, or the ownership of a substantial portion of the assets of, a corporation) the amounts payable upon termination will be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount on an after-tax basis (taking into account all federal, state and local income taxes and the imposition of the excise tax imposed by Section 4999 of the Code) than if Executive had received all of the termination payments to which he was entitled. This provision would not result in any tax reimbursement payment to the Executive.

(20)
Assumes termination of employment for any reason within 12 months following a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

        Our Audit Committee is responsible for the review and approval of any transaction, relationship or arrangement in which we are a participant and that involves board members, our executive officers, beneficial owners of more than 5% of our common stock, their immediate family members, domestic partners and companies in which they have a material interest. We refer to these as related party transactions and to the persons or entities involved as related persons. Our Audit Committee evaluates related party transactions for purposes of recommending to the disinterested members of the board that the transactions are fair, reasonable and within our policies and practices and should be approved or ratified.

        Pursuant to our Code of Business Conduct and Ethics, our Directors and employees are required to report any circumstances that may create or appear to create a conflict between us and the interests of the related person, regardless of the amount involved. Our Directors and executive officers must also periodically confirm information about related person transactions.

        We do not have any written standards for approving related party transactions. However, the Audit Committee only approves a related party transaction if it believes the transaction is in our and our shareholders' best interest. The Audit Committee considers the appropriateness of any related party transaction in light of all relevant factors including:

  •
  the benefits of the transaction to us;

  •
  the terms of the transaction and whether they are arm's-length and in the ordinary course of business for both parties;

  •
  the direct or indirect nature of the related party's interest in the transaction;

  •
  the size and expected duration of the transaction; and

  •
  other facts and circumstances that bear on the materiality of the related party transaction under applicable law and NASDAQ listing standards.

Relationship with Capital Z

        Three of our directors, Bradley E. Cooper, Eric W. Leathers and Robert A. Spass, also are principals of Capital Z. We entered into a shareholders' agreement with Capital Z, Richard Barasch (our Chairman and Chief Executive Officer) and several of our other shareholders on July 30, 1999. The shareholders' agreement requires that all proposed sales/transfers by the other shareholders who are party to the shareholders' agreement must first be offered to Mr. Barasch and Capital Z, including its affiliates. However, pledges and some other transfers by any party to the shareholders' agreement of less than 1% of our outstanding common stock at any one time, or 2.5% when aggregated with the other transfers by the shareholder and his, her or its permitted transferees of our outstanding common stock, are permitted. The shareholders' agreement provides for tag-along and drag-along rights under some circumstances. "Tag-along rights" allow the holder of stock to include his, her or its stock in a sale of common stock initiated by another party to the shareholders' agreement. "Drag-along rights" permit a selling party to the shareholders' agreement to force the other parties to the shareholders' agreement to sell a proportion of the other holder's shares in a sale arranged by the selling shareholder.

        Under the terms of the shareholders' agreement, Capital Z is permitted to nominate three of the nine members of our board of directors, and Mr. Barasch is permitted to nominate two directors. Capital Z and Mr. Barasch are each required to vote for the directors nominated by the other. The right of Mr. Barasch to nominate directors is conditioned upon his continued employment with us. In addition, the right to nominate directors is not transferable, except that Capital Z may transfer its right to a third-party buyer who acquires 10% or more of our outstanding common stock from Capital Z.

        Concurrently with the closing of the stage 2 securities purchase agreement, and as a condition to the closing of the merger, we will enter into a new stockholders' agreement with the equity investors, Richard Barasch and WCAS IX. See the section entitled "Other Agreements and Documents—Stockholders' Agreement" for a description of the stockholders' agreement.

        Concurrently with the execution of the merger agreement, we entered into a registration rights agreement, dated as of May 7, 2007, with the equity investors, Capital Z, Mr. Barasch and certain parties receiving consideration under the merger agreement, including WCAS IX. See "Other Agreements and Documents—Registration Rights Agreement" for a description of the registration rights agreement.

Related Party Transactions

        Capital Z is the owner of approximately 23.5% of our voting stock as of July 2, 2007, and has designated three directors to our board as the result of a shareholders' agreement entered into by Capital Z, Mr. Barasch and several of our other shareholders on July 30, 1999. Union Square, an affiliate of Capital Z's successor fund, is one of the equity investors and is a party to the stage 1 and stage 2 securities purchase agreements. Simultaneous with the closing of the stage 1 securities purchase agreement, pursuant to a separate agreement, Capital Z sold 6,250,000 shares of our common stock to certain of the other equity investors, including 2,083,000 shares to Union Square. Prior to the merger and the stage 2 securities purchase agreement, Union Square owned approximately 4.9% of our voting stock (assuming that requisite clearances, approvals or waivers are obtained that would permit the exchange of the shares of Series A Preferred Stock for shares of Series B Preferred Stock).

        In connection with the stage 1 and stage 2 securities purchase agreements, the equity investors will receive certain fees. Union Square will receive a fee of approximately $3,945,000, plus the reimbursement of certain of its expenses incurred in connection with the transactions. $752,180 of this fee was paid upon the closing of the stage 1 securities purchase agreement and $3,192,820 is payable upon the closing of the stage 2 securities purchase agreement. Following the closing of the merger and the stage 1 and stage 2 securities purchase agreements, Capital Z and Union Square will collectively own approximately 26.0% of our voting stock on a fully-converted basis (assuming that the merger and transactions contemplated by the stage 2 securities purchase agreement are consummated and that requisite clearances, approvals or waivers are obtained that would permit the exercise of shares of Series A Preferred Stock for shares of Series B Preferred Stock and the conversion of the shares of Series B Preferred Stock into shares of our common stock).

        Concurrently with the closing of the stage 2 securities purchase agreement, and as a condition to the closing of the merger, we will enter into a new stockholders' agreement with the equity investors, Capital Z, Mr. Barasch and certain parties receiving consideration under the merger agreement, including WCAS IX. Upon the execution of the new stockholders' agreement, our board of directors will increase to thirteen directors comprised of: two directors designated by Capital Z and Union Square, collectively, two directors designated by WCAS IX and WCAS X, collectively, one director designated by Lee, one director designated by Perry, one director who shall be our then current Chief Executive Officer, and six additional directors who shall each satisfy the criteria for "independent director" under the rules of the principal stock exchange on which our common stock is listed. Please see the section entitled "Election of Board of Directors" for more information.

        Concurrently with the execution of the merger agreement, we entered into a registration rights agreement, dated as of May 7, 2007, with the equity investors, Capital Z, Mr. Barasch and certain parties receiving consideration under the merger agreement, including WCAS IX. See "Other

Agreements and Documents—Registration Rights Agreement" for a description of the registration rights agreement.

        In connection with the merger agreement, holders of shares of our common stock and Series B Preferred Stock representing approximately 50% of our voting stock (including the equity investors, Capital Z, Mr. Barasch, Gary Bryant, Robert A. Waegelein, Robert Spass and Bradley Cooper), have entered into a voting agreement pursuant to which they have agreed to vote in favor of the issuance of the common stock, the issuance of Series A Preferred Stock and Series B Preferred Stock issuable pursuant to stage 2 securities purchase agreement and amendment to our certificate of incorporation to increase our number of authorized shares of common stock and preferred stock and to create a class of non-voting common stock.

        In 2006, we paid $462,010 in legal fees to the law firm of Harnett & Lesnick P.A. of Boca Raton, Florida. Bertram Harnett, one of our directors in 2006, who has announced that he is retiring from the board and is thus not standing for re-election at the annual meeting, is a shareholder in Harnett & Lesnick P.A. We believe that the fees paid for the legal representation from Harnett & Lesnick P.A. were on terms at least as favorable as would have been available from other parties, and intend to continue our dealings with Harnett & Lesnick P.A. in 2007 on similar terms.

Indebtedness of Management

        No director, executive officer or immediate family member of any director or executive officer has been, directly or indirectly, indebted to us at any time since January 1, 2006 in an amount in excess of $120,000.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC and NASDAQ reports of ownership of our securities and changes in reported ownership. Executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us, or written representations from the reporting persons that other reports were required, we believe that, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were timely met, with the exception of the late filing of all Forms 4 relating to the May 25, 2006 annual grant of 5,000 stock options to each of our non-management directors, and the late filing by Gary Jacobs, our Senior Vice President of Corporate Development, of a Form 4 covering the February 2006 sale of 6,000 shares of our common stock.

PROPOSAL NO. 4. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT AUDITORS

        Ernst & Young served as our independent auditors for the fiscal year ended December 31, 2006, and the Audit Committee has engaged Ernst & Young as our independent auditors for 2007, subject to ratification by shareholders.

        In the event that ratification of this appointment of independent auditors is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Audit Committee. Unless marked to the contrary, proxies received will be voted for ratification of the appointment of Ernst & Young as our independent auditors for fiscal year 2007.

        Representatives of Ernst & Young will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

        Your ratification of the appointment of Ernst & Young as our independent auditors for the 2007 fiscal year does not preclude the Audit Committee from terminating its engagement of Ernst & Young and retaining a new independent auditor, if it determines that such an action would be in our best interests.

Fees and Expenses

        The table below provides details of the fees that we paid to Ernst & Young for professional services rendered by Ernst & Young in 2006 and 2005. All such services were approved in conformity with the Audit Committee's pre-approval process.

	2006	2005
Audit Fees(1)	$4,940,334	$4,028,054
Audit-Related Fees(2)	68,759	32,000
Tax Fees(3)	127,132	27,947
All Other Fees	47,489	8,852
Total Fees	$5,183,715	$4,096,853

(1)
Audit Fees include all services performed to comply with generally accepted auditing standards and the PCAOB, and services that generally only the Independent Accountants can provide. These fees include our audit, and as required, various subsidiaries, the audit of management's assessment of the effectiveness of internal control over financial reporting, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, statutory audits, actuarial and attest services required by applicable law, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)
Audit Related Fees include assurance and related services rendered by Ernst & Young for the audit of our 401(k) plan and accounting consultations in connection with proposed or consummated acquisitions or dispositions (including the sale of our Canadian subsidiary).

(3)
Tax Fees include all services performed by professional staff in the Independent Accountants' tax division for tax consultation and compliance services, except for those services related to the audit.

(4)
All Other Fees include fees for other permitted products and services provided by Ernst & Young, primarily for services relating to the review of audit work papers by third parties and the annual renewal of software licenses for accounting research software. The Audit Committee considered the nature of the services covered under "All Other Fees" and determined that these services provided by Ernst & Young were compatible with maintaining Ernst & Young's independence.

Pre-Approval Policies and Procedures

        Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee is directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor is engaged by, and reports directly to, the Audit Committee.

        The Audit Committee has adopted a formal policy whereby it pre-approves all audit, review and attest services and all other permitted tax and non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, all of which are approved by the Audit Committee prior to the completion of the audit. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Audit Committee before the audit commences.

        In the event pre-approval for such auditing services and permitted non-audit services cannot be obtained as a result of inherent time constraints in the matter for which such services are required, the chairperson of the Audit Committee has been granted the authority to pre-approve such services, provided that the estimated cost of such services on each such occasion does not exceed $25,000, and the chairperson of the Audit Committee will report for ratification such pre-approval to the Audit Committee at its next scheduled meeting. The Audit Committee has complied with the procedures set forth above, and has otherwise complied with the provisions of its charter.

Vote Required

        The affirmative vote "FOR" by a majority of the votes cast at the annual meeting by the holders of our common stock and Series B Preferred Stock, voting together as a single class, either in person or by proxy, is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
"FOR" THIS PROPOSAL.

PROPOSAL NO. 5. AMENDMENT OF THE
UNIVERSAL AMERICAN FINANCIAL CORP. 1998 INCENTIVE COMPENSATION PLAN

        The board of directors has approved and recommends that the shareholders approve at the annual meeting a proposal to amend our 1998 Incentive Compensation Plan to:

  (1)
  Increase the number of shares of common stock authorized for issuance under the 1998 Incentive Compensation Plan by 5,000,000 shares;

  (2)
  Allow for transferability of current and future awards granted under the 1998 Incentive Compensation Plan during the grantee's lifetime to one or more members of the grantee's family or to a trust established exclusively for one or more such family members; and

  (3)
  Clarify that the 1998 Incentive Compensation Plan, as adopted, was intended to include provision for the grant of warrants.

Reasons for the Proposed Amendments

        The board believes that approval of the amendments to our 1998 Incentive Compensation Plan are in our and our shareholders' best interests because attracting and retaining our key employees and those key employees of our subsidiaries, as well as directors, agents and other persons who provide services to us and our subsidiaries is essential to our growth and success. In addition, the board believes that our long term success is enhanced by a competitive and comprehensive compensation program, which may include tailored types of incentives designed to motivate and reward such persons for outstanding service, including awards that link compensation to applicable measures of our performance and the creation of shareholder value. Such awards will enable us to attract and retain key employees as well as directors, agents and other persons who provide services to us and enable such persons to acquire and/or increase their ownership in us and thereby align their interests with our shareholders' interests.

        The primary reason for the proposed amendment to increase the number of shares of our common stock authorized for issuance under the 1998 Incentive Compensation Plan is to provide sufficient shares for continued issuance of grants thereunder. As of July 2, 2007, a total of 10,423,024 shares were eligible for grant under the 1998 Incentive Compensation Plan, of which 10,303,039 shares have been issued or reserved for issuance under outstanding awards (as defined below) under the 1998 Incentive Compensation Plan, and 119,985 shares are available for issuance of future awards. On July 13, 2007, the closing price of our common stock, as reported by NASDAQ, was $21.66 per share.

        The board of directors believes that the availability of an adequate number of shares under the 1998 Incentive Compensation Plan has been, and in the future, will continue to be, an important factor in attracting and retaining key employees, directors, agents and other persons who provide services to us. Consistent with our compensation philosophy of senior executives being awarded approximately 5% of our aggregate equity ownership, certain of our executives are likely to receive additional equity grants as a result of the increase in our outstanding shares due to the merger and the investment by the equity investors.

        The primary reason for the proposed amendment to allow for transferability of awards granted under the 1998 Incentive Compensation Plan during the grantee's lifetime to one or more members of the grantee's family or to a trust established exclusively for one or more such family members is to provide participants under our 1998 Incentive Compensation Plan with additional flexibility in structuring for their financial planning needs. For purposes of this amendment, a grantee's family is defined as his or her spouse, recognized domestic partner, parents, grandparents, children, grandchildren and siblings, whether by blood, marriage or adoption, including mothers- and fathers-in-law, sons- and daughters-in-law, and brothers and sisters-in-law, or anyone residing in such person's home (other than a tenant or employee). During the lifetime of the plan participant, awards granted under the 1998 Incentive Compensation Plan will be exercisable only by the grantee and shall not be assignable or transferable other than by will or the laws of inheritance following the grantee's death, except awards may be assigned in whole or in part during the grantee's lifetime to one or more members of the grantee's family or to a trust established exclusively for one or more such family members. The terms applicable to the assigned portion shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

Description of the 1998 Incentive Compensation Plan

        The following is a brief summary of our 1998 Incentive Compensation Plan, which is qualified in its entirety by reference to the full 1998 Incentive Compensation Plan. You can obtain a copy of the 1998 Incentive Compensation Plan by writing to our Secretary at our address set forth in the Notice appearing before this proxy statement/prospectus. The 1998 Incentive Compensation Plan is also available on our website at http://www.uafc.com by reference to Exhibit A of the Proxy Statement dated April 28, 1998, and Amendment No. 1 to the 1988 Incentive Compensation Plan filed as Exhibit 10.1 to our registration statement on Form S-3 filed November 3, 2004 which may be accessed through SEC Filings under the equity investor Relations section of our website.

  Types of Awards

        The 1998 Incentive Compensation Plan provides for grants of stock options, stock appreciation rights, or "SARs", restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock, or other property, which we refer to collectively as "awards".

        The 1998 Incentive Compensation Plan superseded the Universal Holding Corp. Incentive Stock Option Plan, the Universal American Financial Corp. Stock Option Plan For Directors, and the Non-Qualified Stock Option Plan for Agents and Others (the "Pre-existing Plans"), although previously granted awards remain outstanding in accordance with their terms and the terms of the Pre-existing Plans.

        The following is a summary of the current sub-plans for which awards are currently granted under the 1998 Incentive Compensation Plan:

  •
  Awards to Employees:

  •
  Grants of Restricted Stock—This sub-plan provides for a grant of restricted stock to employees, which vests over time based upon continued service with us.

  •
  Annual Bonus Option Grants—This sub-plan provides for a grant of options to management as part of our annual bonus program. These options are issued with a strike price equal to the fair market value at the date of grant and vest based on the terms of the annual bonus program, as approved by the Compensation Committee of the board each year.

  •
  New Hire Option Grants—This sub-plan provides for a grant of options to new employees. These options are issued with strike price equal to fair market value at the date of grant. The vesting period for these options is determined at the discretion of management, but generally takes place over no less than three years.

  •
  Awards to Non-Employee Directors:

  •
  Annual Option Award—This sub-plan provides for a grant of options to our non-employee directors and those non-employee directors of our subsidiaries. These options are issued with a strike price equal to fair market value at the date of grant and vest over three years.

  •
  Awards to Agents:

  •
  Agent Stock Purchase Plan—Pursuant to this sub-plan, qualifying agents may purchase shares of our common stock, at a price equal to fair market value on the date of purchase.

  •
  Agent Deferred Compensation Plan—Pursuant to this sub-plan, qualifying agents may elect to defer receipt of commissions. Under the terms of the sub-plan, agent deferrals receive our matching contribution of 25% of the amount deferred, subject to certain limits. Agent deferrals and our matching contributions are then used to purchase shares of our common stock at a price equal to fair market value on the date of purchase.

  •
  Regional General Agents Equity Participation Plan—Pursuant to this sub-plan, qualifying agents can earn bonuses which, at their election, can be used to purchase shares of our common stock at a price equal to fair market value on the date of purchase. There is no vesting on the shares acquired through bonus deferrals until the fifth anniversary of the award, at which point they become 100% vested.

  •
  Annual Brokerage Agent Option Award—This sub-plan provides for a grant of options to brokerage agents based on production. These options are issued with a strike price equal to 125% of fair market value at the date of grant and vest one-third upon issuance, two-thirds after one year and 100% after two years.

        The above summary of sub-plans is not intended to be an all inclusive listing of the use of equity based compensation for employees, directors, agents and other persons who provide services to us. The above sub-plans may be modified or cancelled at the discretion of management and the board, in accordance with their terms. In addition, individual awards and/or new sub-plans may be added at the discretion of management and the board, subject to the overall limits of the 1998 Incentive Compensation Plan as amended, to provide appropriate incentives for those eligible individuals.

  Shares Subject To the 1998 Incentive Compensation Plan

        Currently, under the 1998 Incentive Compensation Plan, the total number of shares of our common stock reserved and available for delivery in connection with awards is: (i) 4,000,000, plus (ii) the number of shares of common stock subject to awards under the Preexisting Plans that become available (generally due to cancellation or forfeiture) after the effective date of the 1998 Incentive Compensation Plan, plus (iii) 13% of the number of shares of common stock issued or delivered by us during the term of the 1998 Incentive Compensation Plan (excluding any issuance or delivery in connection with awards, or any other of our compensation or benefit plans); provided, however, that the total number of shares of our common stock with respect to which incentive stock options ("ISOs") may be granted shall not exceed 1,500,000. All shares of our common stock delivered in connection with awards under the 1998 Incentive Compensation Plan consist of authorized and unissued shares or treasury shares. As of July 2, 2007, a total of 10,423,024 shares were eligible for grant under the current 1998 Incentive Compensation Plan. If the proposal is approved, we will be able to award an additional 5,000,000 million shares, increasing the aggregate total of shares eligible for grant under the 1998 Incentive Compensation Plan, as amended, to 15,423,024.

  Administration

        Subject to the terms and conditions of the 1998 Incentive Compensation Plan and the approval of the board, the Compensation Committee administers the 1998 Incentive Compensation Plan and is authorized to:

  •
  Select Award recipients,

  •
  Determine the type and number of awards to be granted,

  •
  Determine the number of shares of our common stock to which awards will relate,

  •
  Specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof),

  •
  Set other terms and conditions of such awards,

  •
  Prescribe forms of Award agreements,

  •
  Interpret and specify rules and regulations relating to the 1998 Incentive Compensation Plan, and

  •
  Make all other determinations that may be necessary or advisable for the administration of the 1998 Incentive Compensation Plan.

        The 1998 Incentive Compensation Plan provides that Compensation Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 1998 Incentive Compensation Plan.

  Annual Per-Person Limitations

        The 1998 Incentive Compensation Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Code. Under these limitations, during any fiscal year the number of options, SARs, shares of restricted stock, shares of deferred stock, shares of common stock issued as a bonus or in lieu of other obligations, and other stock-based awards granted to any one participant may not exceed one million shares for each type of such Award, subject to adjustment in certain circumstances. The maximum cash amount that may be earned as a final annual incentive award or other annual cash Award in respect of any fiscal year by any one participant is $5 million, and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period other than an annual period by any one participant on an annualized basis is $5 million.

        The Compensation Committee is authorized to adjust the number and kind of shares available for awards under the 1998 Incentive Compensation Plan, subject to the aggregate share limitations and annual limitations and subject to outstanding awards (including adjustments to exercise prices, number of shares subject to options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, or share exchange, or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate. The Compensation Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events, for compliance with changes in applicable laws or regulations, or accounting principles.

  Eligibility

        Our executive officers, directors and other officers and employees or any of our subsidiaries' officers, directors and other officers and employees, as well as other persons who provide services to us or any of our subsidiaries, are eligible to be granted awards under the 1998 Incentive Compensation Plan.

        The Compensation Committee will recommend and the board will determine the number and type of awards pursuant to the terms of the 1998 Incentive Compensation Plan, subject to the limitations therein.

  Stock Options and SARs

        The Compensation Committee is authorized to grant stock options, including ISOs, which can result in potentially favorable tax treatment to the participant, non-qualified stock options (i.e., stock options not qualifying as ISOs), and SARs entitling the participant to receive the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR is determined by the Compensation Committee, but must not be less than the fair market value of a share of common stock on the date of grant (except to the extent of in-the-money awards or cash obligations surrendered by the participant at the time of grant). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally is fixed by the Compensation Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, common stock, outstanding awards, or other property (possibly including notes or obligations to make payment on a deferred basis) having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Compensation Committee.

  Restricted and Deferred Stock

        The Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a restricted period specified by the Compensation Committee. A participant granted restricted stock generally has all of the rights of our shareholders, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Compensation Committee. An Award of deferred stock confers upon a participant the right to receive shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

  Dividend Equivalents

        The Compensation Committee is authorized to grant dividend equivalents conferring on the participant the right to receive, currently or on a deferred basis, cash, shares, other awards, or other property equal in value to dividends paid on a specific number of shares or other periodic payments. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares, awards, or other investment vehicles specified by the Compensation Committee.

  Bonus Stock and Awards In Lieu Of Cash Obligations

        The Compensation Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

  Other Stock-Based Awards

        The 1998 Incentive Compensation Plan authorizes the Compensation Committee to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of common stock or the value of securities of or the performance of specified subsidiaries. The Compensation Committee determines the terms and conditions of such awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding, and forfeiture conditions and restrictions on awards.

  Performance Awards, Including Annual Incentive Awards

        The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Compensation Committee. In addition, the 1998 Incentive Compensation Plan authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other awards upon achievement of pre-established performance goals during a specified one-year period. Performance awards and annual incentive awards granted to persons the Compensation Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and four other of our most highly compensated executive officers, will, if so intended by the Compensation Committee, be subject to provisions intended to qualify such awards as "performance-based compensation" not subject to the limitation on tax deductibility by us under Code Section 162(m).

        The performance goals to be achieved as a condition of payment or settlement of a performance Award or annual incentive Award will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criteria. In the case of performance awards intended to meet the requirements of Code Section 162(m), the business criteria used must be one of those specified in the 1998 Incentive Compensation Plan, although for other performance awards the Compensation Committee may specify any other criteria. The business criteria specified in the 1998 Incentive Compensation Plan are: (1) earnings per share; (2) revenues, increase in revenues and the excess of all or a portion of revenues over operating expenses (which may exclude expenses determined by the Compensation Committee at the time performance goals are established); (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) net income, pretax earnings, pretax earnings before interest, depreciation, amortization and/or incentive compensation; pretax operating earnings, operating earnings (with or without investment gains or losses); (9) total shareholder return; (10) reduction in costs; (11) increase in the fair market value of common stock; and (12) any of the above goals as compared to the performance of a published or special index selected by the Compensation Committee, which may, but need not, select the Standard & Poor's 500 Stock Index or a group of comparator companies.

        In granting annual incentive or performance awards, the Compensation Committee may establish unfunded Award "pools", the amounts of which will be based upon the achievement of a performance goal or goals using one or more of the business criteria described in the preceding paragraph. During the first 90 days of a fiscal year or performance period, the Compensation Committee will determine who will potentially receive annual incentive or performance awards for that fiscal year or performance period, either out of the pool or otherwise. After the end of each fiscal year or performance period, the Compensation Committee will determine the amount, if any, of the pool, the maximum amount of potential annual incentive or performance awards payable to each participant in the pool, and the amount of any potential annual incentive or performance Award otherwise payable to a participant. The Compensation Committee may, in its discretion, determine that the amount payable as a final annual incentive or performance Award will be increased or reduced from the amount of any potential

Award, but may not exercise discretion to increase any such amount intended to qualify under Code Section 162(m).

        Subject to the requirements of the 1998 Incentive Compensation Plan, the Compensation Committee will determine other performance Award and annual incentive Award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

  Non-Employee Director Options

        Unless otherwise determined by the board, effective with the annual meeting, each non-employee director will be granted an option to purchase 10,000 shares of our common stock upon his or her initial election to the board and at each annual meeting of shareholders occurring three months or more thereafter at which he or she qualifies as a non-employee director. Unless otherwise determined by the board, such options will have an exercise price equal to 100% of the fair market value per share on the date of grant and will become exercisable in three equal installments after each of the first, second and third anniversaries of the date of grant, based on continued service as a director. Any such initial or annual options granted to non-employee directors expire between five and ten years after the date of the grant or three months after the date the participant ceases to serve as our director for any reason.

  Other Terms of Awards

        Awards may be settled in the form of cash, common stock, other awards, or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Compensation Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of our obligations under the 1998 Incentive Compensation Plan. The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 1998 Incentive Compensation Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Compensation Committee may, in its discretion, permit transfers for estate planning or other purposes.

        Awards under the 1998 Incentive Compensation Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant awards in exchange for other awards under the 1998 Incentive Compensation Plan, awards under our other plans, or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, awards, or rights as well.

  Acceleration of Vesting

        The Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of our "change in control" except to the extent otherwise determined by the Compensation Committee at the date of grant. In addition, the Compensation Committee may provide that the performance goals relating to any performance-based Award will be deemed to have been met upon the occurrence of any change in control. Upon the occurrence of a change in control, except to the extent otherwise determined by the Compensation Committee at the date of grant, the holder of the options may elect to receive cash in lieu of shares based on a defined "change in control price", which will be the higher of (i) the cash and fair market value of property that is the highest price per share of common stock paid (including extraordinary dividends) in any change in control transaction or in any liquidation of shares of common stock following a sale of substantially all of our assets, or (ii) the highest fair market value per share of common stock (generally based on market prices) at any time during the 60 days before and 60 days after a change in control. "Change in control" is defined in the 1998 Incentive Compensation Plan to include a variety of events, including significant changes in our stock ownership or those of a significant subsidiary, changes in the board, certain of our merger and consolidations or those of a significant subsidiary, and the sale or disposition of all or substantially all our consolidated assets.

  Amendment and Termination of the 1998 Incentive Compensation Plan

        The board may amend, alter, suspend, discontinue, or terminate the 1998 Incentive Compensation Plan or the Compensation Committee's authority to grant awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted. For example, shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Thus, shareholder approval will not necessarily be required for amendments that might increase the cost of the 1998 Incentive Compensation Plan or broaden eligibility. Unless earlier terminated by the board, the 1998 Incentive Compensation Plan will terminate at such time as no shares remain available for issuance under the 1998 Incentive Compensation Plan and we have no further rights or obligations with respect to outstanding awards under the 1998 Incentive Compensation Plan.

  New Plan Benefits

        Individuals who will participate in the 1998 Incentive Compensation Plan in the future, and the amounts of their awards, are determined by the Compensation Committee. Since no future award determinations have been made, it is not possible to state the terms of any individual awards which may be issued under the 1998 Incentive Compensation Plan or the names or positions of, or respective amounts payable or allocable to, future participants in the 1998 Incentive Compensation Plan.

Federal Income Tax Implications of the 1998 Incentive Compensation Plan

        Due to the complexity of the applicable provisions of the Code, this summary sets forth only general tax principles affecting awards which may be granted under the 1998 Incentive Compensation Plan. The general tax principles discussed below are subject to changes that may be brought about by future legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. Special rules may apply to recipients of awards of stock who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended.

  Stock Appreciation Rights

        The tax consequences of the grant of an SAR are generally as follows: (i) at the time an SAR is granted, a participant will not recognize any taxable income; (ii) at the time of exercise of an SAR, the participant will recognize ordinary income equal to the cash or the fair market value of the shares of common stock received at that time. Subject to the rules concerning deductibility of compensation, we will be allowed an income tax deduction equal to the amount that the holder of an SAR recognizes as ordinary income upon the exercise of an SAR.

  Stock Options—Incentive Stock Options

        Under currently applicable provisions of the Code, as a general rule: (i) at the time an ISO is granted, the participant will not recognize any taxable income, and (ii) at the time of exercise of the ISO, no taxable income will be realized by the participant.

        If common stock received upon exercise of an ISO is sold or otherwise disposed of more than two years from the date the ISO was granted and more than one year after the shares of common stock were received upon exercise of the ISO, then: (i) the difference between the option exercise price paid and the sale price paid to the participants for the shares will result in long-term capital gain or loss to the participant, and (b) no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the ISO. Different rules apply to participants who are subject to the alternative minimum tax. For example, the amount by which the fair market value of the stock acquired by exercising an ISO exceeds the exercise price is considered a "preference" and included in the calculation of alternative minimum tax.

        If common stock received upon exercise of an ISO is sold or otherwise disposed of before the holding period described above is satisfied (called a "disqualifying disposition"), then the participant will recognize ordinary income at the time of the sale or other disposition in an amount equal to the lesser of: (a) the difference between the option exercise price and the fair market value of the shares at the time the option was exercised, and (b) the difference between the option exercise price and the amount realized upon the sale or other disposition of the shares. In addition, the participant will recognize short-term or long-term capital gain, depending upon whether the holding period for the shares is more or less than one year, to the extent of any excess of the amount realized upon the sale or other disposition of the shares over the fair market value of the shares upon exercise of the option. In the event of a disqualifying disposition, we will be allowed a tax deduction equal to the amount of the ordinary income recognized by the participant, subject to satisfying the rules concerning deductibility of compensation.

  Stock Options—Non-Incentive Stock Options

        Some options granted under the 1998 Incentive Compensation Plan are not intended to qualify as ISOs. Under currently applicable law, as a general rule: (i) at the time a non-ISO is granted, the participant will not recognize any taxable income; and (ii) upon the exercise of the option, the participant will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the option exercise price. When a participant sells shares acquired by the exercise of a non-ISO, the difference between the amount received and the adjusted tax basis of the shares will be gain or loss. Such gain will be long-term or short-term capital gain, depending upon whether the holding period for such shares is more or less than one year.

        We will generally be allowed an income tax deduction equal to the amount that the participant recognizes ordinary income upon exercise of a non-ISO, subject to satisfying the rules concerning deductibility of compensation. We are not entitled to a deduction on amounts taxed as income to the participant upon a sale or other disposition of shares of common stock received upon exercise of a non-ISO.

  Other Awards

        With respect to awards granted under the 1998 Incentive Compensation Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

        With respect to awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect to be taxed at the time of receipt of restricted shares or other restricted property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the shares or other property. We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

        Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to "excess parachute payments" within the meaning of Code Section 280G and, to such extent, will be non-deductible by us and subject to a 20% excise tax by the participant. Options issued with an exercise price less than the fair market value on the date of grant will be subject to an additional tax of 20% under IRC section 409A.

Equity Compensation Plan Information

        The following table sets forth information relating to equity securities authorized for issuance under our equity compensation plans as of December 31, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights (b)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	4,589,141	(1)	$7.28	1,136,156	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	4,589,141		$7.28	1,136,156

(1)
Consists of shares of our common stock to be issued upon the exercise of options granted pursuant to the 1998 Incentive Compensation Plan, as amended.

(2)
Securities remaining available for issuance under the 1998 Incentive Compensation Plan, as amended. See above for a description of the 1998 Incentive Compensation Plan. Shares of our common stock may also be issued in connection with SARs, restricted stock and other awards.

Vote Required

        The affirmative vote "FOR" by the holders of shares of common stock and Series B Preferred Stock having a majority of the votes entitled to be cast by all holders of our common stock and Series B Preferred Stock at the annual meeting, voting together as a single class, either in person or by proxy, is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THIS PROPOSAL.

PROPOSAL NO. 6. AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO CHANGE OUR NAME

        The board of directors has unanimously approved and recommended that the shareholders consider and approve an amendment to our certificate of incorporation to change our name from Universal American Financial Corp. to Universal American Corp.

        Under this proposal, Article First of our certificate of incorporation will be amended to read in full as follows: "The name of the Corporation is Universal American Corp."

        The board of directors believes that it is in the best interest of Universal American and our shareholders to amend the certificate of incorporation to give effect to the proposed amendment. The board of directors considers the proposed name change desirable to better reflect the evolution and present scope of our business, which includes a more comprehensive offering of products and services. The acquisition of MemberHealth, if completed, reflects this evolution.

        If approved by the shareholders, the amendment to change the corporate name to Universal American Corp. will be effected by the filing of an amendment to the certificate of incorporation with the Secretary of the State of New York at the earliest appropriate time consistent with an orderly transition to the new name.

Vote Required

        The affirmative vote "FOR" by the holders of shares of common stock and Series B Preferred Stock having a majority of the votes entitled to be cast by all holders of our common stock and Series B Preferred Stock at the annual meeting, voting together as a single class, either in person or by proxy, is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
"FOR" THIS PROPOSAL.

MARKET PRICE AND DIVIDEND INFORMATION

Market information

        Our common stock is traded in the over-the-counter market and quoted on the NASDAQ Global Select tier of The NASDAQ Stock Market, or "NASDAQ", under the symbol "UHCO". The following table sets forth the high and low sales prices for our common stock on the NASDAQ National Market, as reported by NASDAQ for the periods indicated.

	Common Stock
Period
	High	Low
Year Ended December 31, 2005
First Quarter	18.48	14.16
Second Quarter	24.11	16.26
Third Quarter	25.08	21.19
Fourth Quarter	23.90	13.68
Year Ended December 31, 2006
First Quarter	18.74	14.33
Second Quarter	15.93	12.72
Third Quarter	16.90	12.13
Fourth Quarter	19.30	15.55
Year Ending December 31, 2007
First Quarter	19.52	18.13
Second Quarter	22.30	18.15

        The closing sale price of our common stock on July 13, 2007, as reported by NASDAQ, was $21.66 per share.

Dividends

        We have never declared cash dividends on our common stock, and have no present intention to declare any cash dividends in the foreseeable future. Our credit facility, as amended in 2004, limits our ability to pay dividends, and the debentures that we have issued simultaneously with Universal American's trust preferred securities also limit our ability to pay dividends if we fail to make the required interest payments under the debentures. In addition, the merger agreement and stage 2 securities purchase agreement prohibit us from paying dividends prior to the consummation of the merger or the termination of the merger agreement and the stage 2 securities purchase agreement.

INFORMATION ABOUT THE COMPANIES

Universal American

        Please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2007, each as filed with the SEC and as accompanying this prospectus/proxy statement, for information about our business and management's discussion and analysis of our consolidated financial condition and results of operations as of such dates and for such periods, which are incorporated by reference herein.

MemberHealth

        MemberHealth, Inc. was incorporated in Ohio on January 22, 1998 and is headquartered in suburban Cleveland, Ohio. It is a wholly owned subsidiary of MHRx LLC, a privately-held Delaware limited liability company. MemberHealth's principal business is sponsoring prescription drug plans, or PDPs, under the Medicare Part D program. MemberHealth also provides Prescription Benefit

Management, or PBM, services to seventeen State Pharmacy Assistance Programs, or SPAPs, and offers PBM services and drug discount card programs through a number of group contracts.

        In September 2005, MemberHealth was awarded a contract by the Center for Medicare and Medicaid Services, or CMS, to offer Medicare Part D PDPs to eligible Medicare beneficiaries in all fifty states, the District of Columbia, the Commonwealth of Puerto Rico and the U.S. Virgin Islands. The Medicare Part D program had an effective date of January 1, 2006, and MemberHealth began accepting enrollment applications for its stand-alone PDPs from eligible Medicare beneficiaries in October 2005. MemberHealth's stand-alone PDP offerings are marketed under the name Community Care Rx (other than in Oklahoma, where the PDP is marketed as Community Pharmacists Care Rx) and consist of plans offering basic coverage with benefits mandated by Congress, as well as plans providing enhanced coverage with varying degrees of out-of-pocket costs for premiums, deductibles and co-insurance. MemberHealth's revenue from CMS and the PDP members are determined from the bids MemberHealth submits annually to CMS. These revenues also reflect the health status of the members and the risk sharing provisions in MemberHealth's PDP contract with CMS. Premium revenue is recognized over the period of time members are provided benefit coverage. Premium payments are received from both CMS through the direct subsidy and low income premium subsidy (in the case of the member being a low income beneficiary) and from the Plan's members for the member's portion of the premium. As of June 1, 2007, MemberHealth had approximately 1.2 million members enrolled in its Medicare Part D PDPs.

        MemberHealth's stand-alone PDP contract with CMS is renewable for successive one-year terms unless CMS notifies MemberHealth of its decision not to renew by May 1 of the current contract year, or MemberHealth notifies CMS of its decision not to renew by the first Monday in June of the contract year. CMS notified MemberHealth on April 30, 2007 that it will renew MemberHealth's contract for the 2008 contract year.

        MemberHealth also operates and manages a national program to provide prescription drug discounts to persons who pay an annual enrollment fee for access to discounts that MemberHealth has negotiated with pharmacies and pharmaceutical manufacturers. MemberHealth's Criterion Card program is offered for a nominal fee to small businesses, affinity groups and individuals who do not have a prescription drug benefit.

Sales and Marketing

        MemberHealth has secured a multi-year strategic alliance with the National Community Pharmacists Association, or NCPA, which provides broad exclusive outreach and communications for MemberHealth's PDPs to NCPA's independent pharmacy membership. MemberHealth's alliance with NCPA, and its more than 25,000 independent pharmacy members, provides MemberHealth with direct access to the largest community pharmacy network in the U.S. These NCPA member pharmacies make up over one-third of MemberHealth's pharmacy network, which totals over 62,000 pharmacy locations, and, in 2006, accounted for approximately 60% of the prescriptions filled under MemberHealth's PDPs.

        Additionally, MemberHealth places independent licensed sales agents and CMS approved marketing materials in thousands of its network pharmacies. MemberHealth's independent sales agent force is provided through a strategic relationship with Community Care Outreach Services LLC, or CCOS, an insurance marketing operation with approximately 35,000 independent licensed agents specializing in the sale of insurance and financial products to the senior market. CCOS provides MemberHealth with its primary "outsourced" sales force with approximately 6,000 CCOS representatives exclusively dedicated to providing education, outreach and enrollment services for MemberHealth's Medicare Part D plans. CCOS' representatives are paid commissions based upon certain MemberHealth benefit plans sold and CMS approval of the enrollment applications.

        In addition to marketing to individual Medicare eligible beneficiaries, MemberHealth markets its PDPs to employer groups, unions and trusts through relationships with large national insurance brokerage firms.

Government Regulation

        MemberHealth's Medicare business is subject to comprehensive and detailed regulation by CMS. CMS has the right to audit performance to determine compliance with CMS contracts and regulations and the quality of care being given to Medicare beneficiaries, and has broad discretion to issue regulations and interpret and enforce laws and rules regarding the Medicare Part D program. In addition, MemberHealth's business is subject to a number of other substantial federal and state regulatory requirements, including provisions of the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, relating to the privacy and security of protected health information, and other federal and state privacy laws.

        MemberHealth is currently not a "risk-bearing entity" eligible to offer health insurance or health benefits coverage in the states in which it markets prescription drug plans. Instead, MemberHealth is operating under CMS approved individual state waivers to be a risk-bearing entity and, therefore, MemberHealth must comply with Appendix X of the Medicare Part D PDP Sponsor Application. Appendix X outlines financial solvency and capital adequacy requirements for applicants that receive a Federal licensure waiver. MemberHealth will be required to obtain individual state licensure as a risk-bearing entity in all states and U.S. Territories in which it seeks to maintain and offer a Medicare Part D PDP beyond calendar year 2008. MemberHealth has commenced the process of obtaining such licensure within the waiver period provided under the Medicare Part D program.

General

        MemberHealth's headquarters are located at 29100 Aurora Road, Solon, Ohio 44139. Its telephone number is 440-248-8448 and its website is www.mhrx.com. The information contained in MemberHealth's website is not a part of, and is not incorporated by reference into, this proxy statement/prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Introduction

        The following analysis of MemberHealth's consolidated results of operations and financial condition should be read in conjunction with the consolidated financial statements and related consolidated footnotes included in this proxy statement/prospectus.

        The following discussion and analysis presents a review of MemberHealth as of March 31, 2007 and its results of operations for the three months ended March 31, 2007 and 2006. In addition, the discussion and analysis presents a review of MemberHealth as of December 31, 2006 and its results of operations for the fiscal years ended December 31, 2006, 2005 and 2004.

Overview

        MemberHealth's principal business is sponsoring prescription drug plans, or PDPs, under the Medicare Part D program. MemberHealth also provides Prescription Benefit Management, or PBM, services to seventeen State Pharmacy Assistance Programs, or SPAPs, and offers PBM services and drug discount card programs through a number of group contracts. As a single source combination of PBM and medical management on prescription drugs, MemberHealth is well positioned to manage and assess prescription drug spends incurred by its beneficiaries.

        In September 2005, MemberHealth was awarded a contract by the Center for Medicare and Medicaid Services, or CMS, to offer Medicare Part D PDPs to eligible Medicare beneficiaries in all fifty states, the District of Columbia, the Commonwealth of Puerto Rico and the U.S. Virgin Islands. The Medicare Part D program had an effective date of January 1, 2006, and MemberHealth began accepting enrollment applications for its stand-alone PDPs from eligible Medicare beneficiaries in October 2005. MemberHealth's stand-alone PDP offerings are marketed under the name Community Care Rx (other than in Oklahoma, where the PDP is marketed as Community Pharmacists Care Rx) and consist of plans offering basic coverage with benefits mandated by Congress, as well as plans providing enhanced coverage with varying degrees of out-of-pocket costs for premiums, deductibles and co-insurance.

        MemberHealth also operates and manages a national program to provide prescription drug discounts to persons who pay an annual enrollment fee for access to discounts that MemberHealth has negotiated with pharmacies and pharmaceutical manufacturers. MemberHealth's Criterion Card program is offered for a nominal fee to small businesses, affinity groups and individuals who do not have a prescription drug benefit.

        MemberHealth operates in one segment which includes Medicare Part D and the Medicare-Approved Drug Discount Card which was a predecessor program to Part D. Reclassifications have been made conforming prior year amounts to the current year presentation. See Note 1 "—Organization and Summary of Significant Accounting Policies" in MemberHealth's consolidated financial statements included in this proxy statement/prospectus.

Critical Accounting Policies

        MemberHealth's consolidated financial statements have been prepared in accordance with GAAP. The preparation of MemberHealth's financial statements in conformity with GAAP requires MemberHealth to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of assets and liabilities reported by MemberHealth at the date of the financial statements and the revenues and expenses reported during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates may be revised and reflected in operating results. Actual results could differ from those estimates. Accounts that, in

MemberHealth's judgment, are most critical to the preparation of MemberHealth's financial statements include customer acquisition costs, risk corridor adjustment, claims payable, income taxes, intangibles and reinsurance. There have been no changes in MemberHealth's critical accounting policies during the current quarter.

  Customer Acquisition Costs

        MemberHealth's deferred acquisition costs related to commissions, pre-enrollment kits and certain call center expenses incurred principally in the third and fourth quarter of a calendar year and are related to open enrollment for the following year's Medicare Part D program. These costs are amortized ratably during a plan year over the period of coverage provided to the members.

  Risk Corridor Adjustment

        Part D premium revenue is subject to a risk corridor adjustment, which permits plan sponsors and CMS to share the risk associated with the ultimate claim costs of the Part D benefit. The adjustments may be favorable or unfavorable based upon the application of risk corridors that compare a plan's actual prescription drug costs to targeted costs, as reflected in MemberHealth's bids (target amount). Variances in excess of, or below, certain thresholds may result in CMS remitting additional payments or seeking a refund of a portion of the payments received. Actual prescription drug costs subject to risk sharing with CMS are limited to the costs that are, or would have been, incurred under the CMS defined "standard" benefit plan. MemberHealth estimates and recognizes an adjustment to premium revenues related to the risk corridor adjustment based upon prescription drug claims experience to date, net of manufacturer rebates and other Part D subsidies, calculated at the end of each reporting period. Accordingly, this estimate does not consider future prescription drug claims experience.

  Claims Payable

        Claims payable primarily includes a liability for unpaid claims, including claims in course of settlement, as well as a liability for incurred, but not yet reported claims, or "IBNR". MemberHealth's claims expense includes the cost of pharmaceuticals (ingredients costs, dispensing fees and sales tax) dispensed through its network of third-party retail pharmacies, net of member co-payments, rebates, and government subsidies. MemberHealth's business model is completely transparent so that the benefit of all rebates and network discounts is passed to the beneficiary.

  Income Taxes

        In accordance with provisions of SFAS No. 109, Accounting for Income Taxes, MemberHealth accounts for income taxes using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities for expected future consequences of temporary differences that currently exist between the tax basis and financial reporting basis of MemberHealth's assets and liabilities.

        Prior to July 1, 2005, MemberHealth, with the consent of its stockholders, had elected under the Code to be taxed as an S Corporation. In lieu of corporate income taxes, the stockholders were taxed on their proportionate share of MemberHealth's taxable income. On July 1, 2005, MemberHealth became a C corporation and, as a result, became subject to corporate Federal and state income taxes.

  Intangibles

        MemberHealth acquired a customer list of 100,659 Medicare Part D beneficiaries from QCC/AmeriHealth effective January 1, 2007. The final settlement was completed in May 2007 for $9,530,500 based upon the retention of 95,305 beneficiaries in MemberHealth's 2007 Part D plans. As of March 31, 2007, there is approximately $5.5 million in customer acquisition costs and $4.5 million in restricted cash that was held in escrow until the final settlement. The acquired customer list will be recorded as an amortizable intangible asset and is being amortized on a straight line basis over four years which is the expected life of the beneficiaries in the plan.

        At least annually, management will review the unamortized balance of this intangible to determine whether events or circumstances indicate the carrying value of such asset is not recoverable, in which case an impairment charge would be recognized. Management believes that no impairments of intangibles existed as of March 31, 2007.

  Reinsurance Treaty

        MemberHealth entered into a reinsurance treaty with a multi-national reinsurer effective January 1, 2006, for MemberHealth's Medicare Part D coverage. The quota-share reinsurance treaty provides for a series of one year contracts. Under the first year of the treaty, MemberHealth ceded 75% of the risk for the 2006 plan year. At MemberHealth's option, the amount ceded to the reinsurer may be reduced by 25% in each of the years for 2007 and 2008. MemberHealth elected to exercise this option for 2007 and thus the risk ceded to the reinsurer is 50% for the 2007 plan year.

        The treaty includes an experience refund calculation which provides that 70% of the profit derived under the contract be returned to MemberHealth. The reinsurer retains 30% of the assumed 75% quota share (22.5%). The amount to be retained by the reinsurer for 2006 is $43,078,735 and is included in general and administrative expense in the consolidated statements of operations. The treaty is accounted for under the deposit method of accounting in accordance with AICPA Statement of Position 98-7, Deposit Accounting: Accounting for Insurance Contracts That Do Not Transfer.

        The reinsurance treaty includes provisions related to letters of credit provided by the reinsurer in accordance with the CMS loss reserve requirements for a waiver company. At March 31, 2007 and December 31, 2006, there were $50,000,000 and $80,800,000, respectively, in letters of credit with the reinsurer (see Note 3 in the Consolidated Financial Statements).

  Segment Information

        MemberHealth operates its business under one segment as a prescription drug plan sponsor.

Significant Transactions and Initiatives

  Medicare Part D

        In September 2005, MemberHealth was awarded a contract by the Center for Medicare and Medicaid Services, or CMS, to offer Medicare Part D PDPs to eligible Medicare beneficiaries in all fifty states, the District of Columbia, the Commonwealth of Puerto Rico and the U.S. Virgin Islands. The Medicare Part D program had an effective date of January 1, 2006, and MemberHealth began accepting enrollment applications for its stand-alone PDPs from eligible Medicare beneficiaries in October 2005. MemberHealth's stand-alone PDP offerings are marketed under the name Community Care Rx (other than in Oklahoma, where the PDP is marketed as Community Pharmacists Care Rx) and consist of plans offering basic coverage with benefits mandated by Congress, as well as plans providing enhanced coverage with varying degrees of out-of-pocket costs for premiums, deductibles and co-insurance.

        MemberHealth's stand-alone PDP contract with CMS is renewable for successive one-year terms unless CMS notifies MemberHealth of its decision not to renew by May 1 of the current contract year, or MemberHealth notifies CMS of its decision not to renew by the first Monday in June of the contract year. MemberHealth has been under contract for the 2006 and 2007 plan years, and is currently working on its bid with CMS to contract for the 2008 plan year.

  QCC/Amerihealth Acquisition

        MemberHealth acquired a customer list of 100,659 Medicare Part D beneficiaries from QCC/AmeriHealth effective January 1, 2007. During 2006, MemberHealth made an initial payment of $10,000,000 for these beneficiaries, which included payments of $5,500,000 and an additional $4,500,000 which was held in escrow until the final settlement. The final settlement was completed in May 2007 for $9,530,500 based upon the retention of 95,305 of such beneficiaries in MemberHealth's 2007 plans.

  MemberHealth Acquisition

        On May 7, 2007, MemberHealth entered into a definitive agreement to be acquired by Universal American Financial Corp. (UAFC). The initial merger consideration will be approximately $630,000,000, consisting of 55% cash and 45% in common stock valued at $20 per share, plus potential performance based consideration. The transaction, which is expected to close late in the third quarter of 2007, is subject to certain approvals by the shareholders of UAFC described in this proxy statement/prospectus and the appropriate Federal and state regulatory approvals.

Results of Operations

  Three Months ended March 31, 2007 and 2006

        The company finished with a net loss of $0.9 million for the three months ended March 31, 2007, compared to a net loss of $5.3 million for the comparable period in 2006, an increase in income of $4.4 million, or 82.7%. The improvement in income resulted from efficiencies gained in 2007 and due to non-recurring expenses incurred during 2006 as a result of start-up issues pertaining to the Medicare Part D program.

        The 2007 effective tax rate is 39.4% compared to 35.4% in 2006.

        General.    During the first quarter of 2006, MemberHealth experienced enrollment and other Part D start-up issues that resulted in the company incurring additional expenses in call center and IT support. Additionally, with the lag in program wide enrollments during the quarter ended March 31, 2006, a portion of premium revenues were recognized in a subsequent period in 2006 as enrollment and system issues were resolved during the initial plan year.

        Membership. A discussion of the accounting for Part D is included in Note 1 of the notes to the consolidated financial statements in this proxy statement/prospectus. MemberHealth bases its membership for Part D on enrollment information provided by CMS. As of March 31, 2007, approximately 1,155,500 members were enrolled in MemberHealth's PDPs, an increase of 54% over March 31, 2006 membership levels. The enrollment information provided by CMS for the first quarter of 2006 indicated that, as of March 31, 2006, approximately 750,700 members were enrolled in MemberHealth's PDPs. The increase in enrollment year over year is the result of a net member increase during the 2007 open enrollment period of approximately 6%, the acquisition of 95,305 beneficiaries from QCC/Amerihealth effective January 1, 2007, enrollment growth that occurred during an extended open enrollment period during 2006, and ongoing enrollment of beneficiaries that became Medicare eligible throughout the year. MemberHealth's revenues and claims expense are based on earned premium and incurred pharmacy benefits for the reported enrolled membership. MemberHealth continues to work toward reconciling its membership and claims in conjunction with the CMS 2006 plan year reconciliation. As a result of the continuing reconciliation process, it is likely that the membership data upon which MemberHealth based its results will change, with a corresponding change in the financial results for the segment. MemberHealth is unable to precisely quantify the impact of any potential change until the membership data is fully reconciled with CMS; however, MemberHealth does not believe that any change from the amounts reported as of December 31, 2006 and March 31, 2007 is likely to be material.

        Revenues.    The following table summarizes total revenue for the three months ended March 31, 2007 and 2006 (in thousands, except percentages):

	Three Months Ended March 31,
	2007 Unaudited	2006 Unaudited	$ Change	% Change
	(In thousands, except percentages)
Direct premiums—Part D	$352,997	$236,221	$116,776	49.4%
Risk corridor adjustment—Part D	138,493	28,091	110,402	393.0%

Net premiums—Part D	491,490	264,312	227,178	86.0%
MDDC fees and other	1,518	14,788	(13,270)	-89.7%

Total revenues before interest income	493,008	279,100	213,908	76.6%
Interest income	2,879	1,933	946	48.9%

Total revenues	$495,887	$281,033	$214,854	76.5%

        The increase in revenues of $214.9 million, compared to 2006, is primarily due to the growth in enrollment noted above. As a result, Direct premium increased by $116.8 million, or 49.4% over the first quarter of 2006. This growth was driven by the 54% increase in membership, partially offset by a 10.7% decrease in the average per member per month (pmpm) Direct premium year over year. The decrease in pmpm Direct premium is due to the change in methodology by CMS in calculating the low income benchmark and competitive pricing that occurred during the 2007 bid of MemberHealth's PDP products. The pmpm Direct premium decrease was less than the industry average which experienced a decrease of 13% in the 2007 national average benchmark bid over 2006. The government risk corridor receivable adjustment increased by $110.4 million, due primarily to the drop in Direct premium by 10.7%, and to a lesser extent a change in MemberHealth's plan benefit designs and a higher than normal amount of incurred but not reported claims expense for the three months ended March 31, 2006 that was subsequently resolved through a CMS directed plan to plan reconciliation during 2006. Other revenue represents secondary benefit revenues and the run out of the Medicare Discount Drug Card program in 2006, which ended on May 15, 2006. Interest income was $2.9 million for three months ended March 31, 2007 compared to $1.9 million for the respective period in 2006. The increase is due to an overall increase in MemberHealth's cash position over that period.

        Claims and Expenses.    Claims expense increased by $197.4 million or 76.1% over the first quarter of 2006, due to the increase in membership. The ratio of incurred prescription drug benefits to net premium for the first quarter of 2007 was 92.9% compared to 98.1% for the first quarter of 2006. Generally, PDP designs result in the sponsor sharing in a greater portion of the responsibility for total pharmacy costs in the early stages of a member's plan period and less in the later stages. Based on the coverage provided by MemberHealth's PDPs, MemberHealth anticipates that results for MemberHealth's Part D business will be seasonal, with higher benefit ratios in the first and second quarters, decreasing in the third and fourth quarters. Changes in the benefit ratios are partially offset as a result of the risk corridor adjustments. Operating expenses increased by $10.5 million, or 35.6% as a result of the increase in the membership. Operating expenses as a percentage of revenues decreased from 10.5% in 2006 to 8.1% in 2007.

  Years ended December 31, 2006 and 2005

        Net income for 2006 of $39.5 million increased by $44.7 million, or 869.1%, in comparison to a net loss of $5.1 million for 2005. The overall increase in net income in 2006 is due to MemberHealth's participation in the Part D program as a prescription drug plan sponsor beginning January 1, 2006. MemberHealth completed 2006 with approximately 995,000 beneficiaries in MemberHealth's various plans under Part D. Additionally, during 2005, $8.2 million in Part D start-up expenses were incurred and expensed during the same period.

        MemberHealth's effective tax rate was 35.4% for 2006 compared to 0.0% for 2005. The 2006 effective rate includes a $0.9 million benefit for the release of a valuation allowance established in 2005. During the first half of 2005, MemberHealth was an S Corporation and was not subject to corporate income taxes. However, MemberHealth converted to a C Corporation on July 1, 2005. At December 31, 2006, MemberHealth had a net operating loss carryforward (NOL) of approximately $11.8 million which expires in 2025. MemberHealth has no valuation allowance against this NOL.

        General.    During 2006, MemberHealth began operating as a prescription drug plan sponsor under Medicare Part D. MemberHealth's business in 2005 was primarily comprised of the predecessor program to Part D which was the Medicare-Approved Drug Discount Card (MDDC) program. This business was phased out during the open enrollment period for Part D which ended May 15, 2006. Additionally, the Part D benefit provided by the government is a comprehensive risk bearing benefit unlike the MDDC program. As a result, the components of the income statements between the two periods are not comparable through the year.

        Membership.    A discussion of the accounting for Part D is included in Note 1 of the notes to the consolidated financial statements in this proxy statement/prospectus. MemberHealth based its membership for Part D on enrollment information provided by CMS. As of December 31, 2006, approximately 995,000 members were enrolled in MemberHealth's PDPs. MemberHealth's revenues and claims expense are based on earned premium and incurred pharmacy benefits for the reported enrolled membership. The membership information continues to be reconciled and refined by CMS with respect to the enrollment of members among all plans participating in the Part D program. As a result of the continuing reconciliation process, it is likely that the membership data upon which MemberHealth based its results will change, with a corresponding change in the financial results for the segment. MemberHealth is unable to precisely quantify the impact of any potential change until the membership data is fully reconciled with CMS; however, MemberHealth does not believe that any change from the amounts reported as of December 31, 2006 is likely to be material.

        Revenues.    The following table summarizes total revenue for the years ended December 31, 2006 and 2005 (in thousands, except percentages):

	Year Ended December 31,
	2006	2005	$ Change	% Change
	(In thousands, except percentages)
Direct premiums—Part D	$1,260,455	$—	$1,260,455	N/A
Risk corridor adjustment—Part D	(55,480)	—	(55,480)	N/A

Net premiums—Part D	1,204,975	—	1,204,975	N/A
MDDC fees and other	25,660	215,941	(190,281)	-88.1%

Total revenues before interest income	1,230,635	215,941	1,014,694	469.9%
Interest income	9,426	556	8,870	1,593.8%

Total revenues	$1,240,061	$216,497	$1,023,564	472.8%

        The increase in revenues of $1.0 billion, compared to 2005, is due to MemberHealth's entering the Medicare Part D business on January 1, 2006. MemberHealth finished 2006 as the fourth largest stand alone PDP nationally with 995,000 beneficiaries. The revenues in 2005 were from the MDDC business which was the predecessor program to Medicare Part D. In addition, MemberHealth had interest income of $9.4 million in 2006 compared to $0.6 million in 2005 due to an improvement in MemberHealth's cash position under the Part D program.

        Claims and Expenses.    The increase in claims expense of $761.0 million, compared to 2005, is due to MemberHealth's entrance into the Medicare Part D business on January 1, 2006. The claims in 2005 were from the MDDC business which was the predecessor program to Medicare Part D. Operating expenses increased by $193.6 million, compared to 2005, which is due to additional costs that were required to support MemberHealth's entrance into the Medicare Part D business on January 1, 2006.

  Years ended December 31, 2005 and 2004

        Net loss for 2005 of $5.1 million decreased by $6.6 million, or 443.3%, in comparison to net income of $1.5 million for 2004. The overall decrease in net income in 2005 was due to $8.2 million in start up costs which were expensed to participate in the Medicare Part D program.

        During the first half of 2005 and prior, MemberHealth was an S Corporation and was not subject to corporate income taxes. However, MemberHealth converted to a C Corporation on July 1, 2005. At December 31, 2005, MemberHealth had a net operating loss carryforward (NOL) of approximately $0.9 million. MemberHealth also had a $0.9 million valuation allowance against this NOL.

        Revenues.    The following table summarizes total revenue for the years ended December 31, 2005 and 2004 (in thousands, except percentages):

	Year Ended December 31,
	2005	2004	$ Change	% Change
	(In thousands, except percentages)
MDDC fees and other	$215,941	$64,843	$151,098	233.0%
Interest income	556	4	552	13,800.0%

Total revenues	$216,497	$64,847	$151,650	233.9%

        The increase in revenues of $151.7 million, compared to 2004, is due to MemberHealth's results including a full year of the MDDC business and due to continued member growth in the MDDC business. MemberHealth's MDDC business had 450,300 members at the end of 2005 compared to 321,300 members at the end of 2004. MemberHealth entered the MDDC program through a strategic partnership with Computer Sciences Corporation in June 2004. MemberHealth also had $0.6 million of interest income in 2005 compared to $0.0 million in 2004.

        Claims and Expenses.    The increase in claims expense of $148.1 million, compared to 2004, is due to results including a full year of the MDDC business and due to continued member growth in the MDDC business. Operating expenses increased by $9.8 million, compared to 2004, which is due to additional costs that were required to support MemberHealth's entrance into the Medicare Part D business on January 1, 2006. Included in this increase is $8.2 million of start up expenses for the Part D program that were expensed in 2005.

Liquidity and Capital Resources

        MemberHealth's principal source of net operating cash is derived from the collection of premiums and subsidies from CMS and beneficiaries under the Part D program. MemberHealth supplements its cash flow with a $70.0 million secured credit facility. MemberHealth's capital is used primarily to support the retained risks and growth of MemberHealth's participation in the Medicare Part D program. MemberHealth's $70.0 million secured credit facility was amended during the fourth quarter of 2006 to increase the commitment from $10.0 million to $70.0 million. See the "Amended Credit Agreement" discussion below for further details. At March 31, 2007 and December 31, 2006, MemberHealth did not have outstanding borrowings under its credit facility, but did have letters of credit totaling $25.0 million and $15.0 million at May 24, 2007 and December 31, 2006, respectively.

MemberHealth is required to maintain minimum amounts of loss reserves as required by the Federal government. This requirement is necessary as MemberHealth is operating under a three year Federal waiver, expiring December 31, 2008, which waives the requirement for MemberHealth to be regulated as a risk-bearing entity by the states. MemberHealth is complying with this loss reserve requirement through the use of letters of credit. In addition, MemberHealth entered into a reinsurance treaty with Hannover Life Re effective January 1, 2006, and has a guarantee from WCAS for purposes of supporting MemberHealth's need to satisfy the loss reserve requirement.

        Management believes that cash generated from operations, combined with the available funds from the credit facility, provides MemberHealth the financial resources needed to meet business requirements for the foreseeable future, including capital expenditures, working capital requirements and strategic initiatives. However, there can be no assurance as to MemberHealth's continued ability to access funds though the capital markets to support MemberHealth's growth and expansion initiatives.

Amended Credit Agreement

        On June 14, 2005, MemberHealth entered into an amended and restated loan and security agreement with Huntington National Bank. This agreement included a revolving credit facility which had a maximum revolving credit amount of the lesser of $3,000,000 or the borrowing base (as defined in the agreement) at such time. The borrowing base was defined as the sum of up to 80% of MemberHealth's eligible accounts receivable. Interest on outstanding balances is payable monthly at the bank's prime rate or, at MemberHealth's option, a rate based on the LIBOR rate at the time of the borrowing. On August 4, 2006, the agreement was amended to increase the maximum revolving credit amount from $3,000,000 to $10,000,000.

        In addition, this agreement had two letters of credit which were held by MH Business Enterprise, Inc., a subsidiary of MemberHealth. The letters of credit were required to participate in the Medicare Part D program during 2006 as a prescription drug plan sponsor not licensed as a risk-bearing entity in any of the states. These letters of credit totaled $15,000,000 and $6,666,000, respectively, and each were scheduled to expire on December 31, 2006. The collateral for these letters of credit was provided by a $15,000,000 Guaranty of Payment to Huntington National Bank by CSC and restricted cash funded by MemberHealth, which was invested in a short-term certificate of deposit. The restricted cash balance for collateral on the one letter of credit had a balance of $6,774,718 at December 31, 2005. The $15,000,000 letter of credit with Huntington National Bank was extended another year and was incorporated into MemberHealth's credit facility effective December 31, 2006. This letter of credit is no longer guaranteed by CSC effective December 31, 2006 and was canceled on May 14, 2007. The $6,666,000 letter of credit expired on December 31, 2006, and was not renewed.

        On December 27, 2006, MemberHealth entered into the second amended and restated loan and security agreement with Huntington National Bank. This agreement includes a revolving credit facility which had a maximum revolving credit amount of the lesser of $70,000,000 or the borrowing base (as defined in the agreement) at such time. The borrowing base is defined as the sum of up to 85% of MemberHealth's eligible accounts receivable. Interest on outstanding balances is payable monthly at the bank's prime rate or, at MemberHealth's option, a rate based on the LIBOR rate at the time of the borrowing.

        On December 29, 2006, MemberHealth was issued a $25,000,000 letter of credit from Fifth Third Bank. This letter of credit is guaranteed by WCAS and expires on December 31, 2007.

        MemberHealth maintains letters of credit to meet the loss reserve requirements for waiver companies operating under Medicare Part D. The letters of credit at December 31, 2006 included a $15,000,000 letter of credit with Huntington National Bank; $25,000,000 letter of credit with Fifth Third Bank issued December 29, 2006; and $80,800,000 in letters of credit with Hannover Life Re under the reinsurance treaty. The fees for the letters of credit are included as interest expense in the consolidated statements of operations.

        As of March 31, 2007, December 31, 2006 and 2005, there have been no drawings against the letters of credit.

        MemberHealth's credit agreement contains financial covenants including adjusted tangible net worth and a fixed charge coverage ratio. MemberHealth was in compliance with all applicable covenants as of March 31, 2007 and December 31, 2006.

        During 2007, MemberHealth was issued a $25,000,000 letter of credit from Huntington National Bank as part of its existing revolving credit facility. This letter of credit was effective January 1, 2007. In addition, MemberHealth reduced the letter of credit with JP Morgan Chase through Hannover Life Re from $80,800,000 to $35,000,000 in January 2007. The Hannover Life Re letter of credit was then increased to $50,000,000 in April 2007. The table below shows the letters of credit as of December 31, 2006, and the revised letters of credit as of May 24, 2007.

Letters of Credit as of December 31, 2006

Issuer	Amount	Expiration Date
Huntington National Bank	$15,000,000	12/31/2007
Fifth Third Bank	25,000,000	12/31/2007
JP Morgan Chase	80,800,000	12/31/2007

	$120,800,000

Letters of Credit as of April 12, 2007

Issuer	Amount	Expiration Date
Huntington National Bank	$25,000,000	12/31/2007
Fifth Third Bank	25,000,000	12/31/2007
JP Morgan Chase	50,000,000	12/31/2007

	$100,000,000

        MemberHealth paid interest of $0.7 million during the three months ended March 31, 2007 and $0.5 million during the three months ended March 31, 2006 in connection with its letters of credit.

Sources of Liquidity

        MemberHealth anticipates funding the obligations of MemberHealth's business and the capital required to grow MemberHealth's business from the following distinct and uncorrelated sources of cash flow within the organization:

  •
  The expected cash flows of MemberHealth's Medicare Part D operations;

  •
  the expected cash flows from the reinsurance treaty with Hannover Life Re; and

  •
  the additional capital available from MemberHealth's parent MHRx LLC.

        In addition, MemberHealth currently has access to $45.0 million under MemberHealth's credit facility. MemberHealth's total credit facility is $70 million and $25 million of this total is being used to supply a letter of credit. Otherwise, there are no outstanding borrowings on the credit facility at March 31, 2007 or December 31, 2006.

        MemberHealth is required to maintain minimum amounts of loss reserves as required by the Federal government. This requirement is necessary as MemberHealth is operating under a three year Federal waiver, expiring December 31, 2008, which waives the requirement for MemberHealth to be regulated as a risk-bearing entity by the states. MemberHealth is complying with this loss reserve requirement through the use of letters of credit. As of March 31, 2007, MemberHealth had $115 million of letters of credit. At March 31, 2007 and December 31, 2006, MemberHealth was in compliance with the loss reserve requirements under the waiver program. MemberHealth also is continuing to work on filing as an insurance company in Ohio which is MemberHealth's state of domicile.

Federal Income Taxation of MemberHealth

        MemberHealth files a consolidated return for Federal income tax purposes that includes MemberHealth, Inc. and its subsidiaries. MemberHealth is taxed as a C Corporation under the Code and was converted from an S Corporation effective July 1, 2005. At December 31, 2006, MemberHealth had net operating loss carryforwards of approximately $11.8 million that expire in 2025. MemberHealth establishes valuation allowances based upon an analysis of projected taxable income and its ability to implement prudent and feasible tax planning strategies. MemberHealth had no valuation allowance on its deferred tax assets at December 31, 2006 but did have a valuation allowance of $0.9 million at December 31, 2005. This allowance was released into income during 2006 as it related to a net operating loss carryforward. Management believes it is more likely than not that MemberHealth will realize the recorded value of its net deferred tax assets.

Effects of Recently Issued and Pending Accounting Pronouncements

        A summary of other recent and pending accounting pronouncements is provided in Note 1 of the consolidated financial statements included in this proxy statement/prospectus under the caption "New Accounting Pronouncements." MemberHealth does not anticipate any material impact from the future adoption of the pending accounting pronouncements discussed in that note.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        In general, MemberHealth is subject to minimal market risk as MemberHealth invests its excess funds into money market funds that accumulate a daily return of interest. MemberHealth does not carry any fixed income securities that are subject to changes in interest rates. However, changes in the quoted market interest rates may affect MemberHealth's net investment income derived from these short-term funds. Furthermore, MemberHealth may be affected by the cost of its variable rate debt through MemberHealth's revolving credit facility. MemberHealth has no fixed maturity investments or borrowings on MemberHealth's line of credit at March 31, 2007 or December 31, 2006.

THE MERGER

        We, MemberHealth, MHRx, MH Acquisition I Corp., MH Acquisition II LLC and WCAS IX, as shareholder representative, entered into the merger agreement, dated as of May 7, 2007. The merger agreement requires us to pay initial merger consideration consisting of (i) $346,500,000 in cash and (ii) 14,175,000 shares of our common stock, issued at a purchase price of $20 per share. We may also be required to make certain adjustments to the merger consideration, including payment of performance-based consideration, as further discussed in the section titled "The Merger Agreement—Merger Consideration" beginning on page 160. All such payments and shares made will be delivered directly to the members of MHRx who are being distributed the right to receive such payments and shares by MHRx, the record holder of the MemberHealth shares. In connection with the merger agreement, certain parties have entered into additional agreements in connection with the merger, including the following agreements:

  •
  a voting agreement;

  •
  an escrow agreement;

  •
  the stage 1 securities purchase agreement;

  •
  the stage 2 securities purchase agreement;

  •
  a stockholders' agreement; and

  •
  a registration rights agreement.

The Merger

        MH Acquisition I Corp., our new wholly-owned subsidiary, will merge with and into MemberHealth. As a result, MemberHealth will survive this first merger and become our wholly-owned subsidiary. Upon the completion of this first merger, each outstanding share of MemberHealth's common stock will be converted into the right to receive a portion of the initial merger consideration. Immediately following this first merger, MemberHealth will be merged with and into MH Acquisition II LLC, and the separate corporate existence of MemberHealth will terminate. MH Acquisition II LLC will be the surviving entity of this merger and will be known as MemberHealth LLC. These two mergers are referred to herein, collectively, as the "merger".

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a summary of certain U.S. federal income tax consequences of the merger to MHRx LLC, a Delaware limited liability company treated as a partnership for U.S. federal income tax purposes and the sole shareholder of MemberHealth, ("MHRx"), as well as to certain members of MHRx that are U.S. persons (as defined below) and to whom merger consideration is allocable (individually a "Member" and, collectively, the "Members"). This discussion is based on the provisions of the Code, federal tax regulations and relevant administrative and judicial interpretations thereof, all in effect as of the date of this proxy statement/prospectus, and subject to change at any time (possibly with retroactive effect). This discussion does not address the U.S. federal income tax considerations applicable to a Member if such Member is subject to special or differing treatment under the Code because of such Member's tax status, individual circumstances or other factors unrelated to the merger, such as if such Member is not a U.S. person, or is a financial institution, dealer in securities, insurance company, tax-exempt entity or if such Member acquired interests in MHRx as compensation. In addition, we have not provided any information with respect to any non-income tax considerations or the tax consequences of the merger under applicable foreign, state or local laws. MHRx and its Members are urged to consult with their own tax advisors regarding the federal income and other tax consequences of the merger, including the effects of state, local and foreign tax laws. For purposes of this discussion, it is assumed that at the time of the merger, MHRx holds its shares of MemberHealth common stock as a capital asset (i.e., generally, held for investment).

        For purposes of this discussion, the term "U.S. person" means:

  •
  a citizen or individual resident of the U.S. for United States federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

  •
  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        Merger Consideration.    The merger agreement provides that the Members will receive the merger consideration in the form of cash and shares of our common stock issued at the closing, a portion of which will be held in escrow and which will be released from escrow to the extent that the merger consideration placed in escrow is not used to satisfy indemnification obligations of the Members. In addition, the merger consideration may be adjusted after the closing if certain contingencies occur. The merger agreement also provides that the total amount of cash and the total amount of our common shares included in the merger consideration may be adjusted so that the aggregate value of the whole shares of our common stock to be issued in the merger (valued at the time of the merger) equals or exceeds 40% of the aggregate consideration to be issued in connection with the merger (including cash in lieu of a fractional share of our common stock).

        In General.    As indicated in the merger agreement, the parties intend for the merger to be treated as a reorganization under Section 368(a) of the Code, and the parties have agreed to report the merger consistently with such treatment and the following discussion assumes such treatment applies. None of the parties to the merger agreement will receive an opinion of counsel stating that the merger will qualify as a reorganization under Section 368(a) of the Code. Furthermore, the parties do not intend to request any ruling from the Internal Revenue Service (the "IRS") as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth herein.

        It is expected that MHRx would recognize gain at the time of the merger, and that the amount of such recognized gain would equal the lesser of (i) the excess, if any, of (x) the sum of the cash and the fair market value of the shares of our common stock received in the merger (including the cash and shares placed in the escrow) over (y) a percentage (discussed below) of the tax basis in the shares of MemberHealth common stock cancelled in the merger, or (ii) the amount of cash (including the cash placed in the escrow) received in the merger. Since the amount of cash received in the merger is expected to be less than the amount described in the clause (i) of the preceding sentence, it is anticipated that MHRx would recognize gain equal to the amount of cash the Members receive in the merger. The percentage of the tax basis used in the above calculation will depend on MHRx's treatment of additional consideration received as a post-closing price adjustment or under the earnout, as described below.

        Any gain generally will be long-term capital gain since MHRx will have held the shares of MemberHealth common stock for more than one year at the effective time of the merger.

        Except as provided in the following sentence, if any additional consideration is payable as a post-closing price adjustment or under the earnout, such amounts generally would be treated as additional merger consideration that is taxable in a manner consistent with the above-described treatment. A portion of any post-closing price adjustment or the earnout received, if any, would be treated as ordinary interest income. If there is no post-closing price adjustment or earnout (or the post-closing price adjustment or earnout is less than the percentage of the tax basis in the shares of MemberHealth common stock cancelled in the merger allocable to the additional consideration received as a post-closing price adjustment or under the earnout, as described below), a capital loss may be recognized by MHRx at the time or times that the post-closing price adjustment or the earnout is not paid or not paid in full.

        The timing and amount of gain (and basis recovery) resulting from any additional consideration received as a post-closing price adjustment or under the earnout, and possibly resulting from the consideration received at the time of the merger, will depend on several factors, including the timing of the payments of additional consideration, the ultimate amount of those payments, and certain elections by MHRx regarding how to report additional consideration received as a post-closing price adjustment or under the earnout. Although there can be no assurances, it is expected that all recovery of basis will take place in three to five years from the closing date of the merger agreement (while longer periods of basis recovery are possible, such circumstances are considered unlikely). We are advised that MHRx will use its reasonable judgment in calculating the amount and timing of gain or loss, and recovery of basis, so as to achieve an appropriate result. No parties to the merger intend to request any ruling from the IRS as to the timing and amount of gain that results from any post-closing price adjustment or the earnout. Consequently, no assurance can be given that the IRS will respect the calculations of MHRx.

        If shares are released from escrow to satisfy an indemnification liability, gain or loss on such shares would generally be recognized by MHRx (or a successor of MHRx) at that time, as if those shares had been sold for an amount of the indemnification liability satisfied with those shares.

        We are advised by MHRx that MHRx will provide its Members in a timely manner with an IRS Schedule K-1 reporting each Member's allocable share of MHRx's income, gains, loses and deductions, including any income or gain arising from the merger, for the taxable year in which the merger occurs. Members would be required to take into account their allocable share of such items regardless of whether they receive a corresponding distribution from MHRx. However, we are advised that MHRx contemplates that it will make distributions to its Members of all of the cash received by MHRx in the merger (other than cash needed to pay certain costs and expenses of MHRx) and the substantial majority of the shares of our common stock received in the merger.

        Neither we nor MemberHealth would recognize any taxable gain or loss in the merger.

        Tax Basis and Holding Period.    MHRx's aggregate tax basis in the common stock received in the merger generally will equal its aggregate tax basis in the MemberHealth common stock surrendered in the merger, increased by the amount of taxable gain recognized in the merger, and decreased by the amount of cash received in the merger. The holding period for the shares of common stock received in the merger generally will include the holding period for the MemberHealth shares exchanged therefor.

        Information Reporting and Backup Withholding.    MHRx may be subject to information reporting and backup withholding tax on any cash payments received in the merger. MHRx will not be subject to backup withholding tax, however, if MHRx complies with certain reporting and/or certification procedures or is an "exempt recipient."

BACKGROUND OF THE MERGER

        At our May 2, 2006 board meeting, our management expressed interest in exploring a management-led buyout of Universal American, or "MBO." Following a discussion, our board authorized management to explore such a MBO. At that meeting, board members designated by Capital Z indicated that Capital Z might consider joining with our management in such a transaction if an acceptable proposal were presented.

        In addition, at the May 2 board meeting, our board designated a special committee and gave it authority to review and evaluate any potential MBO, to recommend or reject any proposed MBO, to engage a financial advisor and other professionals, and to negotiate the terms and documentation of any proposed MBO. The special committee consisted of the following independent directors: Barry Averill, Linda H. Lamel, Mark M. Harmeling, Patrick J. McLaughlin, chairman, and Robert F. Wright. From May 2 through June 2006, members of the special committee interviewed various investment banking and law firms to advise the special committee. In June 2006, the special committee retained Willkie Farr & Gallagher LLP, or "Willkie", as its legal advisor to assist it in its work and in July 2006, the special committee retained Citigroup Global Markets, Inc., or "Citigroup", as its financial advisor.

        In June 2006, our management and Capital Z began discussing the possibility of a MBO with several potential equity investors, each of whom signed a confidentiality agreement which included standstill language. These potential equity investors held several due diligence meetings and conference calls with our management and, in some cases, Capital Z. In early September, Lee Equity Partners, LLC, or "Lee" (initially contacted in May 2006), Welsh, Carson, Anderson & Stowe X, or "WCAS X", (which contacted Mr. Barasch in August 2006) and Union Square Universal Partners, L.P., or "Union Square," an affiliate of Capital Z's successor fund, began to discuss with our management the structure of a possible MBO. On October 4, 2006, Perry Capital, LLC, or "Perry", was contacted by Mr. Barasch to participate in these discussions.

        On October 24, 2006, Lee, WCAS X, Perry and Capital Z, who we call the "equity investors", and Mr. Barasch (collectively, with the equity investors, the "MBO participants") submitted a letter to our board of directors setting forth a proposal to acquire all of the outstanding capital stock of Universal American for $18.15 per share in cash through a merger of us with a subsidiary of a new acquisition company that would be formed by the MBO participants, as a result of which we would become wholly owned by the MBO participants' acquisition company. On the day preceding the MBO participants' proposal the closing price of our common stock was $16.18.

        In the October 24 letter to our board, the MBO participants disclosed that Capital Z and Mr. Barasch or their affiliates would sell a certain portion of their holdings to the other MBO participants and would roll-over the balance of the shares of common stock held by them into equity of the acquisition company. In addition, affiliates of Perry would roll over all of the shares of our common stock that they then owned into the equity of the acquisition company. The MBO participants received a "highly confident" letter from each of Goldman Sachs Credit Partners L.P. and Banc of America Securities LLC, or "Banc of America Securities", with respect to proposed debt financing for the proposed MBO.

        In anticipation of receiving a proposal from the MBO participants, the special committee met with its advisors seven times prior to October 24, 2006, and members of the special committee had numerous conversations with Citigroup and Willkie between those meetings.

        At a meeting on October 26, 2006, our board discussed the October 24 proposal of the MBO participants and reauthorized the special committee to consider that proposal. As part of this reauthorization, our board clarified that the special committee was expressly authorized to consider strategic alternatives to the October 24 proposal and further resolved that our board would not approve a MBO without the prior favorable recommendation of the MBO by the special committee. In addition, the special committee was reconstituted without the participation of Mark M. Harmeling, who had resigned from the special committee for personal reasons.

        Following receipt of the October 24 proposal and prior to its formal rejection in March 2007, the special committee held approximately 25 meetings with its advisors to analyze the proposal, consider whether the proposal was in the best interests of our shareholders and to consider alternatives to the proposed transaction. Portions of a number of those meetings included Mr. Barasch or other representatives of the MBO participants so that the special committee and its advisors could discuss with them aspects of their proposal and related matters. During this time, the MBO participants submitted various business plans to the special committee for their evaluation.

        In the fall of 2006, the board of MHRx and its majority investor, Welsh, Carson, Anderson & Stowe IX, L.P., or "WCAS IX", an affiliate of WCAS X, determined to explore the possibility of a sale of MemberHealth, and MHRx retained Banc of America Securities as its financial advisor to assist it in identifying potential acquirers and conducting an exploratory sale process. MHRx allowed select potential strategic acquirers to conduct due diligence on MemberHealth, including making available an on-line data room and allowing MemberHealth's management to make presentations to potential acquirers during October and November of 2006. On October 19 and 20, 2006, preliminary non-binding indications of interest were received by MHRx from five potential bidders. On November 21, 2006, MHRx received one additional preliminary non-binding indication of interest. Due diligence continued in respect of the sale process into December 2006 and final, binding proposals were due on December 12, 2006. By December 12, 2006, no bona fide offers at the price at which MHRx had indicated it was then willing to sell MemberHealth were received from the parties that had initially expressed interest in MemberHealth and the board of MHRx, in consultation with WCAS IX, decided to consider other options with respect to MemberHealth.

        Mr. Barasch and other members of our management became aware in the fall of 2006 of MHRx's plans with respect to a sale of MemberHealth. At various times during the fall of 2006, Mr. Barasch asked representatives of WCAS IX whether we could explore a potential transaction involving us and MemberHealth. After discussions, representatives of WCAS IX and Mr. Barasch concluded that we would not participate in the formal sale process because both parties believed that we would not be able to offer a price in the same range as reflected in the preliminary indications of interest received by MHRx in October 2006. However, we and WCAS IX concluded that we could begin to conduct preliminary due diligence if the formal sale process did not yield prices at the levels that had been indicated. Accordingly, on November 7, 2006, we, after executing a confidentiality agreement with MHRx, received MemberHealth's confidential information memorandum.

        In mid December, Mr. Barasch discussed with representatives of WCAS IX the results of the formal MemberHealth sale process and again expressed interest on behalf of Universal American in a potential business combination transaction involving Universal American and MemberHealth. MHRx, in consultation with WCAS IX, indicated it was willing to discuss such a transaction with Universal American and informed Mr. Barasch in late December that we would be allowed to conduct preliminary due diligence on MemberHealth starting in early 2007.

        On January 3, 2007, our senior management commenced a preliminary due diligence review of MemberHealth with a meeting between members of our senior management and representatives of MemberHealth management, WCAS IX and Banc of America Securities. We accessed the on-line data room created in connection with the MemberHealth formal sale process. We engaged Deloitte Consulting and Dechert LLP, or "Dechert", to assist in performing due diligence for a potential transaction with MemberHealth.

        On January 11, 2007, MemberHealth's management made a presentation to our representatives at WCAS IX's office.

        Following the January 11, 2007 meeting, Mr. Barasch, representatives of WCAS IX and MemberHealth's management engaged in several discussions regarding the basic terms of a potential transaction between us and MemberHealth including purchase price, the form of consideration to be paid by us, a requirement that we receive committed financing prior to signing a definitive agreement, Universal American board representation for MHRx's investors and lock-up restrictions on our common stock to be issued to MHRx's investors.

        In addition to the potential cash needed to fund the proposed MemberHealth acquisition, our management had concluded and reported to our board at various times since the beginning of the last quarter of 2006 that additional capital would be required to support the significant growth in premiums written, particularly in our Medicare Advantage business. Our management began to explore financing alternatives, including inquiries to the equity investors as to whether they would be willing to invest in us, as a continuing public company, to assist us in funding our ongoing capital requirements whether or not the MemberHealth merger was completed. In addition to discussions with the equity investors, our management had discussions with reinsurers, providers of debt, trust preferred securities and convertible securities as potential sources of capital.

        In determining the appropriate capital structure for the proposed MemberHealth transaction as well as for our ongoing needs, it was our management's intention, supported by our board, to maintain our current A.M. Best financial strength ratings for our insurance subsidiaries as well as our Standard & Poor's debt rating. In the estimation of our management, this necessitated raising approximately $480 million of equity to fund the consideration for the MemberHealth merger and provide us, when combined with a debt financing, with approximately $180 million to invest in our subsidiaries. Our management consulted with Credit Suisse and another financial institution regarding various financing alternatives. Our management concluded that raising this equity could be done most efficiently and securely through a private placement of our securities with the equity investors who already knew us and were comfortable with our long term goals. Our management viewed favorably the fact that the equity investors were willing to make at least part of their proposed investment in us regardless of the completion of the proposed transaction with MemberHealth. Our management also considered a public equity offering as an alternative to a private placement, but since the sellers of MemberHealth were requiring that we have committed financing in conjunction with the signing of a definitive contract, we would have had to raise the funds prior to such signing. We concluded that it would not be in our best interests to try to raise significant equity in the public market for a transaction that had not yet been announced. Such an offering would also likely be concluded at, or at a discount to, the then current market price and also would entail the payment of significant fees and discounts to underwriters. We also considered bridge financing, but concluded that such financing would be costly and would subject us to the risk of a lower stock price at the time the bridge would be required to be replaced by permanent equity that would then have to be sold at prices considered unattractive.

        On January 11, 2007, our management began discussions with the equity investors concerning a possible investment in Universal American. These discussions continued through May 2007.

        On January 19, 2007, our board of directors held a special meeting at the offices of Dechert, attended by representatives of Dechert, Willkie and Citigroup. At this meeting, Mr. Barasch made a presentation concerning his discussions with WCAS IX, MHRx and the equity investors concerning a proposed transaction with MemberHealth. Mr. Barasch noted that the equity investors might be interested in participating in the financing of the proposed MemberHealth transaction. Mr. Barasch also discussed the results of our preliminary due diligence on MemberHealth. Our management discussed with our board the possibility that the proposed transaction with MemberHealth could be accomplished with a combination of stock and cash as consideration. A discussion ensued with members of the special committee and Willkie concerning the impact of the proposed MemberHealth transaction on the proposal by the MBO participants. After discussion, it was concluded that both alternatives would be explored further. It was determined that the special committee would continue its role in connection with the proposed MBO but that the full board would address the proposed MemberHealth transaction. However, because both the MBO proposal and the proposed MemberHealth transaction were being considered by us simultaneously, and because actions taken in connection with the proposed MemberHealth transaction might have affected the MBO proposal, the special committee and its advisors continued to meet and work and gave specific consideration to aspects of the proposed MemberHealth transaction that might affect the interests of our public shareholders. At the conclusion of the January 19 board meeting, our management was requested to continue to work on the terms of the proposed transaction with MemberHealth and to make a presentation to our board concerning such a transaction at a meeting scheduled for January 22, 2007.

        At the January 22, 2007 board meeting, our management outlined the terms of a non-binding letter of intent and exclusivity agreement being negotiated with MHRx for MemberHealth, which our board then approved. The terms of the proposed transaction were for the acquisition of MemberHealth for $780 million, consisting of approximately 50% cash and 50% in Universal American common stock valued at $19 per share. The terms of the proposed letter of intent assumed that we would raise equity from the equity investors at $19 per share, but did not contain a financing contingency, requiring us to arrange all of our financing prior to the signing of a definitive agreement and to consummate the merger irrespective of our ability to close the equity financing. Our board also approved the hiring of Credit Suisse to advise us relative to the potential acquisition of MemberHealth.

        On January 23, 2007, we, MemberHealth and MHRx agreed in principle to the terms of a transaction consistent with the terms approved by our board. MemberHealth signed an exclusivity letter and term sheet with us, subject to various conditions including completion of due diligence, the negotiation of definitive agreements and approval of the proposed transaction by our board.

        On January 30, 2007, at meetings in Solon, Ohio, MemberHealth's management presented our management and advisors with an overview of MemberHealth's business strategies, plans and forecasts. These meetings included due diligence sessions among management of MemberHealth and our senior management and representatives of our respective financial and legal advisors.

        From February 2, 2007 to April 11, 2007, representatives of our management, MHRx's management and WCAS IX and our respective legal and financial advisors conducted extensive negotiations in meetings and by telephone regarding the terms of a draft merger agreement initially prepared by MHRx's and MemberHealth's legal advisors, Squire, Sanders & Dempsey L.L.P. and Ropes & Gray LLP.

        On February 12, 2007, our board of directors held a meeting at which the proposed MemberHealth transaction was discussed and Mr. Barasch summarized due diligence issues with respect to the proposed MemberHealth transaction. Our board discussed certain of the due diligence items.

        On March 5, 2007, the special committee announced that it had rejected the proposal of the MBO participants to acquire all our outstanding shares of common stock at $18.15 per share as inadequate and not in the best interests of Universal American and its shareholders. Subsequent to its rejection of the MBO participants' proposal, the special committee continued to meet, though less frequently, in light of the possibility that a revised proposal might be forthcoming from the MBO participants.

        On March 6, 2007, our board of directors held a meeting at which they discussed our capital requirements, including Perry's and WCAS X's interest in investing in us. In addition, Mr. Barasch updated our board on the status of the negotiations with MemberHealth. Our management also received the authority for us to sign a letter of intent to issue up to $100 million of trust preferred securities ($50 million of which was issued on March 22, 2007) and to draw down $50 million on our short term revolving credit facility (which was completed on March 13, 2007) to address our ongoing capital needs.

        On March 22, 2007, our board of directors held a special telephonic meeting where the negotiations with MemberHealth were discussed, including the status of due diligence and current contract terms being negotiated.

        On March 26, 2007, our board of directors held a meeting attended by representatives of Credit Suisse and Dechert, where the negotiations regarding MemberHealth were discussed. Mr. Barasch presented the terms of, and the open issues being negotiated in, the merger agreement. Our board discussed these issues in detail. Our board also discussed the various regulatory approvals that would be required in connection with the merger. Our management identified various concerns about the terms of the MemberHealth transaction, including the price, the absence of a financing condition, and issues that arose during the due diligence process. Credit Suisse made a presentation to our board regarding the due diligence it had performed to date on MemberHealth and reviewed the preliminary financial analyses. This presentation was based on the information that had been provided to Credit Suisse by our management based on our management's original assumptions regarding MemberHealth. Following these presentations and discussions, our board and management concluded that the proposed consideration to be offered for MemberHealth should be reconsidered in light of, in particular, anticipated declines in margins affecting Medicare Part D. In addition, our board discussed the proposed terms of the investment to be made by the equity investors to fund the MemberHealth transaction. The size and composition of our board following the merger was also discussed. The members of our board designated by Capital Z excused themselves from the meeting at certain points during the discussion of the proposed equity investment.

        After the March 26, 2007 board meeting, Mr. Barasch met with representatives of WCAS IX and MHRx to discuss the concerns raised at the meeting, most specifically the purchase price. Over the next three weeks, the parties had several meetings and phone calls and exchanged several proposals in an attempt to work out a transaction acceptable to all parties.

        On April 16, 2007, Mr. Barasch and Mr. Spass, one of the members on our board designated by Capital Z, met with representatives of WCAS IX and MHRx to discuss the feasibility of restructuring the transaction to include an earnout feature as a possible way to close the gap in valuation.

        During the period of April 17 to April 20, 2007, our financial advisors and the financial advisors of MemberHealth had several discussions concerning valuation.

        On April 17, 2007, our board of directors held a special telephonic meeting to discuss the ongoing negotiations with MemberHealth. Among the issues discussed was structuring a transaction with a lower initial payment and higher valuation of our shares (at $20 per share, as opposed to $19 per share) combined with an earnout contingent on MemberHealth achieving certain financial results.

        On April 19, 2007, Mr. Barasch and Mr. Spass again met with representatives of WCAS IX and MHRx to further discuss this revised structure.

        On April 20, 2007, our board of directors held a telephonic meeting, in which representatives of Dechert participated, where the negotiations involving MemberHealth were discussed, including the terms of a proposed earnout. Our board reviewed the terms of the revised proposal to acquire MemberHealth based on a $630 million initial purchase price and an earnout of up to $50 million per year over three years. As part of the revised proposal, the merger agreement would value our shares of common stock at $20 per share, as opposed to $19 per share, and a limited financing condition would be added, as well as provisions for a purchase price adjustment if certain adjustments by the Centers for Medicare and Medicaid Services and state plans proved to be more or less favorable on a net basis than anticipated. Our board discussed the anticipated accretion and dilution of the proposed merger under the new terms. Our board also discussed the terms of the proposed investment by the equity investors, the price for which would also be increased to $20 per share.

        On April 26, 2007, our board of directors held another meeting attended by representatives of Credit Suisse and Dechert to discuss the status of the MemberHealth transaction. Credit Suisse made a presentation to our board regarding the financial terms of the revised transactions, including its preliminary views as to the pro forma impact of the proposed transactions on us. Our board discussed the proposed transactions generally, as well as the relative valuations of the two companies and reviewed the status and terms of the potential financing arrangements. In that regard, our board discussed the inclusion of certain "standstill" provisions in the agreements with the equity investors to limit the ability of the equity investors and Mr. Barasch to acquire additional shares of our common stock without the approval of the independent members of our board not designated by Mr. Barasch or the equity investors following the consummation of the proposed transactions.

        In late April and early May 2007, our management continued discussions with the equity investors to finalize the terms of the proposed equity investment. The special committee was kept informed about these discussions.

        On May 1, 2007, Mr. McLaughlin, on behalf of the members of the special committee, advised Mr. Barasch that they supported the proposed MemberHealth transaction but posed a number of questions concerning the proposed investment by the proposed investors. Mr. McLaughlin requested further details on the impact of the investment by the equity investors on public shareholders, the amount of the fees and expenses to be charged by the equity investors, details on whether our management had considered other sources of capital to fund the consideration to be paid by us in the merger, details concerning the stock to be issued in connection with the equity investors' proposed investment in us, governance issues and certain other legal issues.

        On May 3, 2007, Mr. Barasch responded to the questions posed by the members of the special committee. His response addressed the impact of the proposed equity investment by the equity investors on the public shareholders, the amount of the fees and expenses to be charged by the equity investors, the capital raising alternatives explored by our management, details concerning the stock to be issued as part of the proposed equity investment, governance issues and certain other legal issues. Mr. Barasch explained that timing considerations and the fact that the equity investors had already completed due diligence on us as well as the above market price at which the equity investors were willing to provide funds were among the reasons for our management's recommendation to proceed with the equity investors as the source of equity financing for the proposed MemberHealth transaction and our ongoing capital needs.

        On May 4, 2007, our board of directors held a telephonic meeting in which representatives of Dechert participated. Our Board discussed the status of the proposed MemberHealth transaction and open items in the merger agreement. Mr. Barasch made a presentation concerning, among other things, various items of regulatory due diligence concerning MemberHealth that had been reviewed by our management and Dechert. Our board also discussed the proposed terms of the investment by the equity investors and the questions posed by the members of the special committee on May 1, as well as Mr. Barasch's response on May 3. At this meeting, the members of the special committee expressed their view that the responses to their questions that they had received from Mr. Barasch were satisfactory.

        From May 6 to May 7, 2007, our officers and legal representatives and those of MemberHealth and the equity investors met at the offices of Weil Gotshal & Manges LLP, counsel to Capital Z, Union Square and Lee, to discuss certain contractual issues with respect to the merger agreement and the securities purchase agreements. As part of these negotiations, counsel for the special committee participated by telephone and requested a number of changes to the terms of the proposed investment by the equity investors which were incorporated in the transaction documents. Among other things, the special committee asked for and received certain provisions in the stockholders' agreement that will limit the equity investors' and Mr. Barasch's ability to acquire additional shares of our common stock.

In addition, at the request of the special committee, a provision was added to the stockholders' agreement that provides that any transaction to acquire us, in which the equity investors or Mr. Barasch participate, must be approved by a majority of the independent members of our board not designated by Mr. Barasch or the equity investors and a majority (by voting or tendering) of the shareholders not affiliated with Mr. Barasch or the equity investors. Please see "Other Agreements and Documents—Stockholders' Agreement" for additional information regarding the stockholders' agreement.

        On May 7, 2007, our board of directors held a special meeting attended by representatives of Dechert and Credit Suisse. Mr. Barasch reviewed the proposed transactions and provided a comprehensive description of the terms of the merger agreement, the securities purchase agreements, and the stockholders' agreement, copies of which had been distributed to our board prior to such meeting, and representatives of Dechert reviewed the fiduciary duties of the directors in connection with the proposed transactions. At this meeting, the members of the special committee indicated that they were satisfied with the responses to the questions they had posed to Mr. Barasch and with the changes to the stockholders' agreement and that they were prepared to vote in favor of the transactions. Representatives of Credit Suisse reviewed the financial aspects of the proposed transactions and gave an oral opinion to our board, subsequently confirmed in writing and described under the caption "Opinion of Our Financial Advisor", to the effect that as of the date of that opinion and based on and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the merger consideration was fair to us from a financial point of view. Following discussion among our board of directors and our management concerning the proposed transactions, our board of directors unanimously approved the merger agreement, the securities purchase agreements, the stockholders' agreement and the transactions contemplated by those agreements. The members of our board designated by Capital Z abstained from the vote related to the securities purchase agreements and stockholders' agreement.

        On May 7, 2007, we, MemberHealth and MHRx executed the merger agreement and we and the equity investors executed the securities purchase agreements.

        On May 8, 2007, we announced the execution of the merger agreement and the securities purchase agreements. We also announced that the MBO participants had withdrawn the MBO proposal and that the special committee had been disbanded by our board.

OUR REASONS FOR APPROVING THE MERGER

        In approving the merger, the merger agreement, the securities purchase agreements and the other transactions and documents contemplated thereby, our board of directors considered a number of factors, including the factors discussed in the following paragraphs. Although the following discussion sets forth various material factors considered by our board of directors in reaching its decision, it may not include all of the factors considered by our board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, our board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual directors may have given different weight to different information and factors. This explanation of our reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Special Note Regarding Forward-Looking Statements" beginning on page 62 of this proxy statement/prospectus.

        In reaching its decision, our board of directors consulted with management with respect to strategic and operational matters. Our board also consulted with legal counsel with respect to the merger agreement, the securities purchase agreements and the stockholders' agreement with the equity investors and the transactions contemplated thereby and related issues. Our board of directors also consulted with Credit Suisse, our financial advisor, with respect to the financial aspects of the transactions. Our board of directors discussed the factors described below, asked questions of management and our legal counsel and financial advisor, reviewed the input of the Special Committee, and reached the conclusion that the merger, the merger agreement, the securities purchase agreements and the transactions contemplated thereby, were advisable and in the best interests of us and our shareholders. In reaching its conclusion to approve the merger agreement, the securities purchase agreements and the transactions and documents contemplated thereby, our board of directors carefully considered a number of factors, including the following factors that it believes will contribute to the success of the combined enterprise:

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  In general. Our board of directors considered substantial strategic and financial benefits to our shareholders, employees and customers. Combining the two companies is expected to create strategic benefits, including the opportunity for us to build upon MemberHealth's successful pharmacy-centric business model through its ongoing alliance with the National Community Pharmacists Association and to introduce additional value oriented health products and services into the market. The merger is also expected to result in enhanced distribution opportunities for our extensive agent field force.

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  Effect on earnings per share. Our board of directors considered management's view that the merger is expected to be accretive to our earnings per share in 2007 and 2008.

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  Effect on cash flow. Our board of directors considered management's view that MemberHealth's business will add to our cash flow, thus permitting us to have additional flexibility to finance our business.

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  Financing. Our board of directors considered the availability of financing on acceptable terms, including our ability to raise equity and borrow the funds needed for the cash portion of the merger consideration and for transaction costs, on both a short and long-term basis. Our board of directors also noted the likely impact of a borrowing on our financial strength and credit ratings.

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  Due diligence. Our board of directors considered the reports of management and outside advisors concerning the following areas of MemberHealth: marketing and operations; finance and accounting; applicable legal and regulatory considerations; information technology; and human resources.

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  Regulatory approvals and clearances. Our board of directors considered its belief, after consultation with our legal counsel, that the regulatory approvals and clearances necessary to complete the merger would likely be obtained.

        Our board of directors also considered the impact of the increased share ownership by the equity investors on minority shareholders as the result of the issuance of convertible and non-convertible preferred stock as contemplated by the securities purchase agreements.

        Our board of directors also reviewed and considered the structure of the transactions and the terms of the merger agreement, the securities purchase agreements, the stockholders' agreement and the transactions and documents contemplated thereby, including:

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  the aggregate merger consideration to be paid to MemberHealth's shareholders, including the fact that the stock portion of the merger consideration was valued at $20 per share;

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  the purchase price for our preferred stock paid by the equity investors, including the fact that the stock issued to the equity investors at a conversion price of $20 per share was higher than the then current market price of our common stock;

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  the representations and warranties of MemberHealth;

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  the covenants of us and MemberHealth;

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  the conditions required to be satisfied or waived, if permissible, prior to completion of the merger;

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  the rights of us or MemberHealth to terminate the merger agreement in certain circumstances;

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  the terms of the Series A Preferred Stock and Series B Preferred Stock;

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  the fact that prior to the transactions, Capital Z and Union Square beneficially owned 34.1% of our voting shares, and that following the transactions, Capital Z and Union Square would be the largest affiliated holders of our voting shares with 26.0% of our voting shares (assuming that the merger and transactions contemplated by the stage 2 securities purchase agreement are consummated and that requisite clearances, approvals or waivers are obtained that would permit the exercise of shares of Series A Preferred Stock for shares of Series B Preferred Stock and the conversion of the shares of Series B Preferred Stock into shares of our common stock);

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  the increase in ownership and/or control over our business by the equity investors;

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  the composition of our board of directors after completion of the merger; and

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  limits on the ability of the equity investors or Mr. Barasch to acquire additional shares of our common stock post-merger without approval by members of our board of directors other than Mr. Barasch or those directors designated by the equity investors.

        Our board of directors also identified and considered a number of uncertainties and risks. Those factors included but were not limited to:

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  the risk that the competitive bidding process for Part D would reduce the potential margins that MemberHealth could achieve;

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  the risk that in the bidding process for Part D, MemberHealth would not bid below the benchmark in certain regions, thus reducing or eliminating the auto assignment of dual eligibles to its plan in those regions;

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  the adverse effects that the challenges, costs, resource constraints and risks of integrating our businesses and MemberHealth's business and the potential management, customer, supplier, provider, partner and employee disruption that may be associated with the merger might have on our ability to meet our existing business performance targets;

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  the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or in the time frame currently contemplated;

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  the possibility that the assumptions used in valuing the transactions may not be realized;

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  the possibility of encountering difficulties in achieving cross-selling opportunities or other long-term opportunities for specialty products or services or pharmacy benefit management to MemberHealth's customer base;

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  the possible inability to immediately capitalize on growth opportunities and associated synergies in the specialty products or services or pharmacy benefit management businesses as certain of MemberHealth's specialty businesses are outsourced under medium-term contracts;

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  the risk that the parties to the merger agreement might not receive the necessary regulatory approvals and clearances to complete the merger or that governmental authorities could attempt to condition their approval of the merger on our and MemberHealth's compliance with certain burdensome conditions;

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  the pendency of the merger for many months following the announcement of the execution of the merger agreement could have an adverse impact on us; and

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  various other applicable risks associated with us and the merger, including those described under the section entitled "Risk Factors" beginning on page 25 of this proxy statement/prospectus.

        Our board of directors weighed the benefits, advantages and opportunities against the uncertainties and risks described above, including challenges inherent in the combination of two businesses of the relative sizes of Universal American and MemberHealth and the possible resulting diversion of management attention for an extended period of time. Our board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, our board of directors concluded that the potential benefits outweighed the potential risks of consummating the merger.

        After taking into account these and other factors, at a special meeting on May 7, 2007, our board unanimously determined that the merger, the merger agreement, the securities purchase agreements and the other transactions contemplated thereby were advisable and in the best interests of us and our shareholders, and approved the merger agreement, the securities purchase agreements and the transactions contemplated thereby, including the merger. The directors of our board designated by Capital Z recused themselves from certain deliberations and all votes related to the securities purchase agreements and other agreements to which they were or are to be a party.

OPINION OF OUR FINANCIAL ADVISOR

Opinion of Credit Suisse Securities (USA) LLC

        Credit Suisse has acted as our financial advisor in connection with the proposed merger. In connection with Credit Suisse's engagement, our board of directors requested that Credit Suisse evaluate the fairness of the merger consideration, from a financial point of view, to us. As discussed above, on May 7, 2007, our board of directors met to, among other things, review the proposed merger and the terms of the proposed merger agreement. During this meeting, Credit Suisse reviewed with our board of directors certain financial analyses, as described below, and rendered its oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of May 7, 2007, and based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration was fair, from a financial point of view, to us.

        The full text of Credit Suisse's opinion, dated May 7, 2007, is attached as Annex B and is incorporated into this proxy statement/prospectus by reference. Holders of our common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse's opinion was provided to our board of directors in connection with its evaluation of the merger consideration. It does not address any other aspect of the proposed merger, relates only to the fairness to us, from a financial point of view, of the merger consideration and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The following is a summary of the Credit Suisse opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by Credit Suisse in rendering its opinion, and is qualified by reference to the full text of the opinion attached as Annex B, which you are encouraged to read in its entirety.

        In arriving at its opinion, Credit Suisse reviewed a draft of the merger agreement dated May 7, 2007, certain related agreements and certain publicly available business and financial information relating to us. Credit Suisse also reviewed certain other information relating to MemberHealth and us, including financial forecasts (and related sensitivities), provided to or discussed with Credit Suisse by MemberHealth and us, and met with MemberHealth's and our respective management teams to discuss the business and prospects of MemberHealth and our business and prospects. Credit Suisse also considered certain financial data of MemberHealth and certain of our financial and stock market data, and compared that data with similar data for publicly held companies in businesses similar to our business and that of MemberHealth and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects.

        With respect to the financial forecasts relating to MemberHealth and us (including related adjustments), Credit Suisse was advised by our management, and assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance and the future financial performance of MemberHealth (including with respect to membership conversions) and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Credit Suisse also assumed that the final merger agreement conforms to the draft merger agreement reviewed by Credit Suisse in all respects material to its analysis. Credit Suisse also assumed that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition will be imposed that would have a material adverse effect on us, MemberHealth or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the draft merger agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise) or the assets and liabilities of MemberHealth, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse's opinion addresses only the fairness to us, from a financial point of view, of the merger consideration and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise (including any financing arrangements entered into by us). Credit Suisse's opinion was necessarily based upon information made available to it as of the date thereof and financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse did not express any opinion as to the actual value of our common stock when issued to MemberHealth's stockholders pursuant to the merger or otherwise or the prices at which shares of our common stock will trade at any time. Credit Suisse's opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to us, nor did it address our underlying business decision to proceed with the merger.

        In preparing its opinion, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of the analyses described below is not a complete description of the analyses underlying Credit Suisse's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control and the control of MemberHealth. No company, transaction or business used in Credit Suisse's analyses as a comparison is identical to MemberHealth or us, our respective businesses or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Although the selected companies, transactions and businesses were used for comparative purposes, in light of the differences between MemberHealth's business line and the business lines of the other companies and the merger and the other transactions, none of these companies, transactions or businesses is directly comparable. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses of Credit Suisse and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse's analyses are inherently subject to substantial uncertainty.

        Credit Suisse's opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

        The following is a summary of the material financial analyses that underlie the opinion of Credit Suisse and which were reviewed with our board of directors on May 7, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse's financial analyses.

MemberHealth

        Selected Companies Analysis.    Using publicly available information, Credit Suisse reviewed the market values and trading multiples of the following selected publicly traded managed care companies:

    WellCare Health Plans, Inc.
    Humana Inc.
    HealthSpring, Inc.
    Universal American Financial Corp.

        Multiples for the selected companies were based on closing market prices as of May 2, 2007. Estimated data for the selected companies were based on publicly available information. Estimated data for MemberHealth were based on the management case developed by MemberHealth and modified by our management (referred to as the "Modified MemberHealth Management Case"). For each of the selected companies, Credit Suisse compared enterprise value, calculated as equity value plus debt, minority interest and preferred stock, as multiples of calendar years 2007 and 2008 estimated earnings (including investment income) before interest, taxes, depreciation and amortization, referred to as EBITDA. Credit Suisse also compared equity value as multiples of calendar years 2007 and 2008 estimated earnings. Credit Suisse then applied ranges of selected multiples for the selected companies to the Modified MemberHealth Management Case. Credit Suisse compared the range of enterprise value for MemberHealth implied by this analysis to the aggregate merger consideration (excluding the earnout payments that may be made to the MemberHealth stockholders following the closing of the merger if certain financial and operating targets are met. See "The Merger Agreement—Merger Consideration" on page 160). The following table presents the results of Credit Suisse's comparison:

Implied Enterprise Value	Merger Consideration (excluding earnout payments)
$1,125,000,000 – $1,384,000,000	$630,000,000

        Selected Acquisitions Analysis.    Using publicly available information, Credit Suisse reviewed the transaction value multiples of the following 11 transactions announced since 2004 in the managed care industry:

Acquiror	Target/Seller
UnitedHealth Group Incorporated
Financial Sponsor Consortium
Great American Financial Resources Inc.
CVS Caremark Corporation
HealthExtras, Inc.
Bain Capital
WellPoint, Inc
UnitedHealth Group Incorporated
Coventry Health Care, Inc.
PacifiCare Health Systems, Inc.
UnitedHealth Group Incorporated	Sierra Health Services, Inc.
Universal American Financial Corp.
Ceres Group, Inc.
Albertson's, Inc. (Drug Business)
EBRx, Inc.
CRC Health Corporation
WellChoice, Inc.
PacifiCare Health Systems, Inc.
First Health Group Corp.
American Medical Security Group, Inc.
Oxford Health Plans, Inc.

        Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Credit Suisse compared transaction values in the selected transactions as multiples of the latest 12 months EBITDA for the target company. Credit Suisse then applied a range of multiples for the selected transactions to the corresponding financial data for MemberHealth, utilizing MemberHealth's 2006 actual financial results provided by MemberHealth management, in order to derive an implied enterprise value reference range for MemberHealth. The following table presents the range of enterprise value for MemberHealth implied by this analysis, compared to the aggregate merger consideration (excluding any earnout payments):

Implied Enterprise Value	Merger Consideration (excluding earnout payments)
$951,000,000 – $1,374,000,000	$630,000,000

        Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Credit Suisse calculated the estimated net present value of the distributable dividends or required capital contributions (minus capital expenditures) of MemberHealth for the period from September 30, 2007, through December 31, 2012. Credit Suisse also calculated a range of estimated terminal values (the estimated value of future cash flow from an asset at a particular point in time in the future) for MemberHealth by multiplying calendar year 2012 estimated EBITDA by selected multiples ranging from 7.0x to 9.0x. Estimated financial data for MemberHealth were based on the Modified MemberHealth Management Case and the management case for MemberHealth developed by our management, which was based on the Modified MemberHealth Management Case but also reflected certain assumptions regarding the conversion of MemberHealth Part D members to our Private Fee-for-Service health plans and the pricing of those plans (the "Universal Management Case"). The estimated distributable dividends or required capital contributions (minus capital expenditures) and terminal values were then discounted to their net present value using discount rates of 10.5% to 12.5%. The following table presents the range of enterprise value for MemberHealth implied by these analyses, compared to the aggregate merger consideration (excluding any earnout payments):

	Implied Enterprise Value	Merger Consideration (excluding earnout payments)
Modified MemberHealth Management Case	$606,000,000 – $809,000,000	$630,000,000
Universal Management Case	$931,000,000 – $1,363,000,000	$630,000,000

        Earnout Analysis.    Credit Suisse calculated an estimated range of net present values of the potential earnout payments to the former MemberHealth stockholders, using discount rates of 10.5% to 12.5%. Utilizing a management case for MemberHealth developed by our management and based on the Universal Management Case, which assumed EBITDA levels for MemberHealth each year sufficient to trigger the maximum earnout payment each year to former MemberHealth stockholders (the "Modified Universal Management Case"), Credit Suisse also calculated the estimated increase in the net present value of MemberHealth as a result of those EBITDA levels using a discounted cash flow analysis. Credit Suisse calculated a range of estimated terminal values for MemberHealth by multiplying calendar year 2012 estimated EBITDA by selected multiples ranging from 7.0x to 9.0x. The enterprise values and terminal values were then discounted to their net present value using discount rates of 10.5% to 12.5%. The following table presents the range of the net present values of the potential earnout payments to former MemberHealth stockholders and the increase in the enterprise value for MemberHealth implied by this analysis:

Estimated NPV of earnout payments	Estimated NPV of increased enterprise value
$112,000,000 – $117,000,000	$122,000,000 – $129,000,000

        Credit Suisse did not express any view or opinion as to the likelihood of achieving any future results suggested by the Modified Universal Management Case or whether all or any portion of the earnout payments will be payable.

Universal American Financial Corp.

        Selected Companies Analysis.    Using publicly available information, Credit Suisse reviewed the market values and trading multiples of the following selected publicly traded managed care companies:

    WellCare Health Plans, Inc.
    Humana Inc.
    HealthSpring, Inc.

        Multiples for the selected companies were based on closing market prices as of May 2, 2007. Estimated data for the selected companies were based on publicly available information. For each of the selected companies, Credit Suisse compared enterprise value as multiples of calendar years 2007 and 2008 estimated EBITDA. Credit Suisse also compared equity value per share as multiples of calendar years 2007 and 2008 estimated earnings per share. Credit Suisse then applied ranges of selected multiples for the selected companies to corresponding financial data for our company, utilizing internal estimates of our management and estimates of Institutional Brokerage Estimate System, referred to as I/B/E/S, a data service that compiles estimates issued by securities analysts. The I/B/E/S estimates of EBITDA used in this analysis were adjusted to include investment income. The following table presents the range of equity value per share of our common stock implied by this analysis:

	Low	High
Implied per share equity value	$15.85	$23.32

        Selected Acquisitions Analysis.    Using publicly available information, Credit Suisse reviewed the transaction value multiples of the following 11 transactions announced since 2004 in the healthcare industry:

Acquiror	Target/Seller
UnitedHealth Group Incorporated
Financial Sponsor Consortium
Great American Financial Resources Inc.
CVS Caremark Corporation
HealthExtras, Inc.
Bain Capital
WellPoint, Inc
UnitedHealth Group Incorporated
Coventry Health Care, Inc.
PacifiCare Health Systems, Inc.
UnitedHealth Group Incorporated	Sierra Health Services, Inc.
Universal American Financial Corp.
Ceres Group, Inc.
Albertson's, Inc. (Drug Business)
EBRx, Inc.
CRC Health Corporation
WellChoice, Inc.
PacifiCare Health Systems, Inc.
First Health Group Corp.
American Medical Security Group, Inc.
Oxford Health Plans, Inc.

        Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated data for our company were based on internal estimates of our management. Credit Suisse compared transaction values in the selected transactions as multiples of the latest 12 months EBITDA. Credit Suisse then applied a range of multiples for the selected transactions to the corresponding financial data for our company, utilizing internal estimates of our management, in order to derive an implied per share equity value reference range for us. The following table presents the range of equity value per share of our common stock implied by this analysis:

	Low	High
Implied per share equity value	$13.90	$21.41

        Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Credit Suisse calculated the estimated net present value of the distributable dividends or required capital contributions (less capital expenditures) of our company for the period from September 30, 2007, through December 31, 2011. Credit Suisse also calculated a range of estimated terminal values for our company by multiplying calendar year 2011 estimated EBITDA by selected multiples ranging from 7.0x to 9.0x. Estimated financial data for our company were based on internal estimates of our management. The estimated distributable dividends or required capital contributions (less capital expenditures) and terminal values were then discounted to their net present value using discount rates of 10.5% to 12.5%. The following table presents the range of equity value per share of our common stock implied by this analysis:

	Low	High
Implied per share equity value	$22.85	$34.40

        Credit Suisse also conducted additional discounted cash flow analyses based on the internal estimates of our management used for Credit Suisse's discounted cash flow analysis described above, adjusted, following discussions between Credit Suisse and our management, to reflect the financial implications of a potential increase in the medical loss ratio and a potential decrease in the private-fee-for-service member gross additions. In one alternative sensitivity analysis, referred to as the low sensitivity analysis, Credit Suisse assumed (i) a 2.0% increase in the medical loss ratio, (ii) a 90,000 annual reduction to our private-fee-for-service health plan gross adds, (iii) EBITDA margins ranging from 5.8% to 7.6% in years 2008 through 2011, and (iv) an estimated 2007 through 2011 EPS compound annual growth rate of 15.7%. In another alternative sensitivity analysis, referred to as the high sensitivity analysis, Credit Suisse assumed (i) a 0.0% increase in the medical loss ratio, (ii) a

50,000 annual reduction to our private-fee-for-service health plan gross additions, (iii) EBITDA margins ranging from 6.6% to 8.0% in years 2008 through 2011, and (iv) an estimated 2007 through 2011 EPS compound annual growth rate of 25.4%. The following table presents the range of equity value per share of our common stock implied by these analyses:

	Low Sensitivity	High Sensitivity
Implied per share equity value	$18.14	$24.52

Pro Forma Merger Analysis

        Credit Suisse reviewed certain pro forma effects of the merger, assuming, among other things, the following: (i) the realization of the Universal Management Case in respect of MemberHealth and financial forecasts for our company provided by our management which assume full execution of our business plan, (ii) merger consideration of $630 million, consisting of $346 million in cash and $284 million payable in our common stock (issued at a price of $20 per share), (iii) a term loan of $350 million, and (iv) $344 million of equity financing, with $100 million of equity that has already been issued and the remaining $244 million to be issued at closing. The analysis indicated that the merger would be accretive to us beginning in 2007. Assuming the realization of the Modified Universal Management Case in respect of MemberHealth, Credit Suisse's analysis also indicated that the merger would be accretive to us beginning in 2007.

Miscellaneous

        Our board of directors retained Credit Suisse to act as its financial advisor in connection with the merger. Credit Suisse was selected by our board of directors based on Credit Suisse's qualifications, expertise and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        Credit Suisse and its affiliates have in the past provided, are currently providing and in the future may provide investment banking and other financial services to the private investment firms whose affiliates are stockholders of our company or MemberHealth, and their respective affiliates, for which Credit Suisse has received, and would expect to receive, compensation. Credit Suisse and certain of its affiliates and its and their respective employees and certain private investment funds affiliated or associated with Credit Suisse have invested in private equity funds managed or advised by the private investment firms whose affiliates are stockholders of our company and MemberHealth. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of our company, MemberHealth, affiliates of the private investment firms whose affiliates are stockholders of MemberHealth or our company and any other company that may be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

        Under the terms of its engagement letter, Credit Suisse provided our board of directors with financial advisory services and we agreed to pay Credit Suisse customary fees, a significant portion of which will be paid at the closing of the merger. A portion of Credit Suisse's fee became payable upon delivery of Credit Suisse's opinion. In addition, we agreed to reimburse Credit Suisse for its expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Credit Suisse and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

REGULATORY MATTERS

        The merger and the investment by the equity investors are subject to the requirements of the HSR Act, which requires that acquisitions meeting certain thresholds must be notified and required information and materials furnished to the Antitrust Division of the DOJ and the FTC and certain waiting periods must be terminated or expire, before the merger can be completed. We and the equity investors have made filings under the HSR Act and the waiting periods for these filings have all expired or been terminated.

        At any time before or after completion of the merger, the Antitrust Division of the DOJ or the FTC may challenge the merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the merger, notwithstanding expiration or termination of the applicable HSR waiting period, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, MemberHealth and we will prevail.

        In addition, the CMS must approve acquisition of control of MemberHealth. The equity investors have or expect to file disclaimers of affiliation or applications for the acquisition of control of our insurance and health maintenance organization subsidiaries, as required by law, in the states where such subsidiaries are domiciled, namely, Kansas, Texas, Florida, Oklahoma, Pennsylvania and New York.

        While we, MemberHealth and the equity investors expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the transactions under the stage 2 securities purchase agreement. Such conditions or changes could result in the conditions to the merger or the transactions under the stage 2 securities purchase agreement not being satisfied.

        We have agreed to take all reasonable steps to obtain all necessary consents and approvals and avoid impediments under any laws that may be asserted by any governmental authority. However, we are not obligated to take any action if in our reasonable judgment doing so would be materially detrimental to the business conducted by us and MemberHealth as a whole.

        If the merger is completed despite the imposition of any such conditions, restrictions, qualifications, requirements or limitations, such conditions, restrictions, qualifications, requirements or limitations could adversely affect our ability to integrate the business of MemberHealth or reduce the anticipated benefits of the merger. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals and there may be a substantial period of time between the approval by our shareholders and the completion of the merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

        All shares of our common stock received in the merger and not otherwise subject to the stockholders' agreement (or any other agreement entered into with us restricting the transfer of such shares) will be freely transferable following the consummation of the merger, except that shares of common stock received by persons who are deemed to be MemberHealth's affiliates under the Securities Act of 1933, as amended, or the "Securities Act", at the time of the approval of the merger agreement may be resold by them only in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act.

THE MERGER AGREEMENT

        The following is a summary of selected provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex A. Shareholders should read the merger agreement in its entirety. The merger agreement has been included to provide shareholders with information regarding its terms and has been publicly filed with the SEC. The merger agreement is not intended to provide any other factual information about us or MemberHealth. Information about us and MemberHealth can be found elsewhere in this proxy statement/prospectus.

        The merger agreement contains representations and warranties we, MH Acquisition I Corp., MH Acquisition II LLC and MemberHealth made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we and MemberHealth have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, our shareholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement. We do not believe that the disclosure schedules contain information that securities laws require us to publicly disclose other than information that has already been disclosed.

  The Merger

        The merger agreement provides that MH Acquisition I Corp., our wholly-owned subsidiary, will merge with and into MemberHealth, with MemberHealth as the surviving corporation of the merger. Immediately following this first merger, MemberHealth will merge with and into MH Acquisition II LLC, our wholly-owned subsidiary, and the separate corporate existence of MemberHealth will terminate. MH Acquisition II LLC will be the surviving entity of this merger and will be known as MemberHealth LLC. These two mergers are sometimes referred to herein, collectively, as the "merger".

        Following the satisfaction or waiver of the conditions in the merger agreement, the merger shall occur. Upon completion of the merger, the separate corporate existence of MemberHealth will terminate and MemberHealth LLC, the surviving entity of the second merger, will exist as our wholly-owned subsidiary. The initial certificate of formation and limited liability company operating agreement of MH Acquisition II LLC as in effect immediately prior to the merger will be the certificate of formation and limited liability company operating agreement of MemberHealth LLC.

  Effective Time

        The first merger will become effective at the time of filing a certificate of merger with the Secretary of State of Ohio and the Secretary of State of Delaware. Immediately following the effectiveness of the first merger, the parties to the merger agreement shall cause the second merger to be effected by the filing of a certificate of merger with the Secretary of State of Ohio and the Secretary of State of Delaware. The closing of the merger will take place at 10:00 a.m., New York City time, on the fifth business day following the satisfaction or waiver of the conditions to the merger, or on such other date and time as we and MemberHealth shall mutually agree.

  Merger Consideration

        The merger agreement provides for the payment of $630 million in initial merger consideration in the form of cash and common stock of Universal American (with our shares valued at $20 per share for such purposes). Subject to certain adjustment provisions, 45% of the initial merger consideration is payable in the form of common stock (valued at a price of $20 per share) of Universal American (representing an aggregate of 14,175,000 shares) and 55% of the initial merger consideration is payable in cash (an aggregate of $346,500,000). The merger agreement also provides the following mechanisms whereby the initial merger consideration may be adjusted, and as a result, we may be required to issue additional shares or make additional cash payments:

  •
  The merger agreement provides for an adjustment to the initial merger consideration in connection with the reconciliation of certain payments and receipts of MemberHealth to and from CMS, other plans and certain states. Following completion of the 2006 plan year reconciliation, if (a) the aggregate amount of payments made to MemberHealth by CMS, other plans and certain states less (b) the aggregate amount of payments made by MemberHealth to CMS, other plans and certain states exceeds MemberHealth's CMS reconciliation reserve amount of negative $21,393,922, we will have to issue additional shares of our common stock and pay more cash as additional merger consideration. If the aggregate net amount of such payments is less than MemberHealth's CMS reconciliation reserve amount of negative $21,393,922, members of MHRx who receive the initial merger consideration are obligated to make a payment to us. These potential adjustment amounts are not capped. Amounts payable pursuant to this adjustment provision will be determined net of taxes payable and, subject to certain adjustments, are expected to be paid 55% in cash and 45% in shares of our common stock, with the stock portion of the MemberHealth CMS reconciliation payment to be valued at a price per share equal to the average of the high and low trading price on a ten trailing day average basis for the ten trading days preceding the date of such payment. If a member of MHRx who receives initial merger consideration is required to make a payment to us pursuant to this provision, such person may, at its election, pay such amount in its entirety in cash.

  •
  The merger agreement also provides for potential performance-based earnout payments if the MemberHealth business meets certain EBITDA targets for the years ended December 31, 2008, 2009 and 2010. The maximum amount payable pursuant to the earnout provisions is $50 million per year, or $150 million in the aggregate. If the MemberHealth business meets these EBITDA targets, we will be required to issue additional shares of common stock and make additional cash payments to satisfy such payment obligations. Subject to certain adjustments, amounts payable pursuant to the earnout provisions are expected to be paid 55% in cash and 45% in shares of our common stock, with the stock portion of such earnout payment to be valued at a price per share equal to the average of the high and low trading price on a ten trailing day average basis for the last ten trading days of the earnout period for which such payment is being made.

  •
  In the event that we do not consummate the transactions under the stage 2 securities purchase agreement and wish to assert the closing condition under the merger agreement related to the non-receipt of such equity financing proceeds, we are first required to give to MHRx written notice of our intent to do so. Such notice shall specify the reasons why all or a portion of the equity financing pursuant to the stage 2 securities purchase agreement is not anticipated to be available. If such notice is delivered to MHRx, MHRx shall have the option, exercisable in its sole discretion, to elect to reduce the cash portion of the initial merger consideration by the amount of any equity financing that is not anticipated to be available, and to increase the stock portion of the initial merger consideration by an equivalent amount. Under such circumstances, we could be required to increase the number of shares issued as initial merger consideration by up to 17,325,000 additional shares of common stock (valuing our common stock at a price of $20 per share) in lieu of all, or a portion, of the merger consideration payable in cash.

  •
  Subject to customary exceptions, Universal American and the MemberHealth investors receiving merger consideration have agreed to indemnify each other against losses, fines, costs and expenses incurred as a result of the breach of certain representations or warranties or violations of covenants contained in the merger agreement. The merger agreement provides that 5% of the initial merger consideration payable to the MemberHealth investors will be held in escrow for a period of one year after the closing date of the merger. Such amounts held in escrow shall be available to satisfy post-closing indemnification claims under the merger agreement. Subject to certain adjustments, claims for indemnification are to be satisfied 55% in cash and 45% in shares of our common stock, with the stock portion of such indemnification payment to be valued at a price per share equal to the average of the high and low trading price on a ten trailing day average basis for the ten trading days preceding the date such indemnifiable loss became payable. In particular limited cases, such as the breach of certain fundamental representations by MemberHealth (for example, a breach of the representation regarding capitalization or due execution and authority), we may be permitted to bring a claim for indemnification directly against the member of MHRx. Under such circumstances, such members of MHRx who receive the initial merger consideration may, at its election, pay more that 55% of such claim for indemnification in the form of cash.

  •
  If, as a result of a change in the trading price of our common stock between May 7, 2007 and the closing of the transactions under the merger agreement, the fair market value of the stock portion of the initial merger consideration would constitute less than 40% of the aggregate initial merger consideration, we are required to increase the number of shares of common stock issued as initial merger consideration so that the value of such shares (based on the trading price on the last trading day immediately preceding the closing of the merger) represents at least 40% of the aggregate initial merger consideration.

  •
  If any post-closing provisions of the merger agreement (including any payments pursuant to the CMS reconciliation, earnout or indemnification provisions) would result in the fair market value of the stock portion of the aggregate merger consideration (based on the trading price on the last trading day immediately preceding the closing of the merger) representing less than 40% of the aggregate merger consideration paid as of such date, such payments shall be made in a proportion of cash and stock such that the fair market value of the stock portion of the aggregate merger consideration (based on the trading price on the last trading day immediately preceding the closing of the merger) following such payment is equal to at least 40% of the aggregate merger consideration at such time.

        Because the amounts payable under certain of these provisions are not capped, we could be required to issue up to our entire authorized capital stock as merger consideration as a result of these further adjustments.

  Distribution of Per Share Merger Consideration

        We have agreed to facilitate the distribution of the consideration paid to MemberHealth's investors by delivering such consideration directly to members of MHRx in accordance with specific written instructions to be provided by MHRx. Upon the closing of the merger, we will deliver or cause to be delivered to the members of MHRx (i) the cash portion of the merger consideration and (ii) certificates evidencing the portion of the merger consideration consisting of shares of our common stock registered in the names of the members of MHRx as specified in the instructions delivered by MHRx to us (or, if MHRx so specifies in such instruction that any of its members wishes to receive all or a portion of such shares in book-entry or other uncertificated form, book-entry transfers evidencing the issuance of such portion of such shares in accordance with such instructions).

  Treatment of Fractional Shares

        No fractional shares of our common stock will be issued as part of the initial merger consideration or as part of any contingent payments required to be made pursuant to the merger agreement. In lieu thereof, we will pay, for each fractional share, an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of a share of our common stock determined as of the trading day immediately prior to the date of issuance of such stock.

  Conditions

        Conditions to the obligations of us, MemberHealth, MHRx, MH Acquisition I Corp., MH Acquisition II LLC and Welsh, Carson, Anderson & Stowe IX, L.P.

        The respective obligations of each party to consummate the transactions pursuant to the merger agreement are subject to the satisfaction or waiver on or prior to the closing date of the merger agreement of the following conditions:

  •
  The approval, by a majority of the votes cast by the holders of our common stock and Series B Preferred Stock at the annual meeting, voting together as a single class (in person or by proxy), of the issuance of shares of our common stock as merger consideration pursuant to the merger agreement and Class B and/or Series A Preferred Stock pursuant to the stage 2 securities purchase agreement;

  •
  No effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental authority of competent jurisdiction exists which prohibits or makes illegal the completion of the merger and equity investment;

  •
  All material consents, authorizations, orders or approvals of, and filing or registrations with, any state insurance regulators or other governmental authorities which are required in connection with the consummation of the merger shall have been obtained or made and shall be in full force and effect;

  •
  The expiration or termination of any waiting period applicable to the merger under the HSR Act; and

  •
  Any approvals required to be obtained from CMS shall have been obtained including, if necessary, any related novation of the MemberHealth CMS agreement;

  Conditions to the Obligations of us, MH Acquisition I Corp. and MH Acquisition II LLC

        The obligations of us, MH Acquisition I Corp. and MH Acquisition II LLC to consummate the transactions contemplated by the merger agreement are further subject to the satisfaction or waiver on or prior to the closing date of the merger agreement of the following additional conditions:

  •
  Certain fundamental representations and warranties of MemberHealth (for example, due authorization and execution, and capitalization) must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though they were made on and as of the closing date of the merger (or in the case of representations and warranties which speak as of an earlier date, as of such date). The representation of MemberHealth relating to the non-occurrence of a MemberHealth Material Adverse Effect shall be true and correct in all respects. Other representations and warranties of MemberHealth must be true and correct (disregarding all qualifications relating to materiality or a MemberHealth Material Adverse Effect) as of the date of the merger agreement and as of the closing date of the merger as though they were made on and as of the closing date of the merger (or in the case of representations and warranties which speak as of an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a MemberHealth Material Adverse Effect;

  •
  MemberHealth shall have duly performed or complied with, in all material respects, all of the covenants to be performed or complied with by it under the terms of the merger agreement on or prior to the closing date;

  •
  Since May 7, 2007, there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a MemberHealth Material Adverse Effect;

  •
  We shall have obtained the proceeds of the equity financing contemplated by the stage 2 securities purchase agreement; and

  •
  MemberHealth shall have delivered, or caused to be delivered certain officer's certificates, opinions, releases and other customary closing documents.

        "MemberHealth Material Adverse Effect" means any fact, event, circumstance, change, occurrence, effect or condition individually or in the aggregate which has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results or operations of MemberHealth and its subsidiaries, taken as a whole, or the ability of MemberHealth to consummate the transactions contemplated by the merger agreement (excluding certain specified adverse changes, events or effects).

  Conditions to the Obligations of MemberHealth and MHRx

        The obligations of MemberHealth and MHRx to consummate the transactions contemplated by the Merger Agreement are further subject to the satisfaction or waiver on or prior to the closing date of the merger agreement of the following additional conditions:

  •
  Certain fundamental representations and warranties of Universal American, MH Acquisition I Corp. and MH Acquisition II LLC (for example, due authorization and execution, or capitalization) must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though they were made on and as of the closing date of the merger (or in the case of representations and warranties which speak as of an earlier date, as of such date). The representation of Universal American, MH Acquisition I Corp. and MH Acquisition II LLC relating to the non-occurrence of a Universal Material Adverse Effect shall be true and correct in all respects. Other representations and warranties of Universal American, MH Acquisition I Corp., and MH Acquisition II LLC must be true and correct (disregarding all qualifications relating to materiality or a Universal Material Adverse Effect) as of the date of the merger agreement and as of the closing date of the merger as though they were made on and as of the closing date of the merger (or in the case of representations and warranties which speak as of an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Universal Material Adverse Effect;

  •
  we, MH Acquisition I Corp., and MH Acquisition II LLC shall have duly performed or complied with, in all material respects, all of the covenants to be performed or complied with by each of us under the terms of the merger agreement;

  •
  since May 7, 2007, there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Universal Material Adverse Effect;

  •
  this proxy statement/prospectus shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued by the SEC and no proceedings for that purpose and no similar proceedings in respect of this proxy statement/prospectus shall have been initiated or threatened by the SEC;

  •
  the shares being issued in connection with the merger shall have been approved for quotation on the NASDAQ Global Select Market, subject to official notice of issuance;

  •
  each of the closing conditions set forth in the stage 2 securities purchase agreement (other than the satisfaction of certain conditions relating to the merger agreement) shall have been satisfied or irrevocably waived;

  •
  the amendment to our certificate of incorporation described in the proxy statement/prospectus shall have been duly filed with, and accepted for filing by, the Secretary of State of the State of New York pursuant to all applicable provisions of the Business Corporation Law of the State of New York, and shall be in full force and effect, and MemberHealth shall have received a copy of such due filing;

  •
  our the board of directors shall have been reconstituted as contemplated by the shareholders agreement; and

  •
  we and, if applicable, MH Acquisition I Corp. and MH Acquisition II LLC, shall have delivered, or caused to be delivered certain officer's certificates, opinions, releases and other customary closing documents.

        "Universal Material Adverse Effect" means any fact, event, circumstance, change, occurrence, effect or condition individually or in the aggregate which has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results or operations of Universal American and its subsidiaries, taken as a whole, or the ability of Universal American or either of MH Acquisition I Corp. or MH Acquisition II LLC to consummate the transactions contemplated by the merger agreement (excluding certain specified adverse changes, events or effects).

  Certain Covenants

        From May 7, 2007 through the earlier of the closing or termination of the merger agreement, we are required to conduct our business in the ordinary course, to use commercially reasonable efforts to maintain certain insurance policies, to preserve intact our business organizations and material relationships with third parties with whom we do business and to consult with MemberHealth prior to taking any action which would reasonably be expected to result in a Universal Material Adverse Effect. We have further agreed that we will not:

  •
  amend our governing documents (except to change our authorized shares of capital stock in the manner described in the proxy statement/prospectus or to amend our by-laws to increase the size of our board of directors);

  •
  authorize or adopt a plan of liquidation or dissolution;

  •
  (i) except with respect our wholly-owned subsidiaries, declare or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests; (ii) adjust, split, combine or reclassify any capital stock or other equity interests; (iii) issue, sell, pledge or otherwise transfer any capital stock or other equity interests or any securities exercisable or exchangeable for or convertible into capital stock or other equity interests; other than (a) the issuance of shares of preferred stock as contemplated by the stage 2 securities purchase agreement, (b) issuance shares of preferred stock as contemplated by the stage 1 securities purchase agreement, (c) the issuance of any shares of preferred stock or common stock upon the direct or indirect exchange or conversion of any of the shares issuable pursuant to the stage 2 securities purchase agreement or the stage 1 securities purchase agreement and (d) the issuance of common stock issued pursuant to any outstanding stock awards; or (iv) purchase, redeem or otherwise acquire any capital stock or other equity interests;

  •
  merge or consolidate with, or acquire any equity interest in, any business entity, or acquire any line of business, division or other material assets, other than in the ordinary course of business or pursuant to the merger;

  •
  enter into any new line of business;

  •
  sell, lease, license, encumber or otherwise dispose of, or subject to any lien (other than liens permitted by the merger agreement), any of our material assets other than in the ordinary course of business;

  •
  make any change in our customary methods of accounting or accounting practices, other than changes required by GAAP, industry organizations or governmental authorities;

  •
  enter into a settlement or compromise of any pending or threatened claims, litigation, arbitrations or other proceedings if such settlement or compromise (i) involves payments by or to us or any of our subsidiaries of more than $500,000 in the aggregate or (ii) involves a consent to material non-monetary relief by us or our subsidiaries;

  •
  incur or guarantee any funded indebtedness other than (i) in the ordinary course of business or (ii) pursuant to the debt financing for the merger;

  •
  amend the stage 2 securities purchase agreement without the consent of MemberHealth, subject to certain exceptions provided in the merger agreement; and

  •
  enter into a contractual obligation to do any of the things prohibited by the provisions restricting the conduct of our business pending closing.

        From May 7, 2007 through the earlier of the closing or termination of the merger agreement, MemberHealth is similarly required to conduct its business in the ordinary course, to use commercially reasonable efforts to maintain certain insurance policies, to preserve intact its business organizations and material relationships with third parties with whom it does business and to consult with us prior to taking any action which would reasonably be expected to result in a MemberHealth Material Adverse Effect.

        During the period from May 7, 2007 through the earlier of the closing date or termination of the merger agreement, MemberHealth and MHRx have agreed that they will not, and will not permit any of their representatives to take any action to:

  •
  solicit, initiate, seek, facilitate or encourage the submission of inquiries, proposals, or offers from any person (other than from us, MH Acquisition I Corp. and MH Acquisition II LLC) relating to an investment in, recapitalization of or any merger or other business combination with MHRx or MemberHealth or the sale of all or a material portion of the assets or capital stock (or other equity interests) of MHRx or MemberHealth, or any other similar alternative to the transactions contemplated by the merger agreement, each referred to by us as an "Alternative Transaction"; or

  •
  enter into or participate in any negotiations, nor initiate any discussions or continue any discussions initiated by others (other than from us, MH Acquisition I Corp. and MH Acquisition II LLC), regarding any Alternative Transaction, or furnish to any person (other than from us, MH Acquisition I Corp. and MH Acquisition II LLC) any information with respect to the assets or business of MHRx or MemberHealth for the purpose of pursuing a possible Alternative Transaction.

        During such period, unless the merger agreement is otherwise terminated, MemberHealth and MHRx will notify us immediately if any person or party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. As of the date of the merger agreement, MemberHealth and MHRx agreed to immediately terminate, and to cause their respective advisors and representatives to terminate, all discussions and negotiations with any person other then us or our affiliates that relate to, or may reasonably be expected to lead to any such offer or proposal.

  Government Approval

        We will (and will cause our affiliates to) offer to take (and if such offer is accepted, commit to take) all reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation that may be asserted by the Federal Trade Commission or any other governmental agency with respect to the transactions contemplated by the merger agreement so as to enable the closing to occur as expeditiously as possible, provided we will not be required to agree to or effect any divestiture, or to take any other action (including agreeing to any requirements or conditions to be imposed in order to obtain CMS or insurance regulatory consents or approvals) if in our reasonable judgment, doing so would be materially detrimental to the business conducted by us or MemberHealth taken as a whole.

  Director and Officer Insurance and Release

        Under the terms of the merger agreement, the parties have agreed that we shall, or cause MemberHealth to, purchase, at our expense, a directors' and officers' liability insurance tail policy and fiduciary liability policy covering all persons who are currently covered by MemberHealth's existing officers' and directors' liability insurance policies on terms not less advantageous to persons covered thereby than those contained in such existing insurance policies (subject to certain limitations).

        In addition, under the merger agreement, we have agreed that from and after the closing date of the merger agreement, the certificate of formation and the limited liability company operating agreement of MemberHealth and its subsidiaries shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in the governing documents of MemberHealth and its subsidiaries as of May 7, 2007. Such provisions will not be amended, repealed or otherwise modified for a period of six years from the closing date of the merger in any manner that would adversely affect the rights of individuals who at or prior to the closing date of the merger were directors, officers, agents or employees of MemberHealth or its subsidiaries or who were otherwise entitled to indemnification pursuant to the governing documents of MemberHealth or its subsidiaries.

  Fees and Expenses

        Except as otherwise set forth in the merger agreement, regardless of whether the transactions provided for in the merger agreement are consummated, each party to the merger agreement shall pay its own expenses incident to the merger agreement; provided, that if the transactions contemplated by the merger agreement are completed, at the closing of the merger the parties shall pay, out of the initial cash portion of the merger consideration, any fees and expenses (including those of investment bankers, lawyers, accountants and other advisors) incurred by MHRx, MemberHealth or any subsidiaries of MemberHealth in connection with the negotiation, execution and delivery of the merger agreement and the consummation of the merger.

  Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the occurrence of the merger (regardless of whether our shareholders have approved the issuance of shares required by the merger) under any of the following circumstances:

  •
  by mutual written consent of us and MemberHealth;

  •
  by either us or MemberHealth if:

  •
  the closing of the merger shall not have been consummated on or before October 7, 2007, referred to as the "Termination Date", unless extended by written agreement of us and MemberHealth; provided, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been a proximate cause of the failure of the closing of the merger to occur on or prior to such date; and provided further, that we or MemberHealth may extend the Termination Date by not more than sixty (60) days if those closing of the merger agreement does not occur by October 7, 2007 as a result of the failure to satisfy the conditions regarding (i) the receipt of necessary governmental consents, (ii) the expiration of the waiting period under the Hart-Scott-Rodino Act or (iii) the receipt of any required approvals from the Centers for Medicare & Medicaid Services;

  •
  any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement and such order, decree, ruling or other action has become final and nonappealable; or

  •
  if the meeting of our shareholders is held (and not adjourned) and we fail to obtain the shareholder approval necessary to consummate the merger and the transactions contemplated by the stage 2 securities purchase agreement at the meeting (or at any reconvened meeting after any adjournment thereof);

  •
  by MemberHealth, if we, MH Acquisition I Corp. or MH Acquisition II LLC breaches any representation, warranty or covenant made by any of us under the merger agreement, such that certain conditions to closing set forth in the merger agreement are not capable of being satisfied or such breach is not cured by such party within fifteen business days after receipt of written notice from MemberHealth requesting such breach to be cured; provided, that the right to terminate the merger agreement shall not be available to MemberHealth if the failure of MemberHealth to fulfill any of its obligations under the merger agreement has been a proximate cause of such breach;

  •
  by MHRx, if we deliver a notice that financing pursuant to the stage 2 securities purchase agreement is not anticipated to be available; or

  •
  by us, if MemberHealth breaches any representation, warranty or covenant made by it under the merger agreement, such that certain conditions to closing set forth in the merger agreement are not capable of being satisfied or such breach is not cured by them within fifteen business days after receipt of written notice from us requesting such breach to be cured; provided, that the right to terminate the merger agreement under this provision shall not be available to us if the failure of us, MH Acquisition I Corp. or MH Acquisition II LLC to fulfill any of our obligations under the merger agreement has been a proximate cause of such breach.

  Representations and Warranties

        We, MH Acquisition I Corp., MH Acquisition II LLC and MemberHealth have each made various representations and warranties in the merger agreement. These representations and warranties relate to, among other things:

  •
  organization, standing, power, authority and foreign qualifications;

  •
  execution and delivery of the merger agreement and performance of the transactions thereunder;

  •
  the ownership of equity interests;

  •
  title to tangible personal property;

  •
  necessary consents and approvals for completion of the merger;

  •
  non-contravention of specified agreements;

  •
  broker's and finder's fees;

  •
  capitalization;

  •
  reports and financial statements;

  •
  the absence of undisclosed liabilities;

  •
  litigation;

  •
  compliance with applicable laws and regulations;

  •
  employee and employee benefit matters;

  •
  taxes;

  •
  environmental compliance;

  •
  insurance;

  •
  intellectual property;

  •
  contractual matters;

  •
  real property; and

  •
  transactions with affiliates.

  Indemnification

        The merger agreement provides that certain MemberHealth investors who become parties thereto and Universal American will indemnify the other against losses, fines, costs and expenses incurred as a result a breach of certain representations or warranties or violations of covenants contained in the merger agreement, subject to customary exceptions.

        Most of the representations and warranties contained in or made pursuant to the merger agreement or in any certificate delivered to the merger agreement will survive the closing of the merger for a twelve month period, except that certain limited representations and warranties concerning certain fundamental matters such as authorization, capitalization, tax and broker's fees will survive for three years.

        The respective indemnification obligations of Universal American and the MemberHealth investors that become party to the Merger Agreement are each subject to customary limitations, including a $150,000 "de minimis" claim threshold, a $10,000,000 "deductible" and an aggregate cap on liability of $31,500,000, each subject to certain exceptions.

        Subject to certain adjustments, claims for indemnification are to be satisfied 55% in cash and 45% in shares of our common stock. For further information on the payment of indemnification claims under the merger agreement, see the section titled "The Merger Agreement—Merger Consideration" above.

  Governing Law

        The merger agreement is governed by and is to be construed in accordance with the laws of the State of New York.

Stage 1 Securities Purchase Agreement

        Concurrently with the execution of the merger agreement, we entered into the stage 1 securities purchase agreement with the equity investors. Under this agreement, on May 15, 2007, we issued, and the equity investors purchased from us, in a private placement, an aggregate of 30,473 shares of Series A Preferred Stock and 19,527 shares of Series B Preferred Stock at a purchase price of $2,000 per share.

  Representations and Warranties

        Under the stage 1 securities purchase agreement, both we and the equity investors made various representations and warranties. The representations and warranties contained in the stage 1 securities purchase agreement are substantially similar to those representations and warranties contained in the stage 2 securities purchase agreement, discussed below.

  Exchange of Series A Preferred Stock for Series B Preferred Stock

        Under the stage 1 securities purchase agreement, we agreed that, upon an equity investor's request, we will exchange all or any shares of Series A Preferred Stock held by such equity investor at such time for a like number of shares of Series B Preferred Stock; provided that, prior to the consummation of any such exchange, such equity investor shall have obtained all required clearances, approvals or waivers, under the HSR Act and certain laws governing the acquisition of control of our insurance company and health maintenance organization subsidiaries.

  Indemnification

        We have agreed to indemnify the equity investors against losses, fines, costs and expenses incurred as a result a breach of certain representations or warranties or violations of covenants contained in the stage 1 securities purchase agreement, subject to customary exceptions.

        Most of the representations and warranties contained in or made pursuant to the stage 1 securities purchase agreement or in any certificate delivered pursuant to the stage 1 securities purchase agreement will survive the closing of the issuance of shares under the stage 1 securities purchase agreement for a twelve month period except that certain limited representations and warranties concerning certain fundamental matters such as authorization, capitalization, tax and broker's fees will survive indefinitely.

        The indemnification obligations under the stage 1 securities purchase agreement are subject to customary limitations, including a $5,000,000 claim threshold, a $2,500,000 "deductible" after the aggregate of indemnifiable losses exceeds such claim threshold and an aggregate cap on liability of $15,000,000, each subject to certain exceptions.

  Certain Claims

        Under the stage 1 securities purchase agreement, we have agreed to cooperate with the equity investors in the defense or settlement of any claim, suit, litigation, arbitration or proceeding against us and/or our directors that is brought or asserted by any third party (whether filed in the name of a shareholder of us or other third party or derivatively in our name) in which any of the equity investors or any of their respective affiliates is made a party (by subpoena or otherwise), challenging, or otherwise arising out of or relating to the stage 1 securities purchase agreement or the stage 2 securities purchase agreement. We have also agreed to reimburse the equity investors for reasonable attorney's fees and expenses incurred by the equity investors or any of their respective affiliates in connection with any such claim. Each equity investor agreed to cooperate reasonably with us in connection with the defense, or any proposed settlement of, any such claim.

  Governing Law

        The stage 1 securities purchase agreement is governed by and is to be construed in accordance with the laws of the State of New York.

  Lockup

        In connection with the stage 1 securities purchase agreement, the equity investors have agreed to a one year lockup period with respect to the shares of stock issued pursuant to the stage 1 securities purchase agreement and shares issued upon exchange or conversion of the shares issued in the stage 1 securities purchase agreement.

Stage 2 Securities Purchase Agreement

        Concurrently with the execution of the merger agreement, we entered into the stage 2 securities purchase agreement with the equity investors. Under this agreement, we have agreed to issue, and the equity investors have agreed to purchase from us, in a private placement, an aggregate of 125,000 shares of Series B Preferred Stock at a purchase price of $2,000 per share. At the option of any equity investor, all or a portion of the shares of Series B Preferred Stock to be issued to and purchased by such equity investor under the stage 2 securities purchase agreement may instead be issued and purchased in the form of Series A Preferred Stock.

  Closing Date

        Following the satisfaction or waiver of the conditions in the stage 2 securities purchase agreement, the closing of the transactions contemplated by the stage 2 securities purchase agreement shall take place at 10:00 a.m., New York City time, on the fifth business day following the satisfaction or waiver of those conditions that can, by their terms, be satisfied prior to or at the closing, or on such other date and time as we and the equity investors shall mutually agree. It is the intention of us and the equity investors that the closing of the stage 2 securities purchase agreement occur contemporaneously with the consummation of the merger.

  Consideration

        As consideration for the issuance of shares under the stage 2 securities purchase agreement, the equity investors shall pay to us, in conjunction with the closing of the merger agreement, an aggregate cash payment of $250 million. We will apply a portion of the proceeds from the sale of the shares under the stage 2 securities purchase agreement to payment of the cash portion of the merger consideration under the merger agreement, payment of fees and expenses incurred by us in connection with the consummation of the transactions contemplated by the merger agreement, the stage 2 securities purchase agreement, and other ancillary agreements, and will use the balance of such amount for general corporate purposes.

  Representations and Warranties

        The equity investors have each made various representations and warranties in the stage 2 securities purchase agreement. These representations and warranties relate to, among other things:

  •
  organization, standing, power, authority and foreign qualifications;

  •
  execution and delivery of the stage 2 securities purchase agreement;

  •
  the absence of conflicts;

  •
  necessary consents and approvals for completion of the issuance of shares pursuant to the stage 2 securities purchase agreement;

  •
  information provided for the proxy statement/prospectus;

  •
  broker's and finder's fees;

  •
  the equity investors' intent with regard to the shares issuable under the stage 2 securities purchase agreement; and

  •
  restrictions on transfer of the shares of Series B (or Series A) Preferred Stock purchased under the stage 2 securities purchase agreement.

        In addition, we have made various representations and warranties in the stage 2 securities purchase agreement. These representations and warranties relate to, among other things:

  •
  organization, standing, power, authority and foreign qualifications;

  •
  execution and delivery of the stage 2 securities purchase agreement;

  •
  the absence of conflicts;

  •
  necessary consents and approvals for completion of the issuance of shares pursuant to the stage 2 securities purchase agreement;

  •
  the capitalization of us and our subsidiaries;

  •
  our filings with the SEC;

  •
  the absence of undisclosed liabilities;

  •
  title to tangible personal property;

  •
  the absence of certain changes or developments;

  •
  compliance with applicable laws and regulations;

  •
  litigation;

  •
  taxes;

  •
  employee and employee benefits matters;

  •
  intellectual property rights;

  •
  contractual matters;

  •
  insurance;

  •
  real property;

  •
  transactions with affiliates;

  •
  financing;

  •
  broker's and finder's fees; and

  •
  a fairness opinion received from Credit Suisse, relating to the fairness of the merger consideration, from a financial point of view.

Covenants and Agreements

  Charter Amendment

        Prior to the closing, and pursuant to the stage 2 securities purchase agreement, we shall file the amendment to our charter described herein with the Secretary of State of New York in accordance with all applicable provisions of the Business Corporation Law of the State of New York.

  Conduct of Business Pending Closing

        From May 7, 2007 through the earlier of the closing or termination of the stage 2 securities purchase agreement, we will, and will cause our subsidiaries to, except as otherwise provided, perform certain covenants in the stage 2 securities purchase agreement and shall be subject to certain restrictions on our activities. In general, we are required to conduct our business in the ordinary course, to use commercially reasonable efforts to maintain certain insurance policies, to preserve intact our business organizations and material relationships with third parties with whom we do business and to consult with the equity investors prior to taking any action which would reasonably be expected to result in a material adverse effect to us. We have further agreed that we will not:

  •
  amend our governing documents (except to change the authorized shares of capital stock in the manner described in this proxy statement/prospectus or to amend our bylaws to increase the size of our board of directors);

  •
  authorize or adopt a plan or liquidation or dissolution;

  •
  (i) except with respect to our wholly-owned subsidiaries, declare or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests; (ii) adjust, split, combine or reclassify any capital stock or other equity interests; (iii) issue, sell, pledge or otherwise transfer any capital stock or other equity interests or any securities exercisable or exchangeable for or convertible into capital stock or other equity interests; other than (a) the issuance of shares of preferred stock as contemplated by the stage 2 securities purchase agreement, (b) the issuance shares of preferred stock as contemplated by the stage 1 securities purchase agreement, (c) the issuance of any shares of preferred stock or common stock upon the direct or indirect exchange or conversion of any of the shares issuable pursuant to the stage 2 securities purchase agreement or stage 1 securities purchase agreement (d) the issuance of common stock under the merger agreement and (e) the issuance of common stock issued pursuant to any outstanding stock awards; or (iv) purchase, redeem or otherwise acquire any capital stock or other equity interests;

  •
  merge or consolidate with, or acquire any equity interest in, any business entity, or acquire any line of business, division or other material assets, other than in the ordinary course of business or pursuant to the merger;

  •
  enter into any new line of business;

  •
  sell, lease, license, encumber or otherwise dispose of, or subject to any lien (other than liens permitted by the merger agreement), any of our material assets other than in the ordinary course of business;

  •
  make any change in our customary methods of accounting or accounting practices, other than changes required by GAAP, industry organizations or governmental authorities;

  •
  enter into a settlement or compromise of any pending or threatened claims, litigation, arbitrations or other proceedings if such settlement or compromise (i) involves payments of more than $500,000 in the aggregate or (ii) involves a consent to material non-monetary relief by us or our subsidiaries;

  •
  incur or guarantee any funded indebtedness other than (i) in the ordinary course of business or (ii) pursuant to the debt financing for the merger; and

  •
  enter into a contractual obligation to do any of the things prohibited by the provision restricting the conduct of our business pending closing.

  Government Approval

        We will (and will cause our affiliates to) offer to take (and if such offer is accepted, commit to take) all reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation that may be asserted by the Federal Trade Commission or any other governmental agency with respect to the transactions contemplated by the stage 2 securities purchase agreement so as to enable the closing to occur as expeditiously as possible, provided we will not be required to agree to or effect any divestiture, or to take any other action (including agreeing to any requirements or conditions to be imposed in order to obtain CMS or insurance regulatory consents or approvals) if in our reasonable judgment, doing so would be materially detrimental to the business conducted by us or MemberHealth taken as a whole.

  Use of Proceeds

        We must apply all the proceeds from the issuance and sale of securities to the equity investors pursuant to the stage 2 securities purchase agreement toward payment of the cash portion of the merger consideration and payment of certain fees and expenses, and shall use the balance for general corporate purposes.

  Exchange of Series A Preferred Stock for Series B Preferred Stock

        Under the stage 2 securities purchase agreement, we have agreed that, upon at an equity investor's request, we will exchange all or any shares of Series A Preferred Stock held by such equity investor at such time for a like number of shares of Series B Preferred Stock; provided that, prior to the consummation of any such exchange, such equity investor shall have obtained all required clearances, approvals and waivers, under certain laws governing the acquisition of a controlling interest in an insurance company or the HSR Act.

  Certain Claims

        Under the stage 2 securities purchase agreement, we have agreed to cooperate with the equity investors in the defense or settlement of any claim, suit, litigation, arbitration or proceeding against us and/or our directors that is brought or asserted by any third party (whether filed in the name of a shareholder of Universal American or other third party or derivatively in the name of Universal American) in which any of the equity investors or any of their respective affiliates is made a party (by subpoena or otherwise), challenging, or otherwise arising out of or relating to the stage 1 securities purchase agreement or the stage 2 securities purchase agreement. We have also agreed to reimburse the equity investors for reasonable attorney's fees and expenses incurred by the equity investors or any of their respective affiliates in connection with any such claim. Each equity investor agreed to cooperate reasonably with us in connection with the defense, or any proposed settlement of, any such claim.

Conditions to Closing

  Conditions to the obligations of us and the equity investors

        The respective obligations of each party to consummate the transactions contemplated by the stage 2 securities purchase agreement are subject to the satisfaction or waiver (which waiver, in the case of the equity investors, shall be unanimous) on or prior to the closing date of the transactions contemplated by the stage 2 securities purchase agreement of the following conditions:

  •
  no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental authority of competent jurisdiction exists which prohibits or makes illegal the completion of the transactions contemplated by the stage 2 securities purchase agreement or the merger agreement shall be in effect;

  •
  all material consents, authorizations, orders or approvals of, and filing or registrations with, any state insurance regulators or other governmental authorities which are required in connection with the consummation of transactions contemplated by the stage 2 securities purchase agreement shall have been obtained or made and shall be in full force and effect and shall not be subject to any materially adverse conditions (other than voting restrictions) imposed by such regulators;

  •
  the expiration or termination of any waiting period applicable to the transactions contemplated by the merger agreement, the stage 2 securities purchase agreement or any other ancillary agreements under the Hart-Scott-Rodino Act; and

  •
  the approval of our shareholders of the share issuances and amendment of our certificate of incorporation described herein in accordance with the New York Business Corporation Law, the NASDAQ Marketplace Rules and our certificate of incorporation and bylaws.

  Conditions to our obligations

        Our obligations to consummate the transactions contemplated by the stage 2 securities purchase agreement are further subject to the satisfaction or waiver on or prior to the closing date of the merger of the following additional conditions:

  •
  the representations and warranties of the equity investors must be true and correct (disregarding all qualifications related to materiality or an equity investor Material Adverse Effect) as of the date of signing the stage 2 securities purchase agreement and the closing date of the transactions contemplated by the stage 2 securities purchase agreement as though they were made on and as of the closing date of the stage 2 securities purchase agreement; except for representations and warranties which speak as of an earlier date or period, which must be true and correct as of such date, except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have an equity investor Material Adverse Effect;

  •
  the equity investors shall have duly performed or complied with, in all material respects, all of the covenants to be performed or complied with by them under the terms of the stage 2 securities purchase agreement; and

  •
  the equity investors shall have delivered, or caused to be delivered certain customary closing certificates.

        As used above, "equity investor Material Adverse Effect" means, with respect to any equity investor, any fact, event, circumstance, change, occurrence, effect or condition which has had or would reasonably be expected to have, individually or in the aggregate with all other facts, events, circumstances, changes, occurrences, effects or conditions, a material adverse effect on the ability of such equity investor to consummate the transactions contemplated by the stage 2 securities purchase agreement.

  Conditions to the obligations of the equity investors

        The obligations of the equity investors to consummate the transactions contemplated by the stage 2 securities purchase agreement are further subject to the satisfaction or unanimous waiver by the equity investors on or prior to the closing date of such transactions of the following additional conditions:

  •
  certain fundamental representations and warranties of Universal American (for example, due authorization and execution, or capitalization) must be true and correct in all material respects as of the signing date of the stage 2 securities purchase agreement and as of the closing date of the transactions to be consummated thereunder as though they were made on and as of the closing date of such transactions (or in the case of representations and warranties which speak as of an earlier date, as of such date). The representation of Universal American relating to the non-occurrence of a Universal/MH Combined Material Adverse Effect shall be true and correct in all respects. Other representations and warranties of Universal American must be true and correct (disregarding all qualifications relating to materiality or a Universal Material Adverse Effect) as of the signing date of the stage 2 securities purchase agreement and as of the closing date of the transactions to be consummated thereunder as though they were made on and as of the closing date of such transactions (or in the case of representations and warranties which speak as of an earlier date or period, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Universal/MH Combined Material Adverse Effect;

  •
  we shall have duly performed or complied with, in all material respects, all of the covenants to be performed or complied with by it under the terms of the stage 2 securities purchase agreement;

  •
  since May 7, 2007, there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Universal/MemberHealth Combined Material Adverse Effect;

  •
  the shares being issued to the equity investors in connection with the stage 2 securities purchase agreement shall have been approved for quotation on the NASDAQ Global Select Market, subject to official notice of issuance;

  •
  the amendment to our certificate of incorporation described in this proxy statement/prospectus shall have been duly filed with, and accepted for filing by, the Secretary of State of the State of New York pursuant to all applicable provisions of the Business Corporation Law of the State of New York, and shall be in full force and effect, and the equity investors shall have received a copy of such due filing;

  •
  each of the closing conditions to our obligations to close under the merger agreement shall have been satisfied, without (i) waiver of any such condition precedent or (ii) amendment or other modification of any term set forth in such merger agreement from the original execution version attached to the stage 2 securities purchase agreement as Exhibit A, unless such waiver, amendment or modification (as the case may be) shall have been approved in writing by all parties to the stage 2 securities purchase agreement and each of the parties to the merger agreement shall have confirmed that they are ready, willing and able to consummate the merger concurrently with the closing of the stage 2 securities purchase agreement;

  •
  our board of directors shall have been reconstituted as contemplated by the shareholders agreement; and

  •
  we shall have delivered to the equity investors certain officer's certificates, opinions and other customary closing documents.

        "Universal/MH Combined Material Adverse Effect" means any fact, event, circumstance, change, occurrence, effect or condition individually or in the aggregate which has had or would reasonably be expected to have a material adverse effect on the combined financial condition, business or results of operations of Universal American and its subsidiaries and MemberHealth and its subsidiaries, taken as a whole, assuming completion of the merger, or the ability of Universal American to consummate the transactions contemplated by the state 2 securities purchase agreement (except for certain specified adverse changes, developments, events, effects, conditions or occurrences or effects.

  Termination of the Stage 2 Securities Purchase Agreement

        The stage 2 securities purchase agreement may be terminated at any time prior to the occurrence of the stage 2 securities purchase agreement under any of the following circumstances:

  •
  by mutual written consent of us and the equity investors;

  •
  by either us or the equity investors if:

  •
  the closing of the transactions contemplated by the stage 2 securities purchase agreement shall not have been consummated on or before October 7, 2007 (the "Termination Date"), unless extended by written agreement of us and the equity investors; provided, that the right to terminate the stage 2 securities purchase agreement shall not be available to any party whose failure to fulfill any obligation under the stage 2 securities purchase agreement has been a proximate cause of the failure of the closing of the stage 2 securities purchase agreement to occur on or prior to such date; and provided further, that we or the equity investors may extend the termination date by not more than sixty (60) days if the closing of the stage 2 securities purchase agreement does not occur by October 7, 2007 as a result of the failure to satisfy (x) the conditions to the closing of the stage 2 securities purchase agreement regarding (i) the receipt of necessary governmental consents or (ii) the expiration of the HSR waiting period and (y) the conditions to the closing of the merger agreement regarding (i) the receipt of necessary governmental consents, (ii) the expiration of the HSR waiting period or (iii) the receipt of any required approvals from CMS;

  •
  any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the stage 2 securities purchase agreement, the merger agreement and other ancillary documents, and such order, decree, ruling or other action has become final and nonappealable;

  •
  if the meeting of our shareholders is held (and not adjourned) and we fail to obtain the shareholder approval necessary to consummate the transactions contemplated by the stage 2 securities purchase agreement and the merger agreement at the meeting (or at any reconvened meeting after any adjournment thereof); or

  •
  if the merger agreement shall have been terminated in accordance with its terms.

  •
  by the equity investors, if we breach any representation, warranty or covenant made by us under the stage 2 securities purchase agreement, such that certain conditions to closing set forth in the stage 2 securities purchase agreement are not capable of being satisfied or such breach is not cured by us within fifteen business days after receipt of written notice from the equity investors requesting such breach to be cured; provided, that the right to terminate the stage 2 securities purchase agreement shall not be available to the equity investors if the failure of the equity investors to fulfill any of their obligations under the stage 2 securities purchase agreement has been a proximate cause of such breach; or

  •
  by us, if the equity investors breach any representation, warranty or covenant made by them under the stage 2 securities purchase agreement, such that certain conditions to closing set forth in the stage 2 securities purchase agreement are not capable of being satisfied or such breach is not cured by such party within fifteen business days after receipt of written notice from us requesting such breach to be cured; provided, that the right to terminate the stage 2 securities purchase agreement under this provision shall not be available to us if the failure of us to fulfill any of its obligations under the stage 2 securities purchase agreement has been a proximate cause of such breach.

Indemnification

        We have agreed to indemnify the equity investors against losses, fines, costs and expenses incurred as a result a breach of certain representations or warranties or violations of covenants contained in the stage 2 securities purchase agreement, subject to customary exceptions.

        Most of the representations and warranties contained in or made pursuant to the stage 2 securities purchase agreement or in any certificate delivered to the stage 2 securities purchase agreement will survive the closing of the issuance of shares under the stage 2 securities purchase agreement for a twelve month period, except that certain limited representations and warranties concerning certain fundamental matters such as authorization, capitalization, tax and broker's fees will survive indefinitely.

        The indemnification obligations under the stage 2 securities purchase agreement are subject to customary limitations, including a $5,000,000 claim threshold, a $2,500,000 "deductible" after the aggregate of indemnifiable losses exceeds such claim threshold and an aggregate cap on liability of $37,500,000, each subject to certain exceptions.

Expenses and Fees

        Except as otherwise set forth in the stage 2 securities purchase agreement, if the transactions provided for in the stage 2 securities purchase agreement are not consummated, each party thereto shall pay its own expenses incident to the stage 2 securities purchase agreement. If the transactions provided for in the stage 2 securities purchase agreement are consummated, we shall, in addition to paying all of our own expenses incident to the stage 2 securities purchase agreement, also (i) pay the expenses of the equity investors incident to the stage 2 securities purchase agreement (including fees and expenses of financial advisors, outside legal counsel and accountants), and in addition (ii) pay the equity investors the fees separately agreed among us and the equity investors.

Governing Law

        The stage 2 securities purchase agreement is governed by and is to be construed in accordance with the laws of the State of New York.

Fees

        In connection with the stage 1 and stage 2 securities purchase agreements, Union Square will receive a fee of approximately $3,945,000, plus the reimbursement of certain of its expenses incurred in connection with the transactions. $752,180 of this fee was paid upon the closing of the stage 1 securities purchase agreement and $3,192,820 is payable upon the closing of the stage 2 securities purchase agreement. Following the closing of the merger and the stage 1 and stage 2 securities purchase agreements, Capital Z and Union Square will collectively own approximately 26.0% of our voting shares (assuming that the merger and transactions contemplated by the stage 2 securities purchase agreement are consummated and that requisite clearances, approvals or waivers are obtained that would permit the exercise of shares of Series A Preferred Stock for shares of Series B Preferred Stock and the conversion of the shares of Series B Preferred Stock into shares of our common stock).

        In connection with the stage 1 and stage 2 securities purchase agreements, WCAS X will receive a fee of approximately $4,425,000, plus the reimbursement of certain of its expenses incurred in connection with the transactions. The entirety of this fee is payable upon the closing of the stage 2 securities purchase agreement. Following the closing of the merger and the stage 2 securities purchase agreement, WCAS IX and WCAS X will, collectively, own approximately 19% of our voting shares (assuming that the merger and transactions contemplated by the stage 2 securities purchase agreement are consummated and that requisite clearances, approvals or waivers are obtained that would permit the exercise of shares of Series A Preferred Stock for shares of Series B Preferred Stock and the conversion of the shares of Series B Preferred Stock into shares of our common stock).

        In connection with the stage 1 and stage 2 securities purchase agreements, affiliates of Perry will receive a fee of approximately 3,315,000, plus the reimbursement of certain of their expenses incurred in connection with the transactions. $632,060 of this fee was paid upon the closing of the stage 1 securities purchase agreement and $2,682,940 is payable upon the closing of the stage 2 securities purchase agreement. Following the closing of the merger and the stage 2 securities purchase agreement, Perry will own approximately 14% of our voting shares (assuming that the merger and transactions contemplated by the stage 2 securities purchase agreement are consummated and that requisite clearances, approvals or waivers are obtained that would permit the exercise of shares of Series A Preferred Stock for shares of Series B Preferred Stock and the conversion of the shares of Series B Preferred Stock into shares of our common stock).

        In connection with the stage 1 and stage 2 securities purchase agreements, Lee will receive a fee of approximately $3,315,000, plus the reimbursement of certain of its expenses incurred in connection with the transactions. $632,060 of this fee was paid upon the closing of the stage 1 securities purchase agreement and $2,682,940 is payable upon the closing of the stage 2 securities purchase agreement. Following the closing of the merger and the stage 2 securities purchase agreement, Lee will own approximately 7% of our voting shares (assuming that the merger and transactions contemplated by the stage 2 securities purchase agreement are consummated and that requisite clearances, approvals or waivers are obtained that would permit the exercise of shares of Series A Preferred Stock for shares of Series B Preferred Stock and the conversion of the shares of Series B Preferred Stock into shares of our common stock).

OTHER AGREEMENTS AND DOCUMENTS

Voting Agreement

        Concurrently with the execution of the merger agreement, MHRx and MemberHealth entered into voting agreements with certain of our shareholders, including Capital Z, Union Square, Lee, Perry, WCAS X, Mr. Barasch, Mr. Waegelein, Mr. Bryant, Mr. Spass and Mr. Cooper. As of May 7, 2007, approximately 50% of our outstanding voting securities were subject to the voting agreement. The following summary of the material terms of the voting agreement does not purport to be complete and may not contain all of the information that is important to you.

        The shareholders entered into the voting agreement as a condition to MHRx and MemberHealth's entry into the merger agreement, and the shareholders will not receive additional compensation as a result of entering into the voting agreement.

        Under the voting agreement, the shareholders have agreed to vote their shares of Universal American stock:

  •
  in favor of the issuance of (i) the shares of our common stock to be issued in the first merger pursuant to the merger agreement and (ii) the shares of our capital stock to be issued pursuant to the stage 2 securities purchase agreement;

  •
  in favor of the amendment to our certificate of incorporation to change our authorized capital stock in the manner required by the securities purchase agreements and described herein; and

  •
  against any transaction, agreement or action which (i) is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the consummation of the equity financing contemplated by the stage 2 securities purchase agreement or the merger or (ii) would result in a breach of any covenant, representation or warranty under the merger agreement as in effect on the date of the voting agreement.

        Additionally, the shareholders have agreed that, during the period from May 7, 2007 through the termination of the voting agreement, each shareholder shall not, directly or indirectly:

  •
  sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of such shareholder's securities subject to the voting agreement;

  •
  deposit any such securities or any interest in any such securities into a voting trust or enter into a voting agreement or arrangement with respect to any such securities or grant any proxy with respect thereto (other than as contemplated by the voting agreement); or

  •
  enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, pledge, encumbrance, transfer or other disposition of any such securities.

        Notwithstanding the foregoing, any shareholder may transfer securities subject to the voting agreement to any affiliate of such shareholder that is a party to the voting agreement.

        The voting agreement will terminate upon the occurrence of any of the following:

  •
  the termination of the merger agreement;

  •
  the effective time of the first merger; or

  •
  the "Termination Date" (as defined in the stage 2 securities purchase agreement), as the same may be extended in accordance with the terms of the stage 2 securities purchase agreement.

Stockholders' Agreement

        Concurrently with the closing of the merger, we will enter into a stockholders' agreement with the equity investors, Richard Barasch and certain parties receiving consideration under the merger agreement, including WCAS IX. The following summary of the material terms of the stockholders' agreement does not purport to be complete and may not contain all of the information that is important to you.

  Rights to Set the Composition of the Board of Directors

        Upon the execution of the stockholders' agreement, our board of directors will increase to thirteen directors, comprised as follows:

  •
  two directors designated by Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P. and Union Square Universal Partners, L.P., which we call collectively, "Capital Z/Union Square";

  •
  two directors designated by WCAS IX and WCAS X, collectively;

  •
  one director designated by Lee;

  •
  one director designated by Perry;

  •
  one director who shall be the then current Chief Executive Officer of Universal American; and

  •
  six additional directors who shall each satisfy the criteria for "independent director" under the rules of the principal stock exchange on which our common stock is listed. As discussed under "Proposal No. 3—Election of Board of Directors", five of those six directors will be Barry Averill, Mark M. Harmeling, Linda H. Lamel, Patrick J. McLaughlin and Robert F. Wright.

        To the extent permitted by applicable law and the rules of the principal stock exchange on which our common stock is listed, each stockholder equity investor with a designee on the board of directors will be entitled to have at least one of its designees serve on all committees of the board of directors.

        The rights set forth above are subject to the following limitations going forward:

        Each equity investor who is originally entitled to designate one director will lose its right to one designee at such time as it, together with its permitted transferees under the stockholders' agreement, holds less than 50% of the common stock that it holds. If an equity investor originally possessed the right to designate two directors pursuant to the stockholders' agreement, such equity investor will lose its right to designate one director at such time as it, together with its permitted transferees under the stockholders' agreement, holds less than 50% of the common stock that it holds as of the date of the stockholders' agreement, and will lose its right to designate any director at such time as it, together with its permitted transferees under the stockholders' agreement, holds less than 25% of the common stock that it holds as of the date of the stockholders' agreement. For purposes of this provision, "common stock" includes shares issuable directly or indirectly through conversion or exchange of outstanding shares of Series A Preferred Stock, Series B Preferred Stock or non-voting common stock held by such person.

  General Restrictions on Transfer

        Each stockholder will be subject to certain customary restrictions on its ability to transfer capital stock under the stockholders' agreement. Such transfer restrictions include (i) with respect to the common stock to be issued in the merger, a 180 day lock-up period which will begin on the date of the closing of the merger agreement, and (ii) with respect to our preferred stock issued under the securities purchase agreements, and the common stock into which such preferred stock is convertible, certain restrictions on transfers of such stock until one year from the closing of the applicable transactions pursuant to the applicable securities purchase agreement.

        In addition, if any stockholder or stockholders acting together wish to transfer securities of Universal American that represent, in the aggregate, more than 5% of the then outstanding shares of common stock of Universal American (assuming the conversion of all shares of our preferred and non-voting common stock), such stockholders must first offer us, and second each other stockholder that, together with its permitted transferees, holds more than 5% of the then outstanding shares of common stock of Universal American, the option to purchase the securities of Universal American such stockholder or stockholders wish to transfer. If neither we nor the stockholder offerees purchase the offered securities in their entirety, such stockholder may transfer the offered securities to us or the stockholder offerees at the designated price in the transferring stockholder's notice of offer, or may transfer the offered securities to a third party at the same (or higher) price than that which is specified in the stockholder's notice of offer.

        Any stockholder or stockholders acting together to transfer securities of Universal American that represent, in the aggregate, more than 5% of the then outstanding shares of common stock of Universal American shall offer all other stockholders party to the stockholders agreement which do not elect to purchase such securities from the transferring stockholder, the right to participate proportionately, on equal terms as the initiating stockholder or stockholders (including price), in such transfer of our securities.

  Additional Restrictive Covenants

        No equity investor or affiliate thereof, for so long as they collectively own in the aggregate 20% or more of our common stock, nor Richard Barasch or affiliates of Richard Barasch shall acquire beneficial ownership of any additional shares of our common stock except for:

  •
  the acquisition pursuant to a tender offer or exchange offer for outstanding shares of common stock, or a merger pursuant to a merger agreement with us, where, in each case, it is approved by (A) at least a majority of the independent, disinterested directors who are not equity investor-designated directors, and (B) in such an approved offer, at least a majority of the shares not owned by the acquirer are purchased in such tender offer or have voted in favor of such merger;

  •
  acquisitions of our securities issued or sold to such equity investor or its affiliates pursuant to the merger agreement or the securities purchase agreements or directly or indirectly through conversion or exchange of our preferred stock or non-voting common stock issued to such equity investor or its affiliates pursuant to any of such agreements;

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  acquisitions of shares issued (including pursuant to exercise of stock options granted) with the approval of a majority of the board of directors or the Compensation Committee of our board of directors to any director designated by such equity investor in respect of such director's service on the board of directors;

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  acquisitions of shares pursuant to any stock split, stock dividend or the like effected by us;

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  acquisitions by an equity investor or any of its affiliates that would not result in such equity investor (along with its affiliates) owning above a certain percentage of our then outstanding common stock;

  •
  in the case of Richard Barasch, acquisitions of equity based compensation awards, including stock option grants and restricted stock grants, that have been approved by a majority of the board of directors or the Compensation Committee of the board of directors, and shares acquired upon exercise of such awards; or

  •
  acquisitions by an equity investor or affiliates thereof of securities of companies that own shares of our common stock, provided that (i) the purpose of such acquisition by such equity investor or its affiliates was not the acquisition of beneficial ownership of additional shares of our common stock and (ii) such company owns no more than 0.5% of our outstanding shares of common stock.

        The foregoing restrictions expire on the earliest to occur of (i) June 30, 2010, (ii) Universal American entering into a definitive agreement providing for a recapitalization, merger, share exchange, business combination or similar extraordinary transaction that results in a change of control of more than 40% of the total voting power of all of our outstanding securities, (iii) a sale of substantially all of our assets, (iv) Universal American entering into a definitive agreement whereby a person acquires 50% or more of the total voting power of all of our outstanding securities, (v) the commencement of a tender offer or exchange offer for more than 50% of the total voting power of all of our outstanding securities, which offer is not withdrawn within 5 days after it is commenced or (vi) the equity investors and their respective affiliates, collectively, cease to own at least 20% of our common stock then outstanding (assuming conversion of all shares of preferred and non-voting common stock), provided that no equity investor or its affiliates has disclosed a specific plan or proposal to acquire additional voting securities that would be required to be disclosed under Item 4 of Schedule 13D. In the case of (ii), (iii), (iv) and (v) above, such transaction shall not otherwise be in contravention of the foregoing requirements of such section of the securityholders' agreement.

  Termination of the Stockholders' Agreement

        The stockholders' agreement will terminate upon the first to occur of any of the following events:

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  consummation of the acquisition of beneficial ownership, by any person, of all of our common stock and common stock equivalents subject to the stockholders' agreement without violation of such agreement;

  •
  if we shall admit in writing our general inability to pay our debts as they become due, shall make a written assignment for the benefit of creditors, or the appointment of a liquidator, bankruptcy receive or similar occurrence under applicable law shall have occurred with respect to us and such proceeding shall not have been dismissed or stayed within 60 days upon the commencement thereof;

  •
  duly authorized winding up, liquidation or dissolution of Universal American; or

  •
  the written consent to such termination by stockholders holding not less than 70% of the common stock held by all the stockholders that are parties to the stockholders' agreement.

        Mr. Barasch will cease to be bound by the agreement if he is no longer our Chief Executive Officer.

Registration Rights Agreement

        Concurrently with the execution of the merger agreement, we entered into a registration rights agreement, dated as of May 7, 2007, with the equity investors, Capital Z, Mr. Barasch and certain parties receiving consideration under the merger agreement, including WCAS IX (or such parties which become parties to the registration rights agreement after May 7, 2007)(each a "holder" and collectively the "holders"). The following summary of the material terms of the registration rights agreement does not purport to be complete and may not contain all of the information that is important to you.

  Registration Rights

  Demand Registration

        If at any time or from time to time we shall receive a written request from (i) a holder or holders party to the registration rights agreement holding more than 15% of the then outstanding registrable securities (as defined therein) or (ii) certain of our current shareholders party thereto, including the equity investors and certain of their affiliates (collectively the "initial equity investor holders"), that we effect the registration under the Securities Act of all or any part of such person's registrable securities, and specifying the intended method of distribution thereof, which we refer to as a "Demand Registration", then we shall promptly give notice of such Demand Registration at least 21 days prior to the anticipated filing date of the registration statement relating to such notice to the other holders, and we shall effect (subject to certain limitations), as expeditiously as possible, the registration of:

  •
  all registrable securities for which the requesting holder has requested registration of pursuant to such provision; and

  •
  all other registrable securities that any other holders have requested we register by request received by us within 14 days after such holders receive our notice of Demand Registration.

        We will be liable for and pay all expenses related to any Demand Registration, regardless of whether such registration is effected. Notwithstanding the above, we will not be obligated to:

  •
  effect any registration pursuant to the Demand Registration of a holder or holders holding more than 15% of the then outstanding registrable securities unless the aggregate gross proceeds expected to be received from such sale of the registrable securities included in the Demand Registration are at least $50 million (prior to deducting underwriting discounts and commissions);

  •
  effect more than one Demand Registration per each of the initial equity investor holders, or effect more than two Demand Registrations per certain related investor groups; or

  •
  effect a Demand Registration within 180 days of having effected a prior Demand Registration pursuant to the provisions described above.

  Piggyback Registration

        If we propose to register any equity securities under the Securities Act (other than pursuant to a Demand Registration and other than (i) a registration on Form S-4 related to a merger, business acquisition or business combination involving Universal American, (ii) a registration on Form S-8 relating to one of our equity compensation plans for our directors or employees or the directors or employees of our subsidiaries, (iii) a registration on Form S-2 relating to shares issued prior May 7, 2007, or relating to shares issuable upon the exercise of incentive stock options, in each case, issued to our agents under our incentive compensation plans for our agents and the agents of our subsidiaries or (iv) a registration on Form S-3 filed relating to the shares issued pursuant to the merger agreement and covering exclusively such shares of common stock issuable pursuant to the merger agreement), we shall at each such time give prompt written notice at least 21 days prior to the anticipated filing date of the registration statement relating to such registration to each holder, which notice shall offer such holder the opportunity to include in such registration statement all or any portion of the registrable securities held by such holder. Upon the request by any such holder made within 14 days after the receipt of notice from us, we shall use our reasonable best efforts to effect the registration under the Securities Act of all registrable securities that we have been so requested to register by all such holders, to the extent required to permit the disposition of the registrable securities so to be registered (a "Piggyback Registration"). We will be liable for and pay all expenses related to any such Piggyback Registration, regardless of whether such registration is effected.

  Limitations on Subsequent Registration Rights

        We have agreed that we shall not enter into any agreement with respect to any equity securities that grants or provides holders of such securities with registration rights that have terms more favorable than the registration rights granted to the holders in the registration rights agreement unless similar rights are granted to the holders.

  Indemnification

        The registration rights agreement contains customary indemnification provisions requiring indemnification by both us, as well as those holders who are participating in any registration of our securities.

SECONDARY PURCHASE AGREEMENT

  Secondary Purchase Agreement

        On May 15, 2007, Capital Z sold 6,250,000 shares of our common stock to certain of the equity investors for an aggregate purchase price of $125,000,000 pursuant to an agreement dated May 7, 2007. In connection with this agreement, the equity investors agreed to a one year lockup with respect to the shares of common stock purchased under the agreement.

FINANCING

Debt Commitment Letter

        Concurrently with the execution of the merger agreement, we, Banc of America Securities LLC, or "Banc of America Securities", and Bank of America, N.A., or "Bank of America", executed a debt commitment letter, which we refer to as the "commitment letter", setting forth terms and conditions relating to a new credit agreement. We are seeking such debt funding in connection with the closing of the merger agreement, the refinancing of up to approximately $140 million of our existing indebtedness, which we refer to as the "refinancing", and to provide for working capital.

  Borrowings

        The commitment letter contemplates a $500 million credit facility, as follows:

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  $350 million will be borrowed under a senior term loan facility, or the "term facility"; and

  •
  up to $150 million will be borrowed under a senior revolving credit facility, or the "revolving facility", and, together with the term facility, the "facilities."

        The proceeds of the term facility and a portion of the proceeds of the revolving facility will be used to fund, in part, the transactions contemplated by the merger agreement and the refinancing. Amounts payable under the revolving facility will be used for permitted capital expenditures and acquisitions, to make any required earnout payments payable pursuant to the merger agreement, to provide for our and MemberHealth's ongoing working capital requirements, and for general corporate purposes.

        Payment of all obligations under the facilities will be guaranteed by each of our wholly-owned restricted domestic subsidiaries, including MemberHealth.

  The Facilities

        We will be required to repay the outstanding principal amount of the term facility in quarterly installments equal to 0.25% of the initial principal amount thereof prior to the date on which the term facility matures, with the balance due upon maturity. The term facility shall mature on the sixth anniversary of the closing date of the facilities, while the revolving facility shall mature on the fifth anniversary of the closing date of the facilities.

        Loans outstanding under the facilities are expected to bear interest from time to time at LIBOR (London Interbank Offered Rate) plus a margin determined by the ratio of our consolidated funded indebtedness to our consolidated adjusted EBITDA then in effect or, alternatively, at our option, at a rate equal to the higher of (a) Bank of America's prime rate as in effect from time to time and (b) the federal funds rate plus 0.50%.

        The facilities may be prepaid voluntarily, and the commitments under the revolving facility may voluntarily be reduced; provided that certain breakage costs may be owed in connection therewith. The facilities are subject to mandatory prepayment when we fail to maintain a corporate rating of BBB- or higher by Standard & Poor's or we have no corporate rating by Standard & Poor's, such prepayment to be in an amount equal to a portion of our excess cash flow and net proceeds of asset sales not reinvested in our business.

        The obligations under the facilities are generally not secured by any of our assets. However, in the event that we do not have a corporate rating of BBB- or higher by Standard & Poor's or we have no corporate rating by Standard & Poor's, the obligations and guarantees owed to lenders under the facilities shall, generally, be secured by a first priority security interest in the capital stock of our subsidiaries.

        We, and certain of our subsidiaries, will be required to make certain customary representations and warranties under each of the facilities and will agree to certain customary covenants, financial or otherwise, that may restrict our operations going forward. The facilities will also include certain customary events of default, such as nonpayment of principal or interest when due, material inaccuracies of representations and warranties, change of control and failure to comply with the facilities' covenants.

        The facilities will provide customary provisions relating to indemnification by us, in favor of Bank of America, Banc of America Securities and the lenders under the facilities. Concurrent with the execution of the commitment letter, we entered into a fee letter with Bank of America and Banc of America Securities regarding certain fees and expenses to be paid by us in connection with the facilities, which include among others a customary commitment fee at the applicable yearly rate times the daily average undrawn portion of the revolving facility, a fee in connection with our ability to have letters of credit issued on our behalf under the revolving facility, and an underwriting fee payable to Bank of America upon the funding of the term facility on the closing date thereunder.

  Conditions to the Facilities

        The commitment of Bank of America under the commitment letter is subject to the following conditions:

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  no material adverse effect shall have occurred since December 31, 2006;

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  we shall have used commercially reasonable efforts to obtain a corporate rating by Standard & Poor's on the closing date of the facilities; and

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  the negotiation, execution and delivery of customary loan documents relating to the facilities including, without limitation, a credit agreement, guarantees, pledge agreements, opinions of counsel and other related definitive documents, which we refer to as the "Loan Documents", consistent with the terms set forth in the commitment letter.

  Conditions to the Initial Borrowings

        The obligations of the lenders to make the loans under the facilities will be subject to the following conditions:

  •
  proceeds from the sale of securities under the stage 2 securities purchase agreement shall be available, and, together with the proceeds from the borrowings made on the closing date under the facilities, shall be sufficient to consummate the merger and the refinancing and to pay related fees, commissions and expenses;

  •
  the transactions contemplated by the merger agreement shall have been consummated;

  •
  there shall not exist any default or event of default under the facilities or any material default or event of default under any of our or our restricted subsidiaries' other material indebtedness;

  •
  the refinancing shall have been consummated, all commitments relating thereto shall have been terminated, and all liens or security interests (other than those allowed under the facilities) shall have been terminated or released;

  •
  at least 20 business days prior to the closing date of the facilities, we shall have provided to Banc of America Securities, our and MemberHealth's audited financial statements for each of the three fiscal years immediately preceding the merger. Banc of America Securities shall have also received any appropriate unaudited financial statements of ours and of MemberHealth for any interim period or periods ended at least 45 days prior to the closing date of the facilities, as well as pro forma financial statements of ours that give effect to the transactions contemplated by the merger agreement, the refinancing and the financings;

  •
  at the time of the initial funding under the facilities, and after giving effect to such funding and the merger, the consolidated leverage ratio shall not be greater then 3.25:1.00;

  •
  we shall have demonstrated that, after giving effect to the transactions contemplated by the merger agreement, the refinancing and the financings, we have not less than $140 million of unused availability under the revolving facility;

  •
  all costs, fees, expenses and other compensation contemplated by the commitment letter and fee letter payable to Bank of America, Banc of America Securities or the lenders under the facilities shall have been paid to the extent due and to the extent appropriate invoices therefor shall have been received by us not later than two business days prior to the closing date of the facilities;

  •
  Banc of America Securities and Bank of America shall be satisfied that we have complied, to their reasonable satisfaction, with the following closing conditions:

  •
  delivery of customary legal opinions, corporate records and documents from public officials and officer's certificates;

  •
  evidence of authority; and

  •
  delivery of a customary solvency certificate from our chief financial officer on a consolidated basis (taking into account the transactions contemplated by the merger agreement, the refinancing and the financings).

  •
  Bank of America and Banc of America Securities shall have received all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the U.S.A. Patriot Act;

  •
  accuracy of representations and warranties made by MemberHealth under the merger agreement, but only to the extent that such representations and warranties are material to the interests of the lenders under the facilities and a breach of such representations and warranties would give rise to our right to terminate our obligations under the merger agreement as a result of such breach;

  •
  accuracy of representations and warranties made by us under the facilities relating to corporate existence, power and authority, authorization, due execution, delivery and the enforceability of the loan documents, status of the facilities as senior debt, solvency, Federal Reserve margin regulations, the Investment Company Act of 1940, as amended, and, subject to certain exceptions, any security interest granted in the proposed collateral; and

  •
  the "Conditions to All Borrowings" set forth below.

  Conditions to All Borrowings

        The obligations of the lenders under the facilities to make any loans to us will be subject to the following additional requirements relating to:

  •
  prior written notice of borrowings;

  •
  accuracy of representations and warranties in all material respects; and

  •
  absence of any default or event of default.

  Termination of the Commitment Letter

        Bank of America's commitment under the commitment letter will terminate upon the first to occur of:

  •
  the termination or expiration (without reinstatement in accordance with the terms of the commitment letter within 60 days of such termination or expiration) of the merger agreement without consummation of the merger pursuant thereto;

  •
  the consummation of the merger; and

  •
  February 7, 2008, unless the closing of the facilities shall have been consummated on or before such date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS OF UNIVERSAL AMERICAN AND MEMBERHEALTH

Security Ownership of Certain Beneficial Owners

        The following table indicates the shareholders who have reported beneficial ownership of more than 5% of our outstanding shares of common stock as of July 2, 2007. The information below is based upon the most recent Schedules 13D and 13G filed with the SEC, except as otherwise known by us.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class(1)
Capital Z Partners, Ltd.(3) 230 Park Avenue South, 11th Floor New York, NY 10003	16,965,569	28.0%
Perry Corp.(4) 767 Fifth Avenue, 19th Floor New York, NY 10153	5,820,500	9.8%
Oz Management, L.L.C(5) 9 West 57th Street, 39th Floor New York, NY 10019	3,270,693	5.5%

(1)
The percentage of ownership is based on 59,690,672 shares of our common stock outstanding (net of 578,045 shares held in treasury) as of July 2, 2007. The percentage of class owned by each shareholder is calculated by dividing: (1) the number of shares deemed to be beneficially held by such shareholder as of July 2, 2007, as determined in accordance with Rule 13d-3 of the Exchange Act; by (2) the sum of (A) 59,690,672 which is the number of shares of common stock outstanding (net of 578,045 shares held in treasury) as of July 2, 2007; plus (B) the number of shares of common stock issuable upon exercise of currently exercisable options and other derivative securities held by such shareholder, including the conversion of Series B Preferred Stock. There are currently 19,527 shares of Series B Preferred Stock outstanding that can be converted into 1,952,700 shares common stock at any time by the holder of such preferred stock.

(2)
Beneficial ownership assumes the exercise of options held by the beneficial owner that are vested, or will be vested within 60 days after July 2, 2006. Beneficial ownership also assumes conversion of Series B Preferred Stock into common shares. The number of shares of common stock into which one share of the Series B Preferred Stock shall be convertible shall be determined by dividing (A) $2,000 (such amount being the "Preferred Share Price") by (B) the conversion price in effect at the time of conversion. The "Initial Conversion Price" shall be $20, subject to adjustment in the future as a result of stock splits, subdivisions reclassifications or combinations, other distributions, certain repurchases of common stock business combinations and certain other events or factors.

(3)
Based upon information contained in a Schedule 13D/A filed with the SEC on May 11, 2007. The shares of common stock beneficially owned by Capital Z Partners, Ltd. ("Capital Z Partners") are directly held by Capital Z Financial Services Fund II, L.P. (13,991,750 shares) and its affiliate Capital Z Financial Services Private Fund II, L.P. (73,819 shares). Capital Z Partners, in its capacity as the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., has the sole power to vote all 14,065,569 shares. Union Square Partners Management, L.L.C. ("Union Square"), the successor firm to Capital Z Management, L.L.C., is the beneficial owner of 2,900,000 shares, including 2,083,000 shares of common stock and 8,170 shares of Series B Preferred Stock (convertible at any time into 817,000 shares of common stock). Union Square has the sole power to vote all 2,900,000 voting securities owned. Union Square also owns 605 shares of Series A Preferred Stock, which holds no voting rights and is not convertible into common stock by Union Square, but is exchangeable for Series B Preferred Stock (which is convertible at any time into 60,500 shares of common stock), subject to obtaining the requisite clearance, approval or waiver regarding the exchange of Series A Preferred Stock for Series B Preferred Stock.

(4)
Based upon information contained in a Schedule 13D filed with the SEC on May 10, 2007. Perry Corp. has the sole power to vote all 5,820,500 common shares owned. Also Perry Corp. is the owner of 24,868 shares of Series A Preferred Stock, which holds no voting rights and is not convertible into common stock by Perry Corp., but is exchangeable for Series B Preferred Stock (which is convertible at any time into 2,486,800 shares of common stock) subject to obtaining the requisite clearance, approval or waiver regarding the exchange of Series A Preferred Stock for Series B Preferred Stock.

(5)
Based upon information contained in a Schedule 13G filed with the SEC on January 30, 2007 for the period ended December 31, 2006. Oz Management L.L.C. (and its affiliates) has sole power to vote all 3,270,693 shares.

        Assuming the merger and Stage 2 securities purchase agreement is consummated and requisite clearance, approval or waiver regarding the exchange of Series A Preferred Stock for Series B Preferred Stock is obtained by the respective holder thereof, Cap Z /Union Square would beneficially own approximately 26% of our capital stock, WCAS IX and WCAS X, collectively would beneficially own approximately 19%, Perry would beneficially own approximately 14% and Lee would beneficially own approximately 7%.

Ownership of Common Stock by Directors and Executive Officers

        The following table shows certain information regarding the amount of our common stock beneficially owned as of July 2, 2007 by (a) the members of our board of directors; (b) our Chief Executive Officer and the four most highly compensated executive officers (other than the Chief

Executive Officer) (collectively, the "Named Executive Officers"); and (c) our directors and executive officers as a group.

Name, Address and Position(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Richard A. Barasch, Chief Executive Officer and Chairman of the Board	2,801,157	(4)	4.6%
Barry Averill, Director	3,333	(5)	*
Gary W. Bryant, Executive Vice President and Chief Operating Officer	860,891	(6)	1.4%
Ted Carpenter, Chief Executive Officer of Heritage Health Systems, Inc.	114,219	(7)	*
Bradley E, Cooper, Director	34,216	(8)	*

Mark M. Harmeling, Director	73,086	(9)	*
Bertram Harnett, Director	265,790	(10)	*
Jason J. Israel, Chief Operating Officer of CHCS Services, Inc.	136,541	(11)	*
Linda H. Lamel, Director	14,028	(12)	*
Eric W. Leathers, Director	1,455	(13)	*
Patrick J. McLaughlin, Director	79,778	(14)	*
Robert A. Spass, Director	143,433	(15)	*
Robert A. Waegelein, Executive Vice President and Chief Financial Officer	730,079	(16)	1.2%
Robert F. Wright, Director	205,054	(17)	*
All Directors and Executive Officers as a Group	5,682,637		9.2%

*
Less than 1%.

(1)
Unless otherwise noted, each person's address is in care of Universal American Financial Corp., Six International Drive, Suite 190, Rye Brook, New York 10573.

(2)
For purposes of this security ownership table, beneficial ownership includes currently exercisable options and options exercisable within 60 days after July 2, 2007. Except as otherwise noted below, all shares of common stock, vested options and all restricted stock are owned beneficially by the individual listed with sole voting and/or investment power.

(3)
The percentage class is calculated by dividing: (1) the number of shares deemed to be beneficially held by such shareholder as of July 2, 2007, as determined in accordance with Rule 13d-3 of the Exchange Act; by (2) the sum of (A) 59,690,672 which is the number of shares of common stock outstanding (net of 578,045 shares held in treasury) as of July 2, 2007; plus (B) the number of shares of common stock issuable upon exercise of currently exercisable options and other derivative securities held by such shareholder.

(4)
Includes 915,323 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007. Also includes 504,261 shares of common stock which are held directly by, or in trust for, members of Mr. Barasch's immediate family as to which Mr. Barasch disclaims beneficial ownership.

(5)
Includes 3,333 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007.

(6)
Address is c/o Universal American Financial Corp., 1001 Heathrow Park Lane, Lake Mary, FL 32746. Includes 546,953 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007.

(7)
Includes 58,172 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007.

(8)
Address is c/o Capital Z Management, LLC, 230 Park Avenue South, New York, NY 10003. Mr. Cooper is a shareholder of Capital Z Partners, Ltd., the ultimate general partner of Capital Z and is a member of Union Square Universal GP, LLC, the general partner of Union Square. In addition, Mr. Cooper owns 5.7% of the voting capital stock of Capital Z Partners, Ltd and a 9.9% voting membership interest in Union Square Universal GP, LLC. No person or entity owns 10% or more of the voting capital stock of Capital Z Partners, Ltd or Union Square Universal GP, LLC. Mr. Cooper disclaims beneficial ownership of all shares of our common stock that are beneficially owned by Capital Z and Union Square.

(9)
Includes 39,278 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007.

(10)
Includes 39,278 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007. Also includes 209,561 shares of common stock which are held in an irrevocable trust for the benefit of Mr. Harnett's family, of which Mr. Harnett disclaims beneficial ownership. Mr. Harnett's adult children are trustees of the trust, and his spouse and adult children are the beneficiaries of the trust. The trustees of the trust have delegated investment power over the shares held by the trust to Mr. Harnett.

(11)
Includes 77,672 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007.

(12)
Includes 9,778 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007.

(13)
Address is c/o Capital Z Management, LLC, 230 Park Avenue South, New York, NY 10003. Mr. Leathers is a Partner and Vice President of Capital Z Partners, L.P., the immediate general partner of Capital Z and Union Square Universal GP, LLC, the general partner of Union Square. In addition, Mr. Leathers owns 9.9% of the voting capital stock of Capital Z Partners, Ltd. and a 9.9% voting membership interest in Union Square Universal GP, LLC. Mr. Leathers disclaims beneficial ownership of all shares of our common stock that are beneficially owned by Capital Z and Union Square.

(14)
Includes 39,278 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007.

(15)
Address is c/o Capital Z Management, LLC, 230 Park Avenue South, New York, NY 10003. Mr. Spass is a shareholder of Capital Z Partners, Ltd., the ultimate general partner of Capital Z and is a member of Union Square Universal GP, LLC, the general partner of Union Square. In addition, Mr. Spass owns 5.7% of the voting capital stock of Capital Z Partners, Ltd and a 9.9% voting membership interest in Union Square Universal GP, LLC. No person or entity owns 10% or more of the voting capital stock of Capital Z Partners, Ltd. or Union Square Universal GP, LLC. Mr. Spass disclaims beneficial ownership of all shares of our common stock that are beneficially owned by Capital Z and Union Square.

(16)
Includes 471,953 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007.

(17)
Includes 27,278 shares of our common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after July 2, 2007.

LEGAL MATTERS

        The validity of our common stock to be offered by this proxy statement/prospectus will be passed upon for Universal American by Dechert LLP. MemberHealth has been represented by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio and Ropes & Gray LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedules of Universal American Financial Corp. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and Universal American Financial Corp. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference in the Proxy Statement of Universal American Financial Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere therein, and are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of MemberHealth, Inc. at December 31, 2006 and 2005, and for the years then ended, included in the proxy statement of Universal American Financial Corp., which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of MemberHealth, Inc. for the year ended December 31, 2004 included in this Form S-4 registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

FUTURE SHAREHOLDER PROPOSALS

        We did not receive any shareholder proposals for inclusion in this proxy statement/prospectus in connection with the annual meeting.

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2008 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary, Universal American Financial Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, and must otherwise comply with the applicable rules and regulations of the SEC, including Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. We must receive all submissions no later than December 29, 2007. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. The Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the "Corporate Governance" section of this proxy statement/prospectus. Nominations for director must be accompanied by written consent to being named in the proxy statement as a nominee and to serving as a director if elected. All proposals must comply with certain requirements set forth in our bylaws, a copy of which may be obtained from our Secretary.

        In addition, to be considered for presentation at the annual meeting of our shareholders to be held in 2008, a shareholder proposal submitted outside the Rule 14a-8 processes described above must be received by our Secretary, Universal American Financial Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, by March 14, 2008, and discretionary authority may be used if not timely submitted.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, the board of directors does not know of any matters, other than those referred to in this proxy statement/prospectus, to be presented at the annual meeting for action by the shareholders. However, if any other matters are properly brought before the meeting or any postponements or adjournments thereof, it is intended that the shares represented by proxies will be voted with respect to such matters in the discretion and judgment of the person acting under the proxies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" business and financial information that is not included in or delivered with this proxy statement/prospectus, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The Universal American information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K).

        This proxy statement/prospectus incorporates by reference the documents set forth below:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 16, 2007, which is being delivered in connection with this proxy statement/prospectus;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 10, 2007, which is being delivered in connection with this proxy statement/prospectus;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 24, 2007, March 5, 2007, March 28, 2007, May 8, 2007, May 11, 2007 and May 17, 2007; and

  •
  The description of our common stock set forth in the Proxy statement/prospectus on Form 8-A filed pursuant to Section 12 of the Exchange Act on February 2, 2000, as amended January 16, 2004 and March 15, 2006.

        We are also incorporating by reference additional documents that may be filed with the SEC between the date of the filing of this proxy statement/prospectus and the date of the annual meeting.

        You can obtain any of the documents listed above from us or the SEC. Documents listed above are available from us without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this proxy statement/prospectus. Holders of this proxy statement/prospectus may obtain documents listed above by requesting them upon written or oral request from us at the following address:

Universal American Financial Corp.
Six International Drive, Suite 190,
Rye Brook, New York 10573
(914) 934-5200
Attention: Legal Department

INDEX TO FINANCIAL STATEMENTS

MemberHealth, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2006, 2005 and 2004

And

Consolidated Financial Statements (Unaudited)

March 31, 2007

Contents

Report of Independent Auditors

The Board of Directors
MemberHealth, Inc. and MHRx LLC

        We have audited the consolidated balance sheets of MemberHealth, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MemberHealth, Inc. and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Cleveland, Ohio
April 12, 2007, except for
Notes 10 and 11, as to
which the date is June 8, 2007

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
MemberHealth, Inc.

        We have audited the accompanying statements of operations, stockholders' accumulated deficit and cash flows of MemberHealth, Inc. for the year ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, stockholders' accumulated deficit, and cash flows of MemberHealth, Inc. for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Cleveland, Ohio
January 28, 2005

MemberHealth, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$112,468,095	$15,867,418
Cash and cash equivalents—restricted	68,337,205	6,766,000
Accounts receivable trade (less allowance for doubtful accounts of $10,159,128 and $138,919, respectively)	44,888,933	11,312,774
Government program receivable (less allowance for doubtful accounts of $20,000,000 and $0, respectively)	181,433,739	—
Rebates receivable (less allowance for doubtful accounts of $859,511 and $0, respectively)	87,534,939	23,843,455
Customer acquisition costs	10,589,425	11,665,863
Prepaid commissions	178,049	2,581,928
Current deferred tax asset	2,700,071	—
Other current assets	2,400,769	3,980,684

Total current assets	510,531,225	76,018,122
Fixed assets, net of accumulated depreciation	3,525,060	612,787
Deferred tax asset	4,866,234	259,461
Other assets, net	103,669	257,887

Total assets	$519,026,188	$77,148,257

Liabilities and stockholder's equity
Current liabilities:
Claims payable	$276,943,406	$17,287,692
Government program liabilities	77,964,562	—
Accounts payable	9,627,280	28,496,069
Accrued expenses	39,092,374	15,105,643
Income taxes payable	16,859,765	78,218
Reinsurance liability	43,078,735	—
Current deferred tax liability	—	270,150
Total liabilities	463,566,122	61,237,772

Stockholder's equity:
Common stock—no par value, 850 shares authorized, 800 shares issued and outstanding, at stated value	500	500
Additional paid-in capital	22,023,903	22,023,903
Retained earnings (deficit)	33,435,663	(6,113,918)

Total stockholder's equity	55,460,066	15,910,485

Total liabilities and stockholder's equity	$519,026,188	$77,148,257

See accompanying notes.

MemberHealth, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31
	2006	2005	2004
Revenue	$1,240,061,415	$216,497,391	$64,847,055
Claims expense	969,523,426	208,541,161	60,399,991

Gross profit	270,537,989	7,956,230	4,447,064
Operating expenses:
General and administrative expenses	156,911,294	8,588,014	2,247,433
Selling expenses	49,465,115	4,169,010	667,767

Total operating expenses	206,376,409	12,757,024	2,915,200

Operating income (loss)	64,161,580	(4,800,794)	1,531,864
Other expense (income):
Interest expense	2,934,678	330,810	33,996
Other income	(12,949)	—	—

	2,921,729	330,810	33,996

Income (loss) before income tax provision	61,239,851	(5,131,604)	1,497,868
Income tax provision	21,690,270	10,689	—

Net income (loss)	$39,549,581	$(5,142,293)	$1,497,868

See accompanying notes.

MemberHealth, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholder's Equity

	Common Stock	Additional Paid-in Capital	Retained Equity (Deficit)	Total Stockholder's Equity
Balance at January 1, 2004	$500	$106,087	$(2,201,493)	$(2,094,906)
Net income	—	—	1,497,868	1,497,868

Balance at December 31, 2004	500	106,087	(703,625)	(597,038)
Net loss	—	—	(5,142,293)	(5,142,293)
Stockholder distributions	—	—	(268,000)	(268,000)
Contributed capital from Parent	—	21,917,816	—	21,917,816

Balance at December 31, 2005	500	22,023,903	(6,113,918)	15,910,485
Net income	—	—	39,549,581	39,549,581

Balance at December 31, 2006	$500	$22,023,903	$33,435,663	$55,460,066

See accompanying notes.

MemberHealth, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31
	2006	2005	2004
Operating activities
Net income (loss)	$39,549,581	$(5,142,293)	$1,497,868
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	259,341	127,152	66,841
Changes in operating assets and liabilities:
Accounts receivable	(278,701,382)	(13,178,959)	(20,746,618)
Customer acquisition costs	1,076,438	(11,665,863)	—
Prepaid commissions	2,403,879	(2,581,928)	—
Other current assets	1,579,915	(3,822,812)	(100,598)
Deferred income taxes	(7,576,994)	10,689	—
Other assets	154,218	(253,629)	393
Accounts payable	318,751,487	18,976,350	25,683,331
Accrued expenses	83,847,013	14,749,439	(907,066)

Net cash provided by (used in) operating activities	161,343,496	(2,781,854)	5,494,151
Investing activities
Purchases of property and equipment	(3,421,259)	(478,027)	(223,495)
Disposals of property and equipment	249,645	—	—
Purchase of restricted investments	(61,571,205)	(6,766,000)	—

Net cash used in investing activities	(64,742,819)	(7,244,027)	(223,495)
Financing activities
Proceeds of borrowings	972,570	—	32,432
Repayment of borrowings	(972,570)	(35,347)	(1,140,946)
Receipts from government contract deposits	1,129,778,468	—	—
Withdrawals from government contract deposits	(1,129,778,468)	—	—
Capital contribution	—	21,917,816	—
Shareholder distributions	—	(268,000)	—

Net cash provided by (used in) financing activities	—	21,614,469	(1,108,514)

Net increase in cash and cash equivalents	96,600,677	11,588,588	4,162,142
Cash and cash equivalents, beginning of year	15,867,418	4,278,830	116,688

Cash and cash equivalents, end of year	$112,468,095	$15,867,418	$4,278,830

Supplemental cash flow information
Interest paid	$390,844	$330,810	$32,000

Income taxes paid	$12,395,000	$12,500	$—

See accompanying notes.

MemberHealth, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization

        MemberHealth, Inc., an Ohio corporation (the Company), effective January 1, 2006 became principally engaged as a prescription drug plan sponsor for Medicare under Part D of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA). Prior to 2006, the Company's principal business consisted of providing a full range of pharmacy benefit management services for a variety of customers, including employers, affinity groups, the Medicare-eligible population, beneficiaries of state programs, and individuals lacking prescription drug coverage.

        The Company is a wholly owned subsidiary of MHRx, LLC, a Delaware corporation. MHRx, LLC was formed on November 14, 2005 in connection with an equity transaction with Welsh Carson Anderson & Stowe IX, L.P.(WCAS) (see Note 6).

        The Company also has two wholly owned subsidiaries, which are MH Business Enterprise, Inc. and Health Marketing Solutions, LLC. MH Business Enterprise, Inc. is a single purpose entity with the purpose of issuing letters of credit as the applicant to meet the requirements established by Medicare under Part D of the MMA. Health Marketing Solutions, LLC is an inactive subsidiary.

        In 2005, the Company was approved by the Centers for Medicare and Medicaid Services (CMS) to participate in the drug benefit added to the Medicare program through Part D of the MMA. The Company was approved by CMS as a prescription drug plan under Medicare Part D in all 34 of the regions for which CMS has divided the United States for management of the Medicare Part D benefit. The Medicare Part D program was effective for the plan year beginning January 1, 2006.

        Under regulations established by CMS governing participation in the Medicare Part D program, the Company must be a risk—bearing entity regulated under state insurance laws or similar statutes. The Company is operating as a Medicare Part D prescription drug plan under a federal waiver from the requirement to be regulated as an insurance company under state insurance laws. During 2007, the Company expects to complete the licensure process as a risk-bearing entity regulated under state insurance laws in the states it operates in as a Medicare Part D sponsor.

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

        Due to the first year operations of the Medicare Part D program and the challenges experienced by all writers of this coverage in 2006, estimates and assumptions relative to certain significant balances recorded in the financial statements entail a higher degree of estimation and subjectivity. Changes in these balances may result as additional information is provided from CMS and will be reflected in operations during the period in which such information becomes available to the Company.

Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value.

Cash and Cash Equivalents-Restricted

        In accordance with the Company's reinsurance treaty with Hannover Life Re (Reinsurer) which became effective January 1, 2006, the Company maintains cash in a restricted account. As of December 31, 2006, the Company has restricted cash in the amount of $57,045,596 for this purpose (see Note 8).

        In connection with the Company's application with CMS to participate as a prescription drug plan sponsor under the MMA, the Company has $6,766,000 of restricted assets at December 31, 2006 and 2005. These assets and the related restrictions are responsive to loss reserve requirements specified by CMS in connection with the prescription drug plan licensure process.

        At December 31, 2006, $4,525,609 of cash is being held in an escrow account pending completion of the acquisition of beneficiaries by the Company from AmeriHealth (see Note 10).

Accounts Receivable—Allowance for Doubtful Accounts

        The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, their previous loss history, the customers' current ability to pay their obligations, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they determine them to be uncollectible. Subsequent collections, if any, received on such receivables are credited to the allowance for doubtful accounts. Included in the allowance for doubtful accounts is a reserve for billing adjustments to account for differences between estimated billings to customers and actual billings based on actual participation in the Company's premium based prescription plans.

Deposit Balances

        Certain subsidies represent reimbursements from CMS for claims paid by the Company, for which the Company assumes little or no risk, including reinsurance payments and low-income cost subsidies. A large percentage of claims paid above the out-of-pocket or catastrophic threshold for which the Company is not at risk are reimbursed by CMS through the reinsurance subsidies. Low-income cost subsidies represent reimbursements from CMS for all or a portion of the deductible, coverage gap, coinsurance and the co-payment amounts for low-income beneficiaries. The Company accounts for these subsidies as a deposit in the consolidated balance sheets and as a financing activity in the consolidated statements of cash flows. Premium revenue and claims expense are not recognized for these subsidies. Receipt and payment activity is accumulated at the contract level and recorded in the balance sheet as a government program deposit account asset or liability depending on the net contract balance at the end of the reporting period. These subsidies are at a net receivable balance of $101,881,569 and are included in the government program receivables amount in the consolidated balance sheet as of December 31, 2006. A reconciliation and related settlement of CMS's prospective subsidies against actual prescription drug costs paid will be made after the end of the year.

Receivables From and Payables to Other Plans

        Revenues and claims expense as reported herein are based on earned premium and incurred claims for the reported enrolled membership. During 2006, the Company also paid claims for individuals who are not confirmed members in the Company's plan that may ultimately be determined to be members of other plans. The Company recorded a receivable of $94,763,535 for these claims which is included in government program receivables on the consolidated balance sheet as of December 31, 2006. Membership information continues to be reconciled and refined by CMS with respect to the enrollment of members among all plans participating in the Part D program.

        As of December 31, 2006, the Company has recorded a liability of $22,485,014, included in government program liability on the accompanying consolidated balance sheet, for claims paid by other Medicare Part D sponsors on behalf of members of the Company's plan.

Rebates Receivable

        The Company recognizes rebates as earned. The Company's prescription drug program receives rebates from drug manufacturers on prescriptions filled. A significant portion of these rebates are reflected as a reduction in claims expense with the balance recorded as a reduction of catastrophic reinsurance claims reimbursed by CMS, for which the Company is not at risk. Rebates are based on rates as contracted directly with the pharmaceutical manufacturers.

Customer Acquisition Costs

        At December 31, 2006 and 2005, the Company has deferred acquisition costs related to commissions, pre-enrollment kits and certain call center expenses related to costs incurred principally in the third and fourth quarter of a calendar year pertaining to open enrollment for the following year's Medicare Part D program. These costs will be amortized ratably during a plan year over the period of coverage provided to the members.

Other Current Assets

        Other current assets include prepaid costs for the Medicare Part D program which begins annually on January 1. Included in these costs is $1,575,274 and $3,121,404 as of December 31, 2006 and 2005, respectively, of licensing fees for enrollment and call center software. These costs are amortized over the life of the software license on a straight line basis. Amortization of $3,121,404, $473,000, and $0 related to these licenses was recorded in 2006, 2005, and 2004, respectively.

Fixed Assets

        Fixed assets consist primarily of computer equipment, office furniture and fixtures, and leasehold improvements and are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the lease or the useful life of the asset. Presented below are the balances for the major classes of fixed assets.

	December 31
	2006	2005
Computer equipment	$2,588,040	$563,457
Furniture and fixtures	448,849	191,234
Leasehold improvements	623,022	146,545
Construction in progress	410,819	—

	4,070,730	901,236
Less accumulated depreciation	(545,670)	(288,449)

Total fixed assets	$3,525,060	$612,787

Revenue Recognition—Medicare Part D Premium

        Effective January 1, 2006, the Company began providing prescription drug coverage in accordance with Part D as a stand-alone benefit to Medicare-eligible beneficiaries.

        In general, prescription drug benefits offered under Medicare Part D may vary in terms of coverage levels and out-of-pocket costs for beneficiary premiums, deductibles, co-payments, and co-insurance. However, all Part D programs must offer either "standard coverage" or its actuarial equivalent (with out-of-pocket threshold and deductible amounts that do not exceed those of standard coverage). The Company also offers enhanced plans containing benefits in excess of standard coverage limits for an additional beneficiary premium.

        The Company receives monthly payments from CMS based on the number of enrolled participants reimbursed at the monthly bid coverage values. Premium revenue is recognized over the period of time members are provided benefit coverage. Premium payments are received from both CMS through the direct subsidy and low income premium subsidy (in the case of the member being a low income beneficiary) and from the Plan's members for the member's portion of the premium. Amounts received from CMS for certain low income individuals and reinsurance coverage are accounted for as deposits not revenue due to the absence of risk transfer under the contract terms.

Liability for Risk Corridor Adjustment

        Part D premium revenue is subject to a risk corridor adjustment, which permits plan sponsors such as the Company and CMS to share the risk associated with the ultimate claim costs of the Part D benefit. The adjustments may be favorable or unfavorable based upon the application of risk corridors that compare a plan's actual prescription drug costs to targeted costs, as reflected in the Company's bids (target amount). Variances in excess of, or below, certain thresholds may result in CMS remitting additional payments or seeking a refund on a portion of the payments received. Actual prescription drug costs subject to risk sharing with CMS are limited to the costs that are, or would have been, incurred under the CMS defined "standard" benefit plan. The Company estimates and recognizes an adjustment to premium revenues related to the risk corridor adjustment based upon prescription drug claims experience to date, net of manufacturer rebates and other Part D subsidies, calculated at the end of each reporting period. Accordingly, this estimate does not consider future prescription drug claims experience.

Revenue Recognition—Other Revenues

        The Company generates other net revenues primarily from dispensing prescription drugs and performing related services. The Company dispenses prescription drugs indirectly, through its network of third-party retail pharmacies. The Company recognizes revenues from prescription drugs dispensed under retail network contracts where it is the principal, at the prescription prices (ingredient cost plus dispensing fee) negotiated with the Company's retail pharmacy network net of co-payments.

        Revenues generated from sales of prescription drugs by pharmacies in the Company's third-party retail network and associated administrative fees are recognized when each claim is adjudicated using a third-party on-line claims processing system at the point-of-sale.

Claims Expense

        The Company's claims expense includes the cost of pharmaceuticals dispensed through its network of third-party retail pharmacies, net of co-payments, rebates, and government subsidies.

Income Taxes

        In accordance with provisions of SFAS No. 109, Accounting for Income Taxes, the Company accounts for income taxes using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities for expected future consequences of temporary differences that currently exist between the tax basis and financial reporting basis of the Company's assets and liabilities.

        Prior to July 1, 2005, the Company, with the consent of its stockholders, had elected under the Internal Revenue Code to be taxed as an S Corporation. In lieu of corporate income taxes, the stockholders were taxed on their proportionate share of the Company's taxable income. On July 1, 2005, the Company became a C corporation and, as a result, became subject to corporate federal and state income taxes.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year's presentation.

New Accounting Pronouncements

        In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS 109. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all tax positions upon its initial adoption. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company will adopt FIN 48 effective January 1, 2007. The Company is in the process of evaluating the potential impact of adopting this pronouncement but expects, based on currently available guidance, that the adoption of this pronouncement will not have a material impact on the consolidated financial condition, results of operations or liquidity.

2. Related-Party Transactions

        The Company has three agreements with related parties: a consulting services contract with a significant shareholder of MHRx, LLC, a consulting services and IT contract with a related party, and an agreement for pharmacy technical and call center support with a company owned by WCAS, MHRx, LLC's principal shareholder. Certain members of the Board of Directors are affiliated, employed by or equity owners of WCAS. Payments under these agreements totaled $13,327,844, $415,923, and $68,000 in 2006, 2005, and 2004, respectively.

3. Long-Term Debt

        On June 14, 2005, the Company entered into an amended and restated loan and security agreement with Huntington National Bank. This agreement included a revolving credit facility which had a maximum revolving credit amount of the lesser of $3,000,000 or the borrowing base (as defined in the agreement) at such time. The borrowing base is defined as the sum of up to 80% of the Company's eligible accounts receivable. Interest on outstanding balances is payable monthly at the bank's prime rate or, at the Company's option, a rate based on the LIBOR rate at the time of the borrowing. On August 4, 2006, the agreement was amended to increase the maximum revolving credit amount from $3,000,000 to $10,000,000.

        In addition, this agreement had two letters of credit which were held by MH Business Enterprise, Inc. The letters of credit were a requirement to participate in the Medicare Part D program during 2006 as a prescription drug plan sponsor not licensed as an insurance company in any of the states. These letters of credit totaled $15,000,000 and $6,666,000, respectively and each were scheduled to expire on December 31, 2006. The collateral for these letters of credit was provided by a $15,000,000 Guaranty of Payment to Huntington National Bank by CSC and restricted cash funded by the Company, which was invested in a short-term certificate of deposit. The restricted cash balance for collateral on the one letter of credit had a balance of $6,774,718 at December 31, 2005. The $15,000,000 letter of credit with Huntington National Bank was extended another year and is incorporated into the Company's credit facility effective December 31, 2006. This letter of credit is no longer guaranteed by CSC effective December 31, 2006. The $6,666,000 letter of credit expired on December 31, 2006, and was not renewed.

        On December 27, 2006, the Company entered into the second amended and restated loan and security agreement with Huntington National Bank. This agreement includes a revolving credit facility which had a maximum revolving credit amount of the lesser of $70,000,000 or the borrowing base (as defined in the agreement) at such time. The borrowing base is defined as the sum of up to 85% of the Company's eligible accounts. Interest on outstanding balances is payable monthly at the bank's prime rate or, at the Company's option, a rate based on the LIBOR rate at the time of the borrowing.

        On December 29, 2006, the Company was issued a $25,000,000 letter of credit from Fifth Third Bank. This letter of credit is guaranteed by WCAS and expires on December 31, 2007.

        The Company maintains letters of credit to meet the loss reserve requirements for waiver companies operating under Medicare Part D. The letters of credit at December 31, 2006, include a $15,000,000 letter of credit with Huntington National Bank; $25,000,000 letter of credit with Fifth Third Bank issued December 29, 2006; and $80,800,000 in letters of credit with Hannover Life Re under the reinsurance treaty. The fees for the letters of credit are included as interest expense in the consolidated statements of operations.

        As of December 31, 2006 and 2005, there have been no drawings against the letters of credit.

        The Company's credit agreement contains financial covenants including adjusted tangible net worth and a fixed charge coverage ratio. The Company was in compliance with all applicable covenants as of December 31, 2006.

        Subsequent to year-end, the Company was issued a $25,000,000 letter of credit from Huntington National Bank as part of its existing revolving credit facility. This letter of credit was effective January 1, 2007. In addition, the Company reduced the letters of credit with JP Morgan Chase through Hannover Life Re from $80,800,000 to $35,000,000 in January 2007. The table below shows the letters of credit as of December 31, 2006, and the revised letters of credit as of April 12, 2007.

Letters of Credit as of December 31, 2006

Issuer	Amount	Expiration Date
Huntington National Bank	$15,000,000	12/31/2007
Fifth Third Bank	25,000,000	12/31/2007
JP Morgan Chase	80,800,000	12/31/2007

	$120,800,000

Letters of Credit as of April 12, 2007 (Unaudited)

Issuer	Amount	Expiration Date
Huntington National Bank	$40,000,000	12/31/2007
Fifth Third Bank	25,000,000	12/31/2007
JP Morgan Chase	35,000,000	12/31/2007

	$100,000,000

4. Commitments

        The Company leases its office facility and certain office equipment under various operating lease agreements. Minimum future rental payments under all noncancelable operating leases having remaining terms in excess of one year at December 31, 2006, are as follows:

2007	$354,520
2008	369,779
2009	382,069
2010	346,638
2011	274,751

$1,727,757

        Rent expense for all operating lease agreements was approximately $268,000, $69,000, and $32,000 for 2006, 2005, and 2004, respectively.

5. Significant Customer and Concentration of Credit Risk

        In April 2004, the Company entered an agreement with Computer Science Corporation (CSC) to assist CSC in the administration of its Medicare-Approved Drug Discount Card program. This program ended on May 15, 2006. During 2006, 2005, and 2004, 1%, 91%, and 84%, respectively, of the Company's revenue related to services provided under this agreement. Amounts due under this agreement at December 31, 2006 and 2005, were $90,363 and $8,155,000, respectively, and are included in Accounts Receivable—Trade.

        During 2005, the Company entered a separate agreement with CSC for them to provide enrollment and eligibility services to the Company for the Medicare Part D program effective January 1, 2006. This agreement includes the reimbursement of actual expenses incurred on the Company's behalf and also includes cost and profit sharing arrangements. The actual net expenses reimbursed to CSC for the 2006 plan year totaled $51,620,064. At December 31, 2006, the Company has recorded a receivable from CSC of $20,534,032 included in Accounts Receivable and as a reduction of general and administrative expenses for the cost sharing arrangement of this agreement. The cost sharing arrangement is based upon the combined administrative expenses for the Medicare Part D program on a per member per month basis, as defined in the agreement. The receivable resulted from actual expenses exceeding targeted amounts. At December 31, 2006, the Company recorded a liability to CSC of $5,693,300 for the profit sharing arrangement due to CSC which is included in accrued expenses and as a general and administrative expense in the consolidated statements of operations.

6. Stockholder's Equity

        On November 14, 2005, Welsh, Carson, Anderson & Stowe IX, L.P. acquired a majority investment in MemberHealth, Inc. In exchange for 73.1% of the equity of the Company, WCAS IX and the General Partners invested $25,000,000 and committed to invest up to an additional $25,000,000 over the next 27 months to fund potential temporary working capital needs in exchange for all of the outstanding shares of MemberHealth, Inc. The additional $25,000,000 is being utilized as a guaranty on a letter of credit with Fifth Third Bank effective December 29, 2006. Existing investors own 18.4% of the equity of the Company, 6.0% of the equity of the Company has been earmarked in connection with the Company's 2005 Management Incentive Plan, and the remaining balance is held by other parties in connection with the transaction which are collectively the "B, C and D unit holders". The B, C and D unit holders in MHRx have the opportunity to receive additional ownership upon the achievement of certain return hurdles and exit timing thresholds. The net capital contribution to the Company was $21,917,816 for this transaction. The accounting adjustments related to the equity transaction are recorded in the financial statements of MHRx, LLC.

        As part of the transaction, WCAS has governance control of the Company throughout its holding period, including majority ownership of the voting stock of the Company and the right to appoint a majority of the members of the Board.

7. Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows:

	December 31
	2006	2005
Allowance for doubtful accounts	$3,962,060	$(43,362)
Accrued expenses	148,819	65,712
Enrollment costs	(1,746,017)	(292,500)
Reserve for Part D rebates	335,209	—
Fixed assets	(55,835)	(58,645)
Insurance license costs	318,105	318,106
Net operating loss carryforward	4,603,964	944,309

Net deferred tax asset before valuation allowance	7,566,305	933,620
Valuation allowance	—	(944,309)

Net deferred tax asset (liability)	$7,566,305	$(10,689)

        At December 31, 2006, the Company had a U.S. federal and state net operating loss (NOL) carryforward of approximately $11,805,000 available to reduce future amounts of taxable income. The NOL carryforward expires in 2025. The Company has no valuation allowance against the NOL.

        Presented below is a reconciliation of the Company's provision for income taxes to the amount computed by applying the statutory federal income tax rate to income before taxes.

	Year Ended December 31
	2006	2005
Tax expense (benefit) at the U.S federal statutory rate	$21,433,839	$(1,744,745)
Effect of S corporation status	—	872,373
Valuation allowance	(944,309)	944,309
State and local income taxes, net of federal benefit	2,717,187	(108,565)
Prior period deferred taxes	(1,707,697)	46,992
Other, net	191,250	325

Provision for income taxes	$21,690,270	$10,689

        As the Company was an S Corporation prior to July 1, 2005, there are no income taxes during the first half of 2005 and for the year ended December 31, 2004. In lieu of corporate income taxes, the stockholders were taxed on their proportionate share of the Company's taxable income. On July 1, 2005, the Company became a C corporation and, as a result, became subject to corporate federal and state income taxes.

8. Reinsurance Treaty

        The Company entered into a reinsurance treaty with a multi-national reinsurer effective January 1, 2006, for the Company's Medicare Part D coverage. The quota-share reinsurance treaty provides for a series of one year contracts. Under the first year of the treaty, the Company ceded 75% of the risk for the 2006 plan year. At the Company's option, the amount ceded to the reinsurer may be reduced by 25% in each of the years for 2007 and 2008. The Company elected to exercise this option for 2007 and thus the risk ceded to the reinsurer will be 50% for the 2007 plan year.

        The treaty includes an experience refund calculation which provides that 70% of the profit derived under the contract be returned to the Company. The reinsurer retains 30% of the assumed 75% quota share (22.5%). The amount to be retained by the reinsurer for 2006 is $43,078,735 and is included in general and administrative expenses in the consolidated statements of operations. The treaty is accounted for under the deposit method of accounting in accordance with AICPA Statement of Position 98-7, Deposit Accounting: Accounting for Insurance Contracts That Do Not Transfer.

        The reinsurance treaty includes provisions related to letters of credit provided by the reinsurer in accordance with the CMS loss reserve requirements for a waiver company. At December 31, 2006, there was $80,800,000 in letters of credit with the reinsurer (see Note 3).

9. MemberHealth, Inc. Retirement Savings Plan

        Effective May 1, 2006, the Company adopted the MemberHealth, Inc. Retirement Savings Plan (Savings Plan). The Savings Plan is a voluntary contributory plan under which employees may elect to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986. Eligible employees are entitled to participate in the Savings Plan by contributing through payroll deductions up to 75% of the employee's compensation. The participating employee is not taxed on these contributions until they are distributed. Moreover, the employer's contributions vest after 5 years of credited service. Currently, the Company matches employee contributions at an amount equal to 50% of the first 6% of the employee's contribution not to exceed 3% of employee compensation. The Company made matching contributions under the Savings Plan of $142,352 in 2006.

10. Segment Information

        The Company operates its business as one segment, as a prescription drug plan sponsor.

11. Subsequent Events (Unaudited)

        The Company acquired a customer list of approximately 100,000 beneficiaries from QCC/AmeriHealth effective January 1, 2007. During 2006, the Company made an initial payment of $10,000,000 for these beneficiaries, which included payments of $5,500,000 and an additional $4,500,000 which is held in escrow until the final settlement. Adjustment of the purchase price will occur in 2007 based upon the number of beneficiaries retained in the Company's 2007 plan. Current projections estimate the retained enrollment balance at 95,305 beneficiaries. At December 31, 2006, the $5,500,000 payment is recorded in customer acquisition costs in the consolidated balance sheet and the $4,500,000 held in escrow is recorded as restricted cash. The difference between the number of acquired members and the number of retained members will be settled by refund to the Company at $100 per beneficiary. The acquired customer list will be recorded as an amortizable intangible asset and will be amortized over the expected life of the beneficiaries in the plan.

        Effective January 1, 2007, the Company began operating as an approved prescription drug plan sponsor under Medicare Part D of the MMA for the 2007 plan year. The open enrollment period for the 2007 plan year began November 15, 2006, and ended December 31, 2006. As of April 12, 2007, the Company's confirmed Medicare eligible enrollment is approximately 1,156,000 beneficiaries.

        Subsequent to December 31, 2006, changes were made to outstanding letters of credit. See details in Note 3.

        On May 7, 2007, the Company entered into a definitive agreement to be acquired by Universal American Financial Corp. (UAFC). The purchase price will be approximately $630,000,000, consisting of 55% cash and 45% in common stock valued at $20 per share, plus potential performance based consideration. The transaction, which is expected to close late in the third quarter of 2007, is subject to approval by the shareholders of UAFC and the appropriate regulatory approvals.

MemberHealth, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$209,076,922	$112,468,095
Cash and cash equivalents—restricted	106,792,615	68,337,205
Accounts receivable—trade (less allowance for doubtful accounts)	41,855,034	44,888,933
Government program receivable (less allowance for doubtful accounts)	269,453,333	181,433,739
Rebates receivable (less allowance for doubtful accounts)	94,064,930	87,534,939
Customer acquisition costs	10,889,693	10,589,425
Prepaid commissions	550,741	178,049
Current deferred tax asset	2,700,071	2,700,071
Other current assets	646,913	2,400,769

Total current assets	736,030,252	510,531,225
Fixed assets, net of accumulated depreciation	5,270,757	3,525,060
Deferred tax asset	4,866,234	4,866,234
Other assets, net	89,375	103,669

Total assets	$746,256,618	$519,026,188

Liabilities and stockholders' equity
Current liabilities:
Claims payable	$313,937,239	$276,943,406
Government program liabilities	57,657,121	77,964,562
Unearned premiums	238,708,310	0
Accounts payable	3,580,461	9,627,280
Accrued expenses	32,958,116	39,092,374
Income taxes payable	0	16,859,765
Reinsurance liability	44,876,776	43,078,735

Total liabilities	691,718,023	463,566,122
Stockholders' equity:
Common stock—no par value, 850 shares authorized, 800 shares issued and outstanding, at stated value	500	500
Additional paid-in capital	22,023,903	22,023,903
Retained earnings	32,514,192	33,435,663

Total stockholders' equity	54,538,595	55,460,066

Total liabilities and stockholders' equity	$746,256,618	$519,026,188

See accompanying notes.

MemberHealth, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Revenue	$495,886,980	$281,033,305
Claims expense	456,722,386	259,309,908

Gross profit	39,164,594	21,723,397
Operating expenses:
General and administrative expenses	34,583,996	23,163,237
Selling expenses	5,377,466	6,305,225

Total operating expenses	39,961,462	29,468,462

Operating loss	(796,868)	(7,745,065)
Other expense (income):
Interest expense	724,722	515,330
Other income	(6)	0

	724,716	515,330

Loss before income tax benefit	(1,521,584)	(8,260,395)
Income tax benefit	(600,113)	(2,924,180)

Net loss	$(921,471)	$(5,336,215)

See accompanying notes.

MemberHealth, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity (Unaudited)

For the Three Months Ended March 31, 2007 and 2006

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Stockholders' Equity
2006
Balance, January 1, 2006	$500	$22,023,903	$(6,113,918)	$15,910,485
Net loss	—	—	(5,336,215)	(5,336,215)

Balance, March 31, 2006	500	22,023,903	(11,450,133)	10,574,270

2007
Balance, January 1, 2007	$500	$22,023,903	$33,435,663	$55,460,066
Net loss	—	—	$(921,471)	$(921,471)

Balance, March 31, 2007	$500	$22,023,903	$32,514,192	$54,538,595

See accompanying notes.

MemberHealth, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Operating activities
Net loss	$(921,471)	$(5,336,215)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	862,463	61,472
Changes in operating assets and liabilities:
Accounts receivable	(91,515,686)	(63,870,410)
Customer acquisition costs	(894,019)	1,232,110
Prepaid commissions	(372,692)	(6,155,753)
Other current assets	1,753,856	(7,146,356)
Other assets	14,294	85,600
Accounts payable	10,639,573	230,892,114
Accrued expenses	(21,195,982)	(13,697,800)
Unearned premium	238,708,310	182,165,948

Net cash provided by operating activities	137,078,646	345,626,310
Investing activities
Purchases of property and equipment	(2,014,409)	(316,226)
Purchase of restricted investments	(38,455,410)	(128,409,356)

Net cash used in investing activities	(40,469,819)	(128,725,582)
Financing activities
Receipts from government contract deposits	360,570,717	222,992,469
Withdrawals from government contract deposits	(360,570,717)	(222,992,469)

Net cash provided by financing activities	0	0

Net increase in cash and cash equivalents	96,608,827	216,900,728
Balances, beginning of period	112,468,095	15,867,418

Balances, end of period	$209,076,922	$232,768,146

See accompanying notes.

MemberHealth, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization

        MemberHealth, Inc., an Ohio corporation (the Company), effective January 1, 2006 became principally engaged as a prescription drug plan sponsor for Medicare under Part D of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA). Prior to 2006, the Company's principal business consisted of providing a full range of pharmacy benefit management services for a variety of customers, including employers, affinity groups, the Medicare-eligible population, beneficiaries of state programs, and individuals lacking prescription drug coverage.

        The Company is a wholly owned subsidiary of MHRx LLC, a Delaware limited liability company. MHRx LLC was formed on November 14, 2005 in connection with an equity transaction with Welsh Carson Anderson & Stowe IX, L.P. (WCAS).

        The Company has two wholly owned subsidiaries, which are MH Business Enterprise, Inc. and Health Marketing Solutions, LLC. MH Business Enterprise, Inc. is a single purpose entity with the purpose of issuing letters of credit as the applicant to meet the requirements established by Medicare under Part D of the MMA. Health Marketing Solutions, LLC is an inactive subsidiary.

        The Company was approved by CMS as a prescription drug plan under Medicare Part D in each of the 34 regions for which CMS has divided the United States for management of the Medicare Part D benefit in both 2007 and 2006.

        Under regulations established by CMS governing participation in the Medicare Part D program, the Company must be a risk-bearing entity regulated under state insurance laws or similar statutes. The Company is operating as a Medicare Part D prescription drug plan under a federal waiver from the requirement to be regulated as an insurance company under state insurance laws. During 2007, the Company expects to complete the licensure process as a risk-bearing entity regulated under state insurance laws in the states that it operates in as a Medicare Part D sponsor.

        A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Basis of Presentation

        The interim financial information herein is unaudited, but in the opinion of management, includes all adjustments (including normal, recurring adjustments) necessary to present fairly the financial position and results of operations for such periods. The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

        Due to the first year of operations of the Medicare Part D program and the challenges experienced by all writers of this coverage in 2006, estimates and assumptions relative to certain significant balances recorded in the financial statements entail a higher degree of estimation and subjectivity. Changes in these balances may result as additional information is provided from CMS and will be reflected in operations during the period in which such information becomes available to the Company.

Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value.

Cash and Cash Equivalents—Restricted

        In accordance with the Company's reinsurance treaty with Hannover Life Re (Reinsurer) which became effective January 1, 2006, the Company maintains cash in a restricted account. As of March 31, 2007 and December 31, 2006, the Company has restricted cash in the amount of $102,216,640 and $57,045,596, respectively, for this purpose (see Note 3).

        In connection with the Company's application with CMS to participate as a prescription drug plan sponsor under the MMA, the Company had $6,766,000 of restricted assets at December 31, 2006. These assets and the related restrictions were responsive to loss reserve requirements specified by CMS in connection with the prescription drug plan licensure process.

        As of March 31, 2007 and December 31, 2006, there is $4,575,974 and $4,525,609, respectively, of cash being held in an escrow account pending completion of the acquisition of beneficiaries by the Company from AmeriHealth (see Intangibles note).

Accounts Receivable—Allowance for Doubtful Accounts

        The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, their previous loss history, the customers' current ability to pay their obligations, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they determine them to be uncollectible. Subsequent collections, if any, received on such receivables are credited to the allowance for doubtful accounts. Included in the allowance for doubtful accounts is a reserve for billing adjustments to account for differences between estimated billings to customers and actual billings based on actual participation in the Company's premium based prescription plans.

Deposit Balances

        Certain subsidies represent reimbursements from CMS for claims paid by the Company, for which the Company assumes little or no risk, including reinsurance payments and low-income cost subsidies. A large percentage of claims paid above the out-of-pocket or catastrophic threshold for which the Company is not at risk are reimbursed by CMS through the reinsurance subsidies. Low-income cost subsidies represent reimbursements from CMS for all or a portion of the deductible, coverage gap, coinsurance and the co-payment amounts for low-income beneficiaries. The Company accounts for these subsidies as a deposit in the consolidated balance sheet and as a financing activity in the consolidated statements of cash flows. Premium revenue and claims expense are not recognized for these subsidies. Receipt and payment activity is accumulated at the contract level and recorded in the balance sheet as a government program deposit account asset or liability depending on the net contract balance at the end of the reporting period. These subsidies are at a net receivable balance of $153,058,559 and $101,881,569 and are included in the government program receivables and liabilities amounts in the consolidated balance sheet as of March 31, 2007 and December 31, 2006, respectively. A reconciliation and related settlement of CMS's prospective subsidies against actual prescription drug costs paid will be made during the third quarter of 2007.

Receivables from and Payables to Other Plans

        Revenues and claims expense as reported herein are based on earned premium and incurred claims for the reported enrolled membership. During 2006, the Company also paid claims for individuals who are not confirmed members in the Company's plan that may ultimately be determined to be members of other plans. The Company recorded receivables of $66,191,738 and $74,763,535 for these claims which is included in government program receivables on the consolidated balance sheet as of March 31, 2007 and December 31, 2006, respectively. Membership information continues to be reconciled and refined by CMS with respect to the enrollment of members among all plans participating in the Part D program.

        As of March 31, 2007 and December 31, 2006, the Company has recorded a liability for claims paid by other Medicare Part D sponsors on behalf of members of the Company's plan of $7,132,515 and $22,485,014, respectively. These amounts are included in the government program liability on the accompanying consolidated balance sheet.

Rebates Receivable

        The Company recognizes rebate revenue as earned. The Company's prescription drug program receives all or a portion of the rebates from drug manufacturers on prescriptions filled. A significant portion of these rebates are reflected as a reduction in claims expense with the balance recorded as a reduction of catastrophic reinsurance claims reimbursed by CMS, for which the Company is not at risk. Rebates are based on rates as contracted directly with the pharmaceutical manufacturers.

Customer Acquisition Costs

        At March 31, 2007 and December 31, 2006, the Company has deferred acquisition costs related to commissions, pre-enrollment kits and certain call center expenses related to costs incurred principally in the fourth quarter of a calendar year related to open enrollment for the following year's Medicare Part D program. These costs are amortized ratably over the period of coverage provided to the members.

Intangibles

        The Company acquired a customer list of approximately 100,000 beneficiaries from QCC/AmeriHealth effective January 1, 2007. During 2006, the Company made an initial payment of $10,000,000 for these beneficiaries, which included payments of $5,500,000 and an additional $4,500,000 which was held in escrow until the final settlement. The transaction was completed in May 2007 for an adjusted purchase price of $9,500,000. Adjustment of the purchase price was based upon a retained enrollment balance of 95,305 beneficiaries in the Company's 2007 plan. At March 31, 2007 and December 31, 2006, the $5,500,000 payment is recorded in customer acquisition costs in the consolidated balance sheet and the $4,500,000 held in escrow was recorded as restricted cash. The difference between the number of acquired members and the number of retained members will be settled by refund to the Company at $100 per beneficiary. The acquired customer list will be recorded as an intangible asset and will be amortized over the expected life of the beneficiaries in the plan.

Revenue Recognition—Medicare Part D Premium

        Effective January 1, 2006, the Company began providing prescription drug coverage in accordance with Part D as a stand-alone benefit to Medicare-eligible beneficiaries.

        In general, prescription drug benefits offered under Medicare Part D may vary in terms of coverage levels and out-of-pocket costs for beneficiary premiums, deductibles and co-insurance. However, all Part D programs must offer either "standard coverage" or its actuarial equivalent (with out-of-pocket threshold and deductible amounts that do not exceed those of standard coverage). The Company also offers other plans containing benefits in excess of standard coverage limits for an additional beneficiary premium.

        The Company receives monthly payments from CMS based on the number of enrolled participants reimbursed at the monthly bid coverage values. Premium revenue is recognized over the period of time members are provided benefit coverage. Premium payments are received from both CMS through the direct subsidy and low income premium subsidy (in the case of the member being a low income beneficiary) and from the Plan's members for the member's portion of the premium. Amounts received from CMS for certain low income individuals and reinsurance coverage are accounted for as deposits not revenue due to the absence of risk transfer under the contract terms.

Risk Corridor Adjustment

        Part D premium revenue is subject to a risk corridor adjustment, which permits plan sponsors such as the Company and CMS to share the risk associated with the ultimate claim costs of the Part D benefit. The adjustments may be favorable or unfavorable based upon the application of risk corridors that compare a plan's actual prescription drug costs to targeted costs, as reflected in the Company's bids (target amount). Variances in excess of, or below, certain thresholds may result in CMS remitting additional payments or seeking a refund of a portion of the payments received. Actual prescription drug costs subject to risk sharing with CMS are limited to the costs that are, or would have been, incurred under the CMS defined "standard" benefit plan. The Company estimates and recognizes an adjustment to premium revenues related to the risk corridor adjustment based upon prescription drug claims experience to date, net of manufacturer rebates and other Part D subsidies, calculated at the end of each reporting period. Accordingly, this estimate does not consider future prescription drug claims experience.

Revenue Recognition—Other Revenues

        The Company generates other net revenues primarily from dispensing prescription drugs and performing related services. The Company dispenses prescription drugs indirectly, through its network of third-party retail pharmacies. The Company recognizes revenues from prescription drugs dispensed under retail network contracts where it is the principal, at the prescription prices (ingredient cost plus dispensing fee) negotiated with the Company's retail pharmacy network net of co-payments.

        Revenues generated from sales of prescription drugs by pharmacies in the Company's third-party retail network and associated administrative fees are recognized when each claim is adjudicated using a third-party on-line claims processing system at the point-of-sale.

Claims Expense

        The Company's claims expense includes the cost of pharmaceuticals dispensed through its network of third-party retail pharmacies, net of co-payments, rebates, and government subsidies.

Income Taxes

        In accordance with provisions of SFAS No. 109, Accounting for Income Taxes, the Company accounts for income taxes using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities for expected future consequences of temporary differences that currently exist between the tax basis and financial reporting basis of the Company's assets and liabilities.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year's presentation.

New Accounting Pronouncements

        In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS 109. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 are applied to all tax positions upon its initial adoption. The cumulative effect of applying the provisions of FIN 48 is reported as an adjustment to the opening balance of retained earnings for that fiscal year. FIN 48 was adopted on January 1, 2007 and did not have a material effect on the Company's consolidated financial statements.

2. Long-Term Debt

        On June 14, 2005, the Company entered into an amended and restated loan and security agreement with Huntington National Bank. This agreement included a revolving credit facility which had a maximum revolving credit amount of the lesser of $3,000,000 or the borrowing base (as defined in the agreement) at such time. The borrowing base is defined as the sum of up to 80% of the Company's eligible accounts receivable. Interest on outstanding balances is payable monthly at the bank's prime rate or, at the Company's option, a rate based on the LIBOR rate at the time of the borrowing. On August 4, 2006, the agreement was amended to increase the maximum revolving credit amount from $3,000,000 to $10,000,000.

        In addition, this agreement had two letters of credit which were held by MH Business Enterprise, Inc. The letters of credit were required to participate in the Medicare Part D program during 2006 as a prescription drug plan sponsor not licensed as an insurance company in any of the states. These letters of credit totaled $15,000,000 and $6,666,000, respectively and each were scheduled to expire on December 31, 2006. The collateral for these letters of credit was provided by a $15,000,000 Guaranty of Payment to Huntington National Bank by CSC and restricted cash funded by the Company, which was invested in a short-term certificate of deposit. The $15,000,000 letter of credit with Huntington National Bank was extended another year and is incorporated into the Company's credit facility effective December 31, 2006. This letter of credit is no longer guaranteed by CSC effective December 31, 2006. The $6,666,000 letter of credit expired on December 31, 2006, and was not renewed.

        On December 27, 2006, the Company entered into the second amended and restated loan and security agreement with Huntington National Bank. This agreement includes a revolving credit facility which had a maximum revolving credit amount of the lesser of $70,000,000 or the borrowing base (as defined in the agreement) at such time. The borrowing base is defined as the sum of up to 85% of the Company's eligible accounts. Interest on outstanding balances is payable monthly at the bank's prime rate or, at the Company's option, a rate based on the LIBOR rate at the time of the borrowing.

        The Company maintains letters of credit to meet the loss reserve requirements for waiver companies operating under Medicare Part D. The table below shows the letters of credit as of December 31, 2006, and the revised letters of credit as of May 24, 2007.

Letters of Credit as of December 31, 2006
Issuer	Amount	Expiration Date
Huntington National Bank	$15,000,000	12/31/2007
Fifth Third Bank	25,000,000	12/31/2007
JPMorgan Chase	80,800,000	12/31/2007

	$120,800,000

Letters of Credit as of March 31, 2007
Issuer	Amount	Expiration Date
Huntington National Bank	$40,000,000	12/31/2007
Fifth Third Bank	25,000,000	12/31/2007
JPMorgan Chase	35,000,000	12/31/2007

	$100,000,000

Letters of Credit as of April 12, 2007
Issuer	Amount	Expiration Date
Huntington National Bank	$25,000,000	12/31/2007
Fifth Third Bank	25,000,000	12/31/2007
JPMorgan Chase	50,000,000	12/31/2007

	$100,000,000

        The fees for the letters of credit are included as interest expense in the consolidated statements of operations. As of March 31, 2007 and December 31, 2006, there have been no drawings against the letters of credit.

        The Company's credit agreement contains financial covenants including adjusted tangible net worth and a fixed charge coverage ratio. The Company was in compliance with all applicable covenants as of March 31, 2007.

3. Reinsurance Treaty

        The Company entered into a reinsurance treaty with a multi-national reinsurer effective January 1, 2006, for the Company's Medicare Part D coverage. The quota-share reinsurance treaty provides for a series of one year contracts. Under the first year of the treaty, the Company ceded 75% of the risk for the 2006 plan year. At the Company's option, the amount ceded to the reinsurer may be reduced by 25% in each of the years for 2007 and 2008. The Company elected to exercise this option for 2007 and thus the risk ceded to the reinsurer will be 50% for the 2007 plan year.

        The treaty includes an experience refund calculation which provides that 70% of the profit derived under the contract be returned to the Company. The reinsurer retains 30% of the assumed 75% quota share (22.5%). The amount to be retained by the reinsurer for 2007 is $1,798,041 and is included in general and administrative expenses in the consolidated statements of operations. The treaty is accounted for under the deposit method of accounting in accordance with AICPA Statement of Position 98-7, Deposit Accounting: Accounting for Insurance Contracts That Do Not Transfer.

        The reinsurance treaty includes provisions related to letters of credit provided by the reinsurer in accordance with the CMS loss reserve requirements for a waiver company. At March 31, 2007, there was $35,000,000 in letters of credit with the reinsurer (see Note 2).

4. Segment Information

        The Company operates its business as one segment as a prescription drug plan sponsor.

5. Subsequent Events

        As of April 12, 2007, the Company's confirmed Medicare eligible enrollment is approximately 1,156,000 beneficiaries.

        Subsequent to December 31, 2006, changes were made to outstanding letters of credit. See details in Note 3.

        On May 8, 2007, the Company announced that it had entered into a definitive agreement under which it would be acquired by Universal American Financial Corp. ("Universal American") of Rye Brook, NY (NASDAQ: UHCO). The purchase price will be approximately $630 million, consisting of 55% in cash and 45% in Universal American common stock valued at $20 per share, plus potential performance-based consideration. The transaction, which is expected to close late in the third quarter of 2007, is subject to customary closing conditions, including approval by the shareholders of Universal American and appropriate federal and state regulatory approvals.

Annex A

         AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among
UNIVERSAL AMERICAN FINANCIAL CORP.,
MH ACQUISITION I CORP.,
MH ACQUISITION II LLC,
MHRX LLC,
MEMBERHEALTH, INC.
and
THE SHAREHOLDER REPRESENTATIVE NAMED HEREIN
Dated as of May 7, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of May 7, 2007, is entered into by and among UNIVERSAL AMERICAN FINANCIAL CORP., a New York corporation ("Parent"), MH ACQUISITION I CORP., a Delaware corporation and wholly owned subsidiary of Parent (the "Delaware Corp. Merger Sub"), MH ACQUISITION II LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (the "Delaware LLC Merger Sub" and, together with the Delaware Corp. Merger Sub, collectively, the "Merger Subs"), MHRx LLC, a Delaware limited liability company ("MHRx"), MemberHealth, Inc., an Ohio corporation and wholly owned subsidiary of MHRx (the "Company"), and Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership ("WCAS IX"), as the Shareholder Representative hereunder.

RECITALS

        WHEREAS, the parties hereto desire to effect a business combination of Parent and the Company by means of (i) the merger (the "First Merger") of the Delaware Corp. Merger Sub with and into the Company, with the Company continuing as the surviving corporation of the First Merger (the "First Merger Surviving Corporation"), and (ii) immediately following the effectiveness of the First Merger, and as part of the same plan of merger and reorganization, the merger (the "Second Merger" and, together with the First Merger, collectively, the "Mergers") of the First Merger Surviving Corporation with and into the Delaware LLC Merger Sub, with the Delaware LLC Merger Sub continuing as the surviving entity of the Second Merger (the "Second Merger Surviving Entity");

        WHEREAS, pursuant to the First Merger (i) all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") shall be converted into the right to receive a combination of cash and shares of Common Stock, par value $0.01, of Parent (the "Parent Common Stock") as herein provided and (ii) all of the issued and outstanding common stock of the Delaware Corp. Merger Sub shall be converted into shares of common stock, par value $.01 per share, of the First Merger Surviving Corporation ("First Merger Surviving Corporation Common Stock");

        WHEREAS, pursuant to the Second Merger (i) all of the issued and outstanding First Merger Surviving Corporation Common Stock shall be cancelled and (ii) all of the issued and outstanding membership interests of the Delaware LLC Merger Sub shall be converted into 100% of the issued and outstanding membership interests of the Second Merger Surviving Entity;

        WHEREAS, the respective Boards of Directors of each of the parties hereto (or, in the case of the Delaware LLC Merger Sub, Parent, as its sole managing member) have unanimously determined that this Agreement and the Mergers and other transactions contemplated hereby, including the issuance of the Parent Shares (as defined below) pursuant to the First Merger (such other transactions, together with the Mergers and the other "Transactions" (as defined in Securities Purchase Agreement referred to below) contemplated by the Financing Documents (as defined below) and the Other Securities Purchase Agreement, being referred to herein collectively as the "Transactions"), are fair to and in the best interests of their respective shareholders or members, as applicable, and have declared advisable and approved this Agreement and the transactions contemplated hereby;

        WHEREAS, the Board of Directors of the Delaware Corp. Merger Sub has resolved to recommend that Parent, as the sole shareholder of the Delaware Corp. Merger Sub, adopt this Agreement and approve the Mergers;

        WHEREAS, immediately following the execution and delivery of this Agreement, Parent, as the sole shareholder of the Delaware Corp. Merger Sub, is executing and delivering a written consent adopting this Agreement and approving the Mergers;

        WHEREAS, the Board of Directors of Parent has unanimously resolved to recommend that the shareholders of Parent approve the issuance of the Parent Shares pursuant to the First Merger and the shares of capital stock of Parent (the "Equity Financing Shares") to be issued in connection with the equity financing contemplated by the Securities Purchase Agreement (as defined below) (the "Equity Financing"), and the related changes to the authorized capital stock of Parent required to complete the Equity Financing;

        WHEREAS, as contemplated by Rule 4350(i) of The NASDAQ Stock Market, Inc. ("NASDAQ") Marketplace Rules, Parent shall call a special meeting of its shareholders (the "Parent Shareholder Meeting") and, at such meeting, seek the affirmative vote of the holders of a majority of the shares of Parent Common Stock voting in person or by proxy at such meeting on proposals regarding the issuance of the Parent Shares in the First Merger and the Equity Financing Shares in connection with the Equity Financing (such vote together with the Parent Charter Vote referred to below, being hereinafter referred to as the "Required Parent Shareholder Approval");

        WHEREAS, at the Parent Shareholder Meeting, Parent shall also seek the affirmative vote of the holders of a majority of the shares of Parent Common Stock then outstanding on a proposal to amend the Certificate of Incorporation of Parent to authorize new classes of Parent capital stock and increase the number of authorized shares of Parent capital stock in the manner required by the Securities Purchase Agreement (as in effect on the date hereof) (the "Parent Charter Vote");

        WHEREAS, as a condition and inducement to MHRx's and the Company's willingness to enter into this Agreement, each of the persons listed on Annex A-1 hereto (each a "Parent Voting Agreement Party") has entered into a voting agreement in the form attached hereto as Exhibit A-1 (the "Parent Voting Agreement"), pursuant to which each Parent Voting Agreement Party has, among other things, irrevocably agreed to vote all of the voting securities of Parent now or hereafter held by it or over which it has voting control in favor of the Required Parent Shareholder Approval;

        WHEREAS, the sole shareholder and Board of Directors of the Company have unanimously resolved to adopt this Agreement and approve the First Merger;

        WHEREAS, the Management Committee of MHRx has unanimously resolved to adopt this Agreement and approve the First Merger; and

        WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Mergers qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

        Section 1.1    Certain Definitions.    As used in this Agreement, the following terms have the respective meanings set forth below.

        "2006 CMS Reconciliation" has the meaning set forth in Section 2.12(c).

        "Actual Net CMS Reconciliation Amount" means (a) the actual amount of all payments made or to be made to the Company and its Subsidiaries (or their successors) in respect of the 2006 coverage year less (b) the actual amount of all payments made or to be made by the Company and its Subsidiaries (or their successors) in respect of the 2006 coverage year, in each case, as a result of the 2006 CMS Reconciliation, the State Claims Post Reconciliation and Plan to Plan Post Reconciliation. For the avoidance of doubt, if the amount referred to in (a) exceeds the amount referred to in (b), the Actual Net CMS Reconciliation Amount would be a positive number and if the amount referred to in (a) is less than the amount referred to in (b), the Actual Net CMS Reconciliation Amount would be a negative number.

        "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

        "Agreement" has the meaning set forth in the preamble.

        "Alternative Transaction" has the meaning set forth in Section 5.8.

        "Annual Cap" shall mean, with respect to each Annual Earnout Period, $50,000,000.

        "Annual EBITDA" shall mean, with respect to each Annual Earnout Period, the total EBITDA of the MH Business for such period.

        "Annual Earnout Amount" shall mean (A) with respect to the Annual Earnout Periods ending December 31, 2008 and December 31, 2009, an amount equal to the lesser of (i) the amount by which Annual EBITDA for such period exceeds the EBITDA Threshold for such period and (ii) the Annual Cap and (B) with respect to the Annual Earnout Period ending December 31, 2010, an amount equal to the lesser of (i) the amount by which the sum of the Annual EBITDA for such period and the TRICARE Amount exceeds the EBITDA Threshold for such period and (ii) the Annual Cap. For the avoidance of doubt, to the extent that any portion of the CMS Reconciliation Payment Amount is paid to or by the Company, with respect to the 2006 plan year, during the Annual Earnout Periods, any such portion of the CMS Reconciliation Payment Amount or other CMS settlement amounts shall be excluded from the calculation of Annual EBITDA for such Annual Earnout Period.

        "Annual Earnout Financials" has the meaning set forth in Section 2.13(b)(i).

        "Annual Earnout Period" means each of the following three periods: (i) January 1, 2008 through and including December 31, 2008, (ii) January 1, 2009 through and including December 31, 2009 and (iii) January 1, 2010 through and including December 31, 2010.

        "Annual Earnout Statement" has the meaning set forth in Section 2.13(b)(i).

        "Antitrust Division" has the meaning set forth in Section 5.6(a).

        "Arbitrator" has the meaning set forth in Section 2.13(b)(iii).

        "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Cleveland, Ohio are open for the general transaction of business.

        "Capitalization Date" has the meaning set forth in Section 4.5(a).

        "Cash Merger Consideration" means the Initial Cash Merger Consideration as from time to time adjusted pursuant to Section 2.12, Section 2.13 and/or Section 8.2 (it being understood that if any cash is paid to Parent pursuant to Section 2.12 or Section 8.2, the payment of such cash to Parent shall be deemed to reduce the Cash Merger Consideration).

        "Certificates of Merger" has the meaning set forth in Section 2.3.

        "Charter Amendment" means an amendment to the Certificate of Incorporation of Parent to increase the number of authorized shares of Parent capital stock in the form of Exhibit B hereto.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "CMS" means the Centers for Medicare & Medicaid Services.

        "CMS Dispute Arbitrator" has the meaning set forth in Section 2.12(d)(iii).

        "CMS Reconciliation Disagreement Notice" has the meaning set forth in Section 2.12(c)(ii).

        "CMS Reconciliation Payment Amount" means the Reserve-Adjusted Net CMS Reconciliation Amount multiplied by a percentage equal to (a) 100% less (b) the marginal income tax rate of the Company taking into account federal, state and local income taxes, including any taxes, such as franchise taxes, measured by net income (and the deductibility for federal income tax purposes of state and local income taxes) as determined by reference to the federal, state and local income tax returns of the Company for 2006 as filed and as amended from time to time (or in the event such returns have not been filed as reasonably estimated in good faith by Parent).

        "CMS Reconciliation Payment Date" has the meaning set forth in Section 2.12(e).

        "CMS Reconciliation Reserve Amount" means $21,393,922 (which represents an amount equal to the reserve for "claims" reflected on the Latest Company Balance Sheet.

        "CMS Reconciliation Statement" has the meaning set forth in Section 2.12(d)(i).

        "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

        "Code" has the meaning set forth in the recitals.

        "Company" has the meaning set forth in the preamble.

        "Company CMS Agreement" has the meaning set forth in Section 3.20(a).

        "Company Common Stock" has the meaning set forth in the recitals.

        "Company Confidentiality Agreement" means the confidentiality agreement dated January 2, 2007 by and between MHRx and Parent.

        "Company Contracts" has the meaning set forth in Section 3.17.

        "Company Disclosure Schedules" means the disclosure schedules to this Agreement delivered by the Company to Parent and the Merger Subs on or prior to the date hereof in connection with this Agreement.

        "Company Employee Benefit Plan" means any Employee Benefit Plan of the Company or any of its Subsidiaries.

        "Company ERISA Affiliate" means any entity that is considered a single employer with the Company under Section 414 of the Code.

        "Company Financial Advisor" means Banc of America Securities LLC.

        "Company Financial Statements" has the meaning set forth in Section 3.6(a).

        "Company Intellectual Property Rights" has the meaning set forth in Section 3.16(a).

        "Company Lease" and "Company Leases" have the meanings set forth in Section 3.19(a).

        "Company Leased Property" has the meaning set forth in Section 3.19(a).

        "Company Material Adverse Effect" means any fact, event, circumstance, change, occurrence, effect or condition individually or in the aggregate which has had or would reasonably be expected to have a material adverse effect on (A) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to consummate the transactions contemplated hereby; provided, that any change, event or effect, arising from or related to, or in the case of matters covered by clause (ix) below, directly and solely resulting from: (i) conditions generally affecting the industries in which the Company and its Subsidiaries operate or the United States economy generally; (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) any disruption of the financial, banking or securities markets (including any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Legal Requirements, except for changes in Legal Requirements or CMS written interpretation and guidance related to Medicare Part D; (vi) any action taken or omission by the Company in accordance with this Agreement or at the written request or with prior written consent of Parent; (vii) any change in or effect on the business of the Company or its Subsidiaries that is cured prior to the Closing; (viii) the announcement of the Transactions; or (ix) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, shall not be taken into account in determining whether a "Company Material Adverse Effect" has occurred, or would reasonably be expected to occur, except, in the case of clauses (i) and (iii), to the extent that such change, event or effect referred to therein has had a materially disproportionate impact on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other industry participants and except in the case of clause (ix), any fact, event, circumstance, change, occurrence, effect or condition underlying any failure to meet any such projections, forecasts or revenue or earnings predictions shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, and except that clause (viii) shall not apply with respect to Sections 3.3 and 3.4 hereof.

        "Company Novation Agreement" has the meaning set forth in Section 3.20(a).

        "Company Representatives" has the meaning set forth in Section 5.1(a)(ii).

        "Consents" has the meaning set forth in Section 5.6(a).

        "Contracts" means the Company Contracts and the Parent Contracts.

        "Contractual Obligation" means, with respect to any Person, any contract, obligation, agreement, deed, mortgage, lease, sublease, license or legally binding commitment, promise, undertaking or instrument, whether written or oral, to which or by which such Person is a party or otherwise bound or to which or by which any property, business, operation or right of such Person is bound.

        "Conversion Shares" means the shares of Parent Common Stock issuable upon conversion of (i) the Equity Financing Shares and the Other SPA Shares and (ii) any shares issued in exchange for any Equity Financing Shares or Other SPA Shares.

        "Debt Commitment Letter" has the meaning set forth in Section 4.20.

        "Debt Financing" has the meaning set forth in Section 4.20.

        "Delaware LLC Act" means the Limited Liability Company Act of the State of Delaware, as amended and in effect from time to time.

        "Delaware LLC Merger Sub" has the meaning set forth in the preamble.

        "Delaware LLC Merger Sub Interests" has the meaning set forth in Section 2.6(b).

        "Delaware Corp. Merger Sub" has the meaning set forth in the preamble.

        "Delaware Corp. Merger Sub Common Stock" has the meaning set forth in Section 2.6(a).

        "DGCL" means the Delaware General Corporation Law, as amended and in effect from time to time.

        "Dispute Panel" has the meaning set forth in Section 2.13(b)(iii).

        "Disclosure Schedules" means the Company Disclosure Schedules and Parent Disclosure Schedules.

        "Earnout Disagreement Notice" has the meaning set forth in Section 2.13(b)(ii).

        "EBITDA" shall mean, with respect to each Annual Earnout Period, the revenue of the MH Business for such period plus interest income directly allocable to the MH Business (excluding interest income on capital) for such period less the Operating Expenses of the MH Business for such period, calculated in accordance with the principles set forth in this Section 2.13 and, to the extent consistent with such principles, GAAP.

        "EBITDA Threshold" shall mean, with respect to each Annual Earnout Period, the amount set forth below:

Annual Earnout Period	EBITDA Threshold
January 1, 2008 through December 31, 2008	$151,000,000
January 1, 2009 through December 31, 2009	$145,000,000
January 1, 2010 through December 31, 2010	$186,000,000

        "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement maintained, sponsored or contributed to by a Person or any of its Subsidiaries.

        "Environmental Laws" means all federal, state, local and foreign Legal Requirements concerning pollution or protection of the environment as such Legal Requirements are enacted and in effect on or prior to the Closing Date.

        "Equity Financing" has the meaning set forth in the recitals.

        "Equity Financing Shares" has the meaning set forth in the recitals.

        "Equity Financing Sources" has the meaning set forth in Section 4.20.

        "Equity Shortfall Amount" has the meaning set forth in Section 2.6(a)(iii)(B).

        "Equity Shortfall Notice" has the meaning set forth in Section 2.6(a)(iii)(B).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agent" has the meaning set forth in Section 2.10.

        "Escrow Agreement" has the meaning set forth in Section 2.10.

        "Escrow Cash" has the meaning set forth in Section 2.10.

        "Escrow Fund" has the meaning set forth in Section 2.10.

        "Escrow Shares" has the meaning set forth in Section 2.10.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

        "Fair Market Value" means, as of any date of determination, (i) if the Parent Common Stock is publicly traded on the NASDAQ Global Select Market, unless (and then only to the extent) otherwise specified herein, the average of the high and low trading price of the Parent Common Stock on such date of determination or (ii) if the Parent Common Stock is not publicly traded on the NASDAQ Global Select Market, the fair market value of the Parent Common Stock on such date of determination as determined by an independent appraiser mutually selected by Parent and the Shareholder Representative each acting reasonably (it being agreed that, in such circumstances, (a) if Parent and the Shareholder Representative cannot agree on an independent appraiser, Parent and the Shareholder Representative shall each choose an independent appraiser, and the two appraisers that are chosen shall appoint a third independent appraiser to determine the Fair Market Value of the Parent Common Stock, (b) Parent and the Shareholder Representative shall use their reasonable best efforts to cause such valuation to be completed within 60 days of the date that the need to determine Fair Market Value first arises, (c) the fees and expenses of the independent appraiser shall be paid 50% by Parent and 50% by MHRx and (d) any determination of Fair Market Value by such independent appraiser shall be final, conclusive and binding for all purposes of this Agreement).

        "Financing" has the meaning set forth in Section 4.20.

        "Financing Documents" has the meaning set forth in Section 4.20.

        "First Merger" has the meaning set forth in the recitals.

        "First Merger Certificate of Merger" has the meaning provided in Section 2.3.

        "First Merger Effective Time" has the meaning provided in Section 2.3.

        "First Merger Surviving Corporation" has the meaning set forth in the recitals.

        "First Merger Surviving Corporation Common Stock" has the meaning set forth in the recitals.

        "FTC" has the meaning set forth in Section 5.6(a).

        "Funded Indebtedness" means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated hereby) arising under any obligations of a Person or any of its Subsidiaries consisting of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, or (iii) obligations under any interest rate, currency or other hedging agreements, to the extent payable if terminated, in each case, as of such date.

        "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

        "Governing Documents" means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "Governing Documents" of a corporation are its certificate of incorporation and by-laws (or equivalent), the "Governing Documents" of a limited partnership are its certificate of formation and its limited partnership agreement and the "Governing Documents" of a limited liability company are its certificate of formation and its operating agreement.

        "Government Order" means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

        "Governmental Authority" means any foreign government, or the government of the United States of America and any state, commonwealth, territory, possession, county, or municipality thereof, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions and, in the case of Parent, NASDAQ.

        "Governmental Authorization" means any or all licenses, permits, Waivers, accreditations, approvals, qualifications, certifications, and other authorizations granted by any Governmental Authority, accreditation organization or Payment Program relating to or affecting a Medicare prescription drug plan, discount drug plan or other drug plan or product offered or administered by the Company or Parent, the establishment, ownership, operation, maintenance, management, regulation, development or expansion thereof (including the Company CMS Agreement).

        "Hazardous Substance" means any pollutant, contaminant or toxic or hazardous material, substance or waste, whether solid, liquid or gas.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indemnifiable Losses" has the meaning set forth in Section 8.2(d)(i).

        "Indemnifiable Tax Benefit" has the meaning set forth in Section 8.2(d)(vi).

        "Indemnification Percentage" has the meaning set forth in Section 8.2(d)(iii).

        "Indemnified Person" has the meaning set forth in Section 8.2(d)(vi).

        "Indemnifying Member" has the meaning set forth in Section 8.2(b).

        "Indemnifying Party" has the meaning set forth in Section 8.2(d)(vi).

        "Initial Cash Merger Consideration" has the meaning set forth in Section 2.6(a)(ii)(A).

        "Initial Merger Consideration" has the meaning set forth in Section 2.6(a)(ii)(B).

        "Initial Parent Shares" has the meaning set forth in Section 2.6(a)(ii)(B). For the avoidance of doubt, it is acknowledged that the Initial Parent Shares include the Escrow Shares.

        "Initial Stock Merger Consideration" has the meaning set forth in Section 2.6(a)(ii)(B).

        "Intellectual Property Rights" means all intellectual property, whether owned or held for use under license, whether registered or unregistered, including, without limitation, such rights in and to all: (i) patents and patent applications (collectively, "Patents"); (ii) trademarks, trade dress, service marks, certification marks, logos and trade names; (iii) copyrights, copyright registrations and applications and works of authorship; (iv) Internet domain names and uniform resource locators; (v) trade secrets (as defined in the Uniform Trade Secrets Act and common law) ("Trade Secrets"); and (vi) software and information technology systems including, without limitation, data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, "Software").

        "Joinder Agreement" means an agreement substantially in the form of Exhibit C hereto pursuant to which an Indemnifying Member agrees to be bound by the provisions of this Agreement solely as they relate to the indemnification obligations of the Indemnifying Members pursuant to Section 8.2(b) and the appointment of the Shareholder Representative.

        "Knowledge" means, with respect to any Person, the actual knowledge of such Person (and shall in no event encompass constructive, imputed or similar concepts of knowledge); provided that in the case of the Company, such actual knowledge shall be limited to the Knowledge of Charles E. Hallberg, David S. Azzolina, Jane C. Koehl-Colling, Scott G. Hughes, D. Alan Scantland, Robert J. Donnelly, John G. Kloss and Len Ploskonka, none of whom shall have any personal liability regarding such Knowledge, and in the case of Parent and the Merger Subs, such actual knowledge shall be limited to the Knowledge of Richard Barasch, Robert Waegelein, Gary Bryant, Jason Israel, Gary Jacobs, Theodore Carpenter, Jr., Lisa M. Spivack and Steven B. Najjar, none of whom shall have any personal liability regarding such Knowledge.

        "Latest Company Balance Sheet" has the meaning set forth in Section 3.6(a)(ii).

        "Latest Parent Balance Sheet" has the meaning set forth in Section 4.7.

        "Legal Requirement" means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, binding directive, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law and, with respect to Parent, the NASDAQ Marketplace Rules.

        "Lender" has the meaning set forth in Section 4.20.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind. For avoidance of doubt, "Lien" shall not include any license of Intellectual Property Rights.

        "Losses" has the meaning set forth in Section 8.2(a).

        "Medicare Part D" means the Outpatient Prescription Drug Program established by the Medicare Modernization of Act of 2003.

        "Mergers" has the meaning set forth in the recitals.

        "Merger Consideration" means the Merger Consideration, as from time to time adjusted pursuant to Section 2.12, Section 2.13 and/or Section 8.2.

        "Merger Subs" has the meaning set forth in the preamble.

        "MH Business" shall mean, collectively: (a) the Part D Business, (b) the Private Fee-for-Service Business, (c) the TRICARE Business, (d) MH New Business and (e) the PBM Business.

        "MH New Business" shall mean the business of establishing, underwriting, selling, administering and/or maintaining any policies or other insurance products (other than Medicare Advantage private fee-for-service and Medicare Part D products and policies) (i) to or for any beneficiaries of the Part D Business; (ii) to or for any beneficiaries acquired (a) through the CommunityCareRx brand, (b) through any other brand utilized by the Company or any of its Subsidiaries before, on or after the date hereof or (c) through any arrangements (including, without limitation, any co-branding arrangements) entered into with the National Community Pharmacists Association before, on or after the date hereof (in all cases under this section (ii), whether such business is conducted by the Company or any of its Subsidiaries or Parent or any of its other Subsidiaries); or (iii) to or for any beneficiaries of the Private Fee-for-Service Business.

        "MHRx" has the meaning set forth in the preamble.

        "MHRx Indemnified Persons" has the meaning set forth in Section 8.2(c).

        "MHRx Representative" means Sean M. Traynor or another representative appointed by the Shareholder Representative.

        "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

        "NASDAQ" has the meaning set forth in the recitals.

        "Net Present Value" means, for purposes of calculating the TRICARE Amount, the net present value of the future stream of revenues and expenses directly associated with the TRICARE Agreement (including Taxes actually incurred that but for the TRICARE Agreement would not have been incurred), discounting future revenues and expenses using a discount rate of twelve percent (12%), and subtracting the sum total of discounted expenses from the sum total of discounted revenues, and assuming that the future revenues and expenses to be earned and incurred under the TRICARE Agreement will continue to be the same as the revenues and expenses of the TRICARE Business during the final Annual Earnout Period (i.e., January 1, 2010 through December 31, 2010) and assuming that the TRICARE Agreement will expire at the end of its stated term (as in effect on December 31, 2010).

        "New Plans" has the meaning set forth in Section 5.9(a).

        "New Shares" has the meaning set forth in Section 2.10.

        "OGCL" means the General Corporation Law of the State of Ohio, as amended and in effect from time to time.

        "Operating Expenses" means all expenses other than (a) interest expense and any other capital-related charges, including expenses relating to third party reinsurance contracts entered into to satisfy capital requirements, (b) depreciation, (c) amortization, (d) federal and state income taxes and (e) unusual and non-recurring non-cash expenses.

        "Other Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of the date hereof pursuant to which Parent has agreed to issue and sell to the investors party thereto, and such investors have agreed to purchase from Parent, an aggregate of 30,473 shares of Series A Participating Convertible Preferred Stock of Parent and an aggregate of 19,527 shares of Series B Participating Convertible Preferred Stock of Parent (the "Other SPA Shares") on the date hereof.

        "Other SPA Shares" has the meaning set forth in the definition of Other Securities Purchase Agreement.

        "Outstanding Parent Stock Awards" has the meaning set forth in Section 4.5(a).

        "Parent" has the meaning set forth in the preamble.

        "Parent Board Recommendation" has the meaning set forth in Section 5.12(d).

        "Parent Charter Vote" has the meaning set forth in the recitals.

        "Parent Common Stock" has the meaning set forth in the recitals.

        "Parent Confidentiality Agreement" means the confidentiality agreement dated November 2, 2006 by and between the Company and Parent.

        "Parent Contracts" has the meaning set forth in Section 4.16.

        "Parent Disclosure Schedules" means the disclosure schedules to this Agreement delivered by Parent and the Merger Subs to MHRx and the Company on or prior to the date hereof in connection with this Agreement.

        "Parent Employee Benefit Plan" means any Employee Benefit Plan of Parent or any of its Subsidiaries.

        "Parent ERISA Affiliate" means any entity that is considered a single employer with Parent under Section 414 of the Code.

        "Parent Indemnified Persons" has the meaning set forth in Section 8.2(a).

        "Parent Intellectual Property Rights" has the meaning set forth in Section 4.15(a).

        "Parent Lease" and "Parent Leases" have the meanings set forth in Section 4.18(a).

        "Parent Material Adverse Effect" means any fact, event, circumstance, change, occurrence, effect or condition individually or in the aggregate which has had or would reasonably be expected to have a material adverse effect on (A) the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) the ability of Parent or either Merger Sub to consummate the Transactions; provided, that any change, event or effect arising from or related to, or in the case of matters covered by clauses (ix) and (x) below, directly and solely resulting from: (i) conditions generally affecting the industries in which Parent and its Subsidiaries operate or the United States economy generally; (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) any disruption of the financial, banking or securities markets (including any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Legal Requirements, except for changes in Legal Requirements or CMS written interpretations and guidance related to Medicare Part D or related to the business of providing health and life insurance or managed care products and services; (vi) any action taken or omission by Parent or either Merger Sub in accordance with this Agreement or at the written request or with the prior written consent of the Company; (vii) any change in or effect on the business of Parent or its Subsidiaries that is cured prior to the Closing; (viii) the announcement of the Transactions; (ix) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; or (x) any change, in and of itself, in the market price or trading volume of shares of Parent Common Stock, shall not be taken into account in determining whether a "Parent Material Adverse Effect" has occurred, or would reasonably be expected to occur, except, in the case of clauses (i) and (iii), to the extent that such change, event or effect referred to therein has had a materially disproportionate impact on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, relative to other industry participants and except in the case of clauses (ix) and (x) any fact, event, circumstance, change, occurrence, effect or condition underlying any failure to meet any projections, forecasts or revenue or earnings predictions or affecting such market price or trading volume shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, and except that clause (viii) shall not apply with respect to Sections 4.3 and 4.4 hereof.

        "Parent Preferred Stock" has the meaning set forth in Section 4.5(a).

        "Parent Representative" means Robert Waegelein or another senior executive officer of Parent designated by Parent.

        "Parent Representatives" has the meaning set forth in Section 5.1(a)(i).

        "Parent SEC Documents" has the meaning set forth in Section 4.6(a).

        "Parent Shares" means the Initial Parent Shares, and any Parent Shares from time to time issued pursuant to Section 2.12,Section 2.13 and/or Section 8.2 (it being understood that if any shares of Parent Common Stock are transferred to Parent pursuant to Section 2.12 and/or Section 8.2, the transfer of such shares to Parent shall be deemed to reduce the number of Parent Shares actually and ultimately issued by Parent as Merger Consideration hereunder).

        "Parent Shareholder Meeting" has the meaning set forth in the recitals.

        "Parent Shareholder Meeting Date" has the meaning set forth in Section 3.24.

        "Parent Significant Subsidiaries" means, the "significant subsidiaries" of the Parent as defined by Regulation S-X under the Exchange Act.

        "Parent Stock Plans" has the meaning set forth in Section 4.5(a).

        "Parent Voting Agreement" has the meaning set forth in the recitals.

        "Parent Voting Agreement Party" has the meaning set forth in the recitals.

        "Part D Business" shall mean the business of establishing, underwriting, selling, administering and/or maintaining Medicare Part D prescription drug plans under the Company CMS Agreement (as the same may be from time to time amended, modified, restated or superseded by a successor or replacement agreement) or under the CommunityCareRx brand or any other brand utilized by the Company and its Subsidiaries as of the date of this Agreement or under any other brand developed by the Company or its Subsidiaries or the National Community Pharmacists Association or any other co-branding arrangements specifically for the employer group business (for example, the Hartford and Aegon) before, on or after the date hereof (whether such business is conducted by the Company or any of its Subsidiaries or Parent or any of its other Subsidiaries).

        "Patents" has the meaning set forth in the definition of Intellectual Property Rights.

        "Payment Program" means Medicare, Medicaid, commercial and private insurers, employer group health plans (including, without limitation a "Welfare Plan" described in Section 3(1) of ERISA), and any other governmental, commercial, or other organization which maintains a health care reimbursement program or policy.

        "PBM Business" shall mean the pharmacy benefit management business of Parent, the Company and their respective Subsidiaries other than (i) any business replacing, after the date hereof, any pharmacy benefit management services currently provided to customers of Parent and its Subsidiaries by third parties as of the date hereof or (ii) business existing at the time of Closing, acquired or developed as part of Parent's preexisting pharmacy benefit management business.

        "Permitted Liens" means (a) mechanics, materialmen's, carrier's, repairer's and other Liens arising or incurred in the ordinary course of business or that are not yet delinquent or are being contested in good faith; (b) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith, provided an appropriate reserve is established therefor to the extent required by GAAP; (c) Liens (including encumbrances and restrictions on real property such as easements, covenants, rights of way and similar matters affecting title) that do not, individually or in the aggregate, materially interfere with the present uses or value of the property subject to such Liens; (d) Liens granted to any lender at the Closing in connection with the Financing; (e) with respect to the Company Common Stock and Parent Common Stock, restrictions on transfer imposed under applicable securities laws; (f) with respect to the Company and its Subsidiaries, Liens described on Schedule 1.1(a) and (g) with respect to Parent and its Subsidiaries, Liens described on Schedule 1.1(b).

        "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

        "Plan to Plan Post Reconciliation" means any Medicare Part D prescription drug claim that has been paid for by another CMS approved Part D sponsor plan whereby (i) the claim is for a beneficiary who was a member of the Company's Part D plan in the 2006 plan year and (ii) the claim was not received timely from the sponsor and therefore was not included in the 2006 CMS Reconciliation. This reconciliation is not limited to just Phase 1 exposures.

        "Private Fee-for-Service Business" shall mean the business of establishing, underwriting selling, administering and/or maintaining Medicare Advantage private fee-for-service policies (or private fee-for-service policies under any successor program) (i) to or for any beneficiaries of the Part D Business or (ii) to or for any beneficiaries acquired (a) through the CommunityCareRx brand, (b) through any other brand utilized by the Company or any of its Subsidiaries before, on or after the date hereof or (c) through any arrangements (including, without limitation, any co-branding arrangements) entered into with the National Community Pharmacists Association before, on or after the date hereof (in all cases under this section (ii), whether such business is conducted by the Company or any of its Subsidiaries or Parent or any of its other Subsidiaries).

        "Proxy Statement/Prospectus" has the meaning set forth in Section 4.4.

        "Registration Statement" has the meaning set forth in Section 4.4.

        "Required Parent Shareholder Approval" has the meaning set forth in recitals.

        "Reserve-Adjusted Net CMS Reconciliation Amount" means the Actual Net CMS Reconciliation Amount plus the CMS Reconciliation Reserve Amount.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the United States Securities and Exchange Commission.

        "Second Merger" has the meaning provided in the recitals.

        "Second Merger Certificate of Merger" has the meaning provided in Section 2.3.

        "Second Merger Effective Time" has the meaning provided in Section 2.3.

        "Second Merger Surviving Entity" has the meaning provided in the recitals.

        "Securities Act" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

        "Securities Purchase Agreement" has the meaning set forth in Section 4.20.

        "Seller Transaction Expenses" has the meaning set forth in Section 8.2(a)(iv).

        "Settlement Discussions" has the meaning set forth in Section 5.2(d).

        "Shareholder Representative" has the meaning set forth in Section 5.16(a).

        "Shareholders Agreement" has the meaning set forth in Section 6.3(i)(v).

        "Software" has the meaning set forth in the definition of Intellectual Property Rights.

        "State Claims Post Reconciliation" means any Medicare Part D prescription drug claim that has been paid for by a state whereby (i) the claim is for a beneficiary who was a member of the Company's Part D plan in 2006 and (ii) the claim was not received timely from the state and therefore was not included in the 2006 CMS Reconciliation.

        "Stock Merger Consideration" means the Initial Stock Merger Consideration, as from time to time adjusted pursuant to Section 2.12, Section 2.13 and/or Section 8.2 (it being understood that if any shares of Parent Common Stock are transferred to Parent pursuant to Section 2.12 and/or Section 8.2, the transfer of such shares to Parent shall be deemed to reduce the number of Parent Shares actually and ultimately issued by Parent as Merger Consideration hereunder).

        "Subsidiary" of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

        "Tax" means (A) any and all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax assessment, duty, fee, levy, or other governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not) and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (1) being a "transferee" of another person, (2) being a member of an affiliated, combined, consolidated or unitary group, or (3) any contractual liability.

        "Tax Benefits" has the meaning set forth in Section 8.2(d)(vi).

        "Tax Return" means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Legal Requirements relating to any Tax (including any amendment thereof).

        "Termination Date" has the meaning set forth in Section 7.1(b).

        "Third Party Claim" has the meaning set forth in Section 8.2(f)(i).

        "Trade Secrets" has the meaning set forth in the definition of Intellectual Property Rights.

        "Transactions" has the meaning set forth in the recitals.

        "TRICARE Agreement" shall mean any written agreement pursuant to which Parent, the Company or one or more other Subsidiaries of Parent (or any successor thereto) offers pharmacy services directly or indirectly through Computer Sciences Corporation (or any Affiliate thereof acting as prime contractor to the United States Department of Defense / TRICARE), as the same may be from time to time amended, modified, restated or superseded by a successor or replacement agreement.

        "TRICARE Amount" means an amount equal to twenty-five percent (25%) of the Net Present Value of the all profits (i.e., revenues less expenses) to be earned under the TRICARE Agreement from and after January 1, 2011.

        "TRICARE Business" shall mean business conducted pursuant to the TRICARE Agreement.

        "Waivers" has the meaning set forth in Section 3.20(b).

        "WCAS IX" has the meaning set forth in the preamble.

        Section 1.2    Interpretive Provision.    Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE 2

THE TRANSACTIONS

        Section 2.1    The Mergers.    At the First Merger Effective Time, on the terms and subject to the conditions of this Agreement and the applicable provisions of the OGCL and the DGCL, the Delaware Corp. Merger Sub shall be merged with and into the Company, the separate corporate existence of the Delaware Corp. Merger Sub shall cease, and the Company shall continue as the First Merger Surviving Corporation. At the Second Merger Effective Time (as defined below), and as part of the same plan of merger and reorganization, and on the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL and the Delaware LLC Act, the First Merger Surviving Corporation shall be merged with and into the Delaware LLC Merger Sub, the separate corporate existence of the First Merger Surviving Corporation shall cease, and the Delaware LLC Merger Sub shall continue as the Second Merger Surviving Entity under the name "MemberHealth, LLC".

        Section 2.2    Closing.    The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, at 10:00 A.M. (New York City time) on the second Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction of such conditions at the Closing), or on such other date and time as the Company and Parent shall mutually agree. The date of the Closing is herein called the "Closing Date".

        Section 2.3    Effective Times.    On the terms and subject to the conditions of this Agreement, the parties hereto shall cause the First Merger to be consummated at the Closing by the filing of a certificate of merger (the "First Merger Certificate of Merger") in a form mutually acceptable to Parent and the Company with the Secretary of State of Ohio and the Secretary of State of Delaware as required by, and executed in accordance with, the relevant provisions of the OGCL and the DGCL (the time of such later filing being the "First Merger Effective Time"). Immediately following the First Merger Effective Time, Parent shall cause the Board of Directors of the First Merger Surviving Corporation to adopt this Agreement and approve the Second Merger (and shall adopt this Agreement and approve the Second Merger as sole shareholder of the Second Merger Surviving Corporation). Immediately following such approval, the parties hereto shall cause the Second Merger to be effected by the filing of a certificate of merger (the "Second Merger Certificate of Merger" and, together with the First Merger Certificate of Merger, the "Certificates of Merger") in a form that is mutually acceptable to Parent and MHRx with the Secretary of State of Ohio and the Secretary of State of Delaware as required by, and executed in accordance with, the relevant provisions of the OGCL and the Delaware LLC Act (the time of such later filing being the "Second Merger Effective Time").

        Section 2.4    Effects of the Mergers.    The First Merger shall have the effects set forth in this Agreement, the First Merger Certificate of Merger and the applicable provisions of the OGCL and DGCL. The Second Merger shall have the effects set forth in this Agreement, the Second Merger Certificate of Merger and the applicable provisions of the DGCL and the Delaware LLC Act.

        Section 2.5    Governing Documents; Officers and Directors.

          (a)   The Articles of Incorporation and Regulations of the Company as in effect immediately prior to the First Merger Effective Time shall be the Articles of Incorporation and Regulations of the First Merger Surviving Corporation. The initial certificate of formation and limited liability company operating agreement of the Second Merger Surviving Entity shall be in the forms of Exhibits C-1 and C-2, respectively.

          (b)   The directors and officers of Delaware Corp. Merger Sub immediately prior to the First Merger Effective Time shall be the directors and officers of the First Merger Surviving Corporation. In connection with the Second Merger, the First Merger Surviving Corporation and the Delaware LLC Merger Sub shall take all actions necessary so that the directors and officers of Delaware LLC Merger Sub immediately prior to the Second Merger Effective Time shall be the initial directors and officers of the Second Merger Surviving Entity; provided however that Parent may, at its option, elect to appoint a manager for (or serve as managing member of the Second Merger Surviving Entity in lieu of such directors and officers).

        Section 2.6    Effect of the Mergers on the Capital Stock of the Constituent Entities of the Mergers.

          (a)   At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any holder of any shares of common stock, $.01 par value, of the Delaware Corp. Merger Sub (the "Delaware Corp. Merger Sub Common Stock") or any holder of Company Common Stock:

            (i)    Delaware Corp. Merger Sub Common Stock. Each share of Delaware Corp. Merger Sub Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one fully paid and nonassessable share of First Merger Surviving Corporation Common Stock.

            (ii)   Company Common Stock. Subject to Section 2.6(a)(iii),Section 2.7, Section 8.6 and Section 2.12(b), each share of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into the right to receive:

              (A)  an amount of cash equal to the quotient obtained by dividing (x) $346,500,000 by (y) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Merger Effective Time (the "Initial Cash Merger Consideration");

              (B)  that number of shares (the "Initial Parent Shares") of Parent Common Stock as is equal to the quotient obtained by dividing (x) 14,175,000 (subject to adjustment in the case of stock split, stock combination, stock dividend or similar event in respect of the Parent Common Stock) by (y) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Merger Effective Time (the "Initial Stock Merger Consideration" and together with the Initial Cash Merger Consideration, the "Initial Merger Consideration"), all of which shares shall have been issued pursuant to an effective registration statement on Form S-4 under the Securities Act;

              (C)  subject to the terms and conditions thereof, any additional Cash Merger Consideration and Parent Shares from time to time deliverable pursuant to Section 2.12 below; and

              (D)  subject to the terms and conditions thereof, any additional Cash Merger Consideration and Parent Shares from time to time deliverable pursuant to Section 2.13 below.

            (iii)  Adjustments.

              (A)  Notwithstanding anything to the contrary contained in Section 2.6(a)(ii) above, in the event that the Fair Market Value of the Initial Parent Shares (determined as of the trading day immediately preceding the Closing Date) would otherwise represent less than forty percent (40%) of the aggregate Initial Merger Consideration, then the number of Initial Parent Shares shall be increased (and such additional shares shall be deemed to be Initial Parent Shares for purposes of this Agreement) and the Initial Cash Merger Consideration shall be decreased in a manner to be determined by MHRx (and reasonably acceptable to Parent) so that the Fair Market Value of the Initial Parent Shares (determined as of the trading day immediately preceding the Closing Date) equals forty percent (40%) of the Initial Merger Consideration and the Initial Merger Consideration continues to equal $630,000,000 (assuming a value of $20 per Initial Parent Share).

              (B)  Parent shall not be entitled to assert the closing condition set forth in Section 6.2(d) below unless Parent shall have first given to MHRx written notice (an "Equity Shortfall Notice") of its intention to do so specifying the reasons why all or a portion of the Equity Financing will not be available for purposes of the Closing and the amount of such Equity Financing that is not anticipated to be available (the "Equity Shortfall Amount"). If an Equity Shortfall Notice is delivered to MHRx, MHRx shall have the option, exercisable in its sole discretion, to elect to reduce the Initial Cash Merger Consideration by the Equity Shortfall Amount and increase the number of Initial Parent Shares by a number of shares of Parent Common Stock equal to the Equity Shortfall Amount divided by $20.

          (b)   At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any holder of First Merger Surviving Corporation Common Stock or any

  holder of membership interests of the Delaware LLC Merger Sub (the "Delaware LLC Merger Sub Interests"):

            (i)    First Merger Surviving Corporation Common Stock. Each share of First Merger Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled and cease to exist and no consideration shall be payable in respect thereof.

            (ii)   Delaware LLC Merger Sub Membership Interests. The issued and outstanding Delaware LLC Merger Sub Interests (all of which will be held by Parent) shall remain as the membership interests of the Second Merger Surviving Entity.

        Section 2.7    Fractional Shares.    Notwithstanding anything to the contrary contained in Section 2.6(a)(ii)(B), no fraction of a share of Parent Common Stock will be issued as Stock Merger Consideration, and in lieu thereof an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Fair Market Value of the Parent Common Stock determined as of the trading day immediately prior to the date of issuance shall be added to the Cash Merger Consideration.

        Section 2.8    Cancellation and Retirement of Company Common Stock.    As of the First Merger Effective Time, all shares of Company Common Stock that are issued and outstanding immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate representing any such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration to be paid in consideration therefor pursuant to this Article 2. From and after the First Merger Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock which were outstanding immediately prior to the First Merger Effective Time.

        Section 2.9    Exchange of Certificates; Payment of Initial Merger Consideration.    Parent acknowledges that, as of the First Merger Effective Time, MHRx will be distributing and assigning to its members in accordance with its Governing Documents the right to receive directly from Parent the Initial Parent Shares (other than the Escrow Shares) and the Initial Cash Merger Consideration net of expenses as contemplated by Section 8.6 (other than the Escrow Cash), and Parent agrees to facilitate such distribution by delivering such Initial Merger Consideration directly to the MHRx members in accordance with specific written directions to be provided by MHRx to Parent not less than two (2) Business Days prior to the Closing Date for such purposes. On the Closing Date, MHRx shall surrender to Parent all certificates representing all of the shares of Company Common Stock and Parent shall deliver or cause to be delivered to the members of MHRx (i) the Initial Cash Merger Consideration (less the amount of Initial Cash Merger Consideration to be deposited in the Escrow Fund pursuant to Section 2.10 and the Escrow Agreement) (which shall be paid by wire transfer of immediately available funds to accounts specified in writing by MHRx to Parent not less than two (2) Business Days prior to the Closing) and (ii) certificates evidencing the Initial Parent Shares (other than the Initial Parent Shares to be deposited in the Escrow Fund pursuant to Section 2.10 and the Escrow Agreement) registered in the names of the MHRx members as specified in the instructions delivered by MHRx to Parent (or, if MHRx so specifies in such instruction that any of its members wishes to receive all or a portion of the Initial Parent Shares in book-entry or other uncertificated form, book-entry transfers evidencing the issuance of such portion of the Initial Parent Shares in accordance with such instructions). MHRx agrees to use its commercially reasonable efforts to provide Parent with such documents and information as it may reasonably request in connection with the issuance of such Initial Parent Shares, including completed Forms W-9 or, if applicable, appropriate Forms W-8 for each MHRx member who receives the Initial Parent Shares and information with respect to each MHRx member for Parent's stock records.

        Section 2.10    Escrow Fund.    As soon as practicable after the First Merger Effective Time, without any act of any holder of Company Common Stock, a portion of the Initial Stock Merger Consideration consisting of 708,750 shares of Parent Common Stock (such shares being the "Escrow Shares") and $17,325,000 of the Initial Cash Merger Consideration (the "Escrow Cash") shall be deposited with The Bank of New York (or such other institution mutually selected by Parent and the Company) as escrow agent (the "Escrow Agent"), such deposit to constitute the "Escrow Fund" and to be governed by the terms set forth herein and in an escrow agreement among Parent, the Shareholder Representative and the Escrow Agent (the "Escrow Agreement"), the form of which is attached as Exhibit D hereto. Each Person who is issued Initial Parent Shares shall have a proportionate interest in the Escrow Shares and the Escrow Cash deposited in the Escrow Fund (the amount of such proportionate interests to be provided to Parent by MHRx not later than two (2) Business Days prior to the Closing Date). The Escrow Shares shall be registered in the names of such MHRx members. Any shares of Parent Common Stock or other Parent equity securities (including shares issued upon a stock split) ("New Shares") issued or distributed by Parent in respect of the Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund, and become a part thereof; provided, however, any other dividends or distributions on the Escrow Shares (including on the New Shares) made in cash or property shall be currently distributed to the owners of such shares. The owners of the Escrow Shares shall pay any taxes on such dividends. The parties hereto shall cause each record owner of Escrow Shares to have the ability to direct the voting of that number of Escrow Shares contributed to the Escrow Fund on behalf of such shareholder (and on any New Shares) so long as such shares are held in the Escrow Fund. Parent shall show the Parent Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

        Section 2.11    Withholding.    Parent, the Company and MHRx, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        Section 2.12    Post Closing Adjustment Relating to CMS Reconciliation.

          (a)   Post-Closing Adjustment to Merger Consideration. Upon the final determination of the CMS Reconciliation Payment Amount pursuant to this Section 2.12, the Merger Consideration shall be adjusted as follows: (a) if the CMS Reconciliation Payment Amount is a positive number, then the Merger Consideration shall be increased on a dollar for dollar basis by the CMS Reconciliation Payment Amount and (b) if the CMS Reconciliation Payment Amount is a negative number, then the Merger Consideration shall be decreased on a dollar for dollar basis by the CMS Reconciliation Payment Amount. If the CMS Reconciliation Payment Amount is zero, the Merger Consideration shall not be adjusted pursuant to this Section 2.12. If the adjustments pursuant to this Section 2.12 result in an increase in the Merger Consideration, Parent shall pay to each Person who received the Initial Merger Consideration its pro rata share of such increase in accordance with Section 2.12(e) below. If the adjustments pursuant to this Section 2.12 result in a reduction in the Merger Consideration, the Indemnifying Members shall be severally obligated to pay to Parent their respective Indemnification Percentage of such decrease in accordance with Section 2.12(e) below. Payments made pursuant to this Section 2.12 shall not be subject to any right of setoff.

          (b)   Pre-Closing Finalization of the CMS Reconciliation Process. Notwithstanding the foregoing, the parties hereto acknowledge and agree that it may be possible to calculate and finalize the CMS Reconciliation Payment Amount prior to the Closing depending on when the 2006 CMS Reconciliation becomes final. In the event that the CMS Reconciliation Amount does become final prior to the Closing, the parties shall seek to agree on the Actual Net CMS Reconciliation

  Amount and the CMS Reconciliation Payment Amount prior to Closing and if possible adjust the Initial Merger Consideration accordingly. For such purposes, the review and dispute resolution provisions of Section 2.12(d) shall apply.

          (c)   CMS Reconciliation Process. In connection with the Company's participation in the process by which CMS calculates final payments and determines if any retroactive adjustment or reconciliation is necessary pursuant to 42 C.F.R. 423.343 for the 2006 plan year (the "2006 CMS Reconciliation"), the Company and Parent shall use their commercially reasonable efforts to conduct the 2006 CMS Reconciliation in good faith and in accordance with the prescribed methodology required pursuant to 42 C.F.R. 423.343. The Company and Parent shall keep the Shareholder Representative informed on a reasonably current basis with respect to items that pertain to the 2006 CMS Reconciliation, State Claims Post Reconciliation and Plan to Plan Post Reconciliation, and the 2006 CMS reconciliation relating to the existing Part D business of the Parent and its Subsidiaries. The Company and Parent further agree to consult with the Shareholder Representative on all material decisions relating to the 2006 CMS Reconciliation, State Claims Post Reconciliation and Plan to Plan Post Reconciliation, and shall permit the Shareholder Representative to review and comment on all material correspondence and submissions pertaining to the 2006 CMS Reconciliation, State Claims Post Reconciliation and Plan to Plan Post Reconciliation, and to review all material correspondence and submission pertaining to the 2006 CMS reconciliation relating to the existing Part D business of the Parent and its Subsidiaries.

          (d)   CMS Reconciliation Statement; Dispute Resolution.

            (i)    As soon as practicable and in any event not later than thirty (30) days after the 2006 CMS Reconciliation becomes final and is made available, Parent shall, at Parent's expense, prepare or cause to be prepared and delivered to the Shareholder Representative a statement (the "CMS Reconciliation Statement") setting forth in reasonable detail its determination (together with all supporting calculations) of the Actual Net CMS Reconciliation Amount and the CMS Reconciliation Payment Amount, such amounts and statement to be prepared and calculated in good faith and in accordance with the terms of this Agreement.

            (ii)   Parent shall provide the Shareholder Representative and its representatives prompt and complete access to all of the work papers of Parent and its representatives relating to the preparation of the CMS Reconciliation Statement and the 2006 CMS reconciliation relating to the existing Part D business of the Parent and its Subsidiaries (as well as access to all other books and records, employees and accountants of Parent and its Subsidiaries as may be reasonably requested by the Shareholder Representative in connection with its review of such CMS Reconciliation Statement and the 2006 CMS reconciliation relating to the existing Part D business of the Parent and its Subsidiaries), provided further that Parent shall only be required to exercise its commercially reasonable efforts to require its accountants to provide the Shareholder Representative with access to such accountants' work papers. If the Shareholder Representative determines that the CMS Reconciliation Statement (or the Actual Net CMS Reconciliation Amount or CMS Reconciliation Payment Amount (including the tax rate used to calculate such amount) has not been prepared or calculated in accordance with this Agreement, the Shareholder Representative shall be entitled to deliver a notice of disagreement (the "CMS Reconciliation Disagreement Notice") to Parent within 60 days of its receipt of the CMS Reconciliation Statement. The CMS Reconciliation Disagreement Notice shall set forth in reasonable detail those items or amounts set forth in the CMS Reconciliation Statement as to which the Shareholder Representative disagrees and the reasons for such disagreement. If no CMS Reconciliation Disagreement Notice is delivered within such 60-day period, the CMS Reconciliation Statement (and the Actual Net CMS Reconciliation Amount and CMS Reconciliation Payment Amount) shall become final, conclusive and binding on the parties hereto for all purposes of this Section 2.12 as of 5:00 p.m. (New York City time) on the 60th day, or, if earlier, upon the written acceptance of the CMS Reconciliation Statement by the Shareholder Representative.

            (iii)  If the Shareholder Representative delivers a CMS Reconciliation Disagreement Notice to Parent within the 60-day period described above, the parties shall use their good faith, commercially reasonable efforts to reach agreement on the disputed items or amounts in order to finalize such CMS Reconciliation Statement during the thirty (30) day period following the delivery of such CMS Reconciliation Statement. If the parties do not resolve all such disputed items or amounts set forth in the CMS Reconciliation Statement within such thirty (30) day period, Parent and the Shareholder Representative shall retain an appraisal or valuation firm of national reputation that is mutually acceptable to Parent and the Shareholder Representative (each acting reasonably) (the "CMS Dispute Arbitrator") pursuant to a customary engagement letter proposed by the CMS Dispute Arbitrator and reasonably acceptable to Parent and the Shareholder Representative and submit all such disputed items and amounts to the CMS Dispute Arbitrator for final resolution of such disputed items and amounts in accordance with the terms of this Agreement and such engagement letter. Parent and the Shareholder Representative will have the opportunity to present their positions with respect to such disputed items and amounts to the CMS Dispute Arbitrator, and such disputed items and amounts shall be finally resolved by the CMS Dispute Arbitrator. The CMS Dispute Arbitrator shall prepare a written report setting forth the resolution of the disputed items and amounts and the final calculation of the Actual Net CMS Reconciliation Amount and the CMS Reconciliation Payment Amount. Such report of the CMS Dispute Arbitrator shall be delivered to Parent and the Shareholder Representative as promptly as possible and the final determination of the CMS Dispute Arbitrator of such disputed items and amounts (and the Actual Net CMS Reconciliation Amount and the CMS Reconciliation Payment Amount derived therefrom) and shall be final, conclusive and binding upon each of the parties to this Agreement and shall not be subject to appeal of any kind. The fees and expenses of the CMS Dispute Arbitrator shall be borne equally by Parent and the Shareholder Representative. Each of Parent and MHRx shall provide all work papers, books and records, employees and accountants that are requested by the CMS Dispute Arbitrator in connection with the resolution of any such dispute.

          (e)   Payments. Subject to Section 2.14, any payment due pursuant to this Section 2.12 shall be paid within five (5) Business Days after the final determination of such amount pursuant to this Section 2.12 (such date, the "CMS Reconciliation Payment Date") and shall consist of (i) a number of shares of Parent Common Stock (which in the case of shares being issued by Parent shall have been registered under the Securities Act or be eligible to be sold immediately pursuant to an effective registration statement in form and substance reasonably acceptable to Parent and the Shareholder Representative) equal to (A) forty-five percent (45%) of such payment amount divided by (A) the Fair Market Value of a share of Parent Common Stock (provided that if the Parent Common Stock is then traded on the NASDAQ Global Select Market, such Fair Market Value shall be determined by reference to the average of the high and low trading price of the Parent Common Stock on a ten trailing day average basis for the last ten trading days immediately preceding the CMS Reconciliation Payment Date) and (ii) the remaining fifty-five percent (55%) of such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by or on behalf of the party or parties receiving such payment; provided, however, that any Indemnifying Member that is obligated to make a payment to Parent pursuant to this Section 2.12 may, at its election, pay its Indemnification Percentage of such payment amount in cash by wire transfer of immediately available funds. If Parent is required to make a payment to MHRx pursuant to this Section 2.12, such payment shall be made to the Indemnifying Members to the extent that MHRx has distributed the right to receive such payment to such Persons.

          (f)    Tax Treatment.    Except to the extent that a portion of any payment made pursuant to this Section 2.12 is required to be treated as imputed interest under Section 483 of the Code, the parties will treat any such payment as an adjustment to the Merger Consideration for Tax and financial reporting purposes.

          (g)   For the avoidance of doubt, the CMS Reconciliation Payment Amount calculated pursuant to Section 2.12 is not limited to the CMS reconciliation required under 42 C.F.R 423.343, but includes the 2006 CMS Reconciliation, Plan to Plan Post Reconciliation and State Claims Post Reconciliation in connection with the Company's 2006 plan year. In addition, any corollary true-up adjustments that would have been made in connection with any agreements entered into by the Company, including but not limited to NCPA Agreement and the Hannover Reinsurance Agreement, shall be considered in calculating the CMS Reconciliation Payment Amount.

        Section 2.13    Contingent Payments.

          (a)    Additional Merger Consideration.    Subject to and upon the terms and conditions of this Agreement, on each Earnout Payment Date, Parent shall pay to MHRx as additional Merger Consideration the Annual Earnout Amount due with respect to the immediately preceding Annual Earnout Period. Notwithstanding the foregoing, Parent may, in its sole discretion, elect to pay to MHRx an Annual Earnout Amount (or a portion thereof) despite the Annual EBITDA (or, for the Annual Earnout Period ending December 31, 2010, the Annual EBITDA plus the TRICARE Amount) being less than the EBITDA Threshold for such Annual Earnout Period. Payments made pursuant to this Section 2.13 shall not be subject to any right of setoff.

          (b)    Annual Earnout Financials; Annual Earnout Statement; Dispute Resolution.

            (i)    As soon as practicable and in any event not later than ninety (90) days after the last day of each Annual Earnout Period, Parent shall, at Parent's expense, prepare or cause to be prepared and delivered to the Shareholder Representative an income statement of the MH Business for such immediately preceding Annual Earnout Period ("Annual Earnout Financials") together with a statement (each an "Annual Earnout Statement") setting forth in reasonable detail its determination (together with all supporting calculations) of Annual EBITDA for such period and the Annual Earnout Amount, if any, for such period, each such amount and all such statements to be prepared and calculated in good faith and in accordance with the terms of this Agreement. In connection with the delivery of the Annual Earnout Financials and Annual Earnout Statement relating to the final Annual Earnout Period (i.e., January 1, 2010 through December 31, 2010), Parent shall also include as part of such Annual Earnout Statement, a reasonably detailed calculation of the TRICARE Amount calculated in good faith and in accordance with the terms of this Agreement.

            (ii)   Parent shall provide the Shareholder Representative and its representatives prompt and complete access to all of the work papers of Parent and its representatives relating to the preparation of the Annual Earnout Financials and each Annual Earnout Statement and access to all other books and records, employees and accountants of Parent and its Subsidiaries as may be reasonably requested by the Shareholder Representative in connection with its review of such Annual Earnout Financials and Annual Earnout Statements; provided that Parent shall only be required to exercise its commercially reasonable efforts to require its accountants to provide the Shareholder Representative with access to such accountants' work papers. If the Shareholder Representative determines that any Annual Earnout Financials or Annual Earnout Statements (or any Annual Earnout Amount or TRICARE Amount, if applicable, reflected thereon) has not been prepared or calculated in accordance with this Agreement, the Shareholder Representative shall be entitled to deliver a notice of disagreement (an "Earnout Disagreement Notice") to Parent within 60 days of its receipt of such Annual Earnout Financials and Annual Earnout Statement. Each Earnout Disagreement Notice shall set forth in reasonable detail those items or amounts set forth in such Annual Earnout Financials and/or Annual Earnout Statement as to which the Shareholder Representative disagrees and the reasons for such disagreement. If no Earnout Disagreement Notice is delivered within such 60-day period, such Annual Earnout Financials and Annual Earnout Statement (and each calculation of the Annual Earnout Amount and/or TRICARE Amount, as applicable, reflected thereon) shall become final, conclusive and binding on the parties hereto for all purposes of this Section 2.13 as of 5:00 p.m. (New York City time) on such 60th day, or, if earlier, upon the Shareholder Representative's written acceptance of the Annual Earnout Financials and Annual Earnout Statement (including each calculation of the Annual Earnout Amount and/or TRICARE Amount, as applicable, reflected thereon).

            (iii)  If the Shareholder Representative delivers an Earnout Disagreement Notice to Parent within the 60-day period described above, the parties shall use their good faith, commercially reasonable efforts to reach agreement on the disputed items or amounts in order to finalize such Earnout Financial Statements and determine the Annual Earnout Amount for such period (including the TRICARE Amount, if applicable) during the thirty (30) day period following the delivery of such Earnout Disagreement Notice by submitting such dispute to a panel consisting of the MHRx Representative, the Parent Representative and Charles E. Hallberg (the "Dispute Panel"). The Dispute Panel shall attempt to resolve such disputed items and amounts in good faith including, if necessary, by conducting not less than two in person meetings to discuss such dispute. If the Dispute Panel does not resolve all such disputed items or amounts set forth in the Earnout Disagreement Notice within such thirty (30) day period, Parent and the Shareholder Representative shall retain an appraisal or valuation firm of national reputation that is mutually acceptable to Parent and the Shareholder Representative (the "Arbitrator") pursuant to a customary engagement letter proposed by the Arbitrator and reasonably acceptable to Parent and the Shareholder Representative and submit all such disputed items and amounts to the Arbitrator for final resolution of such disputed items and amounts in accordance with the terms of this Agreement and such engagement letter. Parent and the Shareholder Representative will have the opportunity to present their positions with respect to such disputed items and amounts to the Arbitrator, and such disputed items and amounts shall be finally resolved by the Arbitrator. The Arbitrator shall prepare a written report setting forth the resolution of the disputed items and amounts and the final calculation of the disputed Annual Earnout Amount (including the TRICARE Amount, if applicable). Such report of the Arbitrator shall be delivered to Parent and the Shareholder Representative as promptly as possible and the final determination of the Arbitrator of such disputed items and amounts (and such Annual Earnout Amount (including the TRICARE Amount, if applicable) derived therefrom) and shall be final, conclusive and binding upon each of the parties to this Agreement and shall not be subject to appeal of any kind. The fees and expenses of the Arbitrator shall be borne by Parent; provided, that MHRx shall pay all such fees and expenses in the event that the Annual Earnout Amount (including the TRICARE Amount, if applicable) proposed by Parent are, in the aggregate, greater than or not more than $1,000,000 less than the final amounts as determined by the Arbitrator. Each of Parent and the Shareholder Representative shall provide all work papers, books and records, employees and accountants that are requested by the Arbitrator in connection with the resolution of any such dispute.

            (iv)  Subject to Section 2.14, any payments required to be made pursuant to this Section 2.13 shall be paid by Parent to MHRx (or its members, if the right to receive such payment has been distributed to such Persons by MHRx), within five (5) Business Days after the final determination of such amount pursuant to this Section 2.13 (each an "Earnout Payment Date") and shall consist of (i) a number of shares of Parent Common Stock that have been registered under the Securities Act (or which are eligible to be sold immediately pursuant to an effective registration statement in form and substance reasonably acceptable to Parent and the Shareholder Representative) equal to (A) forty-five percent (45%) of such payment amount divided by (B) the Fair Market Value of a share of Parent Common Stock (provided that if the Parent Common Stock is then traded on the NASDAQ Global Select Market, such Fair Market Value shall be determined by reference to the average of the high and low trading price of the Parent Common Stock on a ten trailing day average basis for the last ten trading days of the immediately preceding Annual Earnout Period to which such payment relates) and (ii) the remaining fifty-five percent (55%) of such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by the Shareholder Representative.

          (c)   Operations of the MH Business; Certain Principles of Allocation. The parties agree that at all times during the period from the date hereof through December 31, 2010 the MH Business shall be conducted in accordance with the following principles and the financial statements required to be prepared and calculations required to be made pursuant to this Section 2.13 shall be prepared and calculated in accordance with the following terms and conditions:

            (i)    Parent shall, in good faith, operate the MH Business in a commercially reasonable manner.

            (ii)   Parent shall provide the Shareholder Representative with reasonable access to the books, records and employees of the MH Business and use its commercially reasonable efforts to keep the Shareholder Representative and the MHRx Representative informed on a reasonably current basis of all material developments relating to the MH Business including by making available to the MHRx Representative within a reasonable period of time prior to the implementation thereof, all operating budgets for the MH Business and by making the Parent Representative available to the Shareholder Representative to discuss such operating budgets.

            (iii)  All expenses relating to the MH Business and any other business conducted by Parent and its Subsidiaries shall be allocated by Parent in good faith among such businesses in a fair and reasonable manner and in a manner consistent past practice and other allocations of expense by Parent to its different business lines for other purposes; provided, that (A) with respect to the Part D Business, if during any relevant period Parent provides any services to the MH Business that are being provided by a third party on the date hereof, the costs of such services shall be allocated on a variable cost basis in order to provide the MH Business the benefits of any synergies associated with in internalization of such expenses; (B) items of income or expense attributable to the operation of any portion of the MH Business that is acquired by Parent after the Closing Date through the purchase of any business enterprise, division or line of business (excluding, for the avoidance of doubt, any CMS contracts acquired by novation) that would otherwise be included within the calculation of Annual EBITDA shall be excluded from the calculations contemplated by this Section 2.13; (C) if Parent, the Company or any of their respective Subsidiaries sells, leases, transfers or otherwise disposes of assets of the MH Business after the Closing Date, Parent and the Shareholder Representative shall negotiate in good faith and arrive at a fair and reasonable adjustment to the Annual EBITDA calculation to reflect the impact of such disposition (and if unable to agree thereon shall submit such matter to the Dispute Panel (and, if necessary, the Arbitrator) for resolution, as soon as possible and, if practicable, prior to the consummation of such transaction, on a basis consistent with the procedures set forth in Section 2.13(b)(iii); (D) with respect to the Private Fee-for-Service Business, Annual EBITDA shall be calculated on the basis of the premiums received for such business less direct expenses of such business, less medical losses calculated on a basis that is consistent with the company-wide loss ratio of Parent and its Subsidiaries for such period and less a fair and reasonable good faith allocation of all indirect expenses; (E) expenses of integrating the MH Business shall be included as expenses of the MH Business and (F) costs and expenses related to the National Community Pharmacy Association shall be included as expenses of the MH Business.

          (d)    Tax Treatment.    Except to the extent that a portion of any payment made pursuant to this Section 2.13 is required to be treated as imputed interest under Section 483 of the Code, the parties will treat any such payment as an adjustment to Merger Consideration for Tax and financial reporting purposes.

        Section 2.14    Certain Adjustments    Notwithstanding anything to the contrary contained in Section 2.12, Section 2.13 or Section 8.2(e), if Parent, MHRx or any Indemnifying Member is required to deliver any cash or shares of Parent Common Stock to any other Person which would be treated as an adjustment to the Merger Consideration pursuant to Section 2.12(f), Section 2.13(d) or Section 8.2(g), the relative mix of such cash and stock to be delivered shall be adjusted (i) if the cash and shares are being delivered to MHRx or any Indemnifying Member, by increasing the shares and decreasing the cash to be delivered or (ii) if the cash and shares are being delivered to Parent, by decreasing the shares and increasing the cash to be delivered, if necessary (and only to the extent necessary) so that, after the delivery of such cash and shares, the Fair Market Value of all Parent Shares included in the Merger Consideration (valued as of the trading day immediately preceding the Closing Date) is in the aggregate not less than 40% of the total Merger Consideration (with all Parent Shares being valued at their Fair Market Value as of the trading day immediately preceding the Closing Date). In each case, the required cash payment will be adjusted up or down to the extent necessary so that the total amount of such purchase price adjustment (based on the valuation methodology for Parent Common Stock set forth in Section 2.12(e), Section 2.13(b)(iv) or Section 8.2(e), as applicable) is not, in the aggregate, altered.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to each of Parent and each of the Merger Subs as follows:

        Section 3.1    Organization, Good Standing, Qualification and Power.    Each of the Company and its Subsidiaries and MHRx is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, specified on Schedule 3.1 and has the requisite corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries and MHRx is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the Governing Documents of MHRx and the Company and its Subsidiaries, as currently in effect. Neither the Company nor any Subsidiary of the Company nor MHRx is in material violation of or material default under the provisions of any such Governing Documents.

        Section 3.2    Authority; Execution and Delivery; Enforceability.    Each of the Company and MHRx has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized by all requisite corporate or limited liability company, as applicable, action on its part. Each of MHRx and the Company has duly executed and delivered this Agreement and (assuming this Agreement has been duly and validly authorized, executed and delivered by Parent and each of the Merger Subs), this Agreement is a valid and binding agreement of the Company and MHRx, enforceable against the Company and MHRx in accordance with its terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting the enforcement of creditors' rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

        Section 3.3    Non-contravention.    Neither the execution and delivery of this Agreement by the Company and MHRx nor the fulfillment of and the performance by the Company and MHRx of their respective obligations hereunder will (i) contravene any provision contained in the Governing Documents of MHRx or the Company or any of the Subsidiaries of the Company, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, permit any Person to terminate, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) except as set forth on Schedule 3.3, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit, Governmental Authorization, Waiver or other instrument or obligation to which MHRx, the Company or any Subsidiary of the Company is a party or is bound or to which any of their respective properties or assets are subject or (B) assuming the completion of the actions described in Section 3.4 and on Schedule 3.4, any Legal Requirement to which MHRx, the Company or any Subsidiary of the Company is bound or subject or to which any of their respective assets or properties are subject, (iii) result in the creation or imposition of any Lien on any of the assets or properties of the Company or any Subsidiary, or (iv) except as set forth on Schedule 3.3, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of MHRx, the Company or any Subsidiary of the Company, which in the case of any of clauses (ii) through (iv) above, would reasonably be expected to have a Company Material Adverse Effect.

        Section 3.4    Consents.    No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement by MHRx or the Company, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the notice and approval requirements of CMS applicable to the transactions contemplated by this Agreement, (iii) the filing of the Certificates of Merger and any related documents with the Secretaries of State of the States of Ohio and Delaware and appropriate foreign qualification documents, if any, with the relevant authorities of other states in which the Company does business, (iv) filings and approvals required by state insurance departments, departments of health, and/or other Governmental Authorities having jurisdiction over the Governmental Authorizations or any part of the Company's business, each as set forth on Schedule 3.4, and (v) other notices, filings, authorizations, registrations, consents or approvals set forth on Schedule 3.4.

        Section 3.5    Capitalization of MHRx, the Company; Company Subsidiaries.

          (a)   Set forth on Schedule 3.5(a) is the number of authorized, issued and outstanding shares of capital stock of the Company as of the date hereof. On the date hereof, all of the issued outstanding shares of Company Common Stock are owned beneficially and of record by MHRx, have been validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 3.5(a), there are no other issued or outstanding equity securities of the Company and (b) there are no other issued and outstanding securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company. Except as set forth on Schedule 3.5(a), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company.

          (b)   Except as set forth on Schedule 3.5(b), there are not any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or transfer of any shares of Company Common Stock. All registration rights agreements, stockholders' agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on Schedule 3.5(b).

          (c)   Set forth on Schedule 3.5(c) is the number of authorized, issued and outstanding shares of capital stock (or other ownership interests) of each Subsidiary of the Company. All of the issued and outstanding shares of capital stock (or other ownership interests) of each of the Subsidiaries of the Company are owned beneficially and of record by the Company or another Subsidiary of the Company as set forth on Schedule 3.5(c), have been validly issued, and are fully paid and nonassessable and, except as set forth on Schedule 3.5(c), are held free and clear of any preemptive rights (other than such rights as may be held by the Company or a Subsidiary of the Company) or Liens (other than Permitted Liens). Except as set forth on Schedule 3.5(c), there are no other issued or outstanding equity securities of any Subsidiary of the Company and there are no other issued and outstanding securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company. Except as set forth on Schedule 3.5(c), there are no (i) outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock (or other ownership interests) of any of the Subsidiaries of the Company or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the capital stock (or other ownership interests) of the Subsidiaries of the Company.

          (d)   Except for the capital stock (or other ownership interests) of the Subsidiaries of the Company, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or membership interests of any other corporation or limited liability company or securities convertible into or exchangeable for capital stock or membership interests of any other corporation or limited liability company (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

        Section 3.6    Financial Statements.

          (a)   Attached hereto as Schedule 3.6(a) are copies of the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2006 (the "Latest Company Balance Sheet"), December 31, 2005 and 2004 and the related audited consolidated statements of income, cash flow and changes in stockholder's equity of the Company and its consolidated Subsidiaries for the annual periods then ended (the "Company Financial Statements").

          (b)   Except as set forth on Schedule 3.6(b), the Company Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated.

        Section 3.7    No Undisclosed Liabilities.    Except as set forth on Schedule 3.7, neither the Company nor any of its Subsidiaries has any liability other than (i) liabilities reflected in the Company Financial Statements (including the related notes thereto), (ii) liabilities arising under Contractual Obligations that are connected with future performance under such Contractual Obligations and not required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, (iii) liabilities that were incurred in the ordinary course of business since the date of the Latest Company Balance Sheet and (iv) liabilities that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.8    Title to Tangible Personal Property.    The Company or a Subsidiary of the Company has good title to all of the tangible personal property reflected as being owned by them on the Latest Company Balance Sheet, in each case, free and clear of Liens (other than Permitted Liens), except for any such assets which have been sold or otherwise disposed of since the date of the Latest Company Balance Sheet or where the failure to have such good title has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries own or lease all material tangible assets necessary for the conduct of their business as presently conducted.

        Section 3.9    Absence of Certain Developments.    Except as set forth on Schedule 3.9, during the period beginning on the date of the Latest Company Balance Sheet and ending on the date of this Agreement, (a) there has not been any change, event, fact, circumstance, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect and (b) each of the Company and its Subsidiaries has conducted its business in the ordinary course substantially consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 3.9, none of the Company or any of its Subsidiaries has taken any action that would have constituted a violation of Section 5.2(b) of this Agreement if Section 5.2(b) had been in effect at all times since the date of the Latest Company Balance Sheet.

        Section 3.10    Governmental Authorizations; Licenses; Etc.    Except as set forth on Schedule 3.10, the business of each of the Company and its Subsidiaries is now and has been at all times since January 1, 2005 operated in compliance in all material respects with all applicable Legal Requirements. Except as set forth on Schedule 3.10, each of the Company and its Subsidiaries has all material permits, Waivers, licenses, approvals, certificates, Governmental Authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted. Except as set forth on Schedule 3.10, all such material permits, Waivers, licenses, approvals, certificates and Governmental Authorizations are in full force and effect. Except as set forth on Schedule 3.10, there is no action, audit, case, proceeding or investigation pending or, to Company's Knowledge, threatened in writing by any Governmental Authority with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Legal Requirement, (ii) any alleged failure by the Company or any of its Subsidiaries to have any permit, license, Waiver, approval, certification or other authorization required in connection with the operation of the business of the Company and its Subsidiaries or (iii) any change or amendment to the permits, licenses, Waiver, approvals, certifications or other authorizations which would impair the ability of the Company and/or its Subsidiaries to operate in the normal course, in each case except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not been determined to be out of material compliance with Payment Program requirements such that there would result in a denial of payment and no statement of charges or deficiencies has been made by any Governmental Authority, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.10 does not relate to matters with respect to Taxes (which are the subject of Section 3.12), Environmental Matters (which are subject to Section 3.13), Employee Matters (which are the subject of Section 3.14) or Employee Benefit Plans (which are the subject of Section 3.15). The Company has not received notice from CMS that the accounting methodology employed by the Company in booking additional generic dispensing fees paid by the Company to network pharmacies is not in compliance in all material respects with applicable Legal Requirements.

        Section 3.11    Litigation.    Except as set forth on Schedule 3.11, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions or orders by or before any Governmental Authority pending or, to Company's Knowledge, threatened in writing or, to Company's Knowledge, any pending investigation by any Governmental Authority, in any such case, against the Company or any of its Subsidiaries.

        Section 3.12    Taxes.

          (a)   Except as set forth on Schedule 3.12(a), each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, correct and complete in all material respects. Except as set forth on Schedule 3.12, all Taxes owed by each of the Company and its Subsidiaries, whether or not shown as due on any such Tax Return, have been timely paid.

          (b)   Except as set forth on Schedule 3.12(b):

            (i)    neither the Company nor any of its Subsidiaries is currently the subject of a Tax audit or examination nor is party to any claim, dispute, action or controversy;

            (ii)   neither the Company nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority; and

            (iii)  neither the Company nor any of its Subsidiaries has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn; and

            (iv)  neither the Company nor any of its Subsidiaries is presently the beneficiary of any extension of time within which to file any Tax Return.

          (c)   No claim, or notice of a claim, has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (d)   Neither the Company nor any of its Subsidiaries has any income or gain reportable for a taxable period ending after the Closing Date but attributable to (i) a transaction (e.g., an installment sale) occurring in or (ii) a change in accounting method made for, a taxable period beginning prior to the Closing Date which resulted in a deferred reporting of income or gain from such transactions or a timing difference in the reporting of income or gain between Tax and GAAP accounting methods or from such change in accounting method.

          (e)   The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2006, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between GAAP and Tax income) set forth on the face of the Latest Company Balance Sheet. The Company and its Subsidiaries have paid all estimated Taxes required to be paid for the Company's, and each of its Subsidiaries', current taxable year.

          (f)    Neither the Company nor any of its Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes.

          (g)   Neither the Company nor any of its Subsidiaries is, or ever has been, a party to any Tax sharing indemnity or similar agreement allocating tax liability that will not be terminated on the Closing Date without any future liability to the Company or such Subsidiary (including for past Taxes).

          (h)   The Company and its Subsidiaries have not agreed to, and are not required to, make any adjustments or changes either on, before or after the Closing Date, to their accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local, or foreign law), and neither the Internal Revenue Service nor any Taxing authority has proposed any such adjustments or changes in the accounting methods of the Company or any of its Subsidiaries.

          (i)    Neither the Company nor any of its Subsidiaries has entered into a "reportable transaction" as such term is defined in Section 6707A(c) of the Code.

          (j)    Neither the Company nor any of its Subsidiaries is a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (k)   None of the assets or properties of the Company or any of its Subsidiaries are (i) tax-exempt use property under Section 168(h) of the Code; (ii) tax-exempt bond financed property under Section 168(g) of the Code; (iii) limited use property under Revenue Procedure 2001-28; or (iv) treated as owned by any other Person under Section 168 of the Code.

          (l)    Except as set forth on Schedule 3.12(l), the Company and its Subsidiaries have complied, in all material respects, with all obligations to withhold and remit Taxes (for employees, creditors or otherwise) and (i) there is no compensatory arrangement in existence that would require any withholding of Taxes as a result of the transactions contemplated by this Agreement and (ii) no documentation of any of the arrangements contemplated in Exhibit E has been executed since December 31, 2006 other than the Agreement Among Members dated May, 7, 2007 and Amendment No. 1 to the Limited Liability Company Agreement of MHRx dated May 7, 2007. There shall be no Tax cost to the Company, Parent or any Subsidiary of Parent or the Company as a result of the documentation described in clause (ii) above and the documentation described in Section 5.11(d); it being understood that there will be no such Tax cost to the extent that Parent and the Company are advised of the amount of any Tax withholding obligation of the Company or any Subsidiary of the Company prior to the Closing Date, and Parent and the Company have the opportunity to cooperate to withhold Merger Consideration to satisfy such obligation.

          (m)  Since January 1, 2006, the Company has not made any distributions or dividends.

        Section 3.13    Environmental Matters.    Except as set forth on Schedule 3.13 hereto:

          (a)   the Company and its Subsidiaries are in compliance with all Environmental Laws, except for any failures to comply as have not had and would not reasonably be expected to have a Company Material Adverse Effect;

          (b)   the Company and its Subsidiaries have obtained and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws, except for any such failure to obtain or comply as has not had and would not reasonably be expected to have a Company Material Adverse Effect;

          (c)   neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities for personal injury, property damage or cleanup obligations arising under Environmental Laws, in either case, which violation or liability had or would reasonably be expected to have a Company Material Adverse Effect;

          (d)   to Company's Knowledge, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site leased or otherwise used by the Company or any of its Subsidiaries, other than such releases or threatened releases that have not had and would not reasonably be expected to have a Company Material Adverse Effect;

          (e)   to Company's Knowledge, there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state, or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and

          (f)    to Company's Knowledge, are no underground storage tanks located on, PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site leased or operated by the Company and its Subsidiaries, except for the storage of hazardous waste in substantial compliance with Environmental Laws.

          (g)   Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.13 are the sole and exclusive representations and warranties of the Company and its Subsidiaries concerning environmental matters, including without limitation matters arising under Environmental Laws.

        Section 3.14    Employee Matters.

          (a)   Except as set forth on Schedule 3.14(a), (i) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement with respect to its employees, (ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries and since January 1, 2005 there has been no such action, (iii) to Company's Knowledge, no union organization campaign is in progress with respect to any of the employees of the Company or its Subsidiaries, and (iv) there is no unfair labor practice, charge or complaint pending or, to Company's Knowledge, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since January 1, 2003 that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

          (b)   Except as set forth on Schedule 3.14(b), to Company's Knowledge, the activities of the employees of the Company and its Subsidiaries with respect to the business of the Company and its Subsidiaries do not conflict with or constitute a breach of the terms of any employment agreement, intellectual property disclosure agreement, restrictive covenant or other agreement under which such employee is obligated or bound, and neither the Company nor any Subsidiary has received (in the past two years) any written allegation to such effect.

          (c)   Except as set forth on Schedule 3.14(c), (A) the Company and its Subsidiaries are and have been since January 1, 2005 in compliance in all material respects with all applicable laws relating to labor or labor relations and employment terms and conditions, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto, (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices, (iii) occupational health and safety standards and (iv) immigration, workers' compensation, disability, unemployment compensation, whistleblower laws, and other employment laws and (B) all employees are authorized to work in the United States and a Form I-9 has been completed properly and retained with respect to each employee, except in the case of (B) where failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is liable for any material arrearage, or any material costs or penalties for failure to comply with any of the foregoing.

        Section 3.15    Employee Benefit Plans.

          (a)   Schedule 3.15(a) lists all Company Employee Benefit Plans.

          (b)   Except as set forth on Schedule 3.15(b), no Company Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Company Employee Benefit Plan provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries other than as required by COBRA.

          (c)   Except as set forth on Schedule 3.15(c): (i) each Company Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements, (ii) each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and (iii) to Company's Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Employee Benefit Plan.

          (d)   Except as set forth on Schedule 3.15(d): (i) no material liability under Title IV of ERISA has been or, to Company's Knowledge, is expected to be incurred by the Company, any of its

  Subsidiaries or any Company ERISA Affiliate, and (ii) all contributions and premium payments that are due with respect to any Company Employee Benefit Plan prior to the Closing Date have been made and all contributions and premium payments with respect to any Company Employee Benefit Plan that are not yet due prior to the Closing Date have been made or properly accrued. No event has occurred that has resulted in or could subject the Company to a tax under Section 4971 of the Code or its assets to a lien under Section 412(n) of the Code.

          (e)   The Company and the Company ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

          (f)    None of the Company, its Subsidiaries or, to Company's Knowledge, any other Person has engaged in any transaction with respect to any Company Employee Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material excise tax or penalty imposed by ERISA, the Code or other applicable Legal Requirement.

          (g)   With respect to each Company Employee Benefit Plan, there are no existing (or, to Company's Knowledge, threatened) lawsuits, claims, or other controversies, other than claims for information or benefits in the normal course.

          (h)   With respect to each Company Employee Benefit Plan, the Company has made available to Parent true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

          (i)    No payment which is or may be made by, from or with respect to any Company Employee Benefit Plan, to any employee, former employee, director or agent of the Company or any Company ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an "excess parachute payment" under Section 280G of the Code (or any corresponding provision of state, local or foreign tax law).

          (j)    Except as set forth on Schedule 3.15(j), to the extent that any Company Employee Benefit Plan constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Code, such Company Employee Benefit Plan has been operated in good faith compliance with Section 409A of the Code.

          (k)   Except as set forth on Schedule 3.15(k), no payment which is or may be made by the Company, to any employee, former employee, director or agent, will become due, triggered or payable as the result of the announcement or consummation of the transactions contemplated by this Agreement.

        Section 3.16    Intellectual Property Rights.

          (a)   Except as set forth on Schedule 3.16(a), and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own all right, title and interest in, free and clear of conditions, adverse claims and other restrictions and Liens, or have a valid and enforceable license or other legal right to use, all of the Intellectual Property Rights necessary for or otherwise used in the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the "Company Intellectual Property Rights"). Schedule 3.16(a) sets forth a complete and correct list of the following categories of Intellectual Property Rights that are owned by the Company and its Subsidiaries: (i) registered trademarks and material unregistered trademarks; (ii) Patents; (iii) registered copyrights; (iv) domain names, and (v) Software; in each case listing, as and if applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. Schedule 3.16(a) separately sets forth a complete and correct list of (i) all agreements under which the Company or any of its Subsidiaries uses or has the right to use any material Intellectual Property Rights owned by third parties and (ii) all agreements under which the Company or any of its Subsidiaries has licensed to others the right to use any material Intellectual Property Rights owned by the Company and its Subsidiaries.

          (b)   To Company's Knowledge, the Intellectual Property Rights set forth in Schedule 3.16(a) are valid and enforceable by the Company and/or its Subsidiaries. Except as set forth on Schedule 3.16(b), there is not pending against the Company or any of its Subsidiaries or, to Company's Knowledge, threatened against the Company or any of its Subsidiaries any claim by any third party contesting the validity, enforceability, ownership, or the Company's and its Subsidiaries' rights with respect to, any Company Intellectual Property Rights, and there has been no such claim pending or, to Company's Knowledge, threatened in the past three (3) years. Except as set forth on Schedule 3.16(b), the operations of the Company and its Subsidiaries, and the provision of goods and services therein, do not infringe or misappropriate any Intellectual Property Rights of any third party, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.16(b), there is no pending or, to the Company's Knowledge, threatened assertion or claim and there has been no such assertion or claim in the last three (3) years asserting that the operations of the Company or any of its Subsidiaries infringe upon or misappropriate in any way with any Intellectual Property Rights of any Person.

          (c)   The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect and maintain the material Intellectual Property Rights owned by the Company or its Subsidiaries. The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of the Company Intellectual Property Rights except as would not reasonably be expected to have a Company Material Adverse Effect, and to the Company's Knowledge, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. All use and disclosure by the Company and its Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

          (d)   The Company and its Subsidiaries have secured and have a policy to secure valid written assignments from all consultants, contractors and employees who contribute or have contributed to the creation or development of any material Intellectual Property Rights, of the rights to such contributions that the Company and its Subsidiaries do not already own by operation of law.

          (e)   To Company's Knowledge, no material Software included in the Company Intellectual Property Rights contains any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such Software's operation, (ii) cause such Software to damage or corrupt any material data, storage media, programs, equipment or communications of the Company or any of its Subsidiaries or their respective clients, or otherwise materially interfere with their respective operations or (iii) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as "traps", "access codes" or "trap door" devices).

          (f)    To Company's Knowledge, the Company and its Subsidiaries have obtained any and all necessary consents from its customers with regard to the their collection and dissemination of personal customer information in connection with their respective operations and business, in accordance with any applicable privacy policy published or otherwise communicated by the Company or any of its Subsidiaries, and in accordance with any applicable Legal Requirements. The Company's and its Subsidiaries' practices regarding the collection and use of personal customer information are and have been in all material respects in accordance with such privacy policies and with all applicable Legal Requirements. The Company and its Subsidiaries have obtained all necessary agreements and assurances from their third party service providers used in connection with their respective businesses and operations that such service providers are in compliance in all material respects with any applicable privacy statute or regulation. Without limiting the foregoing, the Company and its Subsidiaries are in compliance in all material respects with the privacy provisions of the U.S. Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the relevant rules and regulations of each Governmental Authority thereunder in connection with the their respective businesses or operations.

        Section 3.17    Contracts.    Schedule 3.17 sets forth a list of all contracts, agreements, leases, permits or licenses (except for purchase orders in the ordinary course of business), to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or is otherwise bound, of the type described below (the "Company Contracts"):

          (a)   all agreements or commitments by the Company or any of its Subsidiaries relating to the Company's conduct of its Medicare Part D prescription drug program, drug discount programs or state pharmaceutical assistance programs or for the purchase, sale or lease of supplies, goods or products or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for annual payments to or by the Company or any of its Subsidiaries that exceed $500,000 annually;

          (b)   all employment agreements and all material consulting agreements;

          (c)   all agreements under which the Company or any Subsidiary is obligated or will become obligated to make any severance payment or bonus compensation payment by reason of this Agreement or the consummation of the transactions contemplated by this Agreement;

          (d)   all agreements pursuant to which the Company or any Subsidiary grants to any Person or receives from any Person any rights with respect to any Company Intellectual Property Rights;

          (e)   all agreements prohibiting the Company or any of its Subsidiaries from freely engaging in any material business activities;

          (f)    all mortgages, indentures, notes, bonds or other agreements pursuant to which the Company or any of its Subsidiaries has incurred or guaranteed any Funded Indebtedness in excess of $500,000;

          (g)   all agreements pursuant to which the Company or any of its Subsidiaries has granted any Lien (other than a Permitted Lien) on any of its material properties or assets;

          (h)   all agreements relating to the acquisition or disposition by the Company or any of its Subsidiaries of any corporation, limited liability company, partnership or other business entity or any line of business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);

          (i)    agreements with any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries not otherwise listed on Schedule 3.17;

          (j)    agreements relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person;

          (k)   agreements under which the Company or any of its Subsidiaries has made advances or loans to any other Person;

          (l)    agreements for the provision of goods or services involving consideration in excess of $50,000 annually or $200,000 in the aggregate over the term of the agreement;

          (m)  reinsurance agreements to which the Company or any of its Subsidiaries is a party;

          (n)   outstanding agreements of guaranty, direct or indirect, by the Company or any of its Subsidiaries related to any Funded Indebtedness; and

          (o)   all partnership agreements and joint venture agreements relating to the Company and its Subsidiaries.

          (p)   Each Contractual Obligation of the Company is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to Company's Knowledge, of the other parties thereto, enforceable by the Company against the other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries or, to Company's Knowledge, any other party to any Contractual Obligation of the Company, is in breach or violation of, or default under any such Contractual Obligation of the Company (and no event has occurred which with notice or lapse of time would constitute such breach, violation or default) and (B) neither the Company nor any of its Subsidiaries has received written notice of any such breach, violation or default under any such Contractual Obligation of the Company. The Company has made available to Parent true and complete copies of all Company Contracts, including all amendments thereto. To Company's Knowledge, each party to any of the Company's or its Subsidiaries' reinsurance agreements was, at the date each reinsurance agreement was executed and delivered, and is, currently solvent and financially capable of fulfilling its obligations thereunder. The Company has not received any written notice that any such reinsurer will not pay, or has a valid defense to the payment of, any of its payments under any such reinsurance agreement.

        Section 3.18    Insurance.    Schedule 3.18 contains a list of all policies of fire, liability, workers' compensation, property, casualty and other forms of insurance (other than insurance relating to Company Employee Benefit Plans) owned or held by the Company and its Subsidiaries as of the date of this Agreement. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

        Section 3.19    Real Property.

          (a)   Schedule 3.19(a) sets forth (whether as lessee, sub-lessee, lessor, sub-lessor) a list of all leases and sub-leases of real property (such real property, the "Company Leased Property") to which the Company or any of its Subsidiaries is a party or by which it is bound, in each case, as of the date of this Agreement, (each a "Company Lease", and collectively the "Company Leases").

          (b)   Each Company Lease is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to Company's Knowledge, of the other parties thereto, enforceable by the Company against the other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as set forth on Schedule 3.19(b), (A) neither the Company nor any of its Subsidiaries or, to Company's Knowledge, any other party to any Company Lease is in material breach or material violation of, or material default under any such Company Lease (and no event has occurred which with notice or lapse of time would constitute such material breach, violation or default) and (B) neither the Company nor any of its Subsidiaries has received written notice of any such material breach, violation or default under any such Company Lease. The Company has made available to Parent true and complete copies of all Company Leases, including all amendments thereto and all material notices and correspondence, memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

          (c)   Except as disclosed in Schedule 3.19(c), (A) there are no written subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Company Leased Property and (B) the Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Company Lease or any interest therein.

          (d)   As of the date hereof, to Company's Knowledge, no condemnation action is pending or threatened that relates to any of the Company Leased Property.

          (e)   Neither the Company nor any of its Subsidiaries owns any real property.

        Section 3.20    Medicare Part D Status.

          (a)    CMS Agreement; Novation Agreement.    The Company is a party to (i) a "Contract with Approved Entity Pursuant to Sections 1860D-1 through 1860D-42 of the Social Security Act for the Operation of a Voluntary Medicare Prescription Drug Plan" with CMS executed by CMS on September 28, 2005 (the "Company CMS Agreement") and effective as of January 1, 2006, renewed on September 6, 2006, effective as of January 1, 2007; and (ii) a "Novation Agreement" with CMS executed by CMS on September 28, 2006 (the "Company Novation Agreement") and effective as of January 1, 2007. The Company has complied in all material respects with all terms and conditions of the Company CMS Agreement and is in material compliance with all attestations, certifications and representations made in connection with the Company's Medicare Part D prescription drug plan application and related information submitted to CMS and has not received any written notice from CMS that the Company is in breach, default or violation of the Company CMS Agreement.

          (b)    Medicare Part D Authorizations.    The Company has established compliance plans that comply in all material respects with the compliance plan requirements applicable to Medicare Part D prescription drug plans pursuant to 42 C.F.R. 423.504(b)(4)(vi). With respect to state insurance licensure, the Company has received written waivers from the United States federal government that exempt the Company through December 31, 2008 from being required to qualify as a state-licensed risk bearing entity eligible to offer health insurance or health benefit coverage as required under Medicare Part D in every state and territory to which the Company CMS Agreement and the Company Novation Agreement apply (the "Waivers"). Pursuant to the Waivers, the Company is eligible to offer for sale and sell and perform Medicare Part D prescription drug plans on a stand-alone basis for every state and territory to which the Company CMS Agreement and Company Novation Agreement applies, and in which such licensure is required by Legal Requirement. Except as disclosed on Schedule 3.20(b), the Waivers are and continue to be in full force and effect and are not subject to any restriction, limitation or impairment. The Company is and continues to be authorized by CMS to offer Medicare Part D prescription drug plans in every state and territory in which the Company has obtained a Waiver from CMS until December 31, 2008 pursuant to the Waivers.

        Section 3.21    Transactions With Affiliates.    Except as set forth on Schedule 3.21, none of the Company's shareholders or the members of MHRx, or directors or officers of MHRx, the Company or the Company's other Subsidiaries, nor, to Company's Knowledge, any of their respective Affiliates is involved in any material business arrangement or relationship with the Company or any of its Subsidiaries other than employment arrangements and severance arrangements entered into in the ordinary course of business, and none of the Company's sole shareholder or its members, directors or officers nor, to Company's Knowledge, any of their respective Affiliates owns any material property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

        Section 3.22    Bank Accounts.    Schedule 3.22 sets forth, as of the date hereof, a true and correct a list of each bank, savings and loan or similar financial institution with which the Company or any

Subsidiary has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or such Subsidiary thereat.

        Section 3.23    Books and Records.    The minute books of the Company and each Subsidiary previously made available to Parent contain true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to Parent are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

        Section 3.24    Information Supplied.    The information supplied or to be supplied by the Company in writing and designated specifically for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Company in writing specifically for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to the shareholders of Parent or on the date of the Parent Shareholder Meeting (the "Parent Shareholder Meeting Date") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information contained in any of the foregoing documents other than information supplied by the Company in writing and designated specifically for inclusion therein.

        Section 3.25    Brokers.    Except for the fee payable to the Company Financial Advisor, no Person is or will be entitled to a broker's, finder's, investment banker's, financial advisor's or similar fee from the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated by this Agreement.

        Section 3.26    Anti-Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Company's Certificate of Incorporation or Regulations is, or at the First Merger Effective Time will be, applicable to the Company, the shares of Company Common Stock or the transactions contemplated by this Agreement.

WITHOUT LIMITING PARENT'S RECOURSE AS ELSEWHERE SET FORTH IN THIS AGREEMENT (OR ANY ANCILLARY AGREEMENT CONTEMPLATED HEREBY), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS AGREEMENT, NONE OF MHRX, THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY HAS MADE OR AUTHORIZED THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARENT OR EITHER MERGER SUB HAS RELIED ON ANY REPRESENTATIONS AND WARRANTIES EXCEPT FOR THOSE MADE IN THIS AGREEMENT (OR ANY ANCILLARY AGREEMENT CONTEMPLATED HEREBY).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
PARENT AND THE MERGER SUBS

        Except as set forth in the Parent Disclosure Schedules, Parent and each of the Merger Subs hereby jointly and severally represent and warrant to the Company and MHRx as follows:

        Section 4.1    Organization, Good Standing, Qualification and Power.    Each of Parent and each Merger Sub is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, specified on Schedule 4.1.1 and has the requisite corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of the Subsidiaries of Parent is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, specified on Schedule 4.1.2 and has the requisite corporate, limited liability company or partnership power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Parent, each Merger Sub, and each of Parent's other Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Company true and complete copies of the Governing Documents of Parent and each Merger Sub. Neither of Parent nor any Merger Sub is in material violation of or material default under the provisions of any such Governing Documents. None of the Parent's Subsidiaries is in material violation or material default under its governing documents, except as would not cause a Material Adverse Effect.

        Section 4.2    Authority; Execution and Delivery; Enforceability.    Each of Parent and each Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to obtaining the Required Parent Shareholder Approval, to consummate the Transactions, all of which have been duly authorized (subject, with respect to consummation of the Transactions, to obtaining the Required Parent Shareholder Approval) by all requisite corporate or limited liability company, as applicable, action on its part. Each of Parent and each Merger Sub has duly executed and delivered this Agreement and (assuming this Agreement has been duly and validly authorized, executed and delivered by MHRx and the Company), this Agreement is a valid and binding agreement of each of Parent and each Merger Sub, enforceable against Parent and each Merger Sub in accordance with its terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting the enforcement of creditors' rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

        Section 4.3    Non-contravention.    Neither the execution and delivery of this Agreement nor the fulfillment of and the performance by Parent or either Merger Sub of its obligations hereunder will (i) contravene any provision contained in the Governing Documents of Parent or either Merger Sub, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, permit any Person to terminate, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) except as set forth on Schedule 4.3, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation to which Parent or either Merger Sub or any of Parent's other Subsidiaries is a party or is bound or to which any of their respective properties or assets are subject or (B) assuming the completion of the actions described in Section 4.4 and on Schedule 4.4, any Legal Requirement to

which Parent, either Merger Sub or any of Parent's other Subsidiaries is bound or subject or to which any of their respective assets or properties are subject, (iii) except as set forth on Schedule 4.3, result in the creation or imposition of any Lien on any of the assets or properties of Parent, either Merger Sub or any of Parent's other Subsidiaries, or (iv) except as set forth on Schedule 4.3, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of Parent, either Merger Sub or any of Parent's other Subsidiaries, which in the case of any of clauses (ii) through (iv) above, would reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.4    Consents.    No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the Transactions by Parent or either Merger Sub, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the notice and approval requirements of CMS applicable to the Transactions, (iii) the filing of the Certificates of Merger and any related documents with the Secretaries of State of the States of Ohio and Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (iv) filings and approvals required by state insurance departments and/or departments of health, each as set forth on Schedule 4.4, (v) the filing with the SEC of (A) a proxy statement/prospectus for distribution to the shareholders of Parent in connection with the Parent Shareholder Meeting in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement/Prospectus"), (B) a registration statement on Form S-4 relating to the offer and sale of the Parent Shares in connection with the Merger (such registration statement as amended or supplemented from time to time being hereinafter referred to as the "Registration Statement") and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Merger, (vi) compliance with any applicable Legal Requirements relating to state blue sky laws, securities laws or NASDAQ filing requirements in connection with the issuance of the Parent Shares, and (vii) other notices, filings, authorizations, registrations, consents or approvals set forth on Schedule 4.4.

        Section 4.5    Capitalization of Parent; Parent Subsidiaries.

          (a)   As of the date hereof, the authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of Preferred Stock, par value $0.01 per share (the "Parent Preferred Stock"), of which 300,000 shares of Parent Preferred Stock will be designated as Series A Participating Convertible Preferred Stock (having the rights, preferences and privileges set forth in the Certificate of Amendment attached as Exhibit 4.5(a)-1hereto) and 300,000 shares of Parent Preferred Stock will be designated as Series B Participating Convertible Preferred Stock (having the rights, preferences and privileges set forth in the Certificate of Amendment attached as Exhibit 4.5(a)-2 hereto). Upon effectiveness of the Charter Amendment, the authorized capital stock of Parent will consist of at least (i) 125,000,000 shares of Parent Common Stock, (ii) 2,000,000 shares of Parent Preferred Stock, of which 300,000 shares of Parent Preferred Stock will have been designated as Series A Participating Convertible Preferred Stock and 300,000 shares of Parent Preferred Stock will have been designated as Series B Participating Convertible Preferred Stock and (iii) 30,000,000 shares of non-voting Common Stock, $0.01 par value per share (having the rights, preferences and privileges set forth in the Certificate of Amendment attached as Exhibit 4.5(a) hereto). As of the close of business on May 7, 2007 (the "Capitalization Date"), 59,442,873 shares of Parent Common Stock were issued and outstanding; no shares of Parent Preferred Stock were issued and outstanding; 626,045 shares of Parent Common Stock were held in Parent's treasury; and 5,227,403 shares of Parent Common Stock were reserved for issuance pursuant to the Outstanding Parent Stock Awards. Schedule 4.5(a) contains a list of each stock option plan, program or arrangement of Parent (the "Parent Stock Plans") and information with respect to all of the outstanding stock options, restricted stock awards and other stock-based awards issued under the Parent Stock Plans ("Outstanding Parent Stock Awards"), including the name of Parent Stock Plan under which such options or awards were issued, the holders thereof, the number of shares subject thereto, the exercise prices and other material terms thereof and a description of the vesting provisions thereof. Except as set forth above or on Schedule 4.5(a), there are no outstanding shares of capital stock of Parent or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of Parent or any outstanding "phantom" stock, stock appreciation right or other stock-based awards. Except as set forth on Schedule 4.5(a), there are no puts, calls, rights (including preemptive rights), commitments or agreements to which Parent is a party or by which it is bound, in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, any equity securities of Parent or securities convertible into, or exercisable or exchangeable for equity securities of Parent, or obligating Parent to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement. All outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. No bonds, debentures, notes or other indebtedness of the Company having any right to vote with the stockholders of Parent on matters submitted to the stockholders of Parent (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. No shares of capital stock of Parent and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of Parent have been issued since the Capitalization Date and on or prior to the date of this Agreement, other than shares of Parent Common Stock issued in respect of Outstanding Parent Stock Awards.

          (b)       Agreements Relating to Capital Stock.    Except as set forth on Schedule 4.5(b), there are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting or transfer of any shares of Parent Common Stock. All registration rights agreements, stockholders' agreements and voting agreements to which Parent or any of its Subsidiaries is a party are identified on Schedule 4.5(b).

          (c)   Set forth on Schedule 4.5(c) is the number of authorized, issued and outstanding shares of capital stock (or other ownership interests) of each Parent Significant Subsidiary. All of the issued and outstanding shares of capital stock (or other ownership interests) of each Parent Significant Subsidiary are owned beneficially and of record by Parent or another Subsidiary of Parent as set forth on Schedule 4.5(c), have been validly issued, and are fully paid and nonassessable and, except as set forth on Schedule 4.5(c), are held free and clear of any preemptive rights (other than such rights as may be held by Parent or a Subsidiary of Parent) or Liens (other than Permitted Liens). Except as set forth on Schedule 4.5(c), (a) there are no other issued or outstanding equity securities of any Parent Significant Subsidiary and (b) there are no other issued and outstanding securities of any Parent Significant Subsidiary convertible into or exchangeable for, at any time, equity securities of any Parent Significant Subsidiary. Except as set forth on Schedule 4.5(c), there are no (i) outstanding obligations of Parent or Parent Significant Subsidiary to repurchase, redeem or otherwise acquire any capital stock (or other ownership interests) of any of the Parent Significant Subsidiaries or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the capital stock (or other ownership interests) of the Parent Significant Subsidiaries.

          (d)   Except as set forth on Schedule 4.5(d), and except for the capital stock (or other ownership interests) of the Parent Significant Subsidiaries, Parent does not own, directly or indirectly, (i) any shares of outstanding capital stock or membership interests of any other corporation or limited liability company or securities convertible into or exchangeable for capital stock or membership interests of any other corporation or limited liability company (ii) any equity or other participating interest in the revenues or profits of any Person, and neither Parent nor any of the Parent Significant Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

        Section 4.6    Parent SEC Documents.

          (a)   Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and proxy statement filed by Parent with the SEC since December 31, 2004 (the "Parent SEC Documents"), which are all the documents that Parent was required to file with the SEC since December 31, 2004. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, to the extent in effect and applicable, the Sarbanes-Oxley Act, and none of Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Company true and complete copies of all comment letters received by Parent from the SEC since December 31, 2004, together with all written responses of Parent thereto. As of the date hereof, to the Knowledge of Parent, there are no outstanding or unresolved comments in such comment letters and none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

          (b)   The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

          (c)   Parent and its Subsidiaries have established and maintain "disclosure controls and procedures" (as defined in Rule 13a-15(e) promulgated under the Exchange Act) and "internal control over financial reporting" (as defined in Rule 13a-15(f) promulgated under the Exchange Act), in each case, as required by Rule 13a-15 under the Exchange Act. Such "disclosure controls and procedures" are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent's management, including its principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Each of the principal executive officer and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Parent SEC Documents. Such "internal control over financial reporting" provides reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management's general or specific authorization; and (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with GAAP and (y) to maintain accountability of the assets of Parent and its Subsidiaries. The management of Parent has disclosed, based on its most recent evaluation, to Parent's auditors and the audit committee of Parent's board of directors (i) all significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. A summary of any such disclosure made by management to Parent's auditors and audit committee has been made available to the Company.

        Section 4.7    No Undisclosed Liabilities.    Neither Parent nor any of its Subsidiaries has any liability other than (i) liabilities reflected in consolidated balance sheet of Parent included in the Annual Report on Form 10-K for the fiscal year of Parent ended December 31, 2006 filed by Parent on March 16, 2007 (including the related notes thereto) (the "Latest Parent Balance Sheet"), (ii) liabilities arising under Contractual Obligations that are connected with future performance under such Contractual Obligations and not required to be reflected on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, (iii) liabilities that were incurred in the ordinary course of business since the date of the Latest Parent Balance Sheet and (iv) liabilities that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.8    Title to Tangible Personal Property.    Parent or a Subsidiary of Parent has good title to all of the tangible personal property reflected as being owned by them on the Latest Parent Balance Sheet, in each case, free and clear of Liens (other than Permitted Liens), except for any such assets which have been sold or otherwise disposed of since the date of the Latest Parent Balance Sheet or where the failure to have such good title has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries own or lease all tangible assets necessary for the conduct of their business as presently conducted except where such failure to own or lease has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.9    Absence of Certain Developments.    Except as set forth on Schedule 4.9, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) there has not been any change, event or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect and (b) each of Parent and its Subsidiaries has conducted its business in the ordinary course substantially consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.9, none of Parent or any of its Subsidiaries has taken any action that would have constituted a violation of Section 5.3(b) of this Agreement if Section 5.3(b) had been in effect at all times since the date of the Latest Parent Balance Sheet.

        Section 4.10    Governmental Authorizations; Licenses; Etc.    Except as set forth on Schedule 4.10, the business of each of Parent and its Subsidiaries is now and has been at all times since January 1, 2005 operated in compliance with all applicable Legal Requirements, except where failure to so comply has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent is, and has been since the effective date thereof, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. Except as set forth on Schedule 4.10, each of Parent and its Subsidiaries has all permits, licenses, approvals, certificates, Governmental Authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted, in each case except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on Schedule 4.10, all such permits, licenses, approvals, certificates and Governmental Authorizations are in full force and effect. Except as set forth on Schedule 4.10, there is no action, audit, case, proceeding or investigation pending or, to Parent's Knowledge, threatened in writing by any Governmental Authority with respect to (i) any alleged violation by Parent or any of its Subsidiaries of any Legal Requirement, (ii) any alleged failure by Parent or any of its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of Parent and its Subsidiaries or (iii) any change or amendment to the permits, licenses, approvals, certifications or other authorizations which would impair the ability of Parent and/or its Subsidiaries to operate in the normal course, in each case except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes (which are the subject of Section 4.12), Environmental Matters (which are subject to Section 4.13), Employee Matters (which are the subject of Section 4.14) or Employee Benefit Plans (which are the subject of Section 4.15).

        Section 4.11    Litigation.    Except as set forth on Schedule 4.11, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions or orders by or before any Governmental Authority pending or, to Parent's Knowledge, threatened in writing or, to Parent's Knowledge, any pending investigation by any Governmental Authority, in any such case, against Parent or any of its Subsidiaries which have had or would reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.12    Taxes.

          (a)   Except as set forth on Schedule 4.12(a), or except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, correct and complete in all material respects. Except as set forth on Schedule 4.12, or except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all Taxes owed by each of Parent and its Subsidiaries, whether or not shown as due on any such Tax Return, have been timely paid.

          (b)   Except as set forth on Schedule 4.12(b), or except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

            (i)    neither Parent nor any of its Subsidiaries is currently the subject of a Tax audit or examination nor is party to any claim, dispute, action or controversy;

            (ii)   neither Parent nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;

            (iii)  neither Parent nor any of its Subsidiaries has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn;

            (iv)  no claim, or notice of a claim, has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

            (v)   the unpaid Taxes of Parent and its Subsidiaries did not, as of December 31, 2006, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between GAAP and Tax income) set forth on the face of the Latest Parent Balance Sheet. Parent and its Subsidiaries have paid all estimated Taxes required to be paid for Parent's, and each of its Subsidiaries', current taxable year; and

            (vi)  neither Parent nor any of its Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes, other than a group of which Parent is or one of its Subsidiaries was the parent corporation.

        Section 4.13    Employee Matters.    Except as set forth on Schedule 4.13, (i) neither Parent nor any of its Subsidiaries has entered into any collective bargaining agreement with respect to its employees,

(ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to Parent's Knowledge, threatened in writing against or affecting Parent or any of its Subsidiaries and since January 1, 2005 there has been no such action, (iii) to Parent's Knowledge, no union organization campaign is in progress with respect to any of the employees of Parent or any of its Subsidiaries, and (iv) except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no unfair labor practice, charge or complaint pending or, to Parent's Knowledge, threatened against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since January 1, 2005 that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

        Section 4.14    Employee Benefit Plans.    Each Parent Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements.

        Section 4.15    Intellectual Property Rights.

          (a)   Except as set forth on Schedule 4.15(a), Parent and its Subsidiaries own all right, title and interest in, free and clear of all Liens, or have a license or other right to use, all of the material Intellectual Property Rights necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted (collectively, the "Parent Intellectual Property Rights").

          (b)   To Parent's Knowledge, the Parent Intellectual Property Rights are valid and enforceable by Parent and/or its Subsidiaries. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is not pending against Parent or any of its Subsidiaries or, to Parent's Knowledge, threatened against Parent or any of its Subsidiaries any claim by any third party contesting the validity, enforceability, ownership, or Parent's and its Subsidiaries' rights with respect to, any Parent Intellectual Property Rights, and there has been no such claim pending or, to Parent's Knowledge, threatened in the past three (3) years. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, to Parent's Knowledge, the operations of Parent and its Subsidiaries, and the provision of goods and services therein, do not infringe or misappropriate any material Intellectual Property Rights of any third party. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no pending or, to Parent's Knowledge, threatened assertion or claim and there has been no such assertion or claim in the last three (3) years asserting that the operations of Parent or any of its Subsidiaries infringe upon or misappropriate in any way the material Intellectual Property Rights of any Person.

        Section 4.16    Contracts.    Schedule 4.16 sets forth a list of all contracts, agreements, leases, permits or licenses that would be required to be filed by Parent as of the date hereof as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the "Parent Contracts"). Each Contractual Obligation of Parent is a valid and binding agreement of Parent or its Subsidiary, as the case may be, and, to Parent's Knowledge, of the other parties thereto, enforceable by Parent or its Subsidiary against the other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) neither Parent nor any of its Subsidiaries or, to Parent's Knowledge, any other party to any Contractual Obligation of Parent, is in breach or violation of, or default under any such Contractual Obligation of Parent (and no event has occurred which with notice or lapse of time would constitute such breach, violation or default) and (B) neither Parent nor any of its Subsidiaries has received written notice of any such breach, violation or default under any such Contractual Obligation of Parent. Parent has made available to the Company true and complete copies of all Parent Contracts, including all amendments thereto.

        Section 4.17    Insurance.    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, the insurance policies maintained by Parent and its Subsidiaries provide insurance in such amounts and against such risks as are customary and adequate for companies of similar size and operating in the same industry as Parent and its Subsidiaries, and such insurance policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and all premiums due with respect to all such policies have been paid.

        Section 4.18    Real Property.

          (a)   Each material lease or sublease of real property to which Parent or any of its Subsidiaries is a party or by which it is bound (each a "Parent Lease", and collectively the "Parent Leases") is a valid and binding agreement of Parent or its Subsidiary, as the case may be, and, to Parent's Knowledge, of the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as set forth on Schedule 4.18(a), (A) neither Parent nor any of its Subsidiaries or, to Parent's Knowledge, any other party to any Parent Lease is in material breach or material violation of, or material default under any such Parent Lease (and no event has occurred which with notice or lapse of time would constitute such material breach, violation or default) and (B) neither Parent nor any of its Subsidiaries has received written notice of any such material breach, violation or default under any such Parent Lease. Parent has made available to the Company true and complete copies of all Parent Leases, including all amendments thereto and all material notices and correspondence, memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

          (b)   Neither Parent nor any of its Subsidiaries owns any real property.

        Section 4.19    Transactions With Affiliates.    Except as set forth on Schedule 4.19 or as described in Parent SEC Documents filed prior to the date hereof, and except pursuant to the Transactions, no director or executive officer of Parent or of any of its Subsidiaries (or, to Parent's knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% of more of Parent Common Stock (i) is involved in any material business arrangement or relationship with Parent or any of its Subsidiaries other than employment arrangements and severance arrangements entered into in the ordinary course of business or (ii) owns any material property or right, tangible or intangible, which is used by Parent or any of its Subsidiaries.

        Section 4.20    Financing.    Parent has received a commitment letter, dated as of May 7, 2007 (the "Debt Commitment Letter"), from Bank of America, N.A. (the "Lender"), pursuant to which the Lender has committed, subject to the terms and conditions set forth therein, to provide up to $500,000,000 in senior secured debt financing (the "Debt Financing"). In addition, Parent has entered into a Securities Purchase Agreement, dated as of May 7, 2007 (the "Securities Purchase Agreement" and, together with the Debt Commitment Letter, the "Financing Documents"), with the investors party thereto (the "Equity Financing Sources"), pursuant to which the Equity Financing Sources have agreed, subject to the terms and conditions set forth therein, to provide to Parent up to an aggregate of $250,000,000 in equity financing. True, accurate and complete copies of the Financing Documents and the Other Securities Purchase Agreement, each as in effect on the date of this Agreement, have been furnished to the Company. All of the representations and warranties of Parent contained in the Securities Purchase Agreement and Other Securities Purchase Agreement are true and correct. The financing contemplated by the Financing Documents (the "Financing") is sufficient for Parent and Merger Subs to consummate the Transactions on the Closing Date and pay the Initial Cash Merger Consideration and all related fees and expenses. For the avoidance of doubt, Parent acknowledges and agrees that its obligations to effect the transactions contemplated by this Agreement and pay the Merger Consideration are not subject to its having received the proceeds of the Debt Financing. As of the date hereof, (A) none of the Financing Documents has been amended or modified, and (B) the respective financing commitments contained in the Financing Documents have not been withdrawn or rescinded in any respect. Each of the Financing Documents, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent's Knowledge, the other parties thereto. As of the date hereof and assuming the accuracy of all representations and warranties of the Company in this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Documents. As of the date hereof and assuming the accuracy of all representations and warranties of the Company in this Agreement and compliance by the Company with its agreements hereunder, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Documents. Parent has fully paid, or caused to be fully paid, any and all commitment and other fees required by the terms of the Financing Documents to be paid on or before the date hereof.

        Section 4.21    Information Supplied.    The information included or incorporated by reference or to be included or incorporated by reference in the Registration Statement (other than information supplied by the Company in writing specifically for inclusion therein) shall not at the time the Registration Statement is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information included or incorporated by reference or to be included or incorporated by reference in the Proxy Statement/Prospectus (other than information supplied by the Company in writing and designated specifically for inclusion therein) shall not, on the date the Proxy Statement/Prospectus is mailed to the shareholders of Parent (or the Company), or on the Parent Shareholder Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 4.22    Required Parent Shareholder Approval.    The Required Parent Shareholder Approval is the only vote of the holders of Parent's capital stock or other securities necessary (under applicable Legal Requirement or otherwise) to adopt this Agreement and to consummate the Transactions.

        Section 4.23    Valid Issuance of Parent Shares.    The Parent Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock.

        Section 4.24    Anti-Takeover Statutes.    The Board of Directors of Parent has taken all action necessary to ensure that any restrictions on business combinations contained in the provisions of Section 912 of the New York Business Corporation Law will not apply to the Transactions (including the issuance of the Equity Financing Shares). No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent's Certificate of Incorporation or Bylaws is, or at the First Merger Effective Time will be, applicable to Parent, the Transactions, the shares of Parent Common Stock to be issued hereunder, the Equity Financing Shares to be issued to the Equity Financing Sources, the Other SPA Shares or the Conversion Shares.

        Section 4.25    Interim Operations of the Merger Subs.    Each Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Neither Merger Sub has any liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, neither of the Merger Subs is a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

        Section 4.26    Brokers.    Except as set forth on Schedule 4.26, no Person is or will be entitled to a broker's, finder's, investment banker's, financial advisor's or similar fee from Parent or any of its Subsidiaries in connection with this Agreement or the Transactions.

WITHOUT LIMITING THE COMPANY'S RECOURSE AS ELSEWHERE SET FORTH IN THIS AGREEMENT (OR ANY ANCILLARY AGREEMENT CONTEMPLATED HEREBY) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY PARENT AND THE MERGER SUBS IN THIS AGREEMENT, NONE OF PARENT, EITHER MERGER SUB NOR ANY OTHER SUBSIDIARY OF PARENT HAS MADE OR AUTHORIZED THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE COMPANY HAS NOT RELIED ON ANY REPRESENTATIONS AND WARRANTIES EXCEPT FOR THOSE MADE IN THIS AGREEMENT (AND THE ANCILLARY AGREEMENTS CONTEMPLATED HEREBY).

ARTICLE 5

COVENANTS AND AGREEMENTS

        Section 5.1    Access; Documents and Information.

          (a)   Except for information that, if provided, would adversely affect the ability of a Person or any of its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege or as limited by applicable Legal Requirements or the confidentiality provisions of any material agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms:

            (i)    the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (each of the foregoing, "Parent Representatives"), during normal business hours and upon reasonable request, reasonable access to the Company's and its Subsidiaries' books, records, leases, licenses, contracts, properties, officers, employees, accountants, counsel and other representatives who have material knowledge relating to the Company or any of its Subsidiaries. Notwithstanding anything to the contrary set forth above, Parent hereby agrees that it is not authorized to and shall not, and shall not cause or permit any of the Parent Representatives to, contact any employee, customer, supplier, distributor or other Person having a material business relationship with the Company or any of its Subsidiaries prior to the Closing without the prior consent of the Company, which consent shall not be unreasonably withheld. Parent and the Parent Representatives shall conduct any investigation under this Section 5.1(a)(i) in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Parent shall be responsible for any breach of this Section 5.1(a)(i) by any of the Parent Representatives.

            (ii)   Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives and agents of the Company (each of the foregoing, "Company Representatives"), during normal business hours and upon reasonable request, reasonable access to Parent's and its Subsidiaries' books, records, leases, licenses, contracts, properties, officers, employees, accountants, counsel and other representatives who have material knowledge relating to Parent or any of its Subsidiaries. Notwithstanding anything to the contrary set forth above, the Company hereby agrees that it is not authorized to and shall not, and shall not cause or permit any of the Company Representatives to, contact any employee, customer, supplier, distributor or other Person having a material business relationship with Parent or any of its Subsidiaries prior to the Closing without the prior consent of Parent which consent shall not be unreasonably withheld. The Company and the Company Representatives shall conduct any investigation under this Section 5.1(a)(ii) in a manner that does not unreasonably interfere with the conduct of the business of Parent and its Subsidiaries. The Company shall be responsible for any breach of this Section 5.1(a)(ii) by any of the Company Representatives.

          (b)   All information and documents disclosed to Parent, the Merger Subs and the Parent Representatives by the Company or the Company Representatives, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be subject to the terms of Parent Confidentiality Agreement.

          (c)   All information and documents disclosed to MHRx, the Company and the Company Representatives by Parent or the Parent Representatives, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be subject to the terms of Company Confidentiality Agreement.

        Section 5.2    Conduct of Business by the Company.

          (a)   From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will, and will cause its Subsidiaries to, except as otherwise provided on Schedule 5.2(b) or as otherwise required by this Agreement or by applicable Legal Requirements, or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)    conduct its business in the ordinary and regular course in substantially the same manner as heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto);

            (ii)   use commercially reasonable efforts to maintain the insurance described on Schedule 3.18 (or reasonable replacement policies);

            (iii)  preserve intact its business organization and material relationships with third parties with whom the Company and its Subsidiaries do business; and

            (iv)  consult with Parent prior to taking any action which would reasonably be expected to result in a Company Material Adverse Effect.

          (b)   Without limiting the generality of the foregoing, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company (and respecting clause (iii) below, MHRx) will not, and will not cause or permit any of its Subsidiaries to, except as otherwise and to the extent provided on Schedule 5.2(b), or as otherwise required by this Agreement or by applicable Legal Requirements, or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)    amend its Governing Documents;

            (ii)   authorize or adopt a plan of liquidation or dissolution;

            (iii)  except for increases in the compensation of employees made in the ordinary course of business, and except as may be required by any Company Employee Benefit Plan or any employment agreement existing on the date of this Agreement: (A) grant to any director, officer or employee any material increase in compensation, severance, termination pay or fringe or other benefits, (B) enter into any new or materially amend (including by accelerating rights or benefits under) any existing employment, indemnification, change of control, severance or termination agreement with any director or officer, (C) establish or adopt any new Company Employee Benefit Plan or materially amend (including by accelerating rights or benefits under) any existing Company Employee Benefit Plan, (D) enter into any collective bargaining agreement or (E) document any of the arrangements described in Exhibit E attached hereto; it being understood that certain of the arrangements described in such memorandum may give rise to compensation income and that the parties will cooperate in good faith to minimize such compensation income; it being further understood that in the event that the parties cannot agree among themselves as to whether any arrangement described in such memorandum should give rise to compensation, the parties will refer the matter for resolution to a mutually acceptable accounting firm or law firm, that the determination of such accounting firm or law firm shall be final and binding on the parties, and that the Parent and the Shareholder Representative will each be responsible for one-half of the fees and expenses of such accounting firm or law firm.

            (iv)  (A) declare or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests, (B) adjust, split, combine or reclassify any capital stock or other equity interests, (C) issue, sell, pledge or otherwise transfer any capital stock or other equity interests or any securities exercisable or exchangeable for or convertible into capital stock or other equity interests or (D) purchase, redeem or otherwise acquire any capital stock or other equity interests;

            (v)   merge or consolidate with, or acquire any equity interest in, any business entity, or acquire any line of business, division or other material assets, other than in the ordinary course of business or pursuant to the Mergers;

            (vi)  enter into any new line of business;

            (vii) sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than a Permitted Lien), any of its material assets other than in the ordinary course of business;

            (viii)   make any capital expenditure or series of related capital expenditures in excess of $500,000, other than any capital expenditure contemplated by the capital expenditure budget attached as Schedule 5.2(b)(viii);

            (ix)  make any change in its customary methods of accounting or accounting practices, other than changes required by GAAP, industry organizations or Governmental Authorities;

            (x)   enter into a settlement or compromise of any pending or threatened claims, litigation, arbitrations or other proceedings if such settlement or compromise (A) involves payments by or to the Company or any of its Subsidiaries of more than $500,000 in the aggregate or (B) involves a consent to material non-monetary relief by the Company or any Subsidiary of the Company;

            (xi)  make or rescind any material Tax election or make any material change to its method of accounting for Tax purposes or file any material Tax Return without first providing a copy of such Tax return to Parent for its review and comment at least 15 days prior to filing such Tax Return, and all reasonable comments of Parent will be considered in good faith for inclusion by the Company; provided, that any comment of Parent will not be considered reasonable if the incorporation of such comment would be inconsistent with the Company's past Tax reporting practice and such past practice is itself reasonable, it being understood that any reasonable comment shall be incorporated if such incorporation has the effect of reducing the Company's Taxes with respect to such Tax Return and is not reasonably expected to have the effect of increasing the Company's Taxes with respect to any other Tax period.

            (xii) incur or guarantee any Funded Indebtedness other than in the ordinary course of business; or

            (xiii)   enter into a contractual obligation to do any of the things referred to in this Section 5.2(b).

          (c)   Promptly after receipt by the Company of the notice of commencement thereof, Company shall provide Parent with notice of (i) any audit, investigation, claim (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business), proceeding, settlement, judgment, consent order, or corporate integrity agreement by or imposed by any Governmental Authority, (ii) any suspension, debarment or disqualification of the Company from being a government contractor, holder of any Governmental Authorization or recipient of reimbursement from any Payment Program, or (iii) any suspension, termination, or revocation of any Governmental Authorization.

          (d)   Company shall provide Parent with reasonable notice of any and all settlement discussions and/or negotiations (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business) ("Settlement Discussions") between representatives of Company and any Governmental Authority, including without limitation negotiations with respect to any claim, settlement agreement, consent order or corporate integrity agreement between the Company and any Governmental Authority. In connection with any such Settlement Discussions, (i) Company shall timely provide Parent with copies of any and all documents that Company intends to submit, or that Company receives, in connection with any such Settlement Discussions, and (ii) Company shall timely advise Parent as to the status of such Settlement Discussions.

          (e)   Company shall furnish Parent, within ten (10) days of the receipt by Company, any and all written notices or charges issued relating to non-compliance from any Governmental Authority and/or any Payment Program that Company's Governmental Authorizations, Medicare or Medicaid certification, or accreditation or ranking by any Governmental Authority or Payment Program are being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to revoke or suspend Company's Governmental Authorization or certification or to fine, penalize or impose material remedies upon Company, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments or reimbursements due, made or coming due to Company or related to the operation of the Company.

          (f)    Company shall furnish Parent, within ten (10) Business Days of receipt but at least five (5) days prior to the earliest date on which the Company is required to take any action with respect thereto or would suffer any material adverse consequence, a copy of any Payment Program or other Governmental Authority licensing or accreditation or ranking agency or entity survey, report, warning letter, or written notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Parent a copy of the plan of correction generated from such survey, report, warning letter, or written notice for Company and by subsequent correspondence related thereto, and use commercially reasonable efforts to correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in any Payment Program by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).

          (g)   Prior to the Closing, the Company shall furnish to Parent within ten (10) Business Days of the end of each calendar month ending after the date of this Agreement a copy of all monthly financial statements prepared by management of the Company for internal purposes for the calendar month last ended.

          (h)   Prior to the Closing the Company shall promptly notify Parent if the Company obtains Knowledge that any of the representations and warranties of the Company in this Agreement are not true and correct in all material respects.

        Section 5.3    Conduct of Business by Parent.

          (a)   From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent will, and will cause its Subsidiaries to, except as otherwise provided on Schedule 5.3(b) or as otherwise required by this Agreement or the Securities Purchase Agreement (as in effect on the date hereof), by applicable Legal Requirements, or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)    conduct its business in the ordinary and regular course in substantially the same manner as heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto);

            (ii)   use commercially reasonable efforts to maintain the insurance described on Schedule 4.17 (or reasonable replacement policies);

            (iii)  preserve intact its business organization and material relationships with third parties with whom Parent and its Subsidiaries do business; and

            (iv)  consult with the Company prior to taking any action which would reasonably be expected to result in a Parent Material Adverse Effect.

          (b)   Without limiting the generality of the foregoing, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent will not, and will not cause or permit any of its Subsidiaries to, except as otherwise provided on Schedule 5.3(b), or as otherwise required by this Agreement or by applicable Legal Requirements, or as otherwise consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)    amend its Governing Documents (except to change Parent's authorized shares of capital stock in the manner contemplated by the Securities Purchase Agreement (as in effect on the date hereof) or to amend Parent's by-laws to increase the size of its board of directors);

            (ii)   authorize or adopt a plan of liquidation or dissolution;

            (iii)  (A) except with respect to Parent's wholly owned Subsidiaries, declare or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests, (B) adjust, split, combine or reclassify any capital stock or other equity interests; (C) issue, sell, pledge or otherwise transfer any capital stock or other equity interests or any securities exercisable or exchangeable for or convertible into capital stock or other equity interests, other than (w) the issuance of the Equity Financing Shares as contemplated by the Securities Purchase Agreement, (x) the issuance of the Other SPA Shares as contemplated by the Other Securities Purchase Agreement, (y) the issuance of any Conversion Shares upon the direct or indirect exchange or conversion of any of the Equity Financing Shares or Other SPA Shares and (z) the issuance of Parent Common Stock issued pursuant to the terms of Outstanding Parent Stock Awards or (D) purchase, redeem or otherwise acquire any capital stock or other equity interests;

            (iv)  merge or consolidate with, or acquire any equity interest in, any business entity, or acquire any line of business, division or other material assets other than in the ordinary course of business or pursuant to the Mergers;

            (v)   enter into any new line of business;

            (vi)  sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than a Permitted Lien), any of its material assets other than in the ordinary course of business;

            (vii) make any change in its customary methods of accounting or accounting practices, other than changes required by GAAP, industry organizations or Governmental Authorities;

            (viii)   enter into a settlement or compromise of any pending or threatened claims, litigation, arbitrations or other proceedings if such settlement or compromise (A) involves payments by or to Parent or any of its Subsidiaries of more than $500,000 in the aggregate or (B) involves a consent to material non-monetary relief by Parent or any Subsidiary of Parent;

            (ix)  incur or guarantee any Funded Indebtedness other than (A) in the ordinary course of business or (B) pursuant to the Debt Commitment Letter for purposes of financing the Mergers;

            (x)   amend or otherwise modify the Securities Purchase Agreement; provided, that the consent of the Company shall not be required in the event that any such amendment or modification of the Securities Purchase Agreement (A) does not add any additional conditions to the obligations of the investors party to the Securities Purchase Agreement to consummate the transactions contemplated thereby and does not reduce the aggregate amount of cash financing to be obtained by Parent from the consummation of such transactions and (B) would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby or thereby; provided, further, that any amendment or modification that involves only one or more of the following shall be deemed to meet the standards set forth in (A) and (B) above: (1) a change in the participant investors that is approved by all participant investors or contemplated by the agreement dated the date hereof among Parent, MHRx, the Company and the investors party to the Securities Purchase Agreement; (2) the removal or limitation of contingencies or conditions to the obligations of the investors thereunder; and (3) the shifting between or among investors of their respective obligations to Parent that is approved by all participant investors contemplated by the agreement dated the date hereof among Parent, MHRx, the Company and the investors party to the Securities Purchase Agreement; or

            (xi)  enter into a contractual obligation to do any of the things referred to in this Section 5.3(b).

          (c)   Promptly after receipt by Parent of the notice of commencement thereof, Parent shall provide the Company with notice of (i) any audit, investigation, claim (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business), proceeding, settlement, judgment, consent order, or corporate integrity agreement by or imposed by any Governmental Authority, (ii) any suspension, debarment or disqualification of Parent from being a government contractor, holder of any Governmental Authorization or recipient of reimbursement from any Payment Program, or (iii) any suspension, termination, or revocation of any Governmental Authorization.

          (d)   Parent shall provide the Company with reasonable notice of any and all Settlement Discussions between representatives of Parent and any Governmental Authority, including without limitation negotiations with respect to any claim, settlement agreement, consent order or corporate integrity agreement between Parent and any Governmental Authority. In connection with any such Settlement Discussions, (i) Parent shall timely provide the Company with copies of any and all documents that Parent intends to submit, or that Parent receives, in connection with any such Settlement Discussions, and (ii) Parent shall timely advise the Company as to the status of such Settlement Discussions.

          (e)   Parent shall furnish the Company, within ten (10) days of the receipt by Parent, any and all written notices or charges issued relating to non-compliance from any Governmental Authority and/or any Payment Program that Parent's Governmental Authorizations, Medicare or Medicaid certification, or accreditation or ranking by any Governmental Authority or Payment Program are being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to downgrade, revoke, or suspend Parent's Governmental Authorization or certification or to fine, penalize or impose material remedies upon Parent, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments or reimbursements due, made or coming due to Parent or related to the operation of Parent.

          (f)    Parent shall furnish the Company, within ten (10) Business Days of receipt but at least five (5) days prior to the earliest date on which Parent is required to take any action with respect thereto or would suffer any material adverse consequence, a copy of any Payment Program or other Governmental Authority licensing or accreditation or ranking agency or entity survey, report, warning letter, or written notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to the Company a copy of the plan of correction generated from such survey, report, warning letter, or written notice for Parent and by subsequent correspondence related thereto, and use commercially reasonable efforts to correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in any Payment Program by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).

          (g)   Prior to the Closing, Parent shall promptly notify the Company if Parent obtains Knowledge that any of the representations and warranties of Parent or either Merger Sub in this Agreement are not true and correct in all material respects.

          (h)   Prior to the Closing, Parent shall promptly provide the Company with correct and complete copies of all notices, documents and other materials made available by or to Parent under the Securities Purchase Agreement or the Other Securities Purchase Agreement.

        Section 5.4    Charter Amendment.    Prior to the Closing, Parent shall duly file the Charter Amendment with the Secretary of State of the State of New York in accordance with all applicable provisions of the Business Corporation Law of the State of New York.

        Section 5.5    Closing Documents.    The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent, the documents or instruments described in Section 6.2(d) (and shall use commercially reasonable efforts to cause its shareholders to execute and deliver any agreements referred to therein to the extent such shareholders are party thereto). Each of Parent and each Merger Sub shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3(d) (and shall use commercially reasonable efforts to cause its shareholders to execute and deliver any agreements referred to therein to the extent such shareholders are party thereto).

        Section 5.6    Commercially Reasonable Efforts; Further Assurances.

          (a)   The Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under all applicable Contracts and Legal Requirements to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all waivers, consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from CMS and/or any other Governmental Authority or other third party (hereinafter referred to as "Consents") and to lift any injunction or other legal bar to the Transactions in order to consummate the Transactions as promptly as practicable. All costs incurred in connection with obtaining such Consents, including CMS consent fees and expert consultant fees shall be borne equally by the Company and Parent. HSR filing fees shall be borne by Parent. Without limiting the foregoing, each of the Company and Parent undertakes and agrees to file (or cause their Affiliates to file, as applicable) as soon as practicable, and in any event prior to fifteen (15) Business Days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each party hereto shall make appropriate filings with other competition authorities and CMS (or cause their Affiliates to make such filings, as applicable) with respect to the Transactions promptly after the date of this Agreement, including without limitation regarding the novation of the Company CMS Agreement and shall supply as promptly as practicable to CMS and/or any other competition authorities any additional information and documentary material that may be requested in connection therewith. Each of the Company and Parent shall (and shall cause their Affiliates to) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or CMS for additional information or documentation and to all inquiries and requests received from any other Governmental Authority in connection with Consents. Parent shall provide to the Company and MHRx copies of any application or other communication, which references the Company, MHRx or any member of MHRx, to Governmental Authorities in connection with this Agreement in advance of filing or submission thereof, and Parent shall provide the Company and MHRx a reasonable opportunity to comment upon and modify any such reference as to such Persons. Parent's consent to accepting such comment or modification shall not be unreasonably withheld.

          (b)   Parent shall (and shall cause its Affiliates to) offer to take (and if such offer is accepted, commit to take) all reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation Legal Requirement that may be asserted by the FTC, the Antitrust Division or any other Governmental Authority with respect to the Transactions so as to enable the Closing to occur as expeditiously as possible; provided, however, that nothing in this Agreement will require, or be deemed to require, Parent to agree to or effect any divestiture. In addition, nothing in this Agreement will require or be deemed to require Parent to take any other action (including agreeing to any requirements or conditions to be imposed in order to obtain CMS or insurance regulatory consents or approvals, including those listed on Schedule 6.1(b) hereto) if in the reasonable judgment of Parent doing so would be materially detrimental to the business conducted by Parent or the Company taken as a whole. Subject to the foregoing sentence, Parent shall cooperate in a reasonable manner with the Company in connection with its efforts to seek consents and approvals from Governmental Authorities in connection with the Transactions (including by keeping the Company informed on a reasonably current basis of the status of such efforts, allowing the Company to participate in such efforts and using its commercially reasonable efforts to permit the representatives of the Company to attend any meetings between the Parent's representatives and Governmental Authorities).

          (c)   In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

        Section 5.7    Public Announcements.    The timing and content of all announcements regarding any aspect of this Agreement to the financial community, governmental agencies or the general public shall be mutually agreed upon in advance by the Company and Parent; provided, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any Legal Requirement, it being understood and agreed that each party shall provide the other parties hereto with copies of any such announcement in advance of such issuance and the reasonable opportunity to comment on the same.

        Section 5.8    Exclusive Dealing.    During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 7.1, neither MHRx nor the Company shall take, nor will MHRx or the Company cause or permit any of the Company Representatives to take, any action to (i) solicit, initiate, seek, facilitate or encourage the submission of inquiries, proposals or offers from any Person (other than Parent and the Merger Subs) relating to an investment in, recapitalization of or any merger or other business combination with MHRx or the Company or the sale of all or a material portion of the assets or capital stock (or other equity interests) of MHRx or the Company, or any other similar alternative to the transactions contemplated by this Agreement (each an "Alternative Transaction") or (ii) enter into or participate in any negotiations, nor initiate any discussions or continue any discussions initiated by others (other than Parent and the Merger Subs and the Parent Representatives), regarding any Alternative Transaction, or furnish to any Person (other than Parent and the Merger Subs and the Parent Representatives) any information with respect to the assets or businesses of MHRx or the Company for the purpose of pursuing a possible Alternative Transaction. During such period, unless this Agreement is otherwise terminated, the Company and MHRx will notify Parent immediately if any Person or party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. The Company and MHRx agree to immediately terminate, and to cause its respective advisors and representatives to terminate, all discussions and negotiations with any Person other than Parent or its Affiliates that relate to, or may reasonably be expected to lead to any such offer or proposal.

        Section 5.9    Employee Benefit Plans.

          (a)   During the period beginning on the Closing Date and ending on the twelve-month anniversary of the Closing Date, Parent shall provide employees of the Company and its Subsidiaries with compensation and compensation plans, programs and arrangements that are no less favorable than the compensation and compensation plans, programs and arrangements provided to such employees immediately prior to the Closing Date and with employee benefits that are no less favorable in the aggregate than the Company Employee Benefit Plans (other than equity-based incentive arrangements) maintained by the Company and its Subsidiaries, as applicable, as of the date of this Agreement. Parent further agrees that, from and after the Closing Date, Parent shall, or shall cause the Company and its Subsidiaries to, grant all employees of the Company and its Subsidiaries credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date (i) for eligibility and vesting and, except for "employee pension benefit plans" within the meaning of Section 3(2) of ERISA, benefit accrual purposes and (ii) for purposes of vacation accrual under any employee benefit plan or program or arrangement that may be established or maintained by or for employees of the Company or any of its Subsidiaries on or after the Closing Date (the "New Plans"). In addition, Parent hereby agrees that it shall, or shall cause the Company and its Subsidiaries to (i) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Company Employee Benefit Plan as of the Closing Date, and (ii) take into account, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan, any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries. Nothing contained herein, expressed or implied, is intended to confer upon any employee of the Company or any of its Subsidiaries any rights to continue employment for any period.

          (b)   With respect to any Company Employee Benefit Plan listed on Schedule 3.15(a) that is a "group welfare plan" within the meaning of Section 607 of ERISA, Parent shall be solely responsible for any obligations arising under COBRA with respect to all "M&A qualified beneficiaries" as defined in Treasury Regulation § 54.4980B-9.

          (c)   The provisions of this Section 5.9 are for the sole benefit of the parties to the Agreement and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

        Section 5.10    Indemnification of Directors and Officers.

          (a)   From and after the Closing Date, the Governing Documents of the Second Merger Surviving Entity and its Subsidiaries shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in the Governing Documents of the Company and its Subsidiaries as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the Governing Documents of the Company or any of its Subsidiaries.

          (b)   On the Closing Date, Parent shall, or shall cause the Second Merger Surviving Entity to, purchase, at Parent's expense, a directors' and officers' liability insurance tail policy to be effective for a period of six (6) years beginning on the Closing Date with respect to matters existing or occurring on or prior to the Closing Date (including the transactions contemplated by this Agreement) covering all persons who are currently covered by the Company's existing officers' and directors' liability insurance policies on terms no less advantageous to persons covered thereby than those contained in such existing insurance policies; provided, that Parent and the Second Merger Surviving Entity shall not be required to pay an amount for such tail policy that is in excess of $101,400 (which is equal to 300% of the last annual premium paid by the Company for its directors' and officers' liability insurance); provided, further, that if such amount is insufficient to procure the tail coverage contemplated by this Section 5.10(b), Parent shall, or shall cause the Second Merger Surviving Entity to, after consultation with the Shareholder Representative, purchase as much comparable insurance coverage as can be obtained for such amount.

          (c)   From and after the Closing Date, Parent shall, or Parent shall cause the Second Merger Surviving Entity to, indemnify, hold harmless and defend each individual who served as a director or officer of the Company or any of its Subsidiaries at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations, claims, etc., including all court costs and reasonable attorneys' fees and expenses, resulting from or arising out of acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to the Closing; provided, however, that the indemnification obligations under this Section 5.10(c) shall not be deemed to eliminate or reduce the liability under Article 8 hereof of any Indemnifying Member who also served as a director or officer of the Company or any of its Subsidiaries prior to the Closing Date.

          (d)   The provisions of this Section 5.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 5.10, and each such Person's heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 5.10 and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contact or otherwise.

          (e)   In the event Parent or the Second Merger Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.10.

        Section 5.11    Certain Tax Matters; Plan of Reorganization.

          (a)   If the transactions contemplated by this Agreement are consummated, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Parent or the Second Merger Surviving Entity (otherwise, such fees and charges shall be payable by the party incurring such expense).

          (b)   This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement each party will, and will cause its Affiliates to, (i) act in a manner consistent with the treatment of the transactions contemplated by this Agreement as a reorganization under Section 368(a) of the Code and (ii) consistently report on all Tax Returns that the transactions contemplated by this Agreement qualify as a reorganization under Section 368(a) of the Code.

          (c)   If any Tax Return for the Company or any of its Subsidiaries for any Tax period ending on or before the Closing is to be filed after the Closing Date, Parent will provide a copy of such Tax Return to the Shareholder Representative for its review and comment at least 15 days prior to filing such Tax Return. All reasonable comments of the Shareholder Representative will be incorporated in such Tax Return if such comments are consistent with past practice as in effect immediately prior to the Closing Date, and if the failure to incorporate such comments could reasonably be expected to have a material adverse effect on any individual who was a shareholder or employee of the Company immediately prior to the Closing Date. All other reasonable comments of the Shareholder Representative will be considered in good faith for inclusion in such Tax Return by the Company. Prior to the Closing, Company shall advise Parent of the amount of any Tax withholding obligation of the Company or any Subsidiary of the Company arising in connection with the transactions contemplated by this Agreement, which information the Parent will rely upon for purposes of withholding from the Merger Consideration and causing the Company to withhold as required.

          (d)   on or prior to the Closing Date, MHRx shall cause the Limited Liability Company Agreement of MHRx LLC (the "LLC Agreement") to be amended to provide that the proviso to Section 4.4(a)(B)(iii) of the LLC Agreement that was added by Amendment No. 1 to the LLC Agreement will be amended to delete the existing parenthetical: "(it being agreed by the Company and Charles E. Hallberg that any such amounts distributable to Charles E. Hallberg shall be treated as a guaranteed payment under Section 707(c) of the Code when paid)" and to provide that any consideration received by Charles E. Hallberg with respect to his Class D Units in excess of the pro rata consideration received by other holders with respect to their Class D Units will be treated either as a guaranteed payment by MHRx under Section 707(c) of the Code or as a payment of compensation by the Company.

        Section 5.12    Preparation of the Registration Statement and the Proxy Statement/Prospectus; Shareholder Meeting.

          (a)   As soon as practicable following the date of this Agreement (but in any event no later than twenty (20) Business Days after the date of this Agreement), Parent and the Company shall prepare in accordance with the provisions of the Securities Act and the Exchange Act, as applicable, and Parent shall file with the SEC the Registration Statement and the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will be included in and will constitute a part of the Registration Statement. The parties will cooperate with each other in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of the parties shall be provided with reasonable opportunity to review and comment on drafts of the Registration Statement and the Proxy Statement/Prospectus (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent will provide the Company with copies of all such filings made and correspondence with the SEC. Parent shall include in any such documents or responses all comments reasonably proposed by the Company and shall not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over the Company's reasonable objection. Parent will as promptly as practicable notify the Company of (i) the receipt of any oral or written comments from the SEC with respect to the Registration Statement or the Proxy Statement/Prospectus, (ii) any request by the SEC for any amendment to the Registration Statement or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests from the SEC for additional information, (iii) the time at which the Registration Statement has become effective or any supplement or amendment has been filed with the SEC, (iv) the issuance of any stop order or (v) the suspension of the qualification of the Parent Shares issuable in connection with the transactions contemplated by this Agreement for offering or sale in any jurisdiction.

          (b)   Parent will use its commercially reasonable efforts to have the Registration Statement declared effective and the Proxy Statement/Prospectus cleared by the SEC as soon as practicable after the date hereof and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by this Agreement. Prior to the First Merger Effective Time, Parent shall take all or any action reasonably required under Legal Requirements pertaining to applicable state securities laws in connection with the issuance of the Parent Shares. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. As promptly as practicable, but in no event later than the third Business Day after the Registration Statement is declared effective under the Securities Act, each of Parent and the Company shall mail or cause to be mailed the Proxy Statement/Prospectus to its shareholders.

          (c)   If at any time prior to the First Merger Effective Time (in the case of the Registration Statement) or the Parent Shareholder Meeting Date (in the case of the Proxy Statement/Prospectus), any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that the Registration Statement or the Proxy Statement/Prospectus, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated

  therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Legal Requirement, the parties will cooperate with each other in connection with the preparation of an appropriate amendment or supplement describing such information, which amendment or supplement will be promptly filed by Parent with the SEC and, in the case of any amendment or supplement to the Proxy Statement/Prospectus, disseminated to the shareholders of Parent and the Company.

          (d)   Parent shall, acting through its Board of Directors and in accordance with applicable Legal Requirements and the Certificate of Incorporation and the Bylaws of Parent, (i) duly call, give notice of, convene and hold the Parent Shareholder Meeting as promptly as practicable for the purpose of obtaining the Required Parent Shareholder Approval, (ii) use its commercially reasonable efforts to hold the Parent Shareholder Meeting as soon as practicable after the date on which the Registration Statement is declared effective under the Securities Act and (iii) shall in any event hold the Parent Shareholder Meeting within forty-five (45) days after such effective date. Parent shall solicit proxies in favor of the Required Parent Shareholder Approval and shall take all other commercially reasonable action necessary or advisable to secure the Required Parent Shareholder Approval in accordance with all applicable Legal Requirements and its Governing Documents. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Parent to the stockholders of Parent to vote in favor of the Parent Charter Vote and the issuance of the Parent Shares (the "Parent Board Recommendation") and neither the Board of Directors of Parent nor any committee thereof shall withhold or withdraw or amend, modify or change in any manner adverse to the Company, or propose to withhold or withdraw or adversely amend, modify or change, the Parent Board Recommendation.

        Section 5.13    Anti-Takeover Statutes.    Parent shall (i) take all action necessary to ensure that no "business combination", "fair price", "control share acquisition" or other similar anti-takeover statute or regulation, including Section 912 of the New York Business Corporation Law, is or becomes applicable to the Transactions (including the issuance and delivery of Parent Shares) or to the ownership and voting of such securities and (ii) if any such anti-takeover statute or similar statute or regulation becomes applicable to the Transactions or to the ownership or voting of any such securities, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the ownership and voting of such securities.

        Section 5.14    NASDAQ National Market Listing.    Parent shall promptly prepare and file with NASDAQ a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement, and shall use its reasonable efforts to obtain, prior to the First Merger Effective Time, approval for the listing of such shares of Parent Common Stock, subject only to official notice to NASDAQ of issuance, and the Company shall cooperate with Parent with respect to such filing.

        Section 5.15    Affiliate Agreements.    The Company shall use its reasonable efforts to cause each Person that could reasonably be deemed to be an "affiliate" of the Company prior to Closing, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form attached hereto as Exhibit 5.15.

        Section 5.16    Shareholder Representative.

          (a)    Appointment.    By execution and delivery of a Joinder Agreement and acceptance of the Initial Merger Consideration payable pursuant to Section 2.6, MHRx and the members of MHRx receiving Initial Merger Consideration pursuant to Article 2 hereby appoint WCAS IX as the Shareholder Representative (the "Shareholder Representative") to act as the exclusive agent, proxy and attorney-in-fact for the holders of Company Common Stock (including each Indemnifying Member) for all purposes under this Agreement. Without limiting the generality of the foregoing, the Shareholder Representative is authorized and empowered to:

              (i)  to execute and deliver the Escrow Agreement, to give and receive notices and communications, to authorize delivery to Parent of assets from the Escrow Fund in satisfaction of claims by Parent;

             (ii)  take all actions on behalf of each holder of Company Common Stock (including each Indemnifying Member) in connection with any claims made hereunder to defend or settle such claims, including under Section 8.2 and to make or receive and disburse payments in respect of such claims;

            (iii)  establish such reserves as the Shareholder Representative may from time to time determine, in its sole discretion, to be necessary and desirable in connection with the expenses and other costs to be borne by the Shareholder Representative, MHRx or its members hereunder (including each Indemnifying Member), and to pay such reserves or direct Parent to make payment of such amounts to be applied to such reserves in lieu of the payment to MHRx or its members hereunder; and

            (iv)  take all other actions to be taken by or on behalf of any holder of Company Common Stock (including each Indemnifying Member) and exercise any and all rights that any holder of Company Common Stock (including each Indemnifying Member) is permitted or required to do or exercise under this Agreement.

          (b)    Actions Binding.    All decisions and actions by the Shareholder Representative will be binding upon each holder of Company Common Stock (including each Indemnifying Member) and no holder of Company Common Stock will have the right to object, dissent, protest or otherwise contest the same. Parent will be able to rely conclusively on the written instructions of the Shareholder Representative as to such decisions and actions taken by the Shareholder Representative hereunder.

          (c)    Liability.    The Shareholder Representative will not be liable for any action taken by the Shareholder Representative in good faith pursuant to this Agreement, and shall only be liable for acts or omissions which constitute gross negligence or intentional misconduct of the Shareholder Representative. The Shareholder Representative will be entitled to be compensated by the holders of Company Common Stock (including the Indemnifying Members) for any and all actions, liabilities, losses, damages, fines, penalties, fees, costs, expenses or amounts paid in settlement (in each case, including reasonable attorneys' fees and expenses), whether or not involving a third party, arising as a result of its serving as the Shareholder Representative, including those incurred by the Shareholder Representative or the Affiliates of the Shareholder Representative or any agents or representatives of the Shareholder Representative or such Affiliates in connection with the protection, defense, enforcement or other expense of any rights under this Agreement. Any and all payments made by or on behalf of an holders of Company Common Stock (including the Indemnifying Members) under this Section 5.16(c) will be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto. The Shareholder Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of MHRx, the Company or the holders of Company Common Stock (including the Indemnifying Members) hereunder and Parent agrees that it will not look to the Shareholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by MHRx, the Company or the holders of Company Common Stock (including the Indemnifying Members) hereunder.

        Section 5.17    Payoff Letters; Release of Liens.    The Company shall use its commercially reasonable efforts to obtain payoff letters and related lien releases in customary form as may be reasonably requested by any Lender.

        Section 5.18    Joinder Agreements.    The Company shall use its commercially reasonable efforts to obtain executed Joinder Agreements from those members of MHRx who did not execute such an agreement as of the date hereof.

        Section 5.19    FIRPTA Certificate.    If Parent does not receive a properly executed statement in a form reasonably acceptable to Parent for purposes of permitting Parent not to withhold tax as provided for under the Treasury regulations promulgated under Section 1445 of the Code, then Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

        Section 5.20    Financing.    Parent shall use its reasonable best efforts to consummate the Financing no later than the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article 6 (other than the condition set forth in Section 6.2(d)), including using its reasonable best efforts to (i) timely negotiate any remaining definitive agreements contemplated by the Financing Documents, (ii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Financing Documents and any such other definitive agreements and (iii) cause the Lenders and Equity Financing Sources providing such Financing to fund the Financing on the Closing Date, including by exercising all rights and remedies available to it under the Financing Documents or otherwise available to it. In the event any portion of the Equity Financing Sources become unavailable on the terms and conditions contemplated in the Financing Documents for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less favorable in the aggregate to Parent as promptly as practicable following the occurrence of such event. For purposes of this Section 5.20 and Section 6.2(d), the term "Financing" shall be deemed to include any such alternative financing so obtained or arranged by Parent and the term "Financing Documents" shall be deemed to include any commitment letters or other agreements with respect to such alternative financing. Parent shall keep the Company reasonably apprised of material developments relating to the Financing.

ARTICLE 6

CONDITIONS TO CLOSING

        Section 6.1    Mutual Conditions.    The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and the Company to the extent permitted by applicable law:

          (a)    No Injunction.    At the Closing there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided.

          (b)    Filings and Consents.    All material consents, authorizations, orders or approvals of, and filings or registrations with, any state insurance regulators or other Governmental Authority which are required in connection with the consummation of the transactions contemplated by this Agreement, as disclosed in Schedule 6.1(b), shall have been obtained or made and shall be in full force and effect.

          (c)    HSR Waiting Period.    Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

          (d)    Required Stockholder Approval.    The Required Parent Shareholder Approval shall have been obtained at the Parent Shareholder Meeting in accordance with the New York Business Corporation Law, the NASDAQ Marketplace Rules and the Certificate of Incorporation and Bylaws of Parent.

          (e)    Approval of CMS.    Any approvals of CMS that are necessary in connection with the Mergers shall have been obtained including, if necessary, any related novation of the Company CMS Agreement.

        Section 6.2    Conditions to the Obligations of Parent and the Merger Subs.    The obligations of Parent and the Merger Subs to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent or the Merger Subs, as applicable, to the extent permitted by applicable law:

          (a)    Representations and Warranties of the Company.    (i) Other than with respect to Sections 3.1, 3.2, 3.5, 3.9(a) (first sentence only), 3.24, 3.25 and 3.26, the representations and warranties made by the Company in Article 3 shall be true and correct (disregarding all qualifications relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) the representations and warranties made by the Company in Sections 3.1, 3.2, 3.5, 3.24, 3.25 and 3.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date) and (iii) the representation contained in clause (a) of the first sentence of Section 3.9 shall be true and correct in all respects.

          (b)    Performance of Obligations.    The Company shall have duly performed or complied with, in all material respects, all of the covenants, to be performed or complied with by it under the terms of this Agreement prior to or at Closing.

          (c)    No Material Adverse Change.    Since the date of this Agreement there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)    Financing.    Subject to Section 2.6(a)(iii)(B), Parent shall have obtained the proceeds of the Equity Financing (it being understood and agreed that receipt of the proceeds of the Debt Financing is not a condition to the obligations of the Parent under this Agreement).

          (e)    Closing Deliveries.    Prior to or at the Closing, the Company shall have delivered (or caused to be delivered) the following closing documents in the form referred to below or otherwise in form and substance reasonably acceptable to Parent:

              (i)  a certificate of an officer of the Company, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with the Agreement and (2) the conditions specified in Sections 6.2(a), (b) and (c) have been satisfied;

             (ii)  a certified copy of the resolutions of the Company's Board of Directors and shareholders authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement;

            (iii)  an opinion of Squire, Sanders & Dempsey L.L.P., dated as of the Closing Date, in the form of Exhibit 6.2(e)(iii).

            (iv)  letters of resignation from each of the directors of the Company and its Subsidiaries, and of those officers of the Company and its Subsidiaries listed on Schedule 6.2(e)(iv), that Parent has requested their resignation;

             (v)  a lock-up agreement in the form of Exhibit 6.2(e)(v) from members of MHRx (who, together with those members of MHRx executing and delivering the Shareholders Agreement, shall collectively constitute recipients of not less than 95% of the Initial Parent Shares distributed to the members of MHRx at the Closing);

            (vi)  mutual releases in the form of Exhibit 6.2(e)(vi) from MHRx and members of MHRx (who shall collectively constitute recipients of not less than 95% of the Initial Parent Shares distributed to the members of MHRx at the Closing); and

           (vii)  the Escrow Agreement, duly executed and delivered by the Shareholder Representative.

        Section 6.3    Conditions to the Obligations of the Company and MHRx.    The obligations of the Company and MHRx to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

          (a)    Representations and Warranties.    (i) Other than with respect to Sections 4.1, 4.2, 4.5, 4.9(a) (first sentence only), 4.21, 4.22, 4.23, 4.24, 4.25, and 4.26, the representations and warranties made by Parent and the Merger Subs in Article 4 shall be true and correct (disregarding all qualifications relating to materiality or a Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Parent Material Adverse Effect, (ii) the representations and warranties made by Parent and the Merger Subs in Sections 4.1, 4.2, 4.5, 4.21, 4.22, 4.23, 4.24, 4.25, and 4.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date) and (iii) the representation contained in clause (a) of the first sentence of Section 4.9 shall be true and correct in all respects.

          (b)    Performance of Obligations.    Parent and the Merger Subs shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement prior to or at the Closing.

          (c)    No Material Adverse Change.    Since the date of this Agreement there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)    Registration of Parent Shares.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceedings in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

          (e)    NASDAQ Listing.    The Parent Shares shall have been approved for quotation on the NASDAQ Global Select Market, subject to official notice of issuance.

          (f)    Satisfaction of Securities Purchase Agreement Conditions.    Each of the closing conditions set forth in Article 6 of the Securities Purchase Agreement (other than Section 6.1(e) thereof) shall have been satisfied or irrevocably waived.

          (g)    Charter Amendment.    The Charter Amendment shall have been duly filed with, and accepted for filing by, the Secretary of State of the State of New York pursuant to all applicable provisions of the Business Corporation Law of the State of New York, and shall be in full force and effect, and the Company shall have received a copy of such due filing.

          (h)    Board of Directors.    The Board of Directors of Parent shall have been reconstituted as contemplated by the Shareholders Agreement.

          (i)    Closing Deliveries.    Prior to or at the Closing, Parent and/or the applicable Merger Sub shall have delivered to the Company the following closing documents in the form referred to below or otherwise in form and substance reasonably acceptable to the Company:

              (i)  certificates of officers of each of Parent and each Merger Sub, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with the Agreement and (2) the conditions specified in Sections 6.3(a), (b), (c), (d), (e), (f), (g) and (h) have been satisfied;

             (ii)  certified copies of the resolutions of the board of directors and stockholders of Parent and each Merger Sub authorizing the execution and delivery of the Agreement and the consummation of the Transactions;

            (iii)  an opinion of Dechert LLP, dated as of the Closing Date, in the form of Exhibit 6.3(i)(iii);

            (iv)  the registration rights agreement in the form of Exhibit 6.3(i)(iv) executed and delivered by Parent (it being understood that, unless MHRx otherwise directs, each Person receiving Stock Merger Consideration hereunder must have been offered an opportunity to become a party to such agreement pursuant to the delivery of an instrument of joinder in form and substance reasonably acceptable to Parent and MHRx);

             (v)  the shareholders agreement in the form of Exhibit 6.3(i)(v) executed and delivered by Parent and the shareholders of Parent party thereto (the "Shareholders Agreement") (it being understood that, unless MHRx otherwise directs, each Person receiving Stock Merger Consideration hereunder must have been offered an opportunity to become a party to such agreement pursuant to the delivery of an instrument of joinder in form and substance reasonably acceptable to Parent and MHRx); and

            (vi)  the Escrow Agreement, duly executed and delivered by Parent.

        Section 6.4    Frustration of Closing Conditions.    No party hereto may rely on the failure of any condition set forth in this Article 6 if such party's failure to comply with any provision of this Agreement was a proximate cause of such failure of such condition.

ARTICLE 7

TERMINATION

        Section 7.1    Termination.    This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent, if the Closing shall not have been consummated on or before October 7, 2007 (the "Termination Date"), unless extended by written agreement of the Company and Parent; provided, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Closing to occur on or prior to such date; and provided further that the Company or Parent, may extend the Termination Date by not more than sixty (60) days if the Closing does not occur by October 7, 2007 as a result of the failure to satisfy the conditions set forth in Sections 6.1(b), (c) or (e);

          (c)   by the Company, if there has been a breach of any representation, warranty or covenant made by Parent or either Merger Sub in this Agreement, such that the conditions in Section 6.3 are not capable of being satisfied and which have not been cured by Parent or such Merger Sub, as applicable, within fifteen (15) Business Days after receipt of written notice from the Company requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Company if the failure of the Company to fulfill any of its obligations under this Agreement has been a proximate cause of such breach;

          (d)   by Parent, if there has been a breach of any representation, warranty or covenant made by the Company in this Agreement, such that the conditions in Section 6.2 are not capable of being satisfied and which have not been cured by the Company within fifteen (15) Business Days after receipt of written notice from Parent requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Parent if the failure of Parent to fulfill any of its obligations under this Agreement has been a proximate cause of such breach;

          (e)   by either the Company or Parent, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (f)    by Parent or the Company, if the Parent Shareholder Meeting is held (and not adjourned) and Parent fails to obtain the Required Parent Shareholder Approval at the Parent Shareholder Meeting (or any reconvened meeting after any adjournment thereof); or

          (g)   by MHRx, if Parent delivers an Equity Shortfall Notice to MHRx pursuant to Section 2.6(a)(iii)(B) hereof.

        Section 7.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 7.1, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.1(b), 5.7, 7.2, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15 and 8.16 (including any definitions set forth in Article I that are used in such sections), which shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, termination of this Agreement pursuant to Section 7.1 shall not release any party from any liability for any material breach by such party of the terms and provisions of this Agreement prior to such termination.

ARTICLE 8

MISCELLANEOUS

        Section 8.1    Survival.    All representations and warranties contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the twelve month anniversary of the Closing Date; provided that the representations and warranties set forth in Sections 3.1 (first sentence only), 3.2, 3.5, 3.12, 3.15(i), 3.24, 3.25, 3.26, 4.1 (first sentence only), 4.2, 4.5, 4.12, 4.22, 4.24, 4.25 and 4.26, and corresponding representations and warranties in any certificate, shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date. All covenants and agreements that contemplate performance after the Closing contained herein shall survive the Closing indefinitely or for any shorter period expressly specified in accordance with their terms. Notwithstanding the preceding sentences, if notice of an indemnification claim shall have been delivered before the aforementioned time period has elapsed with respect to any breach of any such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive until such claim is finally resolved. No claim may be brought hereunder in respect of any covenant or agreement that contemplates performance entirely before or at the Closing unless such claim is brought prior to the twelve month anniversary of the Closing Date.

        Section 8.2    Indemnification.

          (a)    Indemnification by the Company Shareholders.    Subject to the limitations set forth in this Article 8, from and after the Closing Date, the shareholders of the Company at the First Merger Effective Time shall indemnify and hold harmless Parent and each of its direct and indirect Affiliates, officers, directors, members, managers, partners, employees, agents and other representatives (collectively, the "Parent Indemnified Persons") solely through the payment to Parent of Escrow Cash and the transfer to Parent of Escrow Shares held in the escrow account maintained pursuant to the Escrow Agreement (but only if and to the extent that Escrow Funds are available to satisfy such Losses), from, against and in respect of any and all liabilities, losses, damages, fines, penalties, fees, costs and expenses (in each case, including reasonable attorneys' fees and expenses) (collectively, "Losses"), incurred or suffered by such Parent Indemnified Persons as a result of:

              (i)  any breach of, or inaccuracy in, any representation or warranty made by MHRx or the Company in this Agreement or in any certificate delivered pursuant to this Agreement, in each case at or before Closing;

             (ii)  any material breach or violation of any covenant or agreement of MHRx or the Company pursuant to this Agreement at or before Closing; or

            (iii)  the exercise of dissenters or appraisal rights by any holder of Company Common Stock.

            (iv)  any fees and expenses (including those of investment bankers, lawyers, accountants and other advisers) incurred by MHRx, the Company or any Subsidiaries of the Company in connection with the negotiation, execution and delivery of this Agreement and th e consummation of the transactions contemplated by this Agreement (the "Seller Transaction Expenses") to the extent such Seller Transactions Expenses are not paid out of the Initial Cash Merger Consideration as contemplated by Section 8.6.

          For the purposes of clause (i) of this Section 8.2(a), the representations and warranties of the Company contained in Article 3 of this Agreement (other than the first sentence of Section 3.9) shall be read as if all qualifications as to materiality, including each reference to the terms and phrases "material", "in all material respects" or like phrases, and the defined term "Company Material Adverse Effect", were deleted therefrom in determining whether there has been a breach of any such representation or warranty.

          (b)   Subject to the limitations set forth in this Article 8, from and after the closing date, the members of MHRx (or beneficiaries of trusts who are members of MHRx) who are party to Joinder Agreements (each, an "Indemnifying Member" and collectively, the "Indemnifying Members") shall indemnify and hold harmless each of the parent indemnified persons from, against and in respect of such Indemnifying Member's Indemnification Percentage of any and all losses (x) incurred or suffered by such Parent Indemnified Persons as a result of any breach of, or inaccuracy in, any representation or warranty made by the Company in Section 3.1 (first sentence only), 3.2, 3.5, 3.12,3.15(i), 3.24, 3.25 or 3.26 or (y) subject to indemnification under Section 8.2(a)(iv), in either case, only to the extent the Parent Indemnified Persons cannot recover such losses from the Escrow Fund under Section 8.2(a) as a result of the escrow Fund being insufficient to satisfy such losses.

          (c)    Indemnification by Parent.    subject to the limitations set forth in this Article 8, from and after the Closing Date, Parent shall indemnify and hold harmless each of the shareholders of the

  Company at the First Merger Efective Time and each of the Indemnifying Members and each of their respective direct and indirect Affiliates, officers, directors, members, managers, partners, employees, agents and other representatives (collectively, the "MHRx Indemnified Persons"), from, against and in respect of any and all losses, incurred or suffered by such mhrx indemnified persons as a result of:

              (i)  any breach of, or inaccuracy in, any representation or warranty made by Parent or the Merger Subs in this Agreement or in any certificate delivered pursuant to this Agreement;

             (ii)  any material breach or violation of any covenant or agreement of Parent or the Merger Subs pursuant to this Agreement; or

            (iii)  any material breach or violation of any covenant or agreement of the Second Merger Surviving Entity after the Closing.

          For the purposes of clause (i) of this Section 8.2(c), the representations and warranties of Parent contained in Article 4 of this Agreement (other than the first sentence of Section 4.9) shall be read as if all qualifications as to materiality, including each reference to the terms and phrases "material", "in all material respects" or like phrases, and the defined term "Parent Material Adverse Effect", were deleted therefrom in determining whether there has been a breach of any such representation or warranty.

          (d)    Limitations on Liability.

              (i)  Other than with respect to Losses subject to indemnification under Section 8.2(a)(iv), neither the Parent Indemnified Persons nor the MHRx Indemnified Persons shall be entitled to assert any claim for indemnification under this Article 8 with respect to a single course of conduct or related set of circumstances, occurrences or events unless the Losses arising therefrom exceed $150,000 (any Losses in excess of such amounts being referred to herein as "Indemnifiable Losses").

             (ii)  Other than with respect to Losses subject to indemnification under Section 8.2(a)(iii) or Section 8.2(a)(iv), neither the Parent Indemnified Persons (in respect of Sections 8.2(a) and 8.2(b)) nor the MHRx Indemnified Persons (in respect of Section 8.2(c)) shall be entitled to assert any claim for indemnification hereunder until such time as the aggregate of all Indemnifiable Losses that such Parent Indemnified Persons or such MHRx Indemnified Persons may have under Section 8.2(a), Section 8.2(b) or Section 8.2(c) , as the case may be, exceed $10,000,000, and then only for the amount by which such claims exceed such deductible amount.

            (iii)  The maximum liability of each Indemnifying Member for any Indemnified Loss under Section 8.2(b) shall not exceed the amount of such Indemnified Loss multiplied by the Indemnification Percentage of such Indemnifying Member. For purposes of this Agreement, "Indemnification Percentage" means a fraction, the numerator of which is such Indemnifying Member's pro rata share of the Initial Merger Consideration, and the denominator of which is the aggregate Initial Merger Consideration payable to all Indemnifying Members.

            (iv)  The maximum aggregate liability of all Indemnifying Members for indemnification claims under Sections 8.2(a) and 8.2(b)shall be limited to the Purchase Price.

             (v)  The maximum aggregate liability of Parent for indemnification claims under this Article 8 shall be limited to $31,500,000, except with respect to indemnification under Section 8.2(c)(i) in respect of breaches of the representations and warranties contained in Sections 4.1 (first sentence only), 4.2, 4.5, 4.12, 4.22, 4.23, 4.24, 4.25 and 4.26 (for which liability will be limited to an amount equal to the Purchase Price).

            (vi)  The amount of Losses for which indemnification is available under this Article 8 shall be calculated to appropriately take into account the amount of Tax Benefits (as defined below) actually realized by the Person entitled to seek indemnification hereunder (the "Indemnified Person"), through (x) a reduction in cash Tax payments required to be made by the Indemnified Person or any of its Affiliates, (y) an offset against Taxes otherwise actually payable in cash by the Indemnified Person or any of its Affiliates or (z) the receipt of Tax refunds in cash by the Indemnified Person of any of its Affiliates (collectively, "Tax Benefits"), in each case, which Tax Benefits result from, or arise from the same circumstances as, the Losses. If the Indemnified Person is liable for any additional Taxes as a result of the payment of amounts in respect of a Loss, the Indemnifying Party (as defined below) will pay an additional amount such that the Indemnified Person shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss. In addition, the amount of Losses for which indemnification is available under this Article 8 shall be calculated net of any amounts actually recovered by the Indemnified Person under insurance policies with respect to such Losses. The Second Merger Surviving Entity shall use commercially reasonable efforts to seek full recovery, to the fullest extent possible, under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder, and the Second Merger Surviving Entity shall not take steps to terminate or cancel any occurrence-based insurance policies of the Company in effect for periods prior to the Closing. In the event that any party required to provide indemnification under this Article 8 (the "Indemnifying Party") makes any payment hereunder in respect of any Losses, such Indemnifying Party shall be subrogated, to the extent of such payment to the rights of such Indemnified Person against any insurer (to the extent permitted under applicable insurance policies) or other third Persons with respect to such Losses. In addition, the amount of Losses for which indemnification is available under this Article 8 shall be net of all related reserves reflected on the Latest Company Balance Sheet or the Latest Parent Balance Sheet, as applicable, each as adjusted through the Closing Date to give effect to the passage of time and, in respect of Losses subject to indemnification under Section 8.2(a) or 8.2(b) relating to Taxes, net of any Indemnifiable Tax Benefits (as defined below) actually realized by Parent or any of its Affiliates with respect to any net operating losses available to the Company or any of its Subsidiaries as of the close of business on December 31, 2006; it being understood that to the extent that Parent or any of its Affiliates actually realize any such Indemnifiable Tax Benefit after receiving an indemnification payment for any Losses relating to Taxes, Parent shall remit to the Shareholder Representative an amount equal to the amount of any such Indemnifiable Tax Benefit to the extent that the amount of such Indemnifiable Tax Benefit does not exceed the cumulative indemnification payments relating to Taxes received by Parent and any of its Affiliates and not previously offset by Indemnifiable Tax Benefits. An "Indemnifiable Tax Benefit" shall mean any Tax Benefit or Tax Benefits relating to net operating losses, that alone exceeds or in the aggregate exceed $150,000, it being understood that the full amount of any Indemnifiable Tax Benefit, including the amount below $150,000, shall be recoverable by the Shareholder Representative as provided in this Section 8.2(d)(vi). After the Closing, upon and after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses with respect to which indemnification may be required hereunder, the Parent Indemnified Persons or MHRx Indemnified Persons, as the case may be, will use their commercially reasonable efforts to mitigate all Losses pursuant to which indemnification is available hereunder (including, with respect to any claim based on a breach of the representation set forth in Section 3.12(l), by first pursuing any rights against Persons receiving the compensation for which withholdings were not made prior to making any indemnification claim hereunder).

           (vii)  No party will in any event be liable under this Article 8, and no claim for indemnification may in any event be asserted under this Article 8, for any loss of profits or earnings, or any punitive, indirect, incidental or consequential damages by reason of a breach of any representation, warranty, covenant or indemnity contained herein; provided that the foregoing is not intended to limit recovery of amounts paid by an Indemnified Person in connection with the defense, settlement or other resolution of any Third Party Claim (including any punitive, indirect, incidental or consequential damages paid by an Indemnified Person to any third party).

          (viii)  For the avoidance of doubt, in no event will any Indemnifying Member have any indemnification obligation under this Section 8.2 relating to Taxes on the Reserve Adjusted Net CMS Reconciliation Amount received by the Company.

          (e)    Payment of Claims.

              (i)  Subject to Section 2.14, if Section 8.2(a) requires that an Indemnifiable Loss be satisfied from the Escrow Fund, (i) a total number of Escrow Shares equal to the lesser of (x) the total number of Escrow Shares remaining in the Escrow Fund and (y) a number of Escrow Shares determined by dividing 45% of such Indemnifiable Loss by the Fair Market Value of a share of Parent Common Stock (provided that if the Parent Common Stock is then traded on the NASDAQ Global Select Market, such Fair Market Value shall be determined by reference to the average of the high and low trading price of the Parent Common Stock on a ten trailing day average basis for the last ten trading days immediately preceding the date such Indemnifiable Loss became payable under Section 8.2(a) and (ii) Escrow Cash, in an amount equal to the lesser of (x) the amount of Escrow Cash remaining in the Escrow Fund and (y) such amount of the Indemnifiable Loss that is not paid in Escrow Shares pursuant to clause (i) above (valued as provided above), shall be paid from the Escrow Fund to Parent. Subject to Section 2.14, to the extent that the amount of Escrow Shares or Escrow Cash remaining in the Escrow Fund is insufficient to pay the portion of an Indemnifiable Loss pursuant to clause (i) or clause (ii), as the case may be, of the previous sentence in its entirety, and Escrow Shares or Escrow Cash remain in the Escrow Fund at such time, the remaining Escrow Shares or Escrow Cash shall be used to satisfy the remainder of such Indemnifiable Loss.

             (ii)  Subject to Section 2.14, if Section 8.2(b) or Section 8.2(c) requires that an Indemnifiable Loss be satisfied other than from the Escrow Fund, such Indemnifiable Loss shall be satisfied by means of the delivery to the Indemnified Person of (i) a total number of shares of Parent Common Stock determined by dividing 45% of such Indemnifiable Loss by the Fair Market Value of a share of Parent Common Stock (provided that if the Parent Common Stock is then traded on the NASDAQ Global Select Market, such Fair Market Value shall be determined by reference to the average of the high and low trading price of the Parent Common Stock on a ten trailing day average basis for the last ten trading days immediately preceding the date such Indemnifiable Loss became payable under Section 8.2(b) or Section 8.2(c), as applicable), and (ii) cash (by wire transfer of immediately available funds to an account or accounts designated by the Indemnified Person, in an amount equal to such amount of the Indemnifiable Loss that is not paid in shares of Parent Common Stock; provided, however, that any Indemnifying Member that is obligated to make an indemnification payment to Parent pursuant to Section 8.2(b) may, at its election, pay more than 55% of such payment amount by wire transfer of immediately available funds. In the event that Parent or any other Parent Indemnified Person proposes to make any claim for indemnification pursuant to Section 8.2(b), the Indemnified Person making the claim shall give notice to the Shareholder Representative (which notice shall be given, as soon as reasonably practical after the Parent Indemnified Person determines in good faith that it is entitled to bring such claim). Any such notice shall describe the facts giving rise to the claim in reasonable detail (in light of the circumstance known at the time).

          (f)    Third Party Claims.

            (i)    Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against an Indemnifying Party, then the Indemnified Person will promptly (and, in any event, within twenty (20) Business Days) give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 8, except to the extent such delay actually and materially prejudices the Indemnifying Party.

            (ii)   Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 8.2(f)(i). In addition, upon written notice to the Indemnified Person, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person, except in the case of Third Party Claims involving Taxes under the special circumstances described in clause (v) below in which such clause (v) shall govern. In such event, the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant and (b) results in the full and general release of all Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim. For the avoidance of doubt, any amounts incurred in connection with the defense, settlement or other resolution of any Third Party Claims shall be deemed to be Losses for purposes of the limitations set forth in Section 8.2(d).

            (iii)  Indemnified Person's Control. If the Indemnifying Party does not deliver the notice contemplated by Section 8.2(f)(ii) within twenty (20) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 8.2(f)(i), the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).

            (iv)  Remedies Exclusive. The parties agree that, except as otherwise expressly provided in Section 8.15, from and after the Closing the remedies provided for in this Article 8 shall constitute the sole and exclusive remedy for all Losses that any such party may suffer or incur arising from or relating to this Agreement or the transactions contemplated hereby and the parties hereto hereby waive any other rights or remedies that may arise under any applicable Legal Requirements and any equitable remedies (provided that the foregoing shall not be deemed to in any way limit the rights or remedies of any MHRx Indemnified Person (or Affiliate thereof) who is a participant in the Equity Financing under Securities Purchase Agreement or any other documents or agreements relating thereto).

            (v)   Certain Third Party Claims Involving Taxes. If the Third Party Claim involves a Tax dispute that (A) includes a Tax for which the Indemnified Person could be liable but for which no indemnity is available hereunder, (B) the amount of Tax at issue in clause (A) is larger than the Loss at issue (taking into account any reasonably anticipated netting effects pursuant to Section 8.2(d) hereof), and (C) the two Tax issues cannot be segregated or severed and defended separately, then, the Indemnified Person shall control the defense of the Third Party Claim, although the Indemnifying Party shall have the right to participate in such defense, including (with the Indemnified Person's consent, not to be unreasonably withheld) the right to participate on a face-to-face basis in any audit, administrative appeal, court proceeding or settlement discussions, all at its own cost and expense. Subject to such continuing participation, the Indemnified Person may consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim; provided, that the Indemnified Person and the Indemnifying Party shall consult in good faith about any such judgment, compromise or settlement. If the parties are not able to agree on the disposition of the Third Party Claim, the parties will again attempt to sever from such Third Party Claim any dispute regarding any Tax described in clause (A) of this clause (v). If such attempted severance occurs, the Indemnifying Party will take over the defense of the Third Party Claim. If such attempted severance does not occur, the Indemnified Person has the ultimate right to decide on the disposition of the Third Party Claim, provided that if the Indemnifying Party objects in writing to the judgment, compromise, or settlement, then the Indemnifying Party may take over the defense of the Third Party Claim, in which case the Indemnifying Party shall be liable to the Indemnified Person for the full amount by which the judgment, compromise or settlement exceeds the amount that would have been obtained in the original judgment, compromise, or settlement (to which the Indemnifying Party objected). If the defense of the Third Party Claim conducted by the Indemnifying Party results in a judgment, compromise or settlement amount that is less than the amount that would have been obtained in the original judgment, compromise or settlement (to which the Indemnifying Party objected), then the Indemnifying Party may offset any Indemnifiable Loss otherwise due to the Indemnified Person by the difference between such amounts. The principles of the foregoing procedures shall also apply to the right to participation, defense and disposition of Third Party Claims in which clauses (A) and (C) hereof apply (but not (B)). Other than with respect to the foregoing provisions of this clause (v), the provisions of clauses (i)-(iii) above shall govern.

          (g) Tax Treatment. The parties will treat any payment received pursuant to this Article 8 as an adjustment to the Merger Consideration for Tax and financial reporting purposes to the extent permissible under applicable Legal Requirements.

        Section 8.3    Notices.    All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two (2) days after the date of mailing, as follows:

              If to Parent or either Merger Sub:

            Universal American Financial Corp.
            6 International Drive
            Rye Brook, NY 10573-1068
            Attention: Lisa M. Spivack, Esq.
            Telephone: (914) 934-5200
            Facsimile: (914) 934-0700
            with a required copy (which shall not constitute notice) to:

            Dechert LLP
            30 Rockefeller Plaza
            New York, NY 10112
            Attention: Gerald Adler, Esq.

            Telephone: (212) 698-3679
            Facsimile: (212) 698-3599

              If to the Company or MHRx prior to Closing:

            MemberHealth, Inc.
            29100 Aurora Road
            Solon, Ohio 44139
            Telephone number: (440) 248-8448
            Facsimile number: (440) 248-9644
            Attention: Charles E. Hallberg and Jane Koehl-Colling, Esq.

            and

            Welsh, Carson, Anderson & Stowe
            320 Park Avenue, Suite 2500
            New York, New York 10022-6815
            Telephone number: (212) 893-9500
            Facsimile number: (212) 893-9583
            Attention: Sean M. Traynor

            with required copies (which shall not constitute notice) to:

            Squire, Sanders & Dempsey L.L.P.
            4900 Key Tower
            127 Public Square
            Cleveland, Ohio 44114
            Telephone number: (216) 479-8500
            Facsimile number: (216) 479-8780
            Attention: Daniel G. Berick, Esq.

            and

            Ropes & Gray LLP
            1211 Avenue of the Americas
            New York, New York 10036
            Telephone number: (212) 596-9000
            Facsimile number: (212) 596-9090
            Attention: Othon A. Prounis, Esq. and Christopher W. Rile, Esq.

              If to the Shareholder Representative, to it:

            c/o Welsh, Carson, Anderson & Stowe
            320 Park Avenue, Suite 2500
            New York, New York 10022-6815
            Telephone number: (212) 893-9500
            Facsimile number: (212) 893-9583
            Attention: Sean M. Traynor

            with a required copy (which shall not constitute notice) to:

            Ropes & Gray LLP
            1211 Avenue of the Americas
            New York, New York 10036
            Telephone number: (212) 596-9000
            Facsimile number: (212) 596-9090
            Attention: Othon A. Prounis, Esq. and Christopher W. Rile, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

        Section 8.4    Exhibits and Schedules.    All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in any Disclosure Schedule or that such items are material to any party hereto or any of their respective Subsidiaries. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The Disclosure Schedules are arranged in sections and subsections that correspond to the sections and subsections of this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Disclosure Schedules as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties herein to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on its face, notwithstanding (x) the presence or absence in this Agreement of an appropriate reference to the section or subsection of the Disclosure Schedules, (y) the presence or absence in the Disclosure Schedules of an appropriate reference to the section or subsection of this Agreement to which such disclosure relates or (z) an appropriate cross-reference thereto.

        Section 8.5    Time of the Essence; Computation of Time.    Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

        Section 8.6    Expenses.    Except as otherwise set forth in this Agreement, and subject to Section 8.2(a)(iv), regardless of whether the transactions provided for in this Agreement are consummated, each party hereto shall pay its own expenses incident to this Agreement; provided, that if the transactions contemplated by this Agreement are completed, at the Closing the parties shall pay all Seller Transaction Expenses as directed by MHRx out of the Initial Cash Merger Consideration (and the associated reduction of the Initial Cash Merger Consideration by the amount of such fees and expenses will be treated as an adjustment to the Cash Merger Consideration for Tax and financial reporting purposes).

        Section 8.7    Governing Law.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

        Section 8.8    Jurisdiction and Venue; Waiver of Jury Trial.    Except as otherwise provided in Sections 2.12 and 2.13, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 8.3. Nothing in this Section 8.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        Section 8.9    Assignment; Successors and Assigns; No Third Party Rights.    Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by any party hereto by operation of law or otherwise, and any attempted assignment shall be null and void; provided that, without the consent of the Company, Parent and Merger Sub shall be permitted to make a collateral assignment of this Agreement to any financial institution and Merger Sub may assign its rights hereunder to one or more wholly-owned Subsidiaries of Parent or Merger Sub upon written notice of such assignment to the Company, it being understood that no assignment of this Agreement shall relieve the transferor of any of its obligations hereunder. Notwithstanding the foregoing, no assignment shall be permitted that could reasonably be expected to impact the tax treatment of the Mergers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Except as set forth in Section 5.10, and except for the rights of the holders of Certificates hereunder, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

        Section 8.10    Counterparts.    This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of a mutually executed counterpart to this Agreement.

        Section 8.11    Titles and Headings.    The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

        Section 8.12    Entire Agreement.    This Agreement (including the schedules and exhibits attached hereto), the Parent Confidentiality Agreement and the Company Confidentiality Agreement constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

        Section 8.13    Severability.    The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

        Section 8.14    No Strict Construction.    Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

        Section 8.15    Specific Performance.    Each of the parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

        Section 8.16    Failure or Indulgence not Waiver.    No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. No provision of this Agreement may be waived except by an instrument in writing executed by the party or parties, as applicable, against whom the waiver is to be effective.

        Section 8.17    Amendments.    Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or similar governing body) at any time prior to the Closing. This Agreement (including the provisions of this Section 8.17) may not be amended or modified except by an instrument in writing signed on behalf of the parties hereto.

*            *            *            *             *            *            *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the day and year first above written.

UNIVERSAL AMERICAN FINANCIAL CORP.
By:	/s/ RICHARD A. BARASCH Name Richard A. Barasch Title: Chief Executive Officer
MH ACQUISITION I CORP.
By:	/s/ RICHARD A. BARASCH Name Richard A. Barasch Title: President
MH ACQUISITION II LLC
By:	/s/ RICHARD A. BARASCH Name Richard A. Barasch Title: President
MEMBERHEALTH, INC.
By:	/s/ CHARLES E. HALLBERG Name: Charles E. Hallberg Title: President and CEO
MHRX LLC
By:	/s/ SEAN M. TRAYNOR Name: Sean M. Traynor Title: Member

WELSH, CARSON, ANDERSON & STOWE IX, L.P., as Shareholder Representative

By:	/s/ WCAS ASSOCIATES IX, LLC, its General Partner
By:	/s/ SEAN M. TRAYNOR Name: Sean M. Traynor Title: Managing Member

Annex B

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010-3629 Phone 212 325 2000 www.credit-suisse.com

        May 7, 2007

Board of Directors
Universal American Financial Corp.
Six International Drive
Rye Brook, NY 10573-1068

Members of the Board:

        You have asked us to advise you with respect to the fairness to Universal American Financial Corp. (the "Acquiror") from a financial point of view of the Merger Consideration (as defined below) to be paid by the Acquiror pursuant to the terms of the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") to be entered into among MHRx LLC ("MHRx LLC"), MemberHealth, Inc., a wholly owned subsidiary of MHRx LLC (the "Company"), the Acquiror, MH Acquisition I Corp. ("Merger Sub") and MH Acquisition II LLC, each wholly owned subsidiaries of the Acquiror, and Welsh, Carson, Anderson & Stowe IX, L.P., as the stockholder representative. The Merger Agreement provides for, among other things, the merger (the "Merger") of Merger Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each share of common stock, par value $0.01 per share ("Company Common Stock"), of the Company will be converted (subject to adjustment as provided in the Merger Agreement as to which we express no opinion) into the right to receive (a) an amount of cash equal to the quotient obtained by dividing $346,500,000 by the number of issued and outstanding shares of Company Common Stock as of immediately prior to the effective time of the Merger (the "Cash Consideration"), and (b) the number of shares of common stock, par value $0.01 per share ("Acquiror Common Stock"), of the Acquiror equal to the quotient obtained by dividing 14,175,000 by the number of issued and outstanding shares of Company Common Stock as of immediately prior to the effective time of the Merger (the "Stock Consideration"). The Merger Agreement also provides that MHRx LLC may be entitled to receive, following the effective time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, one or more earnout payments consisting of cash and Acquiror Common Stock (the "Earnout Consideration" and, together with the aggregate Cash Consideration and Stock Consideration to be paid in the Merger, the "Merger Consideration") that, subject to the satisfaction of certain criteria set forth in the Merger Agreement, have an aggregate nominal value of up to $150,000,000.

        In arriving at our opinion, we have reviewed a draft of the Merger Agreement dated May 7, 2007 and certain related documents, as well as certain publicly available business and financial information relating to the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts (and sensitivities thereto), provided to or discussed with us by the Company and the Acquiror, and have met with the Company's and the Acquiror's respective management teams to discuss the business and prospects of the Company and the Acquiror. We have also considered certain financial data of the Company and certain financial and stock market data of the Acquiror, and we have compared that data with similar data for publicly held companies in businesses similar to that of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts relating to the Company and the Acquiror (including sensitivities thereto), the management of the Acquiror has advised us, and we have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Acquiror's management as to the future financial performance of the Company and the Acquiror (including with respect to membership conversions) and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We have also assumed that the final Merger Agreement, when executed, will conform to the draft Merger Agreement reviewed by us in all respects material to our analysis. We have also assumed that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Acquiror, the Company or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the draft Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness to the Acquiror, from a financial point of view, of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise (including any financing arrangements entered into by the Acquiror). Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Acquiror Common Stock when issued to the Company's stockholders pursuant to the Merger or otherwise or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to proceed with the Merger.

        We have acted as financial advisor to the Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Acquiror has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future we may provide, investment banking and other financial services to the private investment firms whose affiliates are stockholders of Acquiror or the Company, and their respective affiliates, for which we have received, and would expect to receive, compensation. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in private equity funds managed or advised by the private investment firms whose affiliates are stockholders of the Company and the Acquiror. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror, affiliates of the private investment firms whose affiliates are stockholders of the Company or the Acquiror and any other company that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

        It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Acquiror from a financial point of view.

Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC

Annex C

        The resolution to approve the amendment is as follows:

        RESOLVED, that the Certificate of Incorporation of the Corporation be and hereby is, amended as follows:

        1.     Article Fourth is amended and restated to read as follows:

        FOURTH:

          A.    The total number of shares which the corporation is to be authorized to issue is 233,000,000; consisting of 200,000,000 shares of Common Stock of the par value of $0.01 each; 3,000,000 shares of Preferred Stock of the par value of $1.00; and 30,000,000 shares of Non-Voting Common Stock of the par value of $0.01 each having the rights set forth in subparagraph D below.

          B.    Unless the context otherwise requires, when used in this Article Fourth the following terms shall have the meaning indicated.

        "Affiliate" means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" (and correlative terms "controlling", "controlled by" and "under common control with") means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

        "Board of Directors" means the Board of Directors of the Corporation.

        "Business Combination" means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.

        "Business Day" shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by applicable law to be closed.

        "Common Stock" means the common stock, par value $0.01 per share, of the Corporation; provided however, that "Common Stock" shall not include the Non-Voting Common Stock of the Corporation.

        "Competition Laws" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

        "Initial Holder" means each of Lee-Universal Holdings, LLC; Welsh, Carson, Anderson & Stowe X, L.P.; Union Square Universal Partners, L.P.; Perry Partners, L.P.; Perry Partners International, Inc.; Perry Commitment Fund, L.P. and Perry Commitment Master Fund, L.P.

        "Insurance Laws" means the laws and regulations of any State of the United States of America governing insurance companies that are applicable to the Corporation or its Subsidiaries, including the respective insurance laws and regulations of the States of Florida, Kansas, New York, Oklahoma, Pennsylvania and Texas.

        "Market Price" means, with respect to a particular security, on any given day, the last reported sales price (regular way) or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices (regular way), of such security, in either case on the principal national securities exchange on which such security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i) the average of the highest and lowest sale prices of such security for such day reported by NASDAQ if such security is traded over-the-counter and quoted on NASDAQ, or (ii) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by NASDAQ or any comparable system, or (iii) if such security is not listed on NASDAQ or any comparable system, the average of the highest asked and lowest bid prices of such security as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of such security shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

        "Permitted Transferee" means, with respect to each Initial Holder, any Affiliate of such Initial Holder.

        "Person" means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

        "Regulatory Clearance" means, with respect to any Person, requirements pursuant to Insurance Laws or Competition Laws to make a filing, await expiration or termination of a regulatory clearance waiting period, or obtain a clearance, approval or waiver, under Insurance Laws or Competition Laws, before such Person may lawfully acquire shares of Common Stock or other securities of the Corporation that are entitled to vote in the election of directors of the Corporation generally.

        "Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

        C.    The Preferred Stock may be issued in series, and the number, designations, relative rights (including voting rights), preferences and limitations of shares of each series of Preferred Stock, $1.00 par value, shall be fixed by the Board of Directors. To date, the Board of Directors has duly authorized and approved, and created and provided for the issuance of, two series of Preferred Stock of the Corporation, in the amount and with the designation, preferences, voting powers (including voting rights), and relative, participating, optional and other special rights as set forth in the following provisions of this subparagraph C. Capitalized terms used in this subparagraph C and not otherwise defined shall have the meanings ascribed to such terms in subparagraph B.

        (a) Series A Participating Convertible Preferred Stock

          2.    NUMBER OF SHARES AND DESIGNATION.    300,000 shares of preferred stock of the Corporation shall constitute a series of preferred stock, par value $1.00 per share, of the Corporation designated as Series A Participating Convertible Preferred Stock (the "Series A Preferred Stock"). Each share of Series A Preferred Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate of Incorporation.

          3.    RANK.    The Series A Preferred Stock shall, with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise, (i) rank senior and prior to the Common Stock and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Common Stock, are collectively referred to herein as the "Junior Securities"), (ii) rank on a parity with each other class or series of equity securities of the

  Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Parity Securities"), and (iii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Senior Securities"). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights, options or warrants exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be.

          4.    DIVIDENDS.    Holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash; securities, evidences of indebtedness, or assets, of the Corporation, any of its Subsidiaries or any other Person (or rights, options or warrants to subscribe for or acquire any of the foregoing); or otherwise) on the shares of Common Stock as if immediately prior to each record date for the Common Stock, the shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in subparagraph C(a)7 below). Dividends or distributions payable pursuant to the preceding sentence shall be payable on the same date that such dividends or distributions are payable to holders of shares of Common Stock. Each such dividend or distribution shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on the applicable record date, which shall be not more than 60 days nor less than 10 days preceding the related dividend or distribution payment date, as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors").

                  If there shall be any dividend or distribution, in which holders of Series A Preferred Stock shall be entitled to participate pursuant to this Certificate of Incorporation, which is in the form of Common Stock or rights, options or warrants to subscribe for or acquire Common Stock, then such dividend or distribution shall instead be made to such holder in the form of Series A Preferred Stock (with the number of shares of Series A Preferred Stock issuable to each such holder in such dividend or distribution being equal to the number of shares of Series A Preferred Stock that would be convertible under subparagraph C(a)7 into the number of shares of Common Stock that such holder would have received in such dividend or distribution if such holder had converted all of such holder's shares of Series A Preferred Stock into shares of Common Stock (in the manner described under subparagraph C(a)7) prior to the record date for such dividend or distribution, and, in the case of any such dividend or distribution that is in the form of rights, options or warrants to subscribe for or acquire Common Stock, a number of rights, options or warrants to subscribe for or acquire shares of Series A Preferred Stock (with (i) such number of shares of Series A Preferred Stock being equal to the number of shares of Series A Preferred Stock that would be convertible under subparagraph C(a)7 into the number of shares of Common Stock that such rights, options or warrants would have covered had such rights, options or warrants been to subscribe for or acquire Common Stock and (ii) such other terms of the rights, options or warrants (including exercise price and other terms) being such that such rights, option or warrants have equivalent economic and other terms as the rights, options or warrants to subscribe for or acquire Common Stock).

          5.    LIQUIDATION PREFERENCE.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall, with respect to each such share of Series A Preferred Stock, be entitled to receive the greater of (i) (A) prior to the first anniversary of the original issuance in respect of such share of Series A Preferred Stock, $2,000 per such share of Series A Preferred Stock and (B) on or after the first anniversary of the original issuance in respect of such share of Series A Preferred Stock, $1.00 per such share of Series A Preferred Stock, in each case plus an amount equal to any dividends or distributions payable thereon pursuant to subparagraph C(a)3 hereof and remaining unpaid thereon and (ii) at any time, the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted such share of Series A Preferred Stock into shares of Common Stock (at the conversion rate described in subparagraph C(a)7 hereof), in each case under clause (i) or (ii), before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities. Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property, shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this subparagraph C(a)4.

          6.    VOTING RIGHTS.

            (i)    Except as set forth in subparagraphs C(a)5(ii) and (iii) below, holders of shares of Series A Preferred Stock shall not be entitled to vote (in their capacity as a holder of Series A Preferred Stock) on any matter submitted to a vote of the shareholders of the Corporation, but shall be entitled to prior written notice of, and to attend and observe, all special and annual meetings of the shareholders of the Corporation.

            (ii)   So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a single and separate class:

              (1)   amend, alter or repeal any provision of this subparagraph (C)(a), subparagraph (B), or any other provision of this Certificate of Incorporation (by any means, including by merger, consolidation, reclassification, or otherwise) so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock; or

              (2)   increase the authorized or issued number of shares of Series A Preferred Stock.

            (iii)  The consent or votes required in subparagraph C(a)5(ii) hereof shall be in addition to any approval of shareholders of the Corporation which may be required by law or pursuant to any provision of this Certificate of Incorporation or the By-laws of the Corporation.

          7.    MERGER OR CONSOLIDATION OF THE CORPORATION.    Unless approved pursuant to subparagraph C(a)5(ii)(1) hereof, the Corporation will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property to, any other entity, unless the successor, transferee or lessee entity, as the case may be (if not the Corporation), (a) expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Certificate of Incorporation to be performed and observed by the Corporation and (b) expressly agrees to exchange, at the holder's option, shares of Series A Preferred Stock for shares of the surviving entity's capital stock on terms substantially similar to the terms under this Certificate of Incorporation.

          8.    CONVERSION.

          (i)    Conversion upon Transfer.

            (1)   Any share of Series A Preferred Stock owned by any Initial Holder or any Affiliate of an Initial Holder shall not be convertible into any share of Common Stock so long as such share of Series A Preferred Stock is owned by such Initial Holder or such Affiliate of an Initial Holder. Notwithstanding the foregoing, at any time when a share of Series A Preferred Stock is not or ceases to be owned by an Initial Holder or an Affiliate of an Initial Holder, such share of Series A Preferred Stock, without any further action or deed on the part of the Corporation or any other Person, shall automatically convert (the date of such conversion, the "Conversion Date") into fully paid and non-assessable shares of Common Stock at the conversion price equal to the "Initial Conversion Price" per share of Common Stock (as defined below), subject to adjustment as described in subparagraph C(a)7(iii) hereof (as adjusted, the "Conversion Price"). The number of shares of Common Stock into which one share of the Series A Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/10,000th of a share) shall be determined by dividing (A) $2,000 (such amount being the "Preferred Share Price") by (B) the Conversion Price in effect at the time of conversion. The "Initial Conversion Price" shall be $20.00.

          (ii)   Mechanics of Conversion.

            (1)   On the Conversion Date: (A) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time, and (B) the shares of Series A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this subparagraph C(a)7.

            All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

            (2)   Holders of shares of Series A Preferred Stock at the close of business on the record date for any payment of a dividend in which shares of Series A Preferred Stock are to participate pursuant to Section C(a)3 hereof shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date, and a holder of shares of Series A Preferred Stock on a dividend payment record date whose shares of Series A Preferred Stock have been converted pursuant to subparagraph C(a)7(i) into shares of Common Stock on such dividend payment date will receive the dividend payable by the Corporation on such shares of Series A Preferred Stock if and when paid, and the converting holder need not include payment of the amount of such dividend upon conversion of shares of Series A Preferred Stock pursuant to subparagraph C(a)7(i).

            (3)   From the date hereof, the Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Series A Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock (as if all shares of Series A Preferred Stock are so convertible). The Corporation will procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of Series A Preferred Stock, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then listed or traded. The Corporation will take all action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Series A Preferred Stock will be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Common Stock are listed or traded.

            (4)   Issuances of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock or any of its transferee for any issue or transfer tax (other than taxes in respect of any transfer of Series A Preferred Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the transferee of the Series A Preferred Stock that is to receive Common Stock pursuant to subparagraph C(a)7(i), and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

            (5)   In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the applicable Conversion Date.

            (6)   The Corporation shall procure that each share of Common Stock issued as a result of conversion of Series A Preferred Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date.

          (iii)  Adjustments to Conversion Price. From and after the date shares of Series A Preferred Stock were initially issued, the Conversion Price shall be adjusted from time to time as follows:

            (1)   Stock Splits, Subdivisions, Reclassifications or Combinations.    If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action; provided, however, that the Conversion Price of shares of Series A Preferred Stock held by a holder thereof need not be adjusted in respect of a dividend or distribution covered by this paragraph to the extent such holder shall participate in such dividend or distribution equally and ratably on an as-converted basis for such Series A Preferred Stock pursuant to subparagraph C(a)3 hereof.

            (2)   Other Distributions. In case the Corporation shall fix a record date for the making of a dividend or distribution to all holders of shares of its Common Stock (A) of shares of any class or of any Person other than shares of the Corporation's Common Stock, or (B) of evidence of indebtedness of the Corporation or any Subsidiary, or (C) of assets (excluding dividends or distributions covered by subparagraph C(a)7(iii)(1) hereof), or (D) of rights or warrants in respect of any of the foregoing, in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by multiplying (x) the Conversion Price in effect immediately prior thereto by (y) a fraction, the numerator of which shall be the Market Price per share of Common Stock on such record date less the then fair market value (as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors and approved by holders of a majority of the outstanding shares of Series A Preferred Stock, provided that such value shall not for purposes hereof in any event be equal to or greater than the Market Price per share of Common Stock on such record date) as of such record date of the shares, assets, evidences of indebtedness, rights or warrants so paid with respect to one share of Common Stock, and the denominator of which shall be the Market Price per share of Common Stock on such record date; provided, however, that the Conversion Price of shares of Series A Preferred Stock held by a holder thereof need not be reduced in respect of a dividend or distribution covered by this paragraph to the extent such holder shall participate in such dividend or distribution equally and ratably on an as-converted basis for such Series A Preferred Stock pursuant to subparagraph C(a)3 hereof. In the event that such dividend or distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price that would then be in effect if such record date had not been fixed.

            (3)   Certain Repurchases of Common Stock.    In the event that the Corporation effects a Pro Rata Repurchase (as defined below) of Common Stock, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction, the numerator of which shall be the product of (x) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at such Effective Date, multiplied by (y) the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, and the denominator of which shall be the sum of (A) the fair market value of the aggregate consideration payable to shareholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of such Effective Date (the shares deemed so accepted, up to any maximum, being referred to as the "Purchased Shares") and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at such Effective Date and the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, such reduction to become effective immediately prior to the opening of business on the day following such Effective Date.

            The Conversion Price need not be adjusted under the preceding paragraph in respect of a Pro Rata Repurchase if (x) the consideration offered and paid by the Corporation in such Pro Rata Repurchase consists solely of cash and (y) concurrently with the related Offer (as defined below) by the Corporation to the holders of Common Stock in respect of such Pro Rata Repurchase, the Corporation also makes an offer, in writing and in compliance with applicable laws, to all holders of Series A Preferred Stock to purchase a percentage of all shares of Series A Preferred Stock equal to the percentage of all shares of Common Stock that the Corporation has offered to purchase under the related Offer, which offer to the holders of Series A Preferred Stock shall be open for the same period, offer the same form of consideration, and otherwise be on the same terms and conditions, as such Offer to the holders of Common Stock in all material respects, provided that the amount of consideration payable by the Corporation per share of Series A Preferred Stock in such offer to the holders of Series A Preferred Stock shall be equal to the product of (A) the amount of consideration payable by the Corporation per share of Common Stock in the Offer to the holders of Common Stock multiplied by (B) the number of shares of Common Stock into which one share of Series A Preferred Stock could be converted under this subparagraph C(a)7 at such time.

            As used in this subparagraph C(a)7(iii)(3): "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof pursuant to any Offer. "Offer" means any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while the Series A Preferred Stock is outstanding. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

            (4)   Business Combinations.    In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by subparagraph C(a)7(iii)(1) hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter, without transfer to a Person other than an Initial Holder or an Affiliate thereof (notwithstanding the provisions of subparagraph C(a)7(i)(1) hereof), to convert such share only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock of the Corporation into which a share of Series A Preferred Stock would have been convertible at the conversion rate described under this subparagraph C(a)7 immediately prior to the Business Combination or reclassification. The Corporation, the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the rights of the holders of Series A Preferred Stock established in this Certificate of Incorporation are unchanged, except as permitted by subparagraph C(a)5 hereof or as required by applicable law. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this subparagraph C(a)7.

            (5)   Successive Adjustments.    Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in subparagraphs C(a)7(iii)(1), (2), (3) or (4) hereof shall occur.

            (6)   Rounding of Calculations; Minimum Adjustments.    All calculations under this subparagraph C(a)7(iii) shall be made to the nearest one-thousandth (1/1,000th) of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this subparagraph C(a)7(iii)(6) are not required to be made will be carried forward and given effect in any subsequent adjustment.

            (7)   Adjustment for Unspecified Actions.    If the Corporation takes any action affecting the Common Stock, other than action described in this subparagraph C(a)7(iii), which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of shares of Series A Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine in good faith to be equitable in the circumstances.

            (8)   Voluntary Adjustment by the Corporation.    The Corporation may at its option, at any time during the term of the Series A Preferred Stock, reduce the then current Conversion Price to any amount deemed appropriate by the Board of Directors; provided, however, that if the Corporation elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Corporation may, at its option, reinstate the Conversion Price in effect prior to such reduction, subject to any interim adjustments pursuant to this subparagraph C(a)7(iii).

            (9)   Statement Regarding Adjustments.    Whenever the Conversion Price shall be adjusted as provided in this subparagraph C(a)7(iii), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at the address appearing in the Corporation's records.

            (10) Notices.    In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this subparagraph C(a)7(iii) or in subparagraph C(a)3 or 4 hereof, the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holders of shares of Series A Preferred Stock, in the manner set forth in subparagraph C(a)7(iii)(9), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series A Preferred Stock.

          9.    CERTAIN OTHER PROVISIONS.

          (i)    No share or shares of Series A Preferred Stock acquired by the Corporation shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series A Preferred Stock which the Corporation shall be authorized to issue.

          (ii)   To the extent that a holder of Series A Preferred Stock or its transferee requests Regulatory Clearance, the Corporation shall cooperate with each such holder in the making of all such filings as expeditiously as practicable and assist each such holder in obtaining all such Regulatory Clearances as expeditiously as practicable. The Corporation shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Regulatory Clearances.

          (iii)  No provision in this Certificate of Incorporation shall be construed to limit or impair (i) the right of each holder of Series A Preferred Stock to participate equally and ratably in dividends and distributions pursuant to subparagraph C(a)3 hereof or liquidation preference payments pursuant to subparagraph C(a)4 hereof, in each case, on an as-converted basis as provided therein, or the operation of any of the conversion adjustment and other provisions of subparagraph C(a)7 hereof or (ii) any of the other rights, preferences and privileges of a holder of Series A Preferred Stock pursuant to this Certificate of Incorporation or applicable law.

          (iv)  All shares of Series A Preferred Stock shall be mandatorily redeemed by the Company on June 30, 2047 (or, if such day is not a Business Day, the next succeeding Business Day), at a redemption price per share in cash equal to the then-effective liquidation preference as set forth in clause (i) of subparagraph C(a)4 hereof.

          (v)   If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of Series A Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

          (vi)  The headings and various subdivisions used within this subparagraph C(a) are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          (vii) The Corporation shall not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against dilution or other impairment. At all times, the Corporation will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue shares of Common Stock as herein contemplated upon conversion of shares of Series A Preferred Stock.

          (b) Series B Participating Convertible Preferred Stock

          1.     NUMBER OF SHARES AND DESIGNATION.    300,000 shares of preferred stock of the Corporation shall constitute a series of preferred stock, par value $1.00 per share, of the Corporation designated as Series B Participating Convertible Preferred Stock (the "Series B Preferred Stock"). Each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate of Incorporation.

          2.     RANK.    The Series B Preferred Stock shall, with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise, (i) rank senior and prior to the Common Stock and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series B Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Common Stock, are collectively referred to herein as the "Junior Securities"), (ii) rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series B Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Parity Securities"), and (iii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series B Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Senior Securities"). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights, options or warrants exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be.

          3.     DIVIDENDS.    Holders of shares of Series B Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash; securities, evidences of indebtedness, or assets, of the Corporation, any of its Subsidiaries or any other Person (or rights, options or warrants to subscribe for or acquire any of the foregoing); or otherwise) on the shares of Common Stock as if immediately prior to each record date for the Common Stock, the shares of Series B Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in subparagraph C(a)7 below). Dividends or distributions payable pursuant to the preceding sentence shall be payable on the same date that such dividends or distributions are payable to holders of shares of Common Stock. Each such dividend or distribution shall be payable to the holders of record of shares of Series B Preferred Stock as they appear on the stock records of the Corporation at the close of business on the applicable record date, which shall be not more than 60 days nor less than 10 days preceding the related dividend or distribution payment date, as shall be fixed by the Board of Directors.

          If there shall be any dividend or distribution, in which holders of Series B Preferred Stock shall be entitled to participate pursuant to this Certificate of Incorporation, which is in the form of Common Stock or rights, options or warrants to subscribe for or acquire Common Stock, then such dividend or distribution shall instead be made to such holder in the form of Series B Preferred Stock (with the number of shares of Series B Preferred Stock issuable to each such holder in such dividend or distribution being equal to the number of shares of Series B Preferred Stock that would be convertible under subparagraph C(b)7 into the number of shares of Common Stock that such holder would have received in such dividend or distribution if such holder had converted all of such holder's shares of Series B Preferred Stock into shares of Common Stock (in the manner described under subparagraph C(b)7) prior to the record date for such dividend or distribution, and, in the case of any such dividend or distribution that is in the form of rights, options or warrants to subscribe for or acquire Common Stock, a number of rights, options or warrants to subscribe for or acquire shares of Series B Preferred Stock (with (i) such number of shares of Series B Preferred Stock being equal to the number of shares of Series B Preferred Stock that would be convertible under subparagraph C(b)7 into the number of shares of Common Stock that such rights, options or warrants would have covered had such rights, options or warrants been to subscribe for or acquire Common Stock and (ii) such other terms of the rights, options or warrants (including exercise price and other terms) being such that such rights, option or warrants have equivalent economic and other terms as the rights, options or warrants to subscribe for or acquire Common Stock).

          4.     LIQUIDATION PREFERENCE.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock shall, with respect to each such share of Series B Preferred Stock, be entitled to receive the greater of (i) (A) prior to the first anniversary of the original issuance in respect of such share of Series B Preferred Stock, $2,000 per such share of Series B Preferred Stock and (B) on or after the first anniversary of the original issuance in respect of such share of Series B Preferred Stock, $1.00 per such share of Series B Preferred Stock, in each case plus an amount equal to any dividends or distributions payable thereon pursuant to subparagraph C(b)3 hereof and remaining unpaid thereon and (ii) at any time, the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted such share of Series B Preferred Stock into shares of Common Stock (at the conversion rate described in subparagraph C(b)7 hereof), in each case under clause (i) or (ii), before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities. Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property, shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this subparagraph C(b)4.

          5.     VOTING RIGHTS.

            (i)    Holders of shares of Series B Preferred Stock:

              (1)   shall be entitled to vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock (voting together with the holders of Common Stock as one class),

              (2)   shall be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock would have been entitled if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date, and

              (3)   shall be entitled to notice of any shareholders' meeting in accordance with this Certificate of Incorporation and Bylaws of the Corporation.

            (ii)   So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a single and separate class:

              (1)   amend, alter or repeal any provision of this subparagraph (C)(b), subparagraph (B), or any other provision of Certificate of Incorporation or any other provision of this Certificate of Incorporation (by any means, including by merger, consolidation, reclassification, or otherwise) so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the Series B Preferred Stock; or

              (2)   increase the authorized or issued number of shares of Series B Preferred Stock.

            (iii)  The consent or votes required in subparagraph C(b)5(ii) hereof shall be in addition to any approval of shareholders of the Corporation which may be required by law or pursuant to any provision of this Certificate of Incorporation or By-laws of the Corporation.

          6.     MERGER OR CONSOLIDATION OF THE CORPORATION.    Unless approved pursuant to subparagraph C(b)5(ii)(1) hereof, the Corporation will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property to, any other entity, unless the successor, transferee or lessee entity, as the case may be (if not the Corporation), (a) expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Certificate of Incorporation to be performed and observed by the Corporation and (b) expressly agrees to exchange, at the holder's option, shares of Series B Preferred Stock for shares of the surviving entity's capital stock on terms substantially similar to the terms under this Certificate of Incorporation.

        7.    CONVERSION.

          (i)    Right To Convert.

            (1)   Subject to the provisions of this subparagraph C(b)7, a holder of shares of Series B Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert any or all of such holder's shares of Series B Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the conversion price equal to the "Initial Conversion Price" per share of Common Stock (as defined below), subject to adjustment as described in subparagraph C(b)7(iii) hereof (as adjusted, the "Conversion Price"). The number of shares of Common Stock into which one share of the Series B Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/10,000th of a share) shall be determined by dividing (A) $2,000.00 (such amount being the "Preferred Share Price") by (B) the Conversion Price in effect at the time of conversion. The "Initial Conversion Price" shall be $20.00.

            (2)   With respect to each share of Series B Preferred Stock, from and after the first anniversary of the date of original issuance of such share of Series B Preferred Stock, subject to the provisions of this subparagraph C(b)7 (including subparagraph C(b)7(ii)(7)), the Corporation shall have the right to require the holder of such share of Series B Preferred Stock, from time to time, at the Corporation's option, to convert such share of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock at the Conversion Price. The number of shares of Common Stock into which one share of the Series B Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/10,000th of a share) shall be determined by dividing (A) the Preferred Share Price by (B) the Conversion Price in effect at the time of conversion.

          (ii)   Mechanics of Conversion.

            (1)   A holder of shares of Series B Preferred Stock or the Corporation, as the case may be, that elects to exercise its conversion rights pursuant to subparagraph C(a)7(i) hereof, shall provide notice to the other party as follows:

              (A)  Holder's Notice and Surrender. To exercise its conversion right pursuant to subparagraph C(b)7(i)(1) hereof, the holder of shares of Series B Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Series B Preferred Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted.

              (B)  Corporation's Notice. To exercise its conversion right pursuant to subparagraph C(b)7(i)(2) hereof, the Corporation shall deliver written notice to such holder, at least 30 days and no more than 75 days prior to the Conversion Date, specifying: (i) the number of shares of Series B Preferred Stock to be converted and, if fewer than all the shares held by such holder are to be converted, the number of shares to be held by such holder; (ii) the Conversion Date; (iii) the number of shares of Common Stock to be issued in respect of each share of Series B Preferred Stock that is converted; and (iv) the place or places where certificates for such shares are to be surrendered for issuance of certificates representing shares of Common Stock.

              Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with subparagraph C(b)7(ii)(5) hereof (or evidence that such tax has been or will timely be paid, as provided by subparagraph C(b)7(ii)(5)). As promptly as practicable after the surrender by the holder of the certificates for shares of Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in subparagraph C(b)7(ii)(6) hereof.

          (2)   Each conversion shall be deemed to have been effected immediately prior to the close of business on (x) in the case of conversion pursuant to subparagraph C(b)7(ii)(1) hereof, the first Business Day on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and (y) in the case of conversion pursuant to subparagraph C(b)7(i)(2) hereof, the date specified as the Conversion Date in the Corporation's notice of conversion delivered to each holder pursuant to subparagraph C(b)7(ii)(1)(B) hereof (in either case, the "Conversion Date"). At such time on the Conversion Date: (A) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time, and (B) the shares of Series B Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares (x) in the event of conversion pursuant to subparagraph C(b)7(i)(1) hereof, surrendered for conversion and (y) in the event of conversion pursuant to subparagraph C(b)7(i)(2) hereof, covered by the Corporation's notice of conversion, shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this subparagraph C(b)7.

          All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

          (3)   Holders of shares of Series B Preferred Stock at the close of business on the record date for any payment of a dividend in which shares of Series B Preferred Stock are to participate pursuant to subparagraph C(b)3 hereof shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date, and a holder of shares of Series B Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Corporation on such shares of Series B Preferred Stock if and when paid, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion.

          (4)   From the date hereof, the Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Series B Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock (as if all shares of Series B Preferred Stock are so convertible). The Corporation will procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of Series B Preferred Stock, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then listed or traded. The Corporation will take all action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Series B Preferred Stock will be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Common Stock are listed or traded.

          (5)   Issuances of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holder of shares of Series B Preferred Stock or any of its transferee for any issue or transfer tax (other than taxes in respect of any transfer of Series B Preferred Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series B Preferred Stock to be converted, and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

          (6)   In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the applicable Conversion Date.

          (7)   If fewer than all of the outstanding shares of Series B Preferred Stock are to be converted pursuant to subparagraph C(b)7(i)(2) hereof, the shares shall be converted on a pro rata basis among all holders of shares of Series B Preferred Stock (based on the number of shares of Series B Preferred Stock held by each holder), with any fractional shares rounded to the nearest whole share or in such other manner as the Board of Directors may determine, as may be prescribed by resolution of the Board of Directors.

          (8)   The Corporation shall procure that each share of Common Stock issued as a result of conversion of Series B Preferred Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date.

  (iii)
  Adjustments to Conversion Price.    From and after the date shares of Series B Preferred Stock were initially issued, the Conversion Price shall be adjusted from time to time as follows:

          (1)   Stock Splits, Subdivisions, Reclassifications or Combinations.    If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action; provided, however, that the Conversion Price of shares of Series B Preferred Stock held by a holder thereof need not be adjusted in respect of a dividend or distribution covered by this paragraph to the extent such holder shall participate in such dividend or distribution equally and ratably on an as-converted basis for such Series B Preferred Stock pursuant to subparagraph C(b)3 hereof.

          (2)   Other Distributions.    In case the Corporation shall fix a record date for the making of a dividend or distribution to all holders of shares of its Common Stock (A) of shares of any class or of any Person other than shares of the Corporation's Common Stock, or (B) of evidence of indebtedness of the Corporation or any Subsidiary, or (C) of assets (excluding dividends or distributions covered by subparagraph C(b)7(iii)(1) hereof), or (D) of rights or warrants in respect of any of the foregoing, in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by multiplying (x) the Conversion Price in effect immediately prior thereto by (y) a fraction, the numerator of which shall be the Market Price per share of Common Stock on such record date less the then fair market value (as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors and approved by holders of a majority of the outstanding shares of Series B Preferred Stock, provided that such value shall not for purposes hereof in any event be equal to or greater than the Market Price per share of Common Stock on such record date) as of such record date of the shares, assets, evidences of indebtedness, rights or warrants so paid with respect to one share of Common Stock, and the denominator of which shall be the Market Price per share of Common Stock on such record date; provided, however, that the Conversion Price of shares of Series B Preferred Stock held by a holder thereof need not be reduced in respect of a dividend or distribution covered by this paragraph to the extent such holder shall participate in such dividend or distribution equally and ratably on an as-converted basis for such Series B Preferred Stock pursuant to subparagraph C(b)3 hereof. In the event that such dividend or distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price that would then be in effect if such record date had not been fixed.

          (3)   Certain Repurchases of Common Stock.    In the event that the Corporation effects a Pro Rata Repurchase (as defined below) of Common Stock, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction, the numerator of which shall be the product of (x) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at such Effective Date, multiplied by (y) the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, and the denominator of which shall be the sum of (A) the fair market value of the aggregate consideration payable to shareholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of such Effective Date (the shares deemed so accepted, up to any maximum, being referred to as the "Purchased Shares") and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at such Effective Date and the Market Price per share of Common Stock on the trading day next succeeding such Effective Date, such reduction to become effective immediately prior to the opening of business on the day following such Effective Date.

          The Conversion Price need not be adjusted under the preceding paragraph in respect of a Pro Rata Repurchase if (x) the consideration offered and paid by the Corporation in such Pro Rata Repurchase consists solely of cash and (y) concurrently with the related Offer (as defined below) by the Corporation to the holders of Common Stock in respect of such Pro Rata Repurchase, the Corporation also makes an offer, in writing and in compliance with applicable laws, to all holders of Series B Preferred Stock to purchase a percentage of all shares of Series B Preferred Stock equal to the percentage of all shares of Common Stock that the Corporation has offered to purchase under the related Offer, which offer to the holders of Series B Preferred Stock shall be open for the same period, offer the same form of consideration, and otherwise be on the same terms and conditions, as such Offer to the holders of Common Stock in all material respects, provided that the amount of consideration payable by the Corporation per share of Series B Preferred Stock in such offer to the holders of Series B Preferred Stock shall be equal to the product of (A) the amount of consideration payable by the Corporation per share of Common Stock in the Offer to the holders of Common Stock multiplied by (B) the number of shares of

  Common Stock into which one share of Series B Preferred Stock could be converted under this subparagraph C(a)7 at such time.

          As used in this subparagraph C(b)7(iii)(3): "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof pursuant to any Offer. "Offer" means any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while the Series B Preferred Stock is outstanding. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

          (4)   Business Combinations.    In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by subparagraph C(b)7(iii)(1) hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock of the Corporation into which a share of Series B Preferred Stock would have been convertible at the conversion rate described under this subparagraph C(b)7 immediately prior to the Business Combination or reclassification. The Corporation, the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the rights of the holders of Series B Preferred Stock established in this Certificate of Incorporation are unchanged, except as permitted by subparagraph C(b)5 hereof or as required by applicable law. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this subparagraph C(b)7.

          (5)   Successive Adjustments.    Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in subparagraphs C(b)7(iii)(1), (2), (3) or (4) hereof shall occur.

          (6)   Rounding of Calculations; Minimum Adjustments.    All calculations under this subparagraph C(b)7(iii) shall be made to the nearest one-thousandth (1/1,000th) of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this subparagraph C(b)7(iii)(6) are not required to be made will be carried forward and given effect in any subsequent adjustment.

          (7)   Adjustment for Unspecified Actions.    If the Corporation takes any action affecting the Common Stock, other than action described in this subparagraph C(b)7(iii), which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of shares of Series B Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine in good faith to be equitable in the circumstances.

          (8)   Voluntary Adjustment by the Corporation.    The Corporation may at its option, at any time during the term of the Series B Preferred Stock, reduce the then current Conversion Price to any amount deemed appropriate by the Board of Directors; provided, however, that if the Corporation elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Corporation may, at its option, reinstate the Conversion Price in effect prior to such reduction, subject to any interim adjustments pursuant to this subparagraph C(b)7(iii).

          (9)   Statement Regarding Adjustments.    Whenever the Conversion Price shall be adjusted as provided in this subparagraph C(b)7(iii), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series B Preferred Stock at the address appearing in the Corporation's records.

          (10) Notices.    In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this subparagraph C(b)7(iii) or in subparagraph C(b)3 or 4 hereof, the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holders of shares of Series B Preferred Stock, in the manner set forth in subparagraph C(b)7(iii)(9), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series B Preferred Stock.

        8.    CERTAIN OTHER PROVISIONS.

  (i)
  No share or shares of Series B Preferred Stock acquired by the Corporation shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series B Preferred Stock which the Corporation shall be authorized to issue.

  (ii)
  To the extent that a holder of Series B Preferred Stock or its transferee requests Regulatory Clearance, the Corporation shall cooperate with each such holder in the making of all such filings as expeditiously as practicable and assist each such holder in obtaining all such Regulatory Clearances as expeditiously as practicable. The Corporation shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Regulatory Clearances.

  (iii)
  No provision in this Certificate of Incorporation shall be construed to limit or impair (i) the right of each holder of Series B Preferred Stock to participate equally and ratably in dividends and distributions pursuant to subparagraph C(b)3 hereof or liquidation preference payments pursuant to subparagraph C(b)4 hereof, in each case, on an as-converted basis as provided therein, or the operation of any of the conversion adjustment and other provisions of subparagraph C(b)7 hereof or (ii) any of the other rights, preferences and privileges of a holder of Series B Preferred Stock pursuant to this Certificate of Incorporation or applicable law.

  (iv)
  All shares of Series B Preferred Stock shall be mandatorily redeemed by the Company on June 30, 2047 (or, if such day is not a Business Day, the next succeeding Business Day), at a redemption price per share in cash equal to the then-effective liquidation preference as set forth in clause (i) of subparagraph C(b)4 hereof.

  (v)
  If any Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of Series B Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

  (vi)
  The headings and various subdivisions used within this subparagraph (C)(b) are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

  (vii)
  The Corporation shall not, by amendment of this Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock against dilution or other impairment. At all times, the Corporation will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue shares of Common Stock as herein contemplated upon conversion of shares of Series B Preferred Stock.

        D. 30,000,000 shares authorized to be issued by the Corporation shall be designated as Non-Voting Common Stock. Each share of Non-Voting Common Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate of Incorporation.

          1.    RANK.    Non-Voting Common Stock shall, with respect to rights on liquidation, winding up and dissolution, rank equally with the Common Stock.

          2.    DIVIDENDS.    Holders of Non-Voting Common Stock shall receive dividends and distributions on parity in all respects with holders of Common Stock; provided, however, that if holders of shares of Common Stock become entitled to receive a distribution or dividend of shares of Common Stock, holders of Non-Voting Common Stock shall receive, in lieu of the shares of Common Stock that they are entitled to receive, an equal number of shares of Non-Voting Common Stock. Dividends or distributions payable pursuant to the preceding sentence shall be payable on the same date that such dividends or distributions are payable to the holders of record of Common Stock.

          3.    LIQUIDATION PREFERENCE.    Holders of Non-Voting Common Stock shall be entitled to receive, in all respects, the same preference as holders of Common Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          4.    VOTING RIGHTS.

  (i)
  Except as set forth in subparagraph D4(ii) and (iii) below, holders of shares of Non-Voting Common Stock shall not be entitled to vote (in their capacity as holders of Non-Voting Common Stock) on any matter submitted to a vote of the shareholders of the Corporation, but shall be entitled to prior written notice of, and to attend and observe, all special and annual meetings of the shareholders of the Corporation.

  (ii)
  So long as any shares of Non-Voting Common Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Non-Voting Common Stock, voting as a single and separate class:

            (1)   amend, alter or repeal any provision of this subparagraph D, subparagraph B, or any other provision of Certificate of Incorporation (by any means, including by merger, consolidation, reclassification, or otherwise) so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the Non-Voting Common Stock; or

            (2)   increase the authorized or issued number of shares of Non-Voting Common Stock.

  (iii)
  The consent or votes required by subparagraph D4(ii) hereof shall be in addition to any approval of shareholders of the Corporation which may be required by law or pursuant to any provision of this Certificate of Incorporation or By-laws of the Corporation.

        5.    MERGER OR CONSOLIDATION OF THE CORPORATION.    Unless approved pursuant to subparagraph D4(ii)(1), the Corporation will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property to, any other entity, unless the successor, transferee or lessee entity, as the case may be (if not the Corporation), (1) expressly assumes the due and punctual performance and observance of each and every covenant and condition of this subparagraph D to be performed and observed by the Corporation and (2) expressly agrees to exchange, at the holder's option, shares of Non-Voting Common Stock for shares of the surviving entity's capital stock on terms substantially similar to the terms under this subparagraph D.

        6.    CONVERSION.

  (i)
  Conversions upon Transfer.

          (1)   Any share of Non-Voting Common Stock owned by an Initial Holder or an Affiliate of an Initial Holder shall not be convertible into any share of Common Stock so long as such share of Non-Voting Common Stock is owned by such Initial Holder or such Affiliate of an Initial Holder. Notwithstanding the foregoing, at any time when a share of Non-Voting Common Stock is not or ceases to be owned by an Initial Holder or an Affiliate of an Initial Holder, such share of Non-Voting Common Stock, without any further action or deed on the part of the Corporation or any other Person, shall automatically convert (the date of such conversion, the "Conversion Date") into one fully paid and non-assessable share of Common Stock subject to adjustments as described in subparagraph D6(iii) hereof.

  (ii)
  Mechanics of Conversion.

          (1)   On the Conversion Date: (A) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time, and (B) the shares of Non-Voting Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive the Common Stock pursuant to this subparagraph D6.

          All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

          (2)   Holders of shares of Non-Voting Common Stock at the close of business on the record date for any payment of a dividend in which shares of Non-Voting Common Stock are to participate pursuant to subparagraph D2 hereof shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date, and a holder of shares of Non-Voting Common Stock on a dividend payment record date whose shares of Non-Voting Common Stock have been converted pursuant to subparagraph D6(i) into shares of Common Stock on such dividend payment date will receive the dividend payable by the Corporation on such shares of Non-Voting Common Stock if and when paid, and the converting holder need not include payment of the amount of such dividend upon conversion of shares of Non-Voting Common Stock pursuant to subparagraph D6(i).

          (3)   The Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Non-Voting Common Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock (as if all shares of Non-Voting Common Stock are so convertible). The Corporation will procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of the Non-Voting Common Stock, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then listed or traded. The Corporation will take all action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Non-Voting Common Stock will be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Common Stock are listed or traded.

          (4)   Issuance of certificates for shares of Common Stock upon conversion of the Non-Voting Common Stock shall be made without charge to the holder of shares of Non-Voting Common Stock or any of its transferees for any issue or transfer tax (other than taxes in respect of any transfer of Non-Voting Common Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the transferee of the Non-Voting Common Stock pursuant to subparagraph D6(i), and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

          (5)   In connection with the conversion of any shares of Non-Voting Common Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the applicable Conversion Date.

          (6)   The Corporation shall procure that each share of Common Stock issued as a result of conversion of Non-Voting Common Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date.

  (iii)
  Adjustments to Non-Voting Common Stock.    From and after the date hereof, Non-Voting Common Stock shall be adjusted from time to time as follows:

          (1)   Stock Splits, Subdivisions, Reclassifications or Combinations.    If the Corporation shall (A) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (B) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Non-Voting Common Stock shall be equally and ratably subdivided, combined or reclassified on the same basis as that of the Common Stock.

          (2)   Other Distributions.    In case the Corporation shall fix a record date for the making of a dividend or distribution to all holders of shares of its Common Stock (A) of shares of any class or of any Person other than shares of the Corporation's Common Stock, or (B) of evidence of indebtedness of the Corporation or any Subsidiary, or (C) of assets (excluding dividends or distributions covered by subparagraph D6(iii)(1) hereof), or (D) of rights or warrants in respect of any of the foregoing, in each such case all holders of Non-Voting Common stock shall receive such dividend or distribution equally and ratably in all respects with holders of Common Stock.

          (3)   Certain Repurchases of Common Stock.    In the event that the Corporation effects a Pro Rata Repurchase (as defined below) of Common Stock, the Corporation shall, simultaneously with the Offer related to such Pro Rata Repurchase of Common Stock, offer, in writing and in compliance with applicable laws, to all holders of Non-Voting Common Stock to purchase, on an equal, share-for-share basis, a percentage of all shares of Non-Voting Common Stock equal to the percentage of all shares of Common Stock that the Corporation has offered to purchase under the related Offer, which offer to the holders of Non-Voting Common Stock shall be open for the same period, offer the same form and value of consideration, and otherwise be on the same terms and conditions, as such Offer to the holders of Common Stock in all respects.

          As used in this subparagraph D6(iii)(3): "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof pursuant to any Offer. "Offer" means any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while the Non-Voting Common Stock is outstanding.

          (4)   Business Combinations.    In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by subparagraph D6(iii)(1) hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Non-Voting Common Stock then outstanding shall have the right thereafter, without transfer to a Person other than an Initial Holder or an Affiliate thereof (notwithstanding the provisions of subparagraph D6(i)(1) hereof), to convert such share only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by holders of Common Stock. The Corporation, the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the rights of the holders of Non-Voting Common Stock established in this Certificate of Incorporation are unchanged, except as permitted by subparagraph D4 hereof or as required by applicable law. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this subparagraph D6.

          (5)   Adjustment for Unspecified Actions.    If the Corporation takes any action affecting the Common Stock, other than action described in this subparagraph D6(iii), which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of shares of Non-Voting Common Stock, the provisions of this Certificate of Incorporation may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine in good faith to be equitable in the circumstances.

          (6)   Notices.    In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 6(iii) or in subparagraph D6(iii) or in subparagraph D3 or D4 hereof, the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holders of shares of Non-Voting Common Stock, by mail, first class postage prepaid, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Non-Voting Common Stock and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Non-Voting Common Stock.

        7.    CERTAIN OTHER PROVISIONS.

  (i)
  No share or shares of Non-Voting Common Stock acquired by the Corporation shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Non-Voting Common Stock which the Corporation shall be authorized to issue.

  (ii)
  To the extent that a holder of Non-Voting Common Stock or its transferee requests Regulatory Clearance, the Corporation shall cooperate with each such holder in the making of all such filings as expeditiously as practicable and assist each such holder in obtaining all such Regulatory Clearances as expeditiously as practicable. The Corporation shall not, and shall not permit any of its Subsidiaries to, take or agree or commit to take, any action that could reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Regulatory Clearances.

  (iii)
  No provision in this subparagraph D shall be construed to limit or impair (i) the right of each holder of Non-Voting Common Stock to participate equally and ratably in dividends and distributions pursuant to subparagraph D2 hereof or the operation of any of the provisions of subparagraph (D)6 hereof or (ii) any of the other rights, preferences and privileges of a holder of Non-Voting Common Stock pursuant to this subparagraph (D) or applicable law.

  (iv)
  If any Non-Voting Common Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Non-Voting Common Stock certificate of like tenor and representing an equivalent amount of Non-Voting Common Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

  (v)
  The Corporation shall not, by amendment of this Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this subparagraph (D), but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of Non-Voting Common Stock against dilution or impairment. At all times, the Corporation will take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue shares of Common Stock as herein contemplated upon conversion of the shares of Non-Voting Common Stock.

  (vi)
  The headings and various subdivisions used within this subparagraph (D) are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Annex D

UNIVERSAL AMERICAN FINANCIAL CORP.
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Organization

        This charter governs the operations of the Audit Committee of Universal American Financial Corp. (the "Company"). The committee shall review and reassess the adequacy of the charter at least annually and recommend any changes to the Board of Directors (the "Board"). Changes to be considered include those that are necessary as a result of new laws and regulations.

        The committee shall be appointed by the Board and shall be comprised of at least three (3) directors who are in good standing, independent and financially literate. No member may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. The Board shall designate one member to serve as Chairman and shall have power and authority to fill any vacancy in the committee.

        Members of the committee must meet the independence requirements under SEC rules and regulations and the listing requirements of NASDAQ. To be "independent", a member of the committee must not be an officer or employee of the company or any of its subsidiaries or have any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Board has the affirmative responsibility to determine that a director does not have any relationship that disqualifies him or her from being independent. Specifically, to be "independent", committee members must not:

  a.
  have been employed by the Company or any of its affiliates for the current year or any of the past three years;

  b.
  have accepted or have a family member who has accepted any payments from the Company or any of its affiliates during the current or any of the past three fiscal year, other than compensation for service on the Board, benefits under a tax-qualified retirement, or non-discretionary compensation;

  c.
  be, or have a Family Member who is, a current partner of the Company's outside auditor or was a partner or employee of the Company's outside auditor who worked on the Company's audit during any of the past three years;

  d.
  be a Family Member of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;

  e.
  be, or have a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received payments for property or services in the current or any of the past three fiscal years (other than those arising solely from investments in the Company's securities or payments under a non-discretionary charitable contribution matching program) that exceed five percent of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more; or

  f.
  be, or have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the Company's executive officers served on that entity's compensation committee.

    "Family Member" shall mean a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

        To be financially literate, a member must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement, or become able to do so within a reasonable period of time after appointment to the committee. In addition, at least one member of the committee shall be designated as the financial expert, which means that member will have accounting or related financial management expertise, requisite certification in accounting, or any other comparable experience or background that results in such member's financial sophistication.

Statement of Policy

        The Audit Committee will have the responsibility to assist the Board of Directors of the Company in fulfilling its responsibilities to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board.

        In so doing, it is the responsibility of the committee to maintain free and open means of communication among the committee, directors, independent auditors, the internal auditors and financial management of the Company. In discharging its role, the committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The committee has the power to retain outside counsel, independent auditors or other advisors to assist it in carrying out its activities, including compensation of the committee's counsel, independent auditors and other advisors. The committee shall have the sole authority to retain, compensate, direct, oversee and terminate counsel, independent auditors, and other advisors hired to assist the committee, who shall be accountable ultimately to the committee.

Meetings

        The committee shall meet at least four times a year and each time the Company proposes to issue a press release with its quarterly or annual earnings information (these meetings may be combined with regularly scheduled meetings), or more frequently as circumstances may require. The Audit Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary. The agenda for each meeting shall be prepared by the Chairman of the Audit Committee and, whenever reasonably practical, circulated to each member prior to the date of the meeting. The committee shall keep minutes of its proceedings. The committee shall conduct executive sessions with the outside auditors, chief executive officer ("CEO"), chief financial officer ("CFO"), chief internal audit executive ("CAE"), general counsel, outside counsel, director of financial reporting, controller, and anyone else as desired by the committee. Following each meeting of the committee and whenever so requested by the Board, the committee shall report to the Board on the committee's activities, findings and recommendations.

Responsibilities

        The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the committee shall establish and maintain flexible policies and procedures in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to ensure that the Company's corporate accounting and financial reporting are in accordance with all requirements and are of the highest quality.

        The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate or as the Board may request.

General

  •
  The committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the Company's accounting and financial controls, including the Company's systems to monitor the integrity of the Company's financial reporting process, internal controls regarding finance and accounting compliance.

  •
  The committee shall inquire of management, the CAE, and the independent auditors about significant risks or exposures facing the Company, assess the steps management has taken or proposes to take to minimize and manage such risks to the Company, and periodically review compliance with such steps.

  •
  The committee shall inquire of the CEO and CFO regarding the "quality of earnings" of the company from a subjective as well as an objective standpoint.

  •
  The committee will monitor the independence and performance of the Company's independent auditors.

  •
  The committee will provide a means of communication among the independent auditors, management and the Board.

  •
  The committee will review and reassess the adequacy of the Audit Committee Charter at least annually, submit the charter to the Board or approval and have the document published at least every three years in accordance with SEC regulations.

  •
  The committee shall review with management and the independent auditor the effect of any regulatory and accounting initiatives, as well as off-balance-sheet structures, if any.

  •
  The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

  •
  The committee shall review and approve all related party transactions involving directors or executive officers and review potential conflict of interest situations where appropriate.

  •
  The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review with the prior consent of the other members.

Independent Auditors

  •
  The committee shall have a clear understanding with management, the Board and the independent auditors that the independent auditors are ultimately accountable to the board and the Audit Committee, as representatives of the Company's shareholders.

  •
  The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors.

  •
  annually, the committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.

  •
  The committee needs to ascertain that the lead (or concurring) audit partner from any public accounting firms performing audit services, serves in that capacity for no more than five fiscal years of the Company. In addition, ascertain that any partner other than the lead or concurring partner serves no more than seven years at the partner level on the Company's audit.

  •
  annually, the committee shall review and recommend to the Board the appointment of the Company's independent auditors, including the establishment of the audit fees and pre-approval of any non-audit services provided by the independent auditors, including tax services, before the services are rendered.

  •
  The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation.

  •
  The committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

  •
  The committee shall review with the independent auditors all critical accounting policies and practices used by the company and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the company, the ramifications of each alternative, and the treatment preferred by the Company.

  •
  The committee shall review all material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

  •
  The committee shall review with management and the independent auditors the Company's annual financial statements and related footnotes, the independent auditors' audit of the financial statements and their report thereon, the independent auditors' judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting, any significant changes required in the independent auditors' audit plan, any serious difficulties or disputes with management encountered during the audit, and matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication With Audit Committees (AICPA, Professional Standards, vol. 1, AU sec. 380), as amended, related to the conduct of the audit.

Internal Audit Department

  •
  The committee shall review the organizational structure and qualifications of the internal audit department ("IAD"), including reviewing the annual scope and plan of the IAD, the appointment and annual reviews of the senior IAD officer and summaries of findings prepared by the IAD together with management's responses.

  •
  The committee shall review with the independent auditor, the controller of the Company, and the CAE, the audit scope and plan of the internal auditors and the independent auditors. Address the coordination of audit efforts to assure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

  •
  The committee shall review with management and the CAE, the significant findings on internal audits during the year and management's responses thereto, any difficulties the internal audit team encountered in the course of their audits, including any restrictions on the scope of their work or access to required information, any changes required in the scope of their internal audit, the internal auditing department budget and staffing, the IAD charter, the internal audit's compliance with the Institute of Internal Auditors' (IIA's) Standards for the Professional Practice of Internal Auditing (Standards).

Legal Compliance

  •
  On at least an annual basis, the committee will review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with laws and regulations and inquiries received from regulators or governmental agencies.

  •
  The committee shall periodically review the Company's code of conduct to ensure that it is adequate and up-to-date.

  •
  The committee shall review with the CAE and the Company's general counsel the results of their review of the monitoring of compliance with the company's code of conduct.

  •
  The committee shall review the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters that may be submitted by any party internal or external to the Company.

  •
  The committee shall review any complaints that might have been received, current status, and resolution if one has been reached.

Other Audit Committee Responsibilities

  •
  The committee shall consider, with management, the rationale for employing audit firms other than the principal independent auditors.

  •
  The committee shall evaluate the independent auditors and the internal auditors.

  •
  The committee shall review procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  •
  The committee shall review any submissions that have been received, the current status, and the resolution if one has been reached.

  •
  The committee shall annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.

  •
  The committee shall perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the committee or the Board of Directors deems necessary or appropriate.

  •
  The committee shall review with management the policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent auditors.

  •
  The committee shall maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

  •
  The committee will review its effectiveness.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD THURSDAY, AUGUST 23, 2007
WHERE YOU CAN FIND ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
Information About the Companies (Page 126)
The Merger (Page 138)
The Merger Agreement (Page 160)
The Securities Purchase Agreements (Page 170)
Our Reasons for Approving the Merger (Page 149)
Recommendation of our Board of Directors
Opinion of Our Financial Advisor (Page 152)
Regulatory Matters (Page 159)
Federal Securities Laws Consequences; Stock Transfer Restrictions (Page 159)
Certain Relationships and Related Transactions (Page 110)
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED/COMBINED FINANCIAL DATA
CONSOLIDATED PRO FORMA FINANCIAL INFORMATION OF UNIVERSAL AMERICAN (UNAUDITED)
Universal American Financial Corp. Pro-Forma Condensed Consolidated Statement of Operations Three Months Ended March 31, 2007 (in thousands, per share amounts in dollars)
Universal American Financial Corp. Pro-Forma Condensed Consolidated Statement of Operations Year Ended December 31, 2006 (in thousands, per share amounts in dollars)
Universal American Financial Corp. Pro-Forma Condensed Consolidated Balance Sheet As of March 31, 2007 (in thousands)
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE ANNUAL MEETING
PROPOSAL NO. 1. ISSUANCE OF COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE ISSUANCE OF THE SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK ISSUABLE PURSUANT TO THE STAGE 2 SECURITIES PURCHASE AGREEMENT
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.
PROPOSAL NO. 2. AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK, INCREASE THE AUTHORIZED SHARES OF OUR PREFERRED STOCK AND APPROVE A CLASS OF NON-VOTING COMMON STOCK
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.
PROPOSAL NO. 3. ELECTION OF BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR NAMED ABOVE CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
Director Summary Compensation
EXECUTIVE COMPENSATION
2007 Base Salaries
2006 Annual Non-Equity Bonuses
2007 Restricted Stock Grants For 2006 Performance
2007 Stock Option Grants For 2006 Performance
Comparison of Cumulative Total Return Among Universal American Financial Corp.'s Common Stock, NASDAQ Stock Market (U.S. Companies) Total Return Index and NASDAQ Insurance Stocks Total Return Index
2006 Summary Compensation Table
Grants of Plan-Based Awards Table
Option Exercises and Stock Vesting Table
Richard A. Barasch, Chairman and Chief Executive Officer
Robert A. Waegelein, Executive Vice President and Chief Financial Officer
Gary W. Bryant, Executive Vice President and Chief Operating Officer
Theodore M. Carpenter, Jr., Chief Executive Officer of Heritage Health Systems, Inc.
Jason J. Israel, Chief Operating Officer of CHCS Services, Inc.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 4. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.
PROPOSAL NO. 5. AMENDMENT OF THE UNIVERSAL AMERICAN FINANCIAL CORP. 1998 INCENTIVE COMPENSATION PLAN
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.
PROPOSAL NO. 6. AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.
MARKET PRICE AND DIVIDEND INFORMATION
INFORMATION ABOUT THE COMPANIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Letters of Credit as of December 31, 2006
Letters of Credit as of April 12, 2007
THE MERGER
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
BACKGROUND OF THE MERGER
OUR REASONS FOR APPROVING THE MERGER
OPINION OF OUR FINANCIAL ADVISOR
REGULATORY MATTERS
FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS
THE MERGER AGREEMENT
OTHER AGREEMENTS AND DOCUMENTS
FINANCING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF UNIVERSAL AMERICAN AND MEMBERHEALTH
LEGAL MATTERS
EXPERTS
FUTURE SHAREHOLDER PROPOSALS
OTHER MATTERS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEX TO FINANCIAL STATEMENTS MemberHealth, Inc. and Subsidiaries Consolidated Financial Statements Years Ended December 31, 2006, 2005 and 2004 And Consolidated Financial Statements (Unaudited) March 31, 2007 Contents
Report of Independent Auditors
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
MemberHealth, Inc. and Subsidiaries Consolidated Balance Sheets
MemberHealth, Inc. and Subsidiaries Consolidated Statements of Operations
MemberHealth, Inc. and Subsidiaries Consolidated Statements of Changes in Stockholder's Equity
MemberHealth, Inc. and Subsidiaries Consolidated Statements of Cash Flows
MemberHealth, Inc. and Subsidiaries Notes to Consolidated Financial Statements
Letters of Credit as of December 31, 2006
Letters of Credit as of April 12, 2007 (Unaudited)
MemberHealth, Inc. and Subsidiaries Consolidated Balance Sheets
MemberHealth, Inc. and Subsidiaries Consolidated Statements of Operations (Unaudited) For the Three Months Ended March 31, 2007 and 2006
MemberHealth, Inc. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity (Unaudited) For the Three Months Ended March 31, 2007 and 2006
MemberHealth, Inc. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited) For the Three Months Ended March 31, 2007 and 2006
MemberHealth, Inc. and Subsidiaries Notes to Consolidated Financial Statements

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
ARTICLE 1 CERTAIN DEFINITIONS
ARTICLE 2 THE TRANSACTIONS
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS
ARTICLE 5 COVENANTS AND AGREEMENTS
ARTICLE 6 CONDITIONS TO CLOSING
ARTICLE 7 TERMINATION
ARTICLE 8 MISCELLANEOUS
UNIVERSAL AMERICAN FINANCIAL CORP. CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS